                                                                    Exhibit 99.1

                             NEW PLAN REALTY TRUST
                          1120 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036

                                                                August 12, 1998

DEAR FELLOW NEW PLAN SHAREHOLDER,

  I am writing to you not only as a Founder and the CEO and Chairman of our company, but also as someone who, like you, has a significant investment in it.

  I place a high value on your investment as well as on mine. Therefore, I ask that you approve the merger involving New Plan Realty Trust and Excel Realty Trust. The merger would create a strong new force in our industry, a company to be known as New Plan Excel Realty Trust. I urge you to read the full description of the transaction as it is described in the Joint Proxy Statement/Prospectus that accompanies this letter. But, meanwhile, allow me to make a few points here:

  . The Board of each company has unanimously approved the merger, which would form one of the nation's largest owner/managers of community shopping centers and other properties.

  . I will serve as Chairman, and Arnold Laubich, our President, will serve as CEO of the combined company.

  . New Plan shareholders will own about 65%--almost two-thirds--of the merged company, New Plan Excel Realty Trust.

  . The nine present members of our Board of Trustees will hold 9 of 15 seats on the Board of the merged company.

  . The combination of the two companies will allow us to raise your dividend immediately--initially to an annualized rate of $1.60 per share from the present annualized rate of $1.49. New Plan has consistently increased the dividend each quarter for 19 years. The combined company anticipates continuing this practice.

  . I truly believe that Excel Realty is a company whose experienced, energetic management team shares the same values and objectives--growth with safety--that New Plan Realty has long held. In 1997, among all REITs that focus on community shopping centers (as we do), Excel Realty led the industry with a 32.9% total return to shareholders.

  As you review the prospectus, you will see a number of other reasons why I believe that votes "FOR" the merger and the trust amendments that go with it are in the best interest of all New Plan Realty shareholders.

  Our principal goal remains what it has always been: to safeguard and maximize the investment that all of us have in New Plan. In my own case, it goes beyond my personal stake in the company, which represents most of my family's net worth and the college trust funds of my grandchildren. (I still hold every share of New Plan stock I have ever purchased or earned.)

  Of equal importance, to me, is the investment of more than 50 years of effort that I have put into our company and its predecessors. The time and labor went toward building an enterprise that would grow and reward all of us.

  At all times, my responsibility to the shareholders--including friends and relatives--who entrusted me with their hard-earned dollars has been uppermost in my mind. Today, along with many others who now share the responsibility, I take considerable pride in the gains made thus far and the momentum that we have going forward. I believe growth will result from our merger with Excel that will further justify the confidence placed in us.

  Thank you for taking time to read this letter. Because each and every vote is very important, I again urge you to (1) read the Joint Proxy
Statement/Prospectus, and (2) sign and promptly return the enclosed white proxy card to cast your votes "FOR" both the merger and the trust amendments that go with it.

                                    Most sincerely,

                                    LOGO
                                    William Newman
                                    Chairman and Chief Executive Officer

PS: Please do not fail to vote. Not voting counts the same as a "No" vote when ballots are totaled. If you have questions, please call our proxy solicitor MacKenzie Partners at 1-800-322-2885.

                             NEW PLAN REALTY TRUST
                          1120 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 25, 1998

  NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "New Plan Special Meeting") of New Plan Realty Trust, a Massachusetts business trust ("New Plan"), will be held on Friday, September 25, 1998 at 11:00 a.m., New York City time, at the Baruch College Conference Center, Room 750, 151 East 25th Street, New York, New York for the following purposes:

    1. To consider and vote upon a proposal to approve certain amendments to the Amended and Restated Declaration of Trust of New Plan Realty Trust, dated as of January 15, 1996, a copy of which proposed trust amendments are included as Annex II to the Joint Proxy Statement/Prospectus accompanying this Notice (the "New Plan Trust Amendments"). The New Plan Trust Amendments are required to permit the merger described below.

    2. To consider and vote upon a proposal to approve the merger (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of May 14, 1998 (the "Merger Agreement"), among New Plan Realty Trust, Excel Realty Trust, Inc., a Maryland corporation ("Excel"), and ERT Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Excel, as amended as of August 7, 1998. Copies of the original merger agreement and the amendment thereto are included as Annex I and Annex I-A, respectively, to the Joint Proxy Statement/Prospectus accompanying this Notice. The details of the Merger and the Merger Agreement are described in the Joint Proxy Statement/Prospectus accompanying this Notice.

    3. To transact such other business as properly may come before the New Plan Special Meeting or any adjournment or postponement thereof, including any proposal to adjourn or postpone such meeting.

  Only holders of record of shares of beneficial interest, no par value, of New Plan at the close of business on August 12, 1998, the record date for the New Plan Special Meeting, are entitled to notice of and to vote at the New Plan Special Meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE NEW PLAN SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SEND THE PROXY CARD VIA FACSIMILE TO NEW PLAN AT (212) 869-9585, ATTENTION: STEVEN F. SIEGEL, SO THAT YOUR SHARES WILL BE REPRESENTED AT THE NEW PLAN SPECIAL MEETING. SHAREHOLDERS WHO ARE PRESENT AT THE NEW PLAN SPECIAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

  BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER MUST BE APPROVED BY THE NEW PLAN SHAREHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE NEW PLAN SHAREHOLDERS TO APPROVE BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER WILL RESULT IN THE MERGER NOT OCCURRING.

                                          By Order of the Board of Trustees,

                                          LOGO
                                          William Newman
                                          Chairman of the Board

New York, New York
August 12, 1998

NEW PLAN REALTY TRUST                                  EXCEL REALTY TRUST, INC.
          PROXY STATEMENT                     PROXY STATEMENT/PROSPECTUS

  This Joint Proxy Statement/Prospectus is being furnished to holders of shares of beneficial interest, no par value, of New Plan Realty Trust (the "New Plan Common Shares"), a Massachusetts business trust ("New Plan"), in connection with the solicitation of proxies by the Board of Trustees of New Plan (the "New Plan Board") for use at the special meeting of the shareholders of New Plan (the "New Plan Special Meeting") to be held on September 25, 1998, at Baruch College Conference Center, Room 750, 151 East 25th Street, New York, New York and any postponements or adjournments thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of common stock, par value $.01 per share, of Excel Realty Trust, Inc. (the "Excel Common Stock"), a Maryland corporation ("Excel"), in connection with the solicitation of proxies by the Board of Directors of Excel (the "Excel Board") for use at the special meeting of stockholders of Excel (the "Excel Special Meeting" and, together with the New Plan Special Meeting, the "Special Meetings"), to be held on September 25, 1998, at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California and any postponements or adjournments thereof.

  This Joint Proxy Statement/Prospectus also constitutes the prospectus of Excel, which upon consummation of the merger (the "Merger") described herein and transactions related thereto will be called "New Plan Excel Realty Trust, Inc." ("New Plan Excel" or the "Combined Company"), with respect to up to 63,450,124 shares of common stock, par value $.01 per share, of the Combined Company ("Combined Company Common Stock") and 1,500,000 voting depositary shares ("Series D Depositary Shares") with a liquidation preference of $50.00 per depositary share each representing a one-tenth fractional interest in a share of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, par value $.01 per share, of the Combined Company (the "Series D Preferred Stock") to be issued pursuant to the Agreement and Plan of Merger dated May 14, 1998, among New Plan, ERT Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Excel ("Merger Sub"), and Excel, as amended as of August 7, 1998 (the "Merger Agreement"). The Combined Company Common Stock and the Series D Depositary Shares are sometimes collectively referred to as the "Combined Company Shares." Excel has filed a registration statement with the Securities and Exchange Commission (the "Commission") with respect to the Combined Company Shares to be so issued.

  This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of New Plan and stockholders of Excel on or about August 12, 1998.

                               ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 OF THIS JOINT PROXY
STATEMENT/PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS THAT SHOULD BE CONSIDERED IN EVALUATING THE MERGER DESCRIBED HEREIN AND THE SECURITIES OFFERED HEREBY.

                               ---------------

THE SECURITIES TO BE ISSUED  PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS
 HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND  EXCHANGE COM-
  MISSION  OR ANY STATE  SECURITIES COMMISSION, NOR  HAS THE SECURITIES  AND
   EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  PASSED UPON THE
    ACCURACY  OR ADEQUACY  OF THIS  JOINT PROXY  STATEMENT/PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS AUGUST 12, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   i
FORWARD-LOOKING STATEMENTS................................................  ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................... iii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Combined Company....................................................   1
  The Merger..............................................................   5
  New Plan Special Meeting................................................   6
  Excel Special Meeting...................................................   7
  Risk Factors............................................................   8
  Reasons for the Merger; Recommendations of the Boards...................   8
  Other Terms of the Merger Agreement.....................................  10
  Regulatory Matters......................................................  11
  Federal Income Tax Consequences of the Merger...........................  11
  Securities Law Considerations...........................................  11
  No Appraisal Rights.....................................................  11
  New Plan Trust Amendments...............................................  11
  Charter Amendments......................................................  12
  Election of Directors...................................................  12
  Summary Historical Consolidated Financial Information of New Plan.......  13
  Summary Historical Consolidated Financial Information of Excel..........  14
  The Combined Company Consolidated Condensed Summary Pro Forma Operating
   and Financial Information..............................................  15
  Comparative Per Share Data..............................................  17
  Comparative Market Prices...............................................  18
RISK FACTORS..............................................................  19
  Risk Factors Relating to the Merger.....................................  19
    Potential Adverse Effects of Combining New Plan and Excel.............  19
    Potential Changes in Stock Prices.....................................  19
    Termination Payments if Merger Fails to Occur.........................  20
    No Appraisal Rights...................................................  20
    Benefits to Certain Trustees, Directors and Officers; Possible
     Conflicts of Interest................................................  20
    Dependence on Key Personnel...........................................  20
    Decrease in Distributions Per Share to Holders of Excel Common Stock..  21
  Risk Factors Relating to Operations.....................................  21
    Economic Performance and Value of Centers Dependent on Many Factors...  21
    Dependence on Rental Income from Real Property........................  21
    Illiquidity of Real Estate Investments................................  21
    Risk of Bankruptcy of Major Tenants...................................  22
    Environmental Risks...................................................  22
    Reliance on Major Tenants.............................................  22
    Adverse Effects of Changes in Market Interest Rates...................  22
    Competition...........................................................  22
    Limitations on Share Acquisitions and Changes in Control..............  22
    Staggered Board.......................................................  23
    Shareholders Rights Plan..............................................  23
    No Limitation in Organizational Documents on Incurrence of Debt.......  23

    Adverse Impact on Distributions of Failure to Qualify as a REIT........  23
    Possible Conflicts with Legacy.........................................  24
    Year 2000 Compliance...................................................  25
NEW PLAN SPECIAL MEETING...................................................  26
  Time, Place and Purpose..................................................  26
  Voting and Revocation of Proxies.........................................  26
  Solicitation of Proxies..................................................  26
  Record Date, Quorum and Vote Required....................................  26
  Share Ownership of Board and Management..................................  27
  Recommendation...........................................................  27
  Other Matters............................................................  27
EXCEL SPECIAL MEETING......................................................  28
  Time, Place and Purpose..................................................  28
  Voting and Revocation of Proxies.........................................  28
  Solicitation of Proxies..................................................  28
  Record Date, Quorum and Vote Required....................................  28
  Share Ownership of Board and Management..................................  29
  Recommendation...........................................................  29
  Other Matters............................................................  29
THE MERGER.................................................................  30
  General Description of the Merger........................................  30
  Background of the Merger.................................................  30
  Joint Reasons for the Merger.............................................  33
  New Plan's Reasons for the Merger; Positive and Negative Factors
   Considered..............................................................  34
  Opinion of Financial Advisor to New Plan Board...........................  36
  Excel's Reasons for the Merger; Positive and Negative Factors Considered.  40
  Opinion of Financial Advisor to Excel Board..............................  42
  Certain Transactions.....................................................  45
  Interests of Certain Persons in the Merger...............................  46
  Stock Option Plans.......................................................  49
  Regulatory Matters.......................................................  49
  Federal Income Tax Consequences of the Merger............................  50
THE MERGER AGREEMENT.......................................................  52
  The Merger...............................................................  52
  Excel Stock Dividend.....................................................  52
  Conversion of Shares.....................................................  52
  New Plan Options.........................................................  53
  Exchange of Certificates.................................................  53
  Fractional Shares........................................................  55
  No Appraisal Rights......................................................  55
  Representations and Warranties...........................................  55
  No Solicitation by New Plan..............................................  55
  No Solicitation by Excel.................................................  57
  Conduct of Business Pending the Merger...................................  58
  Indemnification..........................................................  61
  Employees................................................................  62
  Conditions Precedent to the Merger.......................................  62
  Termination..............................................................  63
  Expenses and Termination Fees............................................  64
  Amendment and Waiver.....................................................  66

COMBINED COMPANY OPERATIONS AND MANAGEMENT.................................  67
  Investment Highlights....................................................  67
  Board of Directors.......................................................  69
  Executive Officers After the Merger......................................  70
  Headquarters.............................................................  71
  Accounting...............................................................  71
  Support Agreements.......................................................  71
  Percentage Ownership Interests of the Combined Company...................  71
  Trading Markets..........................................................  72
  Dividend Policy..........................................................  72
  Legacy Arrangements......................................................  72
  Dividend Reinvestment Plan...............................................  73
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NEW PLAN.........  74
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF EXCEL............  75
EXCEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  76
  Nature of Business.......................................................  76
  Results of Operations....................................................  76
  Liquidity and Capital Resources..........................................  77
  Economic Conditions......................................................  79
UNAUDITED PRO FORMA OPERATING AND FINANCIAL INFORMATION....................  81
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS--UNAUDITED.................  81
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME--UNAUDITED For the
 Year Ended July 31, 1997..................................................  82
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME--UNAUDITED For the
 Nine Months Ended April 30, 1998..........................................  83
NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA CONSOLIDATED CONDENSED
 FINANCIAL INFORMATION--UNAUDITED .........................................  84
PRO FORMA CAPITALIZATION...................................................  89
FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE COMBINED COMPANY............  90
  Taxation of the Combined Company as a REIT...............................  90
  REIT Qualification Requirements..........................................  91
  Other Tax Matters........................................................  96
  Taxation of Taxable U.S. Stockholders Generally..........................  97
DESCRIPTION OF EXCEL AND COMBINED COMPANY SECURITIES....................... 101
  General.................................................................. 101
  Common Stock............................................................. 101
  Series D Depositary Shares............................................... 102
  Series D Preferred Stock................................................. 104
  Outstanding Preferred Stock.............................................. 109
  Preferred Share Purchase Rights.......................................... 113
  Restrictions on Ownership of Capital Stock............................... 116
  Transfer Agent and Registrar............................................. 118
COMPARISON OF SHAREHOLDER AND STOCKHOLDER RIGHTS........................... 119
  Authorized and Issued Shares............................................. 119
  New Plan Preferred Shares/Series D Preferred Stock....................... 120
  Shareholder Rights Plans................................................. 120
  Shareholder and Stockholder Meetings..................................... 121

  Record Date for Meetings.................................................. 121
  Board of Trustees/Directors............................................... 122
  Powers of the Board of Trustees/Directors................................. 123
  Restrictions on Activities................................................ 123
  Indemnification........................................................... 124
  Standard of Conduct....................................................... 124
  Limitation of Liability................................................... 124
  Interested Party Transactions............................................. 125
  Amendments................................................................ 125
  Restriction on Transfer, Acquisition and Redemption of Shares............. 125
  Shareholder Voting........................................................ 126
  Informal Actions.......................................................... 127
  Dividends and other Distributions......................................... 127
  Limitations on Dissenters' Appraisal Rights............................... 128
  Business Combinations..................................................... 128
  Control Share Acquisitions................................................ 129
NEW PLAN TRUST AMENDMENTS................................................... 130
EXCEL CHARTER AMENDMENTS.................................................... 131
  General................................................................... 131
  Name Change............................................................... 131
  Change in Authorized Capital.............................................. 132
  Increase in Number of Excel Directors..................................... 132
  Removal Requirements of Directors......................................... 132
  Restriction on Amendment of Charter or Bylaws............................. 133
  Modifications to Restrictions and Limitations on Ownership................ 133
  Restated Bylaws........................................................... 133
ELECTION OF DIRECTORS....................................................... 135
  New Plan Directors........................................................ 135
  Excel Directors........................................................... 135
  Nominees for Election..................................................... 136
  Vote Required............................................................. 137
BUSINESS OF NEW PLAN........................................................ 138
  General................................................................... 138
  Acquisition, Financing and Operating Strategies........................... 138
  Developments During the 1998 Fiscal Year through April 30, 1998........... 139
  Competition............................................................... 139
  Employees................................................................. 139
  Qualification as a Real Estate Investment Trust........................... 139
BUSINESS OF EXCEL........................................................... 140
  General................................................................... 140
  Recent Developments....................................................... 141
  Growth Strategy........................................................... 141
  Financing Strategy........................................................ 146
  Property Portfolio........................................................ 146
  Principal Lessees......................................................... 155
  Environmental Conditions.................................................. 156
  Legal Proceedings......................................................... 157
  Excel's Policies with Respect to Certain Activities....................... 157
MANAGEMENT OF EXCEL......................................................... 161
  Directors and Executive Officers.......................................... 161

  Certain Committees of Excel Board; Meetings............................... 162
  Compensation of the Directors of Excel.................................... 163
  Compensation of the Executive Officers.................................... 163
  Employment Agreements..................................................... 165
  Compensation Plans........................................................ 165
  Compensation Committee Interlocks and Insider Participation............... 166
  Compensation Committee Report............................................. 166
  Performance Graph......................................................... 168
  Certain Relationships and Related Transactions............................ 169
  Compliance With Section 16(a) of the Exchange Act......................... 169
PRINCIPAL STOCKHOLDERS OF EXCEL............................................. 170
LEGAL MATTERS............................................................... 171
EXPERTS..................................................................... 171
SHAREHOLDER PROPOSALS....................................................... 171
OTHER MATTERS............................................................... 171
INDEX TO FINANCIAL STATEMENTS............................................... F-1
ANNEXES TO THE JOINT PROXY STATEMENT/PROSPECTUS
ANNEX I The Merger Agreement
ANNEX I-A Amendment to Merger Agreement
ANNEX II New Plan Trust Amendments
ANNEX III Charter Amendments
ANNEX IVSeries D Preferred Stock
ANNEX V Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
ANNEX VIOpinion of Prudential Securities Incorporated

                             AVAILABLE INFORMATION

  Both New Plan and Excel are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by New Plan and Excel with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at its Regional Offices at Suite 1300, 7 World Trade Center, New York, New York 10048 and at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and can also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy statements and other information regarding New Plan and Excel that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

  This Joint Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon request from the Office of the Secretary, New Plan Realty Trust, 1120 Avenue of the Americas, New York, New York 10036 (telephone (212) 869-3000; fax (212) 869-9585). In order to allow adequate time for delivery of the documents, any request should be made by September 18, 1998.

  This Joint Proxy Statement/Prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Excel with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Combined Company Shares to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or which may be examined without charge at the offices of the Commission. Statements contained in this Joint Proxy Statement/Prospectus, or in any document incorporated in this Joint Proxy Statement/Prospectus by reference, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document; each such statement is qualified in its entirety by such reference.

  All information contained in this Joint Proxy Statement/Prospectus with respect to New Plan and its subsidiaries has been supplied by New Plan, and all information with respect to Excel and its subsidiaries has been supplied by Excel. Unless the context otherwise requires, all references in this Joint Proxy Statement/Prospectus to "New Plan" will mean New Plan Realty Trust and its subsidiaries on a consolidated basis or, where the context so requires, New Plan Realty Trust only, and as the context may require, their predecessors; and all references in this Joint Proxy Statement/Prospectus to "Excel" will mean Excel Realty Trust, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, Excel Realty Trust, Inc. only and, as the context may require, their predecessors.

                          FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus includes certain statements that may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in certain circumstances. Certain statements in the Summary, under the captions "Risk Factors," "The Merger," "Combined Company Operations and Management," "Excel Management Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Operating and Financial Information," "Pro Forma Capitalization," "Business of New Plan" and "Business of Excel" and elsewhere in this Joint Proxy Statement/Prospectus and the documents incorporated by reference herein contain or may contain information that is forward-looking, including, without limitation: statements regarding the effect of the Merger; other acquisitions; the Combined Company's future financial performance; and the effect of government regulations. Such statements may be identified by the use of forward-looking terminology such as "may," " will," "expect," "anticipate," "estimate," "project," "should" or "continue" or the negative thereof or other comparable terminology. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation: national and local economic conditions; the general level of interest rates; terms of governmental regulations that affect the Combined Company and interpretations of those regulations; the competitive environment in which the Combined Company will operate; financing risks; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; acquisition and development risks, including the failure of acquisitions to perform in accordance with projections; and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties owned, acquired or previously owned by New Plan, Excel or the Combined Company. In addition, the Combined Company's continued qualification as a real estate investment trust ("REIT") involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Readers should carefully review the New Plan Incorporated Documents (as defined herein), New Plan's and Excel's financial statements and the notes thereto, the pro forma financial statements of the Combined Company and the risk factors described herein.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents (the "New Plan Incorporated Documents") filed by New Plan with the Commission (File No. 001-08459) under the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) New Plan's Annual Report on Form 10-K for the year ended July 31, 1997; (ii) New Plan's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997; (iii) New Plan's Quarterly Report on Form 10-Q for the quarter ended January 31, 1998; (iv) New Plan's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998; (v) New Plan's Current Report on Form 8-K filed on January 23, 1998; (vi) New Plan's Current Report on Form 8-K filed on April 24, 1998; (vii) New Plan's Current Report on Form 8-K filed on May 19, 1998;
(viii) New Plan's Current Report on Form 8-K filed on May 22, 1998 and (ix) New Plan's Definitive Proxy Statement relating to New Plan's 1997 Annual Meeting of Shareholders held on December 10, 1997.

  All documents and reports subsequently filed by New Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the New Plan Special Meeting shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon request from the Office of the Secretary, New Plan Realty Trust, 1120 Avenue of the Americas, New York, New York 10036 (telephone (212) 869-3000; fax (212) 869-9585). In order to allow adequate time for delivery of the documents, any request should be made by September 18, 1998.

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding the Merger Agreement and the Merger, nor is it intended to be a complete description of all material facts regarding New Plan, Excel or the Combined Company or the matters to be considered at the Special Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein and therein (including, without limitation, the consolidated financial statements of New Plan and Excel).

THE COMPANIES

  New Plan. New Plan is a self-administered and self-managed equity REIT, which was organized on July 31, 1972 as a business trust under the laws of the Commonwealth of Massachusetts. New Plan is primarily engaged in the business of managing, operating, leasing, acquiring, developing and investing in shopping centers, factory outlet centers and apartment communities. As of April 30, 1998, New Plan owned fee or leasehold interests in 132 shopping centers containing an aggregate of approximately 18.9 million square feet of gross leaseable area ("GLA"), six factory outlet centers containing an aggregate of approximately 1.8 million square feet of GLA and 52 apartment communities containing approximately 12,400 units. Such properties of New Plan are primarily located in the eastern half of the United States. The average occupancy rates at April 30, 1998 for the shopping centers, factory outlet centers and apartment communities were approximately 91%, 92% and 92%, respectively.

  New Plan's principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 869-3000. For further information concerning New Plan, see "Business of New Plan."

  Excel. Excel is a self-administered and self-managed equity REIT, which was incorporated under the laws of the State of California in 1985 and reincorporated as a Maryland corporation in July 1993. Excel is primarily engaged in the business of managing, operating, leasing, acquiring, developing and investing in (i) multi-tenant retail properties (the "Shopping Centers");
(ii) single tenant net leased retail properties (the "Single Tenant Properties"); and (iii) commercial properties and office buildings (the "Commercial Properties"). As of March 31, 1998, Excel owned 82 Shopping Centers containing an aggregate of approximately 12.2 million square feet of GLA, 53 Single Tenant Properties containing an aggregate of approximately 1.6 million square feet of GLA and four Commercial Properties containing an aggregate of approximately 113,000 square feet of GLA. The average occupancy rates at March 31, 1998 for the Shopping Centers, Single Tenant Properties and the Commercial Properties were approximately 96.2%, 90.7% and 98.7%, respectively.

  Excel's principal executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and its telephone number is (619) 485-9400. For further information concerning Excel, see "Business of Excel."

  Merger Sub. Merger Sub was organized on May 13, 1998 by Excel as a Maryland corporation for the purpose of effecting the Merger. Merger Sub has no material assets and has not engaged in any business except in connection with the Merger. Its principal executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and its telephone number is (619) 485-9400.

THE COMBINED COMPANY

  Upon consummation of the Merger, New Plan and Excel will operate under the name "New Plan Excel Realty Trust, Inc." The Combined Company will be one of the nation's largest community and neighborhood shopping center REITs (based upon market capitalization, square footage of GLA and total revenue) with a total, as of April 30, 1998, of 329 properties (267 retail properties, 52 apartment communities and 10 commercial properties) in 31 states comprising over 34.6 million square feet of GLA and approximately 12,400 apartment units. As a strategic combination, the Merger allows New Plan shareholders and Excel stockholders to become stockholders of the Combined Company.

  Investment Highlights. The Merger brings together two strong companies to create a national real estate company with greater size, financial strength and market capitalization than either company could achieve by itself in the near future. Among the key features of the Combined Company will be:

  GREATER MARKET CAPITALIZATION. The Combined Company will have a total equity market capitalization of approximately $2.1 billion (based on a closing price of $21.1875 per New Plan Common Share, $25.25 per share of 8 1/2% Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of Excel ("Series A Preferred Stock"), $24.6875 per depositary share of 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, of Excel ("Series B Preferred Stock") and a value of $50.00 per depositary share of a 7.8% Series A Cumulative Step-Up Premium Rate Preferred Share, par value $1.00 per share, of New Plan (a "New Plan Preferred Share") on August 7, 1998). This level of market capitalization is expected to enhance the attractiveness of the Combined Company to institutional investors who perceive REIT securities as important real estate investment vehicles. A greater market capitalization is also expected to lead to greater visibility and increased coverage in the investment community and should also create greater liquidity for stockholders and a more attractive currency to effect acquisitions.

  FOCUSED GROWTH STRATEGY. The Combined Company will continue the respective growth strategies of New Plan and Excel in the context of a larger organization with greater resources than either company would have individually. The Combined Company will focus on acquiring, owning and managing a diverse portfolio of commercial retail properties and apartment communities in select markets throughout the United States that will generate stable cash flows and present the opportunity for capital appreciation. This growth strategy will be executed under the conservative financial strategies employed by New Plan and Excel in the past while taking advantage of New Plan's strong credit rating and lower cost of capital and Excel's flexible investment structure.

  NATIONAL PROPERTY PORTFOLIO. The Combined Company will be a national real estate company with concentrations of retail properties and apartment communities in local and urban markets in 31 states. Geographic diversification will enable the Combined Company to increase or decrease investments in various regions to take advantage of the relative strength and investment opportunities in diverse local markets and reduce exposure to regional and local economic cycles. The Combined Company will have a diverse group of high quality retail tenants with the total fixed minimum annual rentals of its largest tenant and second largest tenant accounting for less than 5.4% and 2.0%, respectively, of the Combined Company's scheduled annualized base rent ("ABR") as of April 30, 1998.

  FINANCIAL STRENGTH. The Combined Company has been advised that it will likely retain at the outset the strong credit ratings of New Plan of A+ and A2 from Standard and Poor's Corporation ("Standard & Poor's") and Moody's Investors Service, Inc. ("Moody's"), respectively, with negative implications in view of the Merger. These credit ratings would continue to be the highest combined credit ratings for any public REIT. On a pro forma basis, as of April 30, 1998, the Combined Company would have a ratio of debt to total market capitalization of 27.4% (which is below the industry average), a ratio of debt to total assets of 34.4% (which is also below the industry average) and a total of 264 unencumbered properties with total undepreciated book value of $1.9 billion to support the Combined Company's outstanding unsecured debt. On a pro forma basis, for the year ended July 31, 1997, the Combined Company would have had total revenues of $383.7 million and net income of $140.2 million.

  HIGHLY REGARDED MANAGEMENT TEAM. The management teams of New Plan and Excel have consistently been regarded as leaders and innovators in the REIT industry and have enjoyed reputations for management excellence. These two management teams have over the last five years successfully acquired a total of 165 retail properties for an aggregate purchase price (including assumed mortgages) of approximately $1.4 billion representing over approximately 22.2 million square feet of GLA, in addition to New Plan's acquisition of 10,588 apartment units for an aggregate purchase price (including assumed mortgages) of approximately $298.8 million. Together, the Combined Company management team will reflect the consistent management philosophies of New Plan and Excel, New Plan's long-held status as a pioneer in the community and neighborhood shopping center industry and Excel's reputation for entrepreneurialism.

  COMPETITIVE ADVANTAGES. The Combined Company is expected to enjoy competitive advantages resulting from (i) its national portfolio which will permit it to compete effectively for national and regional tenants by offering a wide selection of sites, (ii) significant concentrations of properties in certain markets and favorable current market trends which will create opportunities to negotiate favorable lease terms with existing and prospective tenants, and (iii) the potential synergies resulting from complementary property management offices and teams and operating efficiencies expected to be realized which will enhance the overall competitiveness of the Combined Company.

  POSITIONED FOR GROWTH. With a greater market capitalization, experienced management and financial strength, the Combined Company is positioned as an industry leader to take advantage of opportunities emerging and expected to emerge in a consolidating industry. As a consolidator, these factors, together with an extensive network of industry contacts, will enable the Combined Company to continue an aggressive acquisition program and seek out larger opportunities.

See "Combined Company Operations and Management--Investment Highlights."

  Board of Directors. The Board of Directors of the Combined Company (the "Combined Company Board") will be comprised of the nine current members of the New Plan Board and the six current members of the Excel Board. William Newman, currently Chairman of the New Plan Board and Chief Executive Officer of New Plan, will be Chairman of the Combined Company Board. The Combined Company will have a staggered board consisting of three classes and members of the Combined Company Board will be elected to the various classes as provided in the Merger Agreement. See "Combined Company Operations and Management--Board of Directors" and "Election of Directors."

  Executive Officers. Arnold Laubich, currently President and Chief Operating Officer of New Plan, will be Chief Executive Officer of the Combined Company, and Gary Sabin, currently Chief Executive Officer and President of Excel, will be President of the Combined Company. James M. Steuterman, currently Executive Vice President of New Plan, and Richard B. Muir, currently Executive Vice President and Secretary of Excel, each will serve as Executive Vice President and Co-Chief Operating Officer of the Combined Company.

  The Combined Company intends and expects that Mr. Laubich will eventually succeed Mr. Newman as Chairman of the Combined Company Board at such time as Mr. Newman is no longer serving in such capacity and that Mr. Sabin will eventually succeed Mr. Laubich as Chief Executive Officer of the Combined Company at such time as Mr. Laubich is no longer serving in such capacity. See "Combined Company Operations and Management--Executive Officers After the Merger."

  Investment Committee. The Amended and Restated Bylaws of the Combined Company (the "Combined Company Bylaws") will provide for, among other matters, the formation of a four member Investment Committee of the Combined Company Board. The Investment Committee will have the power, within prescribed limits, to effect certain acquisitions and dispositions and related financing transactions, without approval of the Combined Company Board. The members of the Investment Committee will be Arnold Laubich, Gary Sabin, James Steuterman and Richard Muir. Mr. Sabin will be the Chairman of the Investment Committee. See "Combined Company Operations and Management--Board of Directors--Investment Committee."

  Headquarters. The Combined Company will have its corporate headquarters in New York, New York with operational headquarters in New York, New York and San Diego, California. See "Combined Company Operations and Management-- Headquarters."

  Accounting. The Merger will be accounted for in accordance with Accounting Principles Board Opinion No. 16 as a reverse merger for financial reporting purposes as if New Plan was acquiring Excel. Accordingly, upon consummation of the Merger, the assets and liabilities of Excel will be revalued to reflect their estimated fair value. Because the Merger will be accounted for as an acquisition of Excel by New Plan, the Combined Company financial statements prior to the consummation of the Merger will include only the historical financial results of New Plan. The Combined Company financial statements subsequent to the Merger will include the financial results of Excel.

  Support Agreements. Each of William Newman, Arnold Laubich and Gary Sabin have agreed, following the consummation of the Merger and continuing until he no longer beneficially owns any voting securities of the Combined Company or serves as a director or officer of the Combined Company, to (a) vote all of his shares of the Combined Company Common Stock in accordance with the recommendations of the Combined Company Board on all matters submitted to stockholders and (b) not take any position contrary to the positions of the Combined Company Board. See "Combined Company Operations and Management-- Support Agreements."

  Percentage Ownership Interests of the Combined Company. Based on the number of shares of Excel Common Stock and New Plan Common Shares outstanding on August 12, 1998, and assuming the issuance of (a) approximately 4,688,068 shares of Excel Common Stock pursuant to the .20 dividend to be declared and paid by Excel on the Excel Common Stock prior to the consummation of the Merger (the "Excel Stock Dividend") and (b) approximately 59,874,174 million shares of the Combined Company Common Stock in connection with the Merger, upon consummation of the Merger there will be approximately 88,002,580 million shares of the Combined Company Common Stock outstanding. Upon such issuance, the former shareholders of New Plan will own approximately 65% and the stockholders of Excel will own approximately 35% of the Combined Company Common Stock, assuming conversion of Excel's convertible preferred stock into 2,643,008 shares of Excel Common Stock and Excel's Down REIT units into approximately 2,179,193 shares of Excel Common Stock. See "Combined Company Operations and Management--Percentage Ownership Interests of the Combined Company."

  Trading Markets. Following the effectiveness of the Merger (the "Effective Time"), the shares of Combined Company Common Stock will trade on the NYSE under the new symbol "NXL," and Series D Depositary Shares will trade on the NYSE under the new symbol "NXLprD." The outstanding shares of preferred stock, par value $.01 per share, of Excel (the "Excel Preferred Stock") will continue to trade on the NYSE as follows: shares of Series A Preferred Stock will trade on the NYSE under the new symbol "NXLprA," and the current depositary shares (the "Series B Depositary Shares") of Excel, each representing a one-tenth fractional interest in a share of Series B Preferred Stock, will trade on the NYSE under the new symbol "NXLprB."

  Dividend Policy. The Merger Agreement provides that the initial quarterly dividend to be paid on the Combined Company Common Stock will be at the annualized rate of $1.60 per share ($.40 per share for the first quarter) and, after anticipated minimum quarterly increases of at least $.0025 per share, each stockholder of the Combined Company is expected to receive aggregate dividend distributions of $1.625 per share for the 12-month period immediately following the initial quarterly dividend payment of $.40 per share. Thereafter, it is anticipated that the quarterly dividend will continue to be increased by a minimum of at least $.0025 per share (which quarterly increases amount to $.01 per share on an annualized basis and effectively increase the annualized dividend rate by $.04 per share for each share held over a 12-month period) until the annualized quarterly dividend on the Combined Company Common Stock is at least $1.67 per share. The dividend of $1.625 per share represents an increase in the dividend to be received by the New Plan shareholders and a decrease in the dividend to be received by the Excel stockholders. With respect to the currently outstanding Excel Common Stock, the $1.625 dividend is equivalent to $1.95 per share after giving effect to the 20% Excel Stock Dividend (as compared to the current annualized Excel dividend of $2.00 per share).

  The maintenance of this dividend policy will be subject to various factors including the payment of the New Plan Pre-Merger Dividend (as defined herein) and the discretion of the Combined Company Board, the exercise by the Combined Company Board of its duties to the stockholders of the Combined Company, the ability to pay dividends under applicable law and the effect which the payment of dividends may have from time to time on the maintenance by the Combined Company of its status as a REIT. See "--Other Terms of the Merger Agreement-- Interim Dividends" below in this "Summary" section. The dividend rate on the Series D Preferred Stock and the Series D Depositary Shares will be the same as on the New Plan Preferred Shares (as defined herein) and the New Plan Depositary Shares (as defined herein). See "Combined Company Operations and Management--Dividend Policy."

  Legacy Arrangements. Excel and Excel Legacy Corporation ("Legacy"), which was recently spun off by Excel to its stockholders, are parties to a number of agreements relating to such spinoff and the ongoing relationship between Excel and Legacy, including certain agreements which govern the provision of services by Excel employees to Legacy and provide for the resolution of potential intercompany conflicts with respect to certain types of investment opportunities. In connection with the Merger Agreement, Excel has entered into amendments to certain agreements with Legacy to be effective as of the Effective Time which (i) clarify that Legacy will pay to the Combined Company 23% of the salary and bonus of certain Combined Company executive officers, including Gary Sabin, as compensation for their services to Legacy, (ii) clarify that the Merger does not result in a change of control permitting termination of such agreements and (iii) change certain procedures relating to potential investment opportunities of Legacy.

  In connection with the execution of the Merger Agreement, New Plan acquired an option for the Combined Company to purchase from Legacy at the Effective Time a number of shares of common stock, par value $.01 per share, of Legacy (the "Legacy Shares") which when issued would equal between 5.0% and 9.8% of the outstanding Legacy Shares at a price equal to the average of the closing trading prices of the Legacy Shares for the ten trading days ending two days prior to the Effective Time (but not less than $5.00 per share). If Legacy Shares are so purchased, the Combined Company would then be entitled to designate one member to the board of directors of Legacy, and such right would continue for so long as the Combined Company owns at least 5.0% of the outstanding Legacy Shares. See "Combined Company Operations and Management-- Legacy Arrangements."

  Dividend Reinvestment Plan. The Combined Company will offer its stockholders an opportunity to participate in a Distribution Reinvestment and Share Purchase Plan (the "New Plan Excel DRIP") which will initially be substantially similar to the current New Plan distribution reinvestment and share purchase plan (including its 5% discount feature). The New Plan Excel DRIP will provide the Combined Company's stockholders with an opportunity to reinvest cash distributions and purchase additional shares of Combined Company Common Stock, without paying any brokerage commission, service charge or other expense.

  Participants in the New Plan Excel DRIP will be able to have cash distributions on all or any portion of the Combined Company Common Stock owned by them automatically reinvested in shares of newly issued Combined Company Common Stock at a price which reflects a five percent (5%) discount to the market price of shares of Combined Company Common Stock on the dividend payment date. Participants will also be able to purchase additional shares of Combined Company Common Stock within prescribed limits at 100% of the market price.

  Participation in the New Plan Excel DRIP will be optional. The Combined Company will furnish stockholders with a prospectus and related documents describing in detail the terms and conditions of the New Plan Excel DRIP. Stockholders should not consider participating in the New Plan Excel DRIP until they have carefully reviewed such prospectus. If a stockholder of the Combined Company does not wish to participate in the New Plan Excel DRIP, such stockholder will receive distributions, as declared, by check as usual. See "Combined Company Operations and Management--Dividend Reinvestment Plan."

THE MERGER

  Excel, Merger Sub and New Plan have entered into the Merger Agreement. At the Effective Time, (a) each New Plan Common Share outstanding immediately prior to the Effective Time (other than shares held in New Plan's treasury or owned by Excel, if any, which shares will be cancelled) will be converted into the right to receive one share of Combined Company Common Stock (the "Exchange Ratio"),
(b) each New Plan Preferred Share outstanding immediately prior to the Effective Time (other than shares held by New Plan as treasury stock or owned by Excel, if any, which shares will be cancelled) will be converted into one share of Series D Preferred Stock, and each depositary share (a "New Plan Depositary Share") representing a one-tenth fractional interest in a New Plan Preferred Share outstanding immediately prior to the Effective Time will be converted into the right to receive one voting Series D Depositary Share and
(c) Merger Sub will be merged with and into New Plan with New Plan surviving as a wholly owned subsidiary of Excel. The Series D Preferred Stock will have the terms set forth on Annex IV hereto, will have ten votes per share (or 20 votes per share when voting only with other Combined Company Preferred Stock (as defined herein) ranking on a parity therewith as to dividends and upon liquidation, dissolution or winding up of the Combined Company and having similar voting rights), with each Series D Depositary Share having one vote (voting together with the Combined Company Common Stock), and two votes when voting with such parity stock, and will accrue dividends from the end of the last period with respect to which the New Plan Preferred Shares received a dividend payment. The Exchange Ratio assumes that prior to the Effective Time, Excel will have declared and paid on each share of Excel Common Stock the Excel Stock Dividend. See "The Merger Agreement--Conversion of Shares."

  Each New Plan Common Share to be converted in the Merger shall be converted together with its associated share purchase right (a "New Plan Right"). References herein to New Plan Common Shares to be converted in the Merger are deemed to include the associated New Plan Rights. Each share of Combined Company Common Stock issued to holders of New Plan Common Shares in the Merger will be issued together with one associated preferred stock purchase right (a "Combined Company Right") per share in accordance with the Rights Agreement dated as of May 15, 1998 (the "Rights Agreement") between Excel and BankBoston, N.A., as rights agent (the "Rights Agent"). See "The Merger Agreement-- Conversion of Shares."

  The Merger will not result in the acceleration of any outstanding stock options. At the Effective Time, to the extent not prohibited by the terms of the relevant governing instrument, New Plan's obligations with respect to each option to purchase New Plan Common Shares (each, a "New Plan Option") that is outstanding and unexercised immediately prior thereto shall be assumed by the Combined Company. Each New Plan Option shall cease to represent a right to purchase New Plan Common Shares and shall instead represent a right to purchase an equal number of shares of Combined Company Common Stock at the same exercise price. Each such assumed New Plan Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to New Plan Options outstanding and unexercised immediately prior to the Effective Time. All outstanding options to purchase Excel Common Stock will remain outstanding and be unaffected by the Merger (except as adjusted to account for the Excel Stock Dividend). See "The Merger Agreement--New Plan Options."

NEW PLAN SPECIAL MEETING

  Time, Place and Purpose. The New Plan Special Meeting will be held on Friday, September 25, 1998, at 11:00 a.m., New York City time, at Baruch College Conference Center, Room 750, 151 East 25th Street, New York, New York. At the New Plan Special Meeting, shareholders will consider and vote upon (a) a proposal to approve certain amendments to the Amended and Restated Declaration of Trust of New Plan Realty Trust dated as of January 15, 1996 (the "New Plan Declaration of Trust") necessary to permit the Merger (the "New Plan Trust Amendments"), (b) a proposal to approve the Merger contemplated by the Merger Agreement and (c) such other matters that may properly come before the New Plan Special Meeting including any motion or proposal to adjourn or postpone to a later date to permit further solicitation of proxies. See "New Plan Special Meeting--Time, Place and Purpose."

  Record Date, Quorum and Vote Required. Only holders of record of New Plan Common Shares at the close of business on August 12, 1998 (the "New Plan Record Date") are entitled to receive notice of and to vote at the New Plan Special Meeting. At the close of business on the New Plan Record Date, there were 59,874,174 New Plan Common Shares outstanding, each of which entitles the registered holder thereof to one vote. The holders of a majority of the New Plan Common Shares entitled to vote, present in person or by proxy, will constitute a quorum for purposes of the New Plan Special Meeting. Approval of the proposals to approve and adopt the New Plan Trust Amendments and the Merger require the affirmative vote of the holders of at least 66 2/3% of the outstanding New Plan Common Shares on the New Plan Record Date. Approval of both the New Plan Trust Amendments and the Merger by the requisite vote of New Plan shareholders is a condition to, and is required for, consummation of the Merger. Dissenting holders of New Plan Common Shares will not have appraisal rights in connection with the Trust Amendments, the Merger or any other matters presented for consideration at the New Plan Special Meeting. See "New Plan Special Meeting--Record Date, Quorum and Vote Required."

  Share Ownership of Board and Management. As of the New Plan Record Date, members of the New Plan Board, executive officers of New Plan and their respective affiliates beneficially owned 3,735,568 New Plan Common Shares (which includes 1,262,750 shares which may be acquired upon the exercise of stock options exercisable within 60 days from the New Plan Record Date), representing approximately 6.1% of the outstanding shares at such date. As of the New Plan Record Date, William Newman and Arnold Laubich collectively owned 1,701,658 outstanding New Plan Common Shares and have each agreed to vote such New Plan Common Shares in favor of the New Plan Trust Amendments and the Merger. See "New Plan Special Meeting--Share Ownership of Board and Management."

EXCEL SPECIAL MEETING

  Time, Place and Purpose. The Excel Special Meeting will be held on Friday, September 25, 1998, at 9:00 a.m., Pacific Daylight Time, at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California. At the Excel Special Meeting, stockholders of Excel will consider and vote upon (a) a proposal to approve the issuance of approximately 59,874,174 shares of the Combined Company Common Stock and 1,500,000 Series D Depositary Shares (the "Share Issuance"),
(b) a proposal to approve certain amendments (the "Charter Amendments") to the current Articles of Amendment and Restatement of Excel (the "Articles of Amendment and Restatement") which comprise a portion of the charter of Excel (the "Excel Charter") to, among other matters, change the name of Excel to New Plan Excel Realty Trust, Inc. and increase the authorized capital stock of Excel such that the Combined Company will have authorized 250,000,000 shares of Combined Company Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share (the "Combined Company Preferred Stock") (the Excel Charter as amended by the Charter Amendments is referred to herein as the "Combined Company Charter"), (c) the election of ten nominees to the Combined Company Board, such that the Combined Company Board will consist of the six current directors of Excel and the nine current members of the New Plan Board (the "Election of Directors") and (d) such other matters as may properly come before the Excel Special Meeting including any motion or proposal to adjourn or postpone to a later date to permit further solicitation of proxies. See "Excel Special Meeting--Time, Place and Purpose."

  Record Date, Quorum and Vote Required. Only holders of record of shares of Excel Common Stock at the close of business on August 12, 1998 (the "Excel Record Date") are entitled to receive notice of and to vote at the Excel Special Meeting. At the close of business on the Excel Record Date, there were 23,440,338 shares of Excel Common Stock outstanding, each of which entitles the registered holder thereof to one vote. The holders of a majority of the issued and outstanding Excel Common Stock as of the Excel Record Date will constitute a quorum for purposes of the Excel Special Meeting. Approval of the Share Issuance will require the affirmative vote of a majority of the vote cast at the Excel Special Meeting; provided that the total vote cast at the Excel Special Meeting represents over 50% in interest of all Excel Common Stock entitled to vote on such proposal. Approval of the Share Issuance by the holders of Excel Common Stock is required by the rules of the NYSE. Approval of the Charter Amendments will require the affirmative vote of the holders of a majority of the outstanding shares of Excel Common Stock. A plurality of votes cast at the Excel Special Meeting is sufficient to elect each director nominated by the Excel Board, assuming the presence of a quorum. Approval of each of the Share Issuance, the Charter Amendments and the Election of Directors by the requisite vote of the Excel stockholders is a condition to, and is required for, consummation of the Merger. Dissenting holders of Excel Common Stock will not have appraisal rights in connection with the Merger or any other matters presented for consideration at the Excel Special Meeting. See "Excel Special Meeting--Record Date, Quorum and Vote Required."

  Share Ownership of Board and Management. As of the Excel Record Date, members of the Excel Board, executive officers of Excel and their respective affiliates beneficially owned 2,724,362 shares of Excel Common Stock (which includes 1,547,150 shares which may be acquired upon the exercise of stock options exercisable within 60 days from the Excel Record Date), representing approximately 10.9% of the outstanding shares at such date. As of the Excel Record Date, Gary Sabin owned 823,225 outstanding shares of Excel Common Stock and has agreed to vote such shares of Excel Common Stock in favor of the Share Issuance, the Charter Amendments and the Election of Directors. See "Excel Special Meeting--Share Ownership of Board and Management."

RISK FACTORS

  New Plan shareholders and Excel stockholders should consider carefully certain risks relating to the Merger, the shares of Combined Company Common Stock and Series D Depositary Shares to be issued in the Merger and the business of each of New Plan, Excel and the Combined Company. Factors to be considered include the risks associated with combining two previously independent companies, the dependence on key personnel and the risks associated with investments in and management of shopping centers, factory outlet centers and apartment communities. Shareholders of New Plan and stockholders of Excel should carefully evaluate the matters set forth under "Risk Factors" beginning on page 19 of this Joint Proxy Statement/Prospectus.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS

  Joint Reasons. In reaching their respective decisions to approve the transactions contemplated by the Merger Agreement, the New Plan Board and the Excel Board each considered the benefits to be derived from combining two complementary real estate companies and creating one of the largest community and neighborhood shopping center REITs in the United States (based upon market capitalization, square footage of GLA and total revenue). Each board also considered that the Merger represents a strategic combination of New Plan and Excel and that the New Plan shareholders and Excel stockholders would be in a position to realize the expected benefits of this combination. Each board determined that by combining two strong companies with complementary businesses and business strategies, portfolios and management strengths, a combined company would be created with greater size, market capitalization, liquidity, financial strength, potential for growth and, over time, industry leadership and growth in FFO, than either New Plan or Excel would have on a stand-alone basis. See "The Merger--Joint Reasons for the Merger."

  Recommendation of the New Plan Board. The New Plan Board has unanimously determined that the New Plan Trust Amendments and the Merger are advisable and fair to and in the best interests of New Plan and its shareholders and has unanimously approved the New Plan Trust Amendments and the Merger. THE NEW PLAN BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF NEW PLAN VOTE "FOR" THE NEW PLAN TRUST AMENDMENTS AND THE MERGER AT THE NEW PLAN SPECIAL MEETING. BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER MUST BE APPROVED BY THE NEW PLAN SHAREHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE NEW PLAN SHAREHOLDERS TO APPROVE BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER WILL RESULT IN THE MERGER NOT OCCURRING. See "The Merger--New Plan's Reasons for the Merger; Positive and Negative Factors Considered" and "The New Plan Trust Amendments."

  Opinion of New Plan's Financial Advisor. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") was retained by New Plan to render a fairness opinion in connection with the Merger and delivered its written opinion dated May 13, 1998 to the New Plan Board that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the Exchange Ratio is fair to the holders of New Plan Common Shares from a financial point of view. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex V and should be read carefully in its entirety. See "The Merger--Opinion of Financial Advisor to New Plan Board."

  Recommendation of the Excel Board. The Excel Board has unanimously determined that the Share Issuance, the Charter Amendments and the Election of Directors are advisable and in the best interests of Excel and its stockholders and has unanimously approved and declared advisable the Share Issuance, the Charter Amendments and the Election of Directors. THE EXCEL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF EXCEL VOTE "FOR" THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS AT THE EXCEL SPECIAL MEETING. EACH OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF

DIRECTORS MUST BE APPROVED BY THE EXCEL STOCKHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE EXCEL STOCKHOLDERS TO APPROVE ANY ONE OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS OR THE ELECTION OF DIRECTORS WILL RESULT IN THE MERGER NOT OCCURRING. See "The Merger--Excel's Reasons for the Merger; Positive and Negative Factors Considered," "The Merger--Recommendation of the Excel Board," "Excel Charter Amendments" and "Election of Directors."

  Opinion of Excel's Financial Advisor. Prudential Securities Incorporated ("Prudential Securities") acted as financial advisor to Excel in connection with the Merger and delivered its written opinion dated May 13, 1998 to the Excel Board to the effect that, based upon and subject to certain conditions stated therein, as of the date of such opinion, the Exchange Ratio is fair to Excel from a financial point of view. The full text of the Prudential Securities written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex VI and should be read carefully in its entirety. See "The Merger--Opinion of Financial Advisor to Excel Board."

  Interests of Certain Persons in the Merger. In considering the recommendations of the New Plan Board with respect to the New Plan Trust Amendments and the Merger and the recommendations of the Excel Board with respect to the Share Issuance, the Charter Amendments and the Election of Directors, shareholders of New Plan and stockholders of Excel should be aware that members of the management of New Plan and Excel have certain interests in the Merger that are in addition to the interests of shareholders of New Plan and stockholders of Excel generally. William Newman, currently Chief Executive Officer of New Plan and Chairman of the New Plan Board, will enter into a consulting agreement, to be effective at the Effective Time, which will provide for a five-year term, subject to automatic renewal for additional one-year periods unless terminated by either party, annual compensation of $350,000, certain benefits and the right to be considered for bonuses and other incentives. Arnold Laubich, currently President and Chief Operating Officer of New Plan, has entered into an employment agreement to be effective as of the Effective Time, which provides for his appointment as Chief Executive Officer of the Combined Company through December 31, 2002, subject to automatic renewal for additional one-year periods unless terminated by either party, an annual salary of not less than $525,000 per year (which is the same as his current salary as President and Chief Operating Officer of New Plan), a bonus of up to 50% of his base salary ($262,500 in the first year, which is essentially the same as Mr. Laubich's most recent bonus) and certain other benefits, including a severance payment of $2.5 million payable if he is terminated without "cause" or if he terminates his employment for "good reason," as defined in the agreement. Gary Sabin, currently Chief Executive Officer and President of Excel, has entered into an employment agreement to be effective as of the Effective Time, which provides for his appointment as President and Chairman of the Investment Committee of the Combined Company through December 31, 2002, subject to automatic renewal for additional one-year periods unless terminated by either party, an annual salary of not less than the annual salary paid to the Chief Executive Officer of the Combined Company, but in no event less than $525,000 per year, a bonus of up to 50% of his base salary ($262,500 in the first year) and certain other benefits, including a severance payment of $2.5 million payable if he is terminated without "cause" or if he terminates his employment for "good reason," as defined in the agreement. In addition, New Plan and Excel have agreed on a form of employment agreement for the other executive officers of the Combined Company. The aggregate salary and bonus initially payable under such agreements will not be less for any individual in the aggregate than the total of such individual's salary as of the date of the Merger Agreement and the amount of such individual's most recent bonus. For a more detailed summary of such employment agreements, see "The Merger--Interests of Certain Persons in the Merger."

  Pursuant to the Merger Agreement, the Combined Company will indemnify each officer, trustee, employee or agent of New Plan against certain liabilities. The Combined Company will keep in effect, subject to certain limitations, policies of directors' and officers' liability insurance comparable to those currently maintained by New Plan. See "The Merger Agreement--Indemnification."

OTHER TERMS OF THE MERGER AGREEMENT

  Interim Dividends. Prior to the Effective Time, New Plan will continue to pay regular quarterly dividends (including normal increases) on the New Plan Common Shares and regular quarterly dividends on the New Plan Depositary Shares. New Plan may, in its discretion, accelerate the declaration date, record date and payment date for any regular quarterly dividend payable prior to the Effective Time. Accordingly, New Plan has declared a quarterly dividend of $.375 per New Plan Common Share payable to holders of record as of September 1, 1998. In addition, but only if required, New Plan will prior to the Effective Time pay an additional one-time partial dividend (the "New Plan Pre-Merger Dividend") with respect to New Plan Common Shares in the amount that is necessary or appropriate to satisfy the dividend payment requirements imposed on New Plan as a REIT and to eliminate or reduce federal income or excise taxes imposed on New Plan as a REIT.

  Prior to the Effective Time, Excel will continue to pay regular quarterly dividends of $.50 per share on the Excel Common Stock and regular quarterly dividends on the Series A Preferred Stock and the Series B Preferred Stock. If New Plan has accelerated its declaration date, record date and payment date for any regular quarterly dividend payable prior to the Effective Time as described above, Excel will also accelerate the declaration date, record date and payment date for its immediately following regular quarterly dividend. Accordingly, Excel has declared a quarterly dividend of $.50 per share on the Excel Common Stock payable to holders of record as of September 1, 1998. To the extent that New Plan is required to pay the New Plan Pre-Merger Dividend, Excel will prior to the Effective Time and prior to the Excel Stock Dividend pay an additional one-time partial dividend (the "Excel Pre-Merger Dividend") with respect to the Excel Common Stock in the amount equal to 1.20 times the per share New Plan Pre-Merger Dividend.

  To the extent that the New Plan Pre-Merger Dividend is required, the amount of the initial quarterly dividend to be paid on the Combined Company Common Stock following the Effective Time (i.e., $.40 per share) will be reduced by the amount of the New Plan Pre-Merger Dividend, however, such reduced dividend when aggregated with the amount of the New Plan Pre-Merger Dividend will equal the full $.40 per share initial quarterly dividend.

  Conditions Precedent to the Merger. The obligations of Excel and New Plan to consummate the Merger, and the other transactions contemplated by the Merger Agreement, are subject to various conditions, including, but not limited to:
(i) obtaining requisite approval of the Share Issuance, the Charter Amendments and the Election of Directors by the holders of Excel Common Stock; (ii) obtaining requisite approval of the New Plan Trust Amendments and Merger by the holders of New Plan Common Shares; (iii) the absence of any order, ruling or injunction by any court and any statute or regulation which prohibits or makes illegal the consummation of any of the transactions contemplated by the Merger Agreement; (iv) obtaining authorization for listing on the NYSE of the Combined Company Common Stock and the Series D Depositary Shares representing the Series D Preferred Stock constituting the Share Issuance and the Combined Company Common Stock issuable upon exercise of New Plan Options; (v) obtaining any requisite third party approvals and authorizations; (vi) the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to the other party; and (vii) receipt of customary opinions of counsel. Any or all of these conditions may be waived to the extent permitted by applicable law. See "The Merger Agreement--Conditions Precedent to the Merger."

  No Solicitation. New Plan has agreed that it will not, directly or indirectly through another person, (i) solicit, initiate or encourage any inquiries or proposal relating to a New Plan Takeover Proposal (as herein defined) or (ii) participate in any discussions or negotiations regarding or relating to any New Plan Takeover Proposal except in certain circumstances as necessary for the New Plan Board to comply with its fiduciary duties to the shareholders of New Plan. Similarly, Excel has agreed that it will not, directly or indirectly through another person, (x) solicit, initiate or encourage any inquiries or proposal relating to an Excel Takeover Proposal (as herein defined) or (y) participate in any discussions or negotiations regarding or relating to any Excel Takeover Proposal except in certain circumstances as necessary for the Excel Board to comply with its duties to the stockholders of Excel. See "The Merger Agreement--No Solicitation by New Plan" and "The Merger Agreement--No Solicitation by Excel."

  Termination Payments. Excel may be required to pay New Plan a fee of $32.5 million plus expenses of up to $2.5 million if the Merger Agreement is terminated under certain circumstances. Similarly, New Plan may be required to pay Excel a fee of $32.5 million plus expenses of up to $2.5 million if the Merger Agreement is terminated under certain circumstances. In addition, New Plan and Excel may be required to reimburse the other party for its expenses of up to $2.5 million if such party terminates the Merger Agreement under certain circumstances. See "The Merger Agreement--Expenses and Termination Fees."

REGULATORY MATTERS

  New Plan and Excel believe that the Merger may be consummated without notification being given or information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Merger. See "The Merger--Regulatory Matters."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Excel and New Plan have conditioned the Merger on receipt of opinions to the effect that the Merger should qualify as a tax-free reorganization for federal income tax purposes. If the Merger so qualifies, no gain or loss should be recognized by New Plan's shareholders, except in respect of cash received in lieu of fractional shares. With respect to the New Plan Pre-Merger Dividend, New Plan shareholders will recognize dividend income (a portion of which may qualify for capital gain treatment) to the extent it is paid out of New Plan's current or accumulated earnings and profits. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger and certain other matters related thereto, see "The Merger--Federal Income Tax Consequences of the Merger."

SECURITIES LAW CONSIDERATIONS

  The shares of Combined Company Common Stock to be issued in connection with the Merger will be freely transferable under the Securities Act, except that shares issued to any person who is deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, trustees and certain executive officers) of New Plan for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. Pursuant to the Merger Agreement, affiliates and certain other executive officers of each of New Plan and Excel will agree not to sell, pledge, transfer or otherwise dispose of any shares of the Combined Company Common Stock for a period of six months following the Effective Time.

NO APPRAISAL RIGHTS

  Neither dissenting holders of New Plan Common Shares nor holders of Excel Common Stock will have appraisal rights as a result of the Merger or any other matters presented for consideration at the Special Meetings. See "The Merger Agreement--No Appraisal Rights" and "Comparison of Shareholder and Stockholder Rights--Limitations on Dissenters' Appraisal Rights." Neither the holders of New Plan Preferred Shares nor the holders of Excel's Preferred Stock have voting or appraisal rights in connection with the Merger or any other matters presented for consideration at the Special Meetings.

NEW PLAN TRUST AMENDMENTS

  The New Plan Board has adopted, subject to approval by holders of New Plan Common Shares at the New Plan Special Meeting, certain amendments to the New Plan Declaration of Trust which are designed to enable New Plan to effect the Merger. Under the existing New Plan Declaration of Trust, the New Plan Board, after receiving the affirmative vote of at least 66 2/3% of all outstanding New Plan Common Shares, has authority to merge New Plan into or with a successor organization in exchange for shares or securities of such successor organization and thereupon terminate New Plan and distribute the shares or securities of the successor organization among the New Plan shareholders in redemption of their shares according to their respective rights. The New Plan Trust Amendments add an immediately following section to the New Plan Declaration of Trust, which authorizes New Plan, subject to a like vote of holders of New Plan Common Shares, to merge with another entity in a reorganization or business combination transaction ("Alternative Business Combination Transaction") pursuant to which (a) New Plan shares are exchanged for securities of a person of which such other entity is a subsidiary and (b) New Plan is not terminated but remains in existence as a subsidiary of such person. The New Plan Trust Amendments identify the Merger as an Alternative Business Combination Transaction to which the provisions of the new section will apply, subject to approval of the Merger by the holders of at least 66 2/3% of the outstanding New Plan Common Shares. In the event that the Merger is not consummated for any reason, the New Plan Trust Amendments authorize the New Plan Board to recommend and implement an Alternative Business Combination Transaction with some other person subject to prior approval of that other transaction by at least 66 2/3% of all outstanding New Plan Common Shares. Finally, the New Plan Trust Amendments authorize consummation of any Alternative Business Combination Transaction (including the Merger) so approved. See "New Plan Trust Amendments." The New Plan Board unanimously recommends a vote FOR approval of the New Plan Trust Amendments. The approval of the New Plan Trust Amendments will require the affirmative vote of at least 66 2/3% of the outstanding New Plan Common Shares entitled to vote thereon. The approval of the New Plan Trust Amendments is necessary to consummate the Merger.

CHARTER AMENDMENTS

  Pursuant to the Merger Agreement, Excel is required to amend the Excel Charter. The Charter Amendments include, among others, the following changes to the Excel Charter: (i) to change the name of Excel to New Plan Excel Realty Trust, Inc., (ii) to increase the authorized capital stock of Excel to 275,000,000 shares, (iii) to increase the maximum number of directors to 21,
(iv) to modify the requirements for removal of a director, and (v) to add a restriction on certain amendments to the Excel Charter and the Excel Bylaws affecting the indemnification rights of directors and officers entitled to such rights. See "Excel Charter Amendments." The Excel Board unanimously approved and declared advisable the Charter Amendments and recommends a vote FOR approval of the Charter Amendments. The affirmative vote of the holders of a majority of the issued and outstanding shares of Excel Common Stock is required to approve the Charter Amendments. The approval and adoption of the Charter Amendments is a condition precedent to New Plan's obligation to consummate the Merger.

ELECTION OF DIRECTORS

  It is a condition of the Merger that the Excel stockholders approve the Election of Directors, such that the Combined Company Board will consist of 15 directors, including New Plan's nine current trustees and Excel's six current directors. Five of Excel's six current directors will continue to serve on the Combined Company Board in their current classes. One of Excel's current directors, Gary B. Sabin, is a director nominee to be elected into a new class. Accordingly, at the Excel Special Meeting the stockholders of Excel will be asked to elect Gary B. Sabin into a new class of the Combined Company Board and to elect the nine current trustees on the New Plan Board onto the Combined Company Board. See "Election of Directors." The Excel Board unanimously recommends a vote FOR approval of the Election of Directors. Any proxy submitted and directing that the shares represented thereby be voted FOR the Election of Directors will result in the proxy holder voting such shares at the Excel Special Meeting in favor of the election of each director recommended for election by the Excel Board. Any Excel stockholder present in person at the Excel Special Meeting will have the option to vote for or abstain from voting for each individual nominee for election to the Combined Company Board. Assuming the presence of a quorum, a plurality of the votes cast at the Excel Special Meeting is required to elect each director so recommended. The approval of the Election of Directors is a condition precedent to New Plan's obligation to consummate the Merger.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NEW PLAN

  The following table sets forth summary historical consolidated financial and operating information for New Plan. The summary historical consolidated financial information for the years ended July 31, 1997, 1996, 1995, 1994 and 1993 is derived from the audited consolidated financial statements of New Plan for such periods. The summary historical consolidated financial information of New Plan as of and for the nine-month periods ended April 30, 1998 and 1997 is derived from the unaudited consolidated financial statements of New Plan for such periods. In the opinion of New Plan management, the unaudited consolidated financial information included herein has been prepared on a basis consistent with the audited financial information included herein, and incorporated by reference herein, and includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for the nine-month periods ended April 30, 1998 and 1997. Operating results for the nine-month period ended April 30, 1998 are not necessarily indicative of the results that may be expected for the year ending July 31, 1998. The information set forth below should be read in conjunction with New Plan's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of New Plan and notes thereto incorporated by reference herein.

                            NINE MONTHS ENDED
                                APRIL 30,                      YEARS ENDED JULY 31,
                          ----------------------  -----------------------------------------------
                             1998        1997        1997       1996     1995     1994     1993
                          ----------  ----------  ----------  -------- -------- -------- --------
                                      (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Income Statement Data:
Revenue.................  $  184,833  $  150,996  $  206,821  $167,606 $130,576 $100,955 $ 76,309
Expenses................     117,813      93,673     129,781    97,484   68,088   49,628   34,020
Other gain (loss).......         (59)        (68)         (3)      399      228      990      940
                          ----------  ----------  ----------  -------- -------- -------- --------
Net income..............  $   66,961  $   57,255  $   77,037  $ 70,521 $ 62,716 $ 52,317 $ 43,229
                          ==========  ==========  ==========  ======== ======== ======== ========
Net income per common
 share:
 Basic .................  $     1.06  $      .98  $     1.31  $   1.25 $   1.19 $   1.06 $    .89
 Diluted................  $     1.05  $      .98  $     1.30  $   1.25 $   1.18 $   1.05 $    .88
Weighted average number
 of common shares
 outstanding:
 Basic..................      59,248      58,353      58,461    56,484   52,894   49,502   48,838
 Diluted................      59,691      58,617      58,735    56,642   53,040   49,768   49,128
Balance Sheet Data (at
 period end):
Net real estate.........  $1,280,192  $1,031,275  $1,171,909  $895,418 $701,074 $572,240 $350,045
Total assets............  $1,355,175  $1,100,631  $1,261,144  $945,394 $796,636 $616,993 $534,248
Debt....................  $  555,431  $  401,345  $  478,207  $238,426 $206,652 $ 28,060 $ 23,321
Shareholders' equity....  $  759,676  $  669,068  $  744,955  $659,354 $570,529 $565,493 $500,571
Other Data:
Distributions per common
 share..................  $   1.1025  $   1.0725  $    1.435  $  1.395 $  1.355 $  1.315 $  1.275
Funds from operations
 (a)....................  $   85,687  $   75,576  $  101,584  $ 90,127 $ 77,543 $ 62,669 $ 49,863
Number of properties
 owned at the end of the
 period.................         190         165         176       150      132      121       91

--------
(a) Defined as net income plus depreciation of real estate and amortization less gains from sales of securities and real estate properties less preferred stock dividend requirements. FFO is presented because industry analysts and New Plan consider FFO to be an appropriate supplemental measure of performance of REITs. FFO is not a substitute for cash flow generated from operating activities or net income, as determined in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF EXCEL

  The following table sets forth summary historical consolidated financial and operating information for Excel. The summary historical consolidated financial information for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is derived from the audited consolidated financial statements of Excel for such periods. The summary historical consolidated financial information of Excel as of and for the three-month periods ended March 31, 1998 and 1997 is derived from the unaudited consolidated financial statements of Excel for such periods. In the opinion of Excel management, the unaudited consolidated financial information included herein has been prepared on a basis consistent with the audited financial information included herein and includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for the three-month periods ended March 31, 1998 and 1997. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The information set forth below should be read in conjunction with the "Selected Historical Consolidated Financial Information of Excel," "Excel Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements of Excel" included elsewhere herein. Per share data set forth below does not reflect the Excel Stock Dividend which will be paid prior to the Effective Time.

                          THREE MONTHS ENDED
                               MARCH 31,                  YEARS ENDED DECEMBER 31,
                          -------------------- ----------------------------------------------------
                             1998       1997      1997       1996      1995        1994      1993
                          ----------  -------- ----------  --------  --------    --------  --------
                                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Income Statement Data:
Revenue.................  $   37,212  $ 20,204 $  105,458  $ 63,135  $ 59,370    $ 42,259  $ 23,082
Expenses................      20,425     9,894     54,681    37,562    44,861      28,355    20,250
Other gain (loss).......        (428)      --      (1,815)   (1,777)    3,683        (108)      399
                          ----------  -------- ----------  --------  --------    --------  --------
Net income..............  $   16,359  $ 10,310 $   48,962  $ 23,796  $ 18,192    $ 13,796  $  3,231
                          ==========  ======== ==========  ========  ========    ========  ========
Net income per common
 share:
  Basic.................  $     0.52  $   0.48 $     2.06  $   1.66  $   1.51    $   1.27  $   0.55
  Diluted...............  $     0.49  $   0.46 $     1.97  $   1.62  $   1.51    $   1.27  $   0.55
Weighted average number
 of common shares
 outstanding:
  Basic.................      21,787    18,300     19,521    14,312    12,031      10,877     5,873
  Diluted...............      23,966    18,736     20,708    14,531    12,038      10,881     5,877
Balance Sheet Data (at
 period end):
Net real estate.........  $  881,650  $459,691 $  891,582  $457,502  $372,016    $349,255  $273,362
Total assets............  $1,043,863  $590,859 $1,076,197  $558,628  $428,307    $375,100  $290,226
Debt....................  $  362,738  $156,028 $  514,408  $238,748  $210,797    $201,172  $120,062
Stockholders' equity....  $  619,822  $428,162 $  502,516  $312,654  $208,678    $163,898  $161,962
Other Data:
Distributions per common
 share..................  $     0.50  $   0.46 $     1.92  $   1.81  $   1.32(a) $   1.71  $   1.42
Funds from operations
 (b)....................  $   17,846  $ 12,507 $   62,596  $ 33,367  $ 26,536    $ 21,964  $  8,891
Number of properties
 owned at the end of the
 period.................         139       114        148       112       112         110        98

--------
(a) In April 1995, Excel adopted a policy of declaring distributions to stockholders of record on the first day of the succeeding quarter, instead of the last day of the current quarter. The payment date of 15 days following each quarter remained unchanged. In 1996, a distribution of $0.445 per share was declared on January 1 and paid on January 15. Had Excel not changed its distribution declaration date, the distributions would have been $1.77 in 1995.
(b) Defined as net income plus depreciation of real estate and amortization less gains from sales of securities and real estate properties less preferred stock dividend requirements. FFO is presented because industry analysts and Excel consider FFO to be an appropriate supplemental measure of performance of REITs. FFO is not a substitute for cash flow generated from operating activities or net income, as determined in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity.

THE COMBINED COMPANY CONSOLIDATED CONDENSED SUMMARY PRO FORMA OPERATING AND FINANCIAL INFORMATION

  The following tables set forth summary consolidated pro forma operating and financial information of the Combined Company for the nine months ended April 30, 1998 and the year ended July 31, 1997 as if the Merger and each respective company's property acquisitions during its current fiscal year had occurred on April 30, 1998 for balance sheet data and August 1, 1996 for income statement data. Information with respect to Excel is as of March 31, 1998 for balance sheet data and for the year ended June 30, 1997 and the nine months ended March 31, 1998 for income statement data. The pro forma data included herein may not be indicative of the actual results or financial position had the Merger and property acquisitions occurred on the dates indicated. The summary consolidated pro forma operating and financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and notes thereto of New Plan and Excel, as well as the "Unaudited Pro Forma Operating and Financial Information" included or incorporated by reference herein.

      SUMMARY PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA (UNAUDITED)

                                                                  APRIL 30, 1998
                                                                  --------------
                                                                  (IN THOUSANDS)
Pro Forma Consolidated Condensed Balance Sheet Data:
                                     ASSETS
Real estate, net.................................................   $2,463,856
Cash.............................................................       26,063
Accounts receivable, net.........................................       17,378
Notes receivable--affiliates.....................................      106,910
Notes receivable--other..........................................       42,513
Other assets.....................................................       43,321
                                                                    ----------
    Total assets.................................................   $2,700,041
                                                                    ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgages and other notes payable..............................   $  900,681
  Capital leases.................................................       26,850
  Accounts payable, accrued expenses and other liabilities.......       59,941
                                                                    ----------
    Total liabilities............................................      987,472
                                                                    ----------
Minority interest in partnership.................................       41,430
                                                                    ----------
Stockholders' Equity:
  Preferred stock................................................           29
  Common stock...................................................          878
  Additional paid-in capital.....................................    1,738,078
  Accumulated distributions in excess of net income..............      (66,533)
  Loans receivable--purchase of shares...........................       (2,344)
  Unrealized gain on securities..................................        1,031
                                                                    ----------
    Total stockholders' equity...................................    1,671,139
                                                                    ----------
    Total liabilities and stockholders' equity...................   $2,700,041
                                                                    ==========

--------
  See "Notes and Management's Assumptions to Pro Forma Consolidated Condensed Financial Information--Unaudited" found elsewhere in this Joint Proxy Statement/Prospectus.

                                                    NINE MONTHS
                                                       ENDED       YEAR ENDED
                                                   APRIL 30, 1998 JULY 31, 1997
                                                   -------------- -------------
                                                          (IN THOUSANDS)
Pro Forma Consolidated Condensed Income Statement
 Data:
Revenues:
  Rentals.........................................    $283,388      $363,319
  Interest and other..............................      18,237        20,390
                                                      --------      --------
    Total revenue.................................     301,625       383,709
                                                      --------      --------
Expenses:
  Property expenses...............................      87,283       110,965
  Interest........................................      49,443        70,899
  Depreciation and amortization...................      42,029        54,344
  General and administrative......................       5,950         6,873
                                                      --------      --------
    Total expenses................................     184,705       243,081
                                                      --------      --------
  Income before real estate sales, minority
   interest and other.............................     116,920       140,628
Minority interest.................................      (1,151)          (70)
Gains on sales of securities and other............      (1,514)            7
Gain (loss) on sale of real estate................         140          (396)
                                                      --------      --------
    Net income....................................    $114,395      $140,169
                                                      ========      ========
Net income applicable to common shares:
  Basic...........................................    $ 96,430      $120,804
  Diluted.........................................    $ 97,581      $121,201
Basic net income per common share.................    $   1.10      $   1.40
                                                      ========      ========
Diluted net income per common share...............    $   1.08      $   1.36
                                                      ========      ========
Pro forma basic weighted average number of common
 shares outstanding...............................      87,345        86,558
Pro forma diluted average number of common shares
 outstanding......................................      90,230        89,274

--------
  See "Notes and Management's Assumptions to Pro Forma Consolidated Condensed Financial Information--Unaudited" found elsewhere in this Joint Proxy Statement/Prospectus.

COMPARATIVE PER SHARE DATA

  The following summary presents selected comparative unaudited per share information for New Plan and Excel on an historical basis and the Combined Company on a pro forma combined basis assuming the Merger had been effective throughout the periods presented.

  For each of New Plan and Excel, income statement information for the year ended July 31, 1997 and December 31, 1997, respectively, and balance sheet information as of July 31, 1997 and December 31, 1997, respectively, are based on, and should be read in conjunction with, the consolidated audited financial statements of New Plan and Excel incorporated by reference or included herein. See "Selected Historical Financial Information of New Plan," "Selected Historical Financial Information of Excel" and "Consolidated Financial Statements of Excel." Also see the Consolidated Financial Statements of New Plan incorporated herein by reference. The remaining financial information is based on the respective historical and unaudited pro forma combined financial statements of New Plan and Excel and the notes thereto. See "Pro Forma Operating and Financial Information" and "Pro Forma Consolidated Financial Statements of the Combined Company."

                              YEAR ENDED JULY 31, 1997       NINE MONTHS ENDED APRIL 30, 1998
                         ---------------------------------- ----------------------------------
                                    PRO FORMA   PRO FORMA              PRO FORMA   PRO FORMA
                         HISTORICAL COMBINED  EQUIVALENT(1) HISTORICAL COMBINED  EQUIVALENT(1)
                         ---------- --------- ------------- ---------- --------- -------------
Book Value per common
 share (2)
  New Plan..............   $11.41       --          --       $ 11.51    $15.71         --
  Excel.................   $17.36       --          --       $ 17.77       --       $18.85
Cash Distributions per
 common
 share (3)
  New Plan..............   $1.435       --          --       $1.1025    $ 1.60         --
  Excel.................   $1.840       --          --       $1.5000       --       $ 1.92
Net income per common
 share (Basic)
  New Plan..............   $ 1.31     $1.40         --       $  1.06    $ 1.10         --
  Excel.................   $ 1.87       --        $1.68      $  1.60       --       $ 1.32
Net income per common
 share (Diluted)
  New Plan..............   $ 1.30     $1.36         --       $  1.05    $ 1.08         --
  Excel.................   $ 1.79       --        $1.63      $  1.51       --       $ 1.30

--------
(1) The equivalent pro forma share amounts of Excel are calculated by multiplying the pro forma book value per New Plan Common Share and pro forma net income per New Plan Common Share by the exchange ratio of 1 to 1 after giving effect to the Excel Stock Dividend. The Excel equivalent pro forma cash distributions per share of Excel Common Stock are calculated by multiplying the pro forma cash distributions per New Plan Common Share by the exchange ratio and giving effect to the Excel Stock Dividend.
(2) Book value per common share was calculated using shareholders' equity as reflected in the historical and pro forma financial statements less the book value of the preferred stock divided by the number of shares of common stock outstanding.
(3) As described elsewhere in this document, the new distribution rate will be $1.60 per share after the Merger. See "--Combined Company" section above in this "Summary" section and "Combined Company Operations and Management-- Dividend Policy."

COMPARATIVE MARKET PRICES

 New Plan

  The New Plan Common Shares are traded on the NYSE under the symbol "NPR." As of the New Plan Record Date, there were approximately 13,486 holders of record of the New Plan Common Shares. Set forth below are the high and low sales prices per New Plan Common Share as reported on the NYSE for the periods indicated, as well as the distributions declared by New Plan per New Plan Common Share for each period.

                                                      HIGH   LOW   DISTRIBUTIONS
                                                     ------ ------ -------------
      1996
        First Quarter............................... $23.00 $21.13    $0.3450
        Second Quarter..............................  22.13  20.75     0.3475
        Third Quarter...............................  22.13  20.00     0.3500
        Fourth Quarter..............................  21.75  19.88     0.3525
      1997
        First Quarter............................... $22.00 $21.13    $0.3550
        Second Quarter..............................  25.63  21.63     0.3575
        Third Quarter...............................  24.50  21.38     0.3600
        Fourth Quarter..............................  23.63  21.50     0.3625
      1998
        First Quarter............................... $24.75 $22.57    $0.3650
        Second Quarter..............................  26.00  23.57     0.3675
        Third Quarter...............................  26.13  24.00     0.3700
        Fourth Quarter..............................  25.63  22.25     0.3725

 Excel

  The Excel Common Stock is traded on the NYSE under the symbol "XEL." As of the Excel Record Date, there were approximately 1,417 holders of record of the Excel Common Stock. Set forth below are the high and low sales prices per share of the Excel Common Stock as reported on the NYSE for the periods indicated, as well as the distributions declared by Excel per share of Excel Common Stock for each period. Such prices do not take into account the effects of the Excel Stock Dividend which has been declared but not yet paid, and will be paid immediately prior to the Effective Time.

                                                   HIGH     LOW    DISTRIBUTIONS
                                                  ------- -------- -------------
      1996
        First Quarter............................ $20.875 $19.1250    $0.445
        Second Quarter...........................  21.250  18.0000     0.445
        Third Quarter............................  22.500  19.5000     0.460
        Fourth Quarter...........................  25.375  21.5000     0.460
      1997
        First Quarter............................ $25.875 $23.0000    $0.460
        Second Quarter...........................  27.000  23.8750     0.460
        Third Quarter............................  31.875  26.5000     0.500
        Fourth Quarter...........................  32.750  28.0625     0.500
      1998
        First Quarter............................ $35.625 $ 30.125    $0.500
        Second Quarter(1)........................  30.500  25.9375     0.500

--------
(1) The Legacy spin-off occurred on March 31, 1998.

 Market Prices

  On May 13, 1998, the last trading day prior to public announcement of the Merger Agreement, the last reported sale prices per share of the New Plan Common Shares, the Excel Common Stock, the Series A Preferred Stock and the Series B Depositary Shares were $25.125, $28.50, $29.50 and $24.875, respectively. On August 7, 1998, the last reported sales prices per share of the New Plan Common Shares, the Excel Common Stock, the Series A Preferred Stock and the Series B Depositary Shares were $21.1875, $24.125, $25.25 and $24.6875, respectively.

                                 RISK FACTORS

  In considering whether to approve the proposals being considered at the Special Meetings, New Plan shareholders and Excel stockholders should carefully consider, in addition to the other information set forth in this Joint Proxy Statement/Prospectus, the matters set forth below.

RISK FACTORS RELATING TO THE MERGER

 Potential Adverse Effects of Combining New Plan and Excel

  The Merger involves the integration of two companies that have previously operated independently. There can be no assurance that the integration of the respective operations of New Plan and Excel can be completed without encountering difficulties. Such difficulties could include integrating different business strategies with respect to developing, owning, and leasing real estate properties and integrating personnel with disparate business backgrounds and corporate cultures. Further, the process of integrating management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the Combined Company particularly in light of having co-operational headquarters in New York and San Diego. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Moreover, certain executive officers of the Combined Company management team will continue to participate in the management of Legacy which may further strain management resources. Such effects could reduce the short-term earnings of the Combined Company from expected results. The Combined Company does not expect to incur any material charge against earnings for integration costs expected to result from the Merger. There can be no assurance, however, that the Combined Company will not in the future incur material charges to reflect costs associated with the Merger. In addition, the Combined Company may potentially lose key New Plan or Excel personnel due to the Merger and the possible relocation of certain functions. There can be no assurance whether and to what extent the integration and consolidation will achieve cost savings and operating synergies. The Combined Company may also be subject to real estate transfer taxes and property tax reassessments as a result of the Merger.

 Potential Changes in Stock Prices

  Upon completion of the Merger, each New Plan Common Share will be converted into the right to receive one share of Combined Company Common Stock. The Exchange Ratio is a fixed number and will not be adjusted in the event of any increase or decrease, prior to the Effective Time, in the price of either New Plan Common Shares or Excel Common Stock. As a result, the value of shares of Combined Company Common Stock received by holders of New Plan Common Shares in the Merger and the relationship of the market values of the shares of Combined Company Common Stock so received to the market values of the New Plan Common Shares being extinguished could vary depending on fluctuations in the value, prior to the Effective Time, of New Plan Common Shares or Excel Common Stock. Such fluctuations may be the result of changes in the business, operations or financial prospects of New Plan or Excel, market assessments of the likelihood that the Merger will be consummated or the perceived benefits of the Merger, the timing thereof, general market and economic conditions, regulatory considerations, tax laws, interest rates and other factors. Accordingly, there can be no assurance that the value of the Combined Company Common Stock or its relative value relationship to the New Plan Common Share value being extinguished existing on the date of this Joint Proxy Statement/Prospectus will be the same as on the date of the Special Meetings or the Effective Time.

  Neither party to the Merger Agreement has the right to terminate such Merger Agreement because of any change in the prevailing market price of New Plan Common Shares or Excel Common Stock.

 Termination Payments if Merger Fails to Occur

  The Merger Agreement provides for a fee payable by New Plan or Excel, as applicable, of $32.5 million plus expenses of up to $2.5 million if the Merger Agreement is terminated under certain circumstances. In addition, if the Merger Agreement is terminated under certain other circumstances, New Plan or Excel, as applicable, will be required to pay the other party's expenses of up to $2.5 million. See "The Merger Agreement--Expenses and Termination Fees."

  The obligation to pay the termination fee and/or expenses may adversely affect the ability of either New Plan or Excel to engage in another transaction in the event the Merger is not consummated.

 No Appraisal Rights

  Neither the holders of New Plan Common Shares nor the holders of Excel Common Stock who dissent to the Merger or any other action to be authorized at the Special Meetings will have any dissenter's appraisal rights.

 Benefits to Certain Trustees, Directors and Officers; Possible Conflicts of Interest

  In considering the recommendation of the New Plan Board with respect to the Merger and the transactions contemplated thereby, holders of the New Plan Common Shares should be aware that certain members of the New Plan Board and certain executive officers of New Plan have certain interests in the Merger in addition to the interests of holders of New Plan Common Shares generally. See "The Merger--Interests of Certain Persons in the Merger." The New Plan Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger and the New Plan Trust Amendments. See "The Merger--New Plan's Reasons for the Merger; Positive and Negative Factors Considered."

  In considering the recommendation of the Excel Board with respect to the Merger and the transactions contemplated thereby, holders of the Excel Common Stock should be aware that certain members of the Excel Board and executive officers of Excel have certain interests in the Merger in addition to the interests of holders of Excel Common Stock generally. See "The Merger-- Interests of Certain Persons in the Merger." The Excel Board was aware of these interests and considered them, among other matters, in unanimously approving and declaring advisable the Merger, the Share Issuance, the Charter Amendments and the Election of Directors. See "The Merger--Excel's Reasons for the Merger; Positive and Negative Factors Considered" and "Election of Directors."

 Dependence on Key Personnel

  Following the Merger, the Combined Company will be dependent upon the efforts of its executive officers. In particular, the Combined Company will depend on the services of William Newman, Arnold Laubich and Gary Sabin, who will serve as Chairman of the Combined Company Board, Chief Executive Officer and President of the Combined Company, respectively. New Plan and Excel believe that the loss of the services of any of these key personnel or of other certain key personnel could have an adverse effect on the Combined Company. William Newman has entered into an agreement for consulting services with a five-year term and automatic one-year renewal periods thereafter unless terminated. Arnold Laubich and Gary Sabin have entered into employment agreements which provide terms through December 31, 2002, with automatic one-year renewal periods thereafter unless terminated. In addition, in connection with the Merger, the Combined Company expects to enter into employment agreements with certain of the executive officers of the Combined Company although currently no employment agreements have been entered into with these individuals. See "Combined Company Operations and Management--Executive Officers After the Merger." New Plan and Excel have not obtained "key man" insurance with respect to any members of the Combined Company's executive management team, and it is anticipated that the Combined Company will not purchase such insurance in the future.

 Decrease in Distributions Per Share to Holders of Excel Common Stock

  Stockholders of Excel, in considering whether to approve the Share Issuance, the Charter Amendments and the Election of Directors, should consider that subsequent to the Merger, the initial quarterly dividend to be paid on the Combined Company Common Stock will be at the annualized rate of $1.60 per share ($.40 per share for the first quarter) and, after anticipated minimum quarterly increases of at least $.0025 per share, each stockholder of the Combined Company is expected to receive aggregate dividend distributions of $1.625 per share for the 12-month period immediately following the initial quarterly dividend payment of $.40 per share. Thereafter, it is anticipated that the quarterly dividend will continue to be increased by a minimum of at least $.0025 per share (which quarterly increases amount to $.01 per share on an annualized basis and effectively increase the annualized dividend rate by $.04 per share for each share held over a 12-month period) until the annualized quarterly dividend on the Combined Company Common Stock is at least $1.67 per share. The dividend of $1.625 per share represents an increase in the dividend to be received by the New Plan shareholders and a decrease in the dividend to be received by the Excel stockholders. With respect to the currently outstanding Excel Common Stock, the $1.625 dividend is equivalent to $1.95 per share after giving effect to the 20% Excel Stock Dividend (as compared to the current annualized Excel dividend of $2.00 per share).

RISK FACTORS RELATING TO OPERATIONS

 Economic Performance and Value of Centers Dependent on Many Factors

  Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climates, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition for other available space, the ability of the owner to provide adequate maintenance and insurance, and increased operating costs. In recent years, there has been a proliferation of new retailers, changes in retailing formats and a growing consumer preference for value-oriented shopping alternatives that have, among other factors, heightened competitive pressures. As a consequence, many companies in all sectors of the retailing industry have encountered significant financial difficulties. A substantial portion of the Combined Company's income will be derived from rental revenues from retailers in neighborhood and community shopping centers. Accordingly, no assurance can be given that the Combined Company's financial results will not be adversely affected by these developments in the retail industry.

 Dependence on Rental Income from Real Property

  Since substantially all of the Combined Company's income will be derived from rental income from real property, the Combined Company's income and funds for distribution would be adversely affected if a significant number of the Combined Company's tenants were unable to meet their obligations to the Combined Company or if the Combined Company were unable to lease a significant amount of space in its portfolio on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Combined Company will be able to release space on economically advantageous terms.

 Illiquidity of Real Estate Investments

  Equity real estate investments are relatively illiquid and therefore could tend to limit the ability of the Combined Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment, and should such events occur, the Combined Company's income and funds for distribution would be adversely affected. A portion of the Combined Company's properties are, and may be, mortgaged to secure payment of indebtedness, and if the Combined Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on such properties by the mortgagee.

 Risk of Bankruptcy of Major Tenants

  The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties of the Combined Company and on the income produced by such properties. Under bankruptcy law, a tenant has the option of affirming (continuing) or rejecting (terminating) any unexpired lease. If the tenant affirms its lease with the Combined Company, the tenant must cure all defaults under the lease and provide the Combined Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Combined Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one years' lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

 Environmental Risks

  Under various federal, state and local laws, ordinances and regulations, the Combined Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Combined Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

 Reliance on Major Tenants

  The Combined Company's two largest tenants will be Kmart Corporation ("Kmart") and The Kroger Company ("Kroger"), which will account for approximately 5.4% and 2.0%, respectively, of the Combined Company's scheduled ABR as of April 30, 1998. The financial position of the Combined Company and its ability to make distributions may be adversely affected by financial difficulties experienced by either of such tenants, or any other major tenant of the Combined Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

 Adverse Effects of Changes in Market Interest Rates

  The trading prices of equity securities issued by REITs have historically been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity securities issued by the Combined Company, including the Combined Company Common Stock.

 Competition

  The real estate industry is highly competitive. The Combined Company's principal competitors will include national REITs. The principal means of competition are rents charged, location, services provided, desirability of tenants and tenant mix and the nature and condition of the facilities to be leased. The Combined Company will directly compete with lessors and developers of similar space in the areas in which its properties are located. Demand for retail space may be impacted by the bankruptcy of retail companies and consolidation in the retail industry which could adversely affect the ability of the Combined Company to attract and retain tenants.

 Limitations on Share Acquisitions and Changes in Control

  Ownership Limit. In order for the Combined Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Combined Company stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Furthermore, the Combined Company stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or proportionate part of a short tax year). In addition, if the Combined Company, or an actual or constructive owner of 10% or more of the Combined Company stock, actually or constructively owns 10% or more of a tenant of the Combined Company (or a tenant of any partnership in which the Combined Company is a partner), the rent received by the Combined Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Consequences--REIT Qualification Requirements." In order to protect the Combined Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Combined Company Charter will provide for limitation of actual or constructive ownership of the outstanding shares of the Combined Company's capital stock by a single person to 9.8% (by value or by number of shares, whichever is more restrictive, except only by value in the case of any Series A Preferred Stock and Series B Preferred Stock) of the outstanding shares of each class or series of stock of the Combined Company (except in the case of the Series A Preferred Stock and the Series D Preferred Stock, where the prohibition relates to the stated percentage of all outstanding equity stock of the Combined Company) (the "Ownership Limit"). Although there is no intention of doing so, the Combined Company Board could waive this restriction with respect to a particular stockholder if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Combined Company's status as a REIT.

  The Combined Company Charter will further provide that actual or constructive ownership of shares of capital stock in excess of the Ownership Limit will cause the violative transfer of ownership to be void with respect to the transferee as to that number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such purported transferee would have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares.

  Staggered Board. The Combined Company Board will be divided into three classes, with the number of directors in each class to be as equal in number as is practicable. Directors of each class are elected for a term of three years, and the term of office of one class will expire annually.

  Shareholders Rights Plan. The Combined Company will have a preferred stock purchase rights plan which is designed to deter certain abusive takeover tactics and encourage potential acquirors to negotiate with the board of directors. The rights will be attached to each share of Combined Company Common Stock. See "Description of Excel and Combined Company Securities-- Preferred Share Purchase Rights."

  The Ownership Limit, the staggered board and the shareholders rights plan may have the effect of (i) delaying or preventing a change in control of the Combined Company even if a change in control were in the stockholders' interest, (ii) deterring tender offers for the Combined Company Common Stock that may be beneficial to the stockholders and (iii) limiting the opportunity for stockholders to receive a premium for their Combined Company Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of the Combined Company Common Stock in excess of the Ownership Limit or otherwise to effect a change in control of the Combined Company.

 No Limitation in Organizational Documents on Incurrence of Debt

  The organizational documents of the Combined Company will not contain any limitation on the amount or percentage of indebtedness the Combined Company may incur. Accordingly, the Combined Company, subject to covenants in its debt instruments, could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Combined Company's FFO and ability to make expected distributions to stockholders and in an increased risk of default on its obligations.

 Adverse Impact on Distributions of Failure to Qualify as a REIT

  New Plan has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended July 31, 1972, and believes that, commencing with such taxable year, it has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code. Excel has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1987, and believes that, commencing with such taxable year, it has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code. Although New Plan and Excel believe that the Combined Company will continue to operate in such a manner, no assurance can be given that the Combined Company will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Combined Company's control. For example, in order to qualify as a REIT, at least 95% of the Combined Company's gross income in any year must be derived from qualifying sources and the Combined Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (determined without regard to the dividends-paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable treasury regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

  The Combined Company intends to make distributions to its stockholders to comply with the 95% of REIT taxable income distribution requirements, although it may, from time to time, retain capital gains and thereby incur a nondeductible excise tax. There may also be differences in timing between the recognition of taxable income and the actual receipt of cash that may require the Combined Company to borrow funds, issue capital stock or sell assets on a short-term basis to meet the 95% of REIT taxable income distribution requirement. This distribution requirement could cause the Combined Company
(i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, or (iii) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. Gain from the disposition of any asset treated as being held primarily for sale to its customers in the ordinary course of business generally will be subject to a 100% tax.

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the REIT's total assets on certain testing dates. The aggregate value of the securities of ERT Development Corporation ("EDV") currently held by Excel is presently less than 5% of Excel's total assets and is expected to be less than 5% of the value of the Combined Company's total assets.

  If the Combined Company were to fail to qualify as a REIT in any taxable year, the Combined Company would be subject to federal, state and other income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Combined Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Combined Company available for investment or distribution to stockholders because of the additional tax liability of the Combined Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

 Possible Conflicts with Legacy

  Certain directors and executive officers of Excel who will be directors and executive officers of the Combined Company will continue to serve as directors and executive officers of Legacy following the Merger. As of the Excel Record Date, such directors and executive officers held in the aggregate a total of 10,157,599 Legacy Shares (representing approximately 18.5% of the currently outstanding Legacy Shares) and held options to purchase an additional 3,100,000 Legacy Shares. Excel and Legacy are also parties to agreements providing for: (i) the orderly separation of Excel and Legacy which is ongoing, (ii) the sharing of certain facilities and the provision of management and administrative services to Legacy by Excel and (iii) the allocation of certain tax and other liabilities. Because certain officers and directors of the Combined Company will continue to serve as managers of, and have significant equity interests in, Legacy, conflicts may arise with respect to the operation and effect of these agreements and relationships which could have an adverse effect on the Combined Company if not properly resolved. In this regard, Excel and Legacy previously adopted certain policies and procedures to be followed by the board of directors of each company to address potential conflicts of interest. In addition, the certificate of incorporation of Legacy contains a specific purpose clause which identifies at the outset which types of investment opportunities will be pursued by Legacy. This clause provides that Legacy's purpose includes complying with an intercompany agreement, which prohibits Legacy from investing in traditional neighborhood and community shopping centers, power centers, malls or other conventional retail properties unless Excel was first offered the opportunity and declined to pursue such investments.

Year 2000 Compliance

  Many currently installed computer systems, software products, time clocks and other similar devices of New Plan and Excel are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Uncertainty exists concerning the potential effects associated with such compliance. Additionally, even if the Combined Company's equipment is Year 2000 compliant, equipment used by other parties interconnected with the Combined Company's network may not be Year 2000 compliant. However, the Combined Company does not expect future expenditures to be material in connection with Year 2000 compliance.

                           NEW PLAN SPECIAL MEETING

TIME, PLACE AND PURPOSE

  This Joint Proxy Statement/Prospectus is being mailed to holders of record of New Plan Common Shares as of the New Plan Record Date and is accompanied by a form of proxy, which is being solicited by the New Plan Board for use at the New Plan Special Meeting to be held on Friday, September 25, 1998 at 11:00 a.m., New York City time, at the Baruch College Conference Center, Room 750, 151 East 25th Street, New York, New York. Only holders of record of New Plan Common Shares on the New Plan Record Date are entitled to receive notice of and to vote at the New Plan Special Meeting. At the New Plan Special Meeting, holders of New Plan Common Shares will consider and vote upon (a) a proposal to approve the New Plan Trust Amendments, (b) a proposal to approve the Merger and (c) any and all other business that may properly come before the New Plan Special Meeting, including any adjournment or postponement thereof.

VOTING AND REVOCATION OF PROXIES

  Any holder of New Plan Common Shares who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the New Plan Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to New Plan, to the attention of the "Secretary," provided such notice or proxy is actually received by New Plan prior to the vote of shareholders at the New Plan Special Meeting. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Secretary or other person authorized to tabulate the votes on behalf of New Plan. The New Plan Common Shares represented by properly executed proxies received at or before the New Plan Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED FOR THE NEW PLAN TRUST AMENDMENTS AND THE MERGER.

SOLICITATION OF PROXIES

  New Plan will bear the costs of soliciting proxies from the holders of New Plan Common Shares. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by trust managers, officers and other employees of New Plan who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by New Plan. New Plan has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies from its shareholders. Such solicitations may include solicitation of authority to execute the proxy on behalf of the record holder. The fees of MacKenzie Partners, Inc. to be paid by New Plan are estimated to be $15,000, plus reimbursement of out-of-pocket expenses.

RECORD DATE, QUORUM AND VOTE REQUIRED

  As of the New Plan Record Date, there were 59,874,174 New Plan Common Shares outstanding and entitled to vote at the New Plan Special Meeting, with each share being entitled to one vote. The holders of a majority of the New Plan Common Shares entitled to vote, present in person or by proxy, constitute a quorum for purposes of the New Plan Special Meeting. A holder of a New Plan Common Share will be treated as being present at the New Plan Special Meeting if the holder of such share is (i) present in person at the meeting or (ii) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the New Plan Special Meeting. The proposals to approve the New Plan Trust Amendments and the Merger will require approval by the affirmative vote of holders of 66 2/3% or more of the outstanding New Plan Common Shares on the New Plan Record Date. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have the same effect as votes cast against the New Plan Trust Amendments and the Merger.

SHARE OWNERSHIP OF BOARD AND MANAGEMENT

  As of the New Plan Record Date, the members of the New Plan Board and the executive officers of New Plan and their respective affiliates were deemed to beneficially own a total of 3,735,568 New Plan Common Shares (which includes 1,262,760 shares which may be acquired upon the exercise of stock options exercisable within 60 days from the New Plan Record Date), representing approximately 6.1% of the outstanding New Plan Common Shares, all of which are expected to be voted (excluding those shares which may be acquired upon the exercise of stock options) in favor of the New Plan Trust Amendments and the Merger. Concurrently with the execution of the Merger Agreement, William Newman and Arnold Laubich entered into voting agreements pursuant to which they, holding an aggregate of 1,701,658 outstanding New Plan Common Shares or approximately 2.8% of the outstanding New Plan Common Shares as of the New Plan Record Date, agreed to vote all of the New Plan Common Shares owned by them in favor of the New Plan Trust Amendments and the Merger.

RECOMMENDATION

  THE NEW PLAN BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF NEW PLAN VOTE "FOR" THE NEW PLAN TRUST AMENDMENTS AND THE MERGER.

  BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER MUST BE APPROVED BY THE NEW PLAN SHAREHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE NEW PLAN SHAREHOLDERS TO APPROVE BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER WILL RESULT IN THE MERGER NOT OCCURRING.

OTHER MATTERS

  New Plan is unaware of any matter to be presented at the New Plan Special Meeting other than the New Plan Trust Amendments and the Merger. If any other business is brought before the New Plan Special Meeting, the proxies named in the proxy card will vote in their discretion the shares represented by the proxy with respect to such matters. Should the Chairman of the New Plan Special Meeting deem it advisable to adjourn or postpone the New Plan Special Meeting in order to allow additional time to solicit proxies and to maximize the number of holders of New Plan Common Shares casting votes at the meeting, the holders of proxies will vote the New Plan Common Shares so represented in favor of such adjournment or postponement, except that any New Plan Common Shares with respect to which votes were cast against the New Plan Trust Amendments or the Merger will not be voted in favor of such adjournment or postponement.

                             EXCEL SPECIAL MEETING

TIME, PLACE AND PURPOSE

  This Joint Proxy Statement/Prospectus is being mailed to holders of record of Excel Common Stock as of the Excel Record Date and is accompanied by a form of proxy, which is being solicited by the Excel Board for use at the Excel Special Meeting to be held on Friday, September 25, 1998 at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, commencing at 9:00 a.m., Pacific Daylight Time. Only holders of record of Excel Common Stock on the Excel Record Date are entitled to receive notice of and to vote at the Excel Special Meeting. At the Excel Special Meeting, holders of Excel Common Stock will be asked to vote upon (a) a proposal to approve the Share Issuance, which provides for the issuance of Combined Company Common Stock and Series D Depositary Shares in the Merger, (b) a proposal to approve the Charter Amendments, (c) the Election of Directors and (d) any and all other business that may properly come before the Excel Special Meeting, including any adjournment or postponement thereof.

  Although neither Maryland law nor the Excel Charter requires that Excel obtain approval of the Merger from the holders of Excel Common Stock because New Plan is merging with a subsidiary of Excel, rather than Excel itself, due to the number of shares of Combined Company Common Stock to be issued in the Merger, the rules of the NYSE require Excel to obtain approval of the issuance of such shares from the current holders of Excel Common Stock.

VOTING AND REVOCATION OF PROXIES

  Any holder of Excel Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the Excel Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to Excel, to the attention of the "Secretary," provided such notice or proxy is actually received by Excel prior to the vote of stockholders at the Excel Special Meeting. A proxy will not be revoked by the death or incapacity of the stockholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Secretary or other person authorized to tabulate the votes on behalf of Excel. The Excel Common Stock represented by properly executed proxies received at or before the Excel Special Meeting and not subsequently revoked will be voted as directed by the stockholders submitting such proxies. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED FOR THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS.

SOLICITATION OF PROXIES

  Excel will bear the costs of soliciting proxies from the holders of Excel Common Stock. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Excel, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their representatives. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by Excel.

RECORD DATE, QUORUM AND VOTE REQUIRED

  As of the Excel Record Date, there were 23,440,338 shares of Excel Common Stock outstanding and entitled to vote at the Excel Special Meeting, with each share being entitled to one vote. The holders of a majority of the shares of Excel Common Stock entitled to vote, present in person or by proxy, constitute a quorum for purposes of the Excel Special Meeting. A holder of a share of Excel Common Stock will be treated as being present at the Excel Special Meeting if the holder of such share is (i) present in person at the meeting or
(ii) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the Excel Special Meeting. The Share Issuance requires approval by the affirmative vote of the holders of a majority of the votes cast at the Excel Special Meeting; provided that the total vote cast on the proposal at the Excel Special Meeting represents over 50% in interest of all Excel Common Stock entitled to vote on such proposal. The approval of the Charter Amendments requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Excel Common Stock. A plurality of the votes cast at the Excel Special Meeting in favor of the election of a director, assuming that a quorum is present, is sufficient to elect a director. Any proxy submitted and directing that the shares represented thereby be voted FOR the Election of Directors will result in the proxy holder voting such shares at the Excel Special Meeting in favor of the election of each director recommended for election by the Excel Board. Any Excel stockholder present in person at the Excel Special Meeting will have the option to vote for or abstain from voting for each nominee for election to the Combined Company Board. For purposes of the vote on the Share Issuance, abstentions and broker non-votes will have the effect of votes against such proposal, unless holders of more than 50% in interest of all Excel Common Stock entitled to vote on such proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of such vote. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions and broker non-votes will have the effect of votes cast against the Charter Amendments at the Excel Special Meeting.

SHARE OWNERSHIP OF BOARD AND MANAGEMENT

  As of the Excel Record Date, the members of the Excel Board and the executive officers of Excel and their respective affiliates were deemed to beneficially own a total of 2,724,362 shares of Excel Common Stock (which includes 1,547,150 shares which may be acquired upon the exercise of stock options exercisable within 60 days from the Excel Record Date, representing approximately 10.9% of the outstanding shares of Excel Common Stock, all of which are expected to be voted (excluding those shares which may be acquired upon the exercise of stock options) in favor of the Share Issuance, the Charter Amendments and the Election of Directors. Concurrently with the execution of the Merger Agreement, Gary Sabin entered into a voting agreement pursuant to which he, holding an aggregate of 823,225 outstanding shares of Excel Common Stock or approximately 3.5% of the outstanding shares of Excel Common Stock as of the Excel Record Date, agreed to vote all of the Excel Common Stock owned by him (other than certain shares owned by the Sabin Children's Foundation) in favor of the Share Issuance, the Charter Amendments and the Election of Directors.

RECOMMENDATION

  THE EXCEL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF EXCEL VOTE "FOR" THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS.

  EACH OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS MUST BE APPROVED BY THE EXCEL STOCKHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE EXCEL STOCKHOLDERS TO APPROVE ANY ONE OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS OR THE ELECTION OF DIRECTORS WILL RESULT IN THE MERGER NOT OCCURRING.

OTHER MATTERS

  Excel is unaware of any matter to be presented at the Excel Special Meeting other than the Share Issuance, the Charter Amendments and the election of directors. If any other business is brought before the Excel Special Meeting, the proxies named in the proxy card will vote in their discretion the shares represented by the proxy with respect to such matters. Should the Chairman of the Excel Special Meeting deem it advisable to adjourn or postpone the Excel Special Meeting in order to allow additional time to solicit proxies and to maximize the number of holders of Excel Common Stock casting votes at the meeting, the holders of proxies will vote the shares of Excel Common Stock so represented in favor of such adjournment or postponement, except that any shares of Excel Common Stock with respect to which votes were cast against the Share Issuance, the Charter Amendments or the Election of Directors will not be voted in favor of such adjournment or postponement.

                                  THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  On May 14, 1998, New Plan, Excel and Merger Sub entered into the Merger Agreement which was subsequently amended as of August 7, 1998. Pursuant to the Merger Agreement, Merger Sub will be merged with and into New Plan, with New Plan surviving as a wholly-owned subsidiary of Excel. The Merger will become effective at the Effective Time. Upon consummation of the Merger, (a) each New Plan Common Share (other than shares held by New Plan as treasury stock or owned by Excel, which shares will be cancelled) outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Combined Company Common Stock, (b) each New Plan Preferred Share outstanding immediately prior to the Effective Time will be converted into a share of Series D Preferred Stock and each New Plan Depositary Share will be converted into the right to receive one Series D Depositary Share and (c) each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive one New Plan Common Share. The Merger is subject to a number of conditions, including the approval of the New Plan Trust Amendments and the Merger by the shareholders of New Plan and the Share Issuance, the Charter Amendments and the Election of Directors by the stockholders of Excel. The Exchange Ratio assumes that Excel will have declared and paid the Excel Stock Dividend prior to the consummation of the Merger.

  Upon consummation of the Merger, (a) the former shareholders of New Plan will own in the aggregate approximately 65% of the outstanding shares of the Combined Company Common Stock and the stockholders of Excel will own in the aggregate approximately 35% of the outstanding shares of the Combined Company Common Stock (assuming conversion of Excel's convertible preferred stock and Excel's Down REIT units), and (b) the Combined Company Board will consist of 15 members, nine of whom are designated by New Plan and six of whom are designated by Excel.

  The New Plan Board and the Excel Board each believe the terms of the Merger Agreement are fair to and in the best interests of the parties and their respective shareholders and stockholders and unanimously recommend that the New Plan shareholders and Excel stockholders vote for their respective proposals at the Special Meetings.

BACKGROUND OF THE MERGER

  The New Plan Board has had a long term commitment of growth through an aggressive program to acquire and manage neighborhood and community shopping centers, factory outlet centers and apartment communities. These acquisitions have been accretive to earnings and FFO due in large part to New Plan's low cost of capital stemming from its strong financial position and its management and leasing expertise. In mid 1997 the New Plan Board observed a growing trend towards consolidation in the regional mall shopping center industry and other sectors of the real estate market and began to consider strategies for consolidation in its largest core business, community and neighborhood shopping centers, with the objective of realizing the benefits of being a leader in the industry.

  In late 1997 Robert Davis, a managing partner of Triton Pacific Capital LLC ("Triton Pacific"), financial advisor to Excel, met with James Steuterman, New Plan's Executive Vice President, to discuss various general industry items. During the course of this meeting, Mr. Davis observed that the strategic philosophies and objectives of New Plan were very similar to those of Excel.

  At Mr. Steuterman's request, Mr. Davis and Mr. Steuterman met again on February 20, 1998. During the course of this meeting, Mr. Steuterman inquired about Excel's strategy with respect to the recently announced taxable spinoff of Legacy, and the concept of a strategic combination between New Plan and Excel was also discussed. Following this meeting, Mr. Steuterman discussed his meetings with Mr. Davis with William Newman, New Plan's Chairman, and Arnold Laubich, New Plan's President, and it was agreed that Mr. Steuterman should contact Mr. Davis to arrange a meeting between Mr. Steuterman and Gary Sabin, Excel's Chief Executive Officer.

  On March 23, Mr. Steuterman met with Mr. Sabin and Mr. Davis. At this meeting, Mr. Sabin and Mr. Steuterman discussed a wide range of topics relating to their respective companies including their property portfolios, management philosophies, acquisition criteria, long-term goals and strategic interests. At the conclusion of this meeting, Mr. Sabin and Mr. Steuterman agreed to pursue discussions concerning the possibility of a strategic combination.

  At a regularly scheduled meeting of the New Plan Board on March 24, Mr. Steuterman reported on his meeting with Mr. Sabin, and with Mr. Newman and Mr. Laubich, discussed with the New Plan Board the opportunities offered by a strategic combination with Excel. The New Plan Board considered these reports in the context of its ongoing external growth strategy and existing objectives. The New Plan Board agreed that management should proceed with further discussions with Excel. Subsequent to this meeting of the New Plan Board, Mr. Davis advised New Plan that Mr. Sabin had received informal authority from members of the Excel Board to further explore discussions regarding a strategic combination with New Plan.

  On March 31, Mr. Laubich and Mr. Steuterman met with Mr. Sabin and Mr. Davis in San Diego. The participants discussed their respective companies and strategic interests, as well as trends affecting the REIT industry generally and the community shopping center, factory outlet center and apartment community sectors in particular. The participants also discussed how a merger-of-equals would be structured with respect to management, various operational issues and board composition, and the mutual benefits of such a transaction. Following a discussion of these topics, a working consensus emerged with respect to the broad outline of the business aspects of a strategic combination. Also on March 31, Excel engaged Triton Pacific as its financial advisor in connection with the potential combination.

  At the April 2 Excel Board meeting Richard Muir, Excel's Executive Vice President, reported that Mr. Sabin and various members of New Plan's management had begun informal discussions to explore a potential merger of the two companies. At such meeting, Mr. Muir discussed with the Excel Board the opportunities offered by a strategic combination with New Plan. The Excel Board directed Excel management to continue discussions with New Plan to further explore the proposed merger with New Plan. On April 6 Mr. Sabin advised Mr. Laubich and Mr. Steuterman that the Excel Board had authorized further consideration of the proposed transaction.

  Between April 6 and April 10 New Plan management and Excel management had numerous telephone negotiations regarding various structuring, pricing and operational issues relating to the Combined Company. Messrs. Newman, Laubich and Steuterman considered these issues and the interests of the parties and, on April 10, agreed with Mr. Sabin and Mr. Muir on the outline of a merger of Excel into New Plan with a preliminary indication of an exchange ratio of 1.2 New Plan Common Shares for each share of Excel Common Stock. The parties also began discussions of the process which might lead to the conclusion of a transaction.

  Following this discussion, New Plan engaged Morgan Stanley & Co. ("Morgan Stanley") to assist New Plan in considering the proposed transaction and Merrill Lynch to render a fairness opinion should an agreement be reached with Excel.

  On April 7 Excel selected Prudential Securities to render a fairness opinion to the Excel Board should an agreement with New Plan be concluded.

  On April 13 the New Plan Board held a previously scheduled meeting at which the trustees received a report on the status of the Excel transaction and gave informal approval to continue with the process.

  On April 14, 15 and 16 New Plan management and Excel management held discussions by telephone concerning pricing structures, management of the Combined Company, due diligence, conduct of interim operations and related details concerning the combination. The respective senior management of New Plan and Excel thereafter concluded that there was sufficient basis for proceeding with a strategic combination and bringing the matter before their respective boards for appropriate action.

  On April 16 counsel for Excel submitted a draft merger agreement and counsel for the parties began analyzing alternative structures for the Combined Company. In addition, on April 16 Mr. Muir and Eric Ottesen, Excel's General Counsel, met in New York with Messrs. Newman, Laubich, and Steuterman to discuss due diligence issues and begin exchanging due diligence information. At this meeting New Plan and Excel also executed a mutual confidentiality and standstill agreement.

  On April 23 a special meeting of the New Plan Board was held, at which Mr. Laubich advised the New Plan Board on the status of the possible strategic combination with Excel and the major unresolved issues. The New Plan Board received presentations from its counsel concerning the draft merger agreement, which had been distributed to the trustees, and concerning the New Plan Board's duties with respect to consideration of a merger transaction, and from Morgan Stanley and management concerning various aspects of the proposed combination. The New Plan Board indicated its position on the open issues and authorized management to continue the process subject to appropriate resolution of the open issues.

  Between April 24 and May 6, New Plan and Excel conducted additional due diligence and exchanged limited internal financial and property information, including certain projections. Also during this period the parties negotiated the draft merger agreement and the details of the entity structure of the Combined Company and methodology for the merger, the structure of the Combined Company Board, appropriate bylaw provisions and committee structures, methodology for making investments, location of management headquarters, relations between Legacy and the Combined Company, and employment arrangements. During this period the parties agreed that in lieu of Excel merging into New Plan, the optimal structure of the Combined Company would be to operate the Combined Company under the Excel corporate structure with New Plan becoming a wholly-owned subsidiary of Excel. The parties determined that the mechanics of the Merger should consist of a 1 to 1 exchange ratio with Excel declaring a 20% stock dividend prior to the Merger. The parties also agreed that each New Plan Preferred Share would be converted into a substantially identical share of preferred stock (with added voting rights) of the Combined Company.

  A special meeting of the Excel Board was held on May 4, at which Mr. Sabin advised the Excel Board on the status of the possible strategic combination with New Plan and the major unresolved issues relating to such transaction. In addition, the Excel Board received presentations from its counsel concerning the draft merger agreement, the status of due diligence, the proposed merger structure and the Excel Board's duties with respect to consideration of a merger transaction. Triton Pacific provided an overview as to the rationale for the merger and the potential benefits to the Excel stockholders. Prudential Securities provided a status report to the Excel Board stating it was highly confident it would be prepared to opine as to the fairness of the Exchange Ratio at the time of the next scheduled Excel Board meeting, pending further due diligence and review.

  The New Plan Board met on May 11 and was presented the proposed terms and structure of the Merger and the results of management's due diligence. At such meeting, counsel to New Plan described the terms of a draft merger agreement, revised structure and its benefits, the terms of the preferred stock to be issued to the holders of New Plan Preferred Shares and the need for an enabling amendment to the New Plan Declaration of Trust. Counsel also discussed the duties of the New Plan Board. Merrill Lynch and Morgan Stanley made presentations outlining the preliminary results of their financial analyses and Merrill Lynch indicated that it would be prepared to opine that the proposed Exchange Ratio under the revised structure of the combination would be fair, from a financial point of view, to the holders of New Plan Common Shares. After considering these presentations, the New Plan Board indicated that it would be prepared to approve a strategic combination with Excel subject to appropriate resolution of certain outstanding issues.

  The Excel Board also met on May 11, at which time Excel management updated the Excel Board on the results of due diligence, the structure of the combination and the details of the management and board of the Combined Company. The Excel Board was updated by its counsel on the possible terms of the combination and the current draft merger agreement. Counsel also discussed the duties of the Excel Board. The Excel Board considered the Share Issuance, the Charter Amendments and the Election of Directors required in connection with the Merger Agreement. Prudential Securities made a presentation outlining the results of the financial analyses it had conducted to assess the fairness of the proposed Exchange Ratio to Excel under the revised structure. At this time, Prudential Securities indicated that it was highly confident that the proposed Exchange Ratio was fair to Excel from a financial point of view, assuming no significant change in the proposed terms. Triton Pacific also made a presentation regarding the Merger. After considering these presentations, the Excel Board indicated that it would be prepared to approve a strategic combination with New Plan subject to appropriate resolution of certain outstanding issues. The Excel Board also received a presentation from its legal counsel and financial advisors concerning a shareholder rights plan which would be adopted in connection with the proposed transaction.

  Negotiations of the final terms of the combination and the Merger Agreement continued on May 11, 12 and 13.

  The New Plan Board met again on May 13. At the meeting, the New Plan Board received an update on the resolution of remaining open issues, reviewed the status of the transaction and again was advised as to its legal duties. The New Plan Board received a report from Morgan Stanley and counsel. Merrill Lynch presented additional information and delivered its written opinion that the Exchange Ratio was fair, from a financial point of view, to the holders of New Plan Common Shares. Following such reports and presentations and the deliberations of the trustees, the New Plan Board unanimously approved the New Plan Trust Amendments and the Merger.

  The Excel Board also met again on May 13. At that meeting, the Excel Board received an update on business due diligence, reviewed the proposed terms of the Merger and again was advised as to its legal duties. Prudential Securities presented additional information and delivered its written opinion that the Exchange Ratio was fair to Excel from a financial point of view. Triton Pacific gave its recommendation regarding the Merger. The Excel Board approved and declared advisable the Merger, the Share Issuance, the Charter Amendments and the Election of Directors. Further, the Excel Board approved the previously presented shareholder rights plan.

  Excel and New Plan completed negotiations the evening of May 13 within the parameters approved by the Excel Board and New Plan Board. On the morning of May 14, Excel, Merger Sub and New Plan executed the definitive Merger Agreement and issued a press release announcing the execution of the Merger Agreement.

JOINT REASONS FOR THE MERGER

  In reaching their respective decisions to approve the transactions contemplated by the Merger Agreement, the New Plan Board and the Excel Board each considered that the Merger would create one of the largest community and neighborhood shopping center REITs in the United States in terms of market capitalization, square feet of GLA and total revenue. By combining the strengths of two quality companies, the Merger is expected to create a national real estate company with the size, management depth and financial capability to compete effectively in its core businesses and capitalize on opportunities emerging in a consolidating and changing industry. In assessing the desirability of combining the two companies, each board made the following observations:

  . the respective portfolios have a high degree of geographic overlap which will enhance the Combined Company's ability to manage properties efficiently and compete for, and negotiate with, local, regional and national tenants;

  . the companies have generally employed similar acquisition criteria and property management and leasing approaches so that the quality of the combined portfolio will be of consistent grade and provide a solid base from which to grow;

  . the respective management teams have similar operating philosophies and strategic objectives as well as substantial experience in executing their respective acquisition programs which provides a consistent management philosophy for the Combined Company to build upon; and

  . their respective strengths are complementary to a significant degree so that the Combined Company will be able to capitalize on a broader range of opportunities than would be available to either company separately.

  Each board also considered that the Merger represents a strategic combination of New Plan and Excel and that the New Plan shareholders and Excel stockholders would be in a position to realize the expected benefits of the Merger. These benefits include:

  .  the future earnings, dividends and FFO of the Combined Company;

  . the increased attractiveness of the Combined Company to institutional investors resulting from the greater market capitalization and liquidity of the Combined Company;

  . the greater financial strength of the Combined Company and the resulting enhanced ability to invest in properties and seek out new opportunities for growth;

  . the potential for increased corporate acquisitions and the benefits to be derived from becoming a consolidator in the community and neighborhood shopping center sector;

  . the potential business synergies resulting from combining two experienced and motivated management teams with similar operating philosophies operating in a larger company environment;

  . the potential future economies of scale and operating cost savings in the areas of property management, administrative services and public company expenses; and

  . the potential positive effect of the perception of the Combined Company by the rating agencies and the financial markets in general.

  Each board determined that by combining two strong companies with complementary businesses and business strategies, portfolios and management strengths together with their individual strengths, a national real estate company would be created with greater size, market capitalization, liquidity, FFO, financial strength and potential for growth and industry leadership than either New Plan or Excel could achieve on a stand-alone basis. Each board believes strongly in the quality and potential of its own company and considered carefully the risks and uncertainties inherent in any such combination as well as those attendant to this particular combination. Each board concluded that the potential benefits of the Merger discussed above, together with the individual company reasons discussed below, outweighed such risks and the benefits of standing alone.

NEW PLAN'S REASONS FOR THE MERGER; POSITIVE AND NEGATIVE FACTORS CONSIDERED

  THE NEW PLAN BOARD HAS UNANIMOUSLY APPROVED THE NEW PLAN TRUST AMENDMENTS AND THE MERGER AND BELIEVES THAT THE NEW PLAN TRUST AMENDMENTS AND THE MERGER ARE IN THE BEST INTERESTS OF NEW PLAN AND ITS SHAREHOLDERS. THE NEW PLAN BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NEW PLAN TRUST AMENDMENTS AND THE MERGER.

  BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER MUST BE APPROVED BY THE NEW PLAN SHAREHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE NEW PLAN SHAREHOLDERS TO APPROVE BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER WILL RESULT IN THE MERGER NOT OCCURRING.

  In reaching its conclusion to approve the Merger Agreement and approve and recommend the New Plan Trust Amendments and the Merger, the New Plan Board consulted with management, as well as with its financial and legal advisors, and considered the factors described above under "The Merger--Joint Reasons for the Merger" and a number of additional factors, including the following:

    (i) The effectiveness of the Merger in implementing and accelerating New Plan's basic growth strategy consistent with its business goals.

    (ii) The financial condition, businesses and prospects of New Plan and Excel, including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their strong financial and credit position and access to the capital markets. The New Plan Board considered the detailed financial analyses, pro forma and other information, with respect to New Plan and Excel individually and the Combined Company, discussed by Merrill Lynch and Morgan Stanley, as well as its own knowledge of New Plan. In making its determination, the New Plan Board took into account the results of New Plan's due diligence review of Excel's business. The New Plan Board also considered that Excel produced a total return to stockholders of 32.9% for 1997, which was believed to be the highest among all REITs that focus on community shopping centers.

    (iii) The terms of the Merger Agreement, which are in all material respects reciprocal in nature. The New Plan Board also considered certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the Combined Company Board and the Combined Company management structure following the Merger, and that the corporate headquarters of the Combined Company would be located in New York, with operational headquarters in New York and San Diego.

    (iv) The effect on New Plan shareholders' value of New Plan continuing as a stand-alone entity compared to the effect of combining with Excel in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the Combined Company, the trend toward consolidation in the REIT industry and the current economic and financial environment for real estate investment.

    (v) The total market capitalization of the Combined Company would be approximately $3.4 billion and its shareholders' equity would be approximately $2.5 billion as compared to $2.12 billion and $1.57 billion, respectively, for New Plan. Having a larger company was viewed as desirable in light of industry trends and the economic environment.

    (vi) The oral opinion of Merrill Lynch, subsequently confirmed in writing, that, as of May 13, 1998, the Exchange Ratio was fair to holders of New Plan Common Shares from a financial point of view.

    (vii) The terms of the Merger Agreement which it believed to be attractive in that the terms allow New Plan shareholders to become stockholders in a combined REIT which will be one of the largest community and neighborhood shopping center REITs in the United States, the Combined Company Board would have nine of its 15 directors designated by New Plan, William Newman would be Chairman of the Combined Company Board and Arnold Laubich would be Chief Executive Officer of the Combined Company.

    (viii) The annual dividend rate on the shares of Combined Company Common Stock following the Merger initially will be $1.60 per share, an increase of $0.11 over the current annual dividend rate on the New Plan Common Shares.

    (ix) The benefits to New Plan shareholders of the management team created through the Merger and the opportunities for economies of scale and operating efficiencies that should result from the Merger.

    (x) The positive views and recommendation of New Plan's management with respect to the proposed transaction.

    (xi) The Merger will be a tax-free transaction to New Plan and its shareholders.

  The New Plan Board and management also considered certain potentially negative factors and risks that could arise or do arise from the Merger. These included, among others: (a) the significant costs involved in consummating the Merger and the substantial time and effort required to effectuate the Merger and integrate the businesses of New Plan and Excel; (b) the potential difficulties of integrating the two companies particularly in view of having co-operational headquarters in New York and San Diego; (c) the higher risk associated with possible increased development activities; (d) that if the Merger Agreement is terminated, under certain circumstances, New Plan would have to pay a termination fee of $32.5 million and in certain cases expenses of up to $2.5 million; (e) the continuing potential conflicts associated with the continuing relationship between the Combined Company and Legacy including the time that will be required of some of the Combined Company management to manage Legacy and the significant equity interests of Excel management in Legacy; and (f) the risk that the anticipated benefits of the Merger might not be fully realized. The New Plan Board believed that the benefits and advantages of the Merger far outweighed the negative factors and risks.

  The foregoing discussion of the information and factors considered by the New Plan Board is not intended to be exhaustive but includes the material factors considered by the New Plan Board. In reaching its determination to approve the Merger and approve and recommend the New Plan Trust Amendments and the Merger, the New Plan Board did not assign any relative or specific weights to the foregoing factors, and individual trustees may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Merrill Lynch referred to above, the New Plan Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of New Plan and its shareholders. The New Plan Board is unanimous in its recommendation that holders of New Plan Common Shares vote "FOR" approval of the New Plan Trust Amendments and the Merger.

OPINION OF FINANCIAL ADVISOR TO NEW PLAN BOARD

  Merrill Lynch was retained by New Plan on May 7, 1998 to render a fairness opinion to the New Plan Board regarding the Exchange Ratio. At the meeting of the New Plan Board held on May 13, 1998, Merrill Lynch delivered a written opinion (the "Merrill Lynch Opinion") to the New Plan Board stating that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in the Merrill Lynch Opinion, the Exchange Ratio was fair to the New Plan shareholders from a financial point of view. This analysis, as presented to the New Plan Board, is summarized below. All of the members of the New Plan Board were present at the meeting on May 13, 1998 and had an opportunity to ask questions regarding Merrill Lynch's presentation. Merrill Lynch has not been requested to, and will not, update its opinion prior to the Effective Time.

  THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX V TO THIS JOINT PROXY STATEMENT/PROSPECTUS. EACH HOLDER OF NEW PLAN COMMON SHARES IS URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE NEW PLAN BOARD, WAS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF NEW PLAN COMMON SHARES FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE NEW PLAN PROPOSALS OR ANY TRANSACTION RELATED THERETO. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN NEW PLAN AND EXCEL AND WAS APPROVED BY THE NEW PLAN BOARD. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed certain publicly available business and financial information relating to New Plan and Excel which Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, FFO, adjusted FFO, cash flow, assets, liabilities and prospects of New Plan and Excel furnished to Merrill Lynch by New Plan and Excel, (iii) conducted discussions with members of senior management of Excel and New Plan concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger; (iv) reviewed the market prices and valuation multiples for New Plan Common Shares and the Excel Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant;
(v) reviewed the results of operations of New Plan and Excel and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed relevant; (vii) participated in certain discussions among representatives of New Plan and Excel and their financial and legal advisors; (viii) reviewed a draft, dated May 11, 1998, of the Merger Agreement; and (ix) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch also did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of New Plan or Excel, and Merrill Lynch has not been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of New Plan or Excel. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by New Plan and Excel, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of New Plan's or Excel's management as to the expected future financial performance of New Plan or Excel. Merrill Lynch has conservatively assumed that there are no synergies resulting from the Merger. Furthermore, Merrill Lynch assumed that the Surviving

Trust (as herein defined) will qualify as a qualified REIT subsidiary, under all relevant provisions of the Code. Merrill Lynch further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

  The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the information made available to Merrill Lynch as of the date of the Merrill Lynch Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

  At the meeting of the New Plan Board held on May 13, 1998, Merrill Lynch presented certain financial analyses in connection with the delivery of the Merrill Lynch Opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

  For purposes of the Merrill Lynch Opinion, Merrill Lynch has viewed New Plan as the "acquiror" in that its shareholders will receive 65% of Combined Company Common Stock and that nine of the fifteen members of the Combined Company Board are designated by New Plan. Furthermore, for purposes of valuing New Plan, Merrill Lynch has converted its financial results to a calendar year-end.

  Merrill Lynch also reviewed the Exchange Ratio and, on the basis thereof, calculated an aggregate value for the shares of Excel Common Stock (the "Excel Value") of $790.8 million. Using an estimation of Excel's debt balances as of December 31, 1998 provided by Excel's management, Merrill Lynch also calculated an aggregate transaction value (the "Transaction Value") of $1,350.2 million which consisted of the Excel Value plus debt of $462.2 million, preferred stock of $157.5 million, less an estimation of Excel's cash balance at December 31, 1998 of $80.0 million. With respect to the Excel Value, Merrill Lynch calculated FFO multiples for 1998 and 1999 of 11.4x and 10.4x, respectively, and AFFO multiples for 1998 and 1999 of 11.6x and 10.7x, respectively.

 Valuation of New Plan

  Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for New Plan and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price, as of May 8, 1997, of $24.81. For this purpose, Merrill Lynch defined "total market capitalization" as the market value of New Plan's common equity. Merrill Lynch then calculated the market value of New Plan as a multiple of projected FFO (based on mean estimates of FFO provided by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call")), and FFO less recurring capital expenditures ("AFFO"). New Plan's FFO multiples for 1998 and 1999 were 12.9x and 11.8x, respectively, and AFFO multiples for 1998 and 1999 were 13.6x and 12.3x, respectively.

  Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call, and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for New Plan with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of shopping centers. For the purpose of its analysis, the following companies were used as comparable companies to New
Plan: Developers Diversified Realty Corporation, Excel Realty Trust, Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Realty Corporation and Weingarten Realty Investors (collectively, the "New Plan Comparable Companies").

  Merrill Lynch's calculations resulted in the following relevant ranges for the New Plan Comparable Companies and for New Plan as of May 8, 1998: a range of debt to total market capitalization of 25.1% to 34.6%, with a mean of 30.1% (as compared to New Plan at 25.6%); a range of market value as a multiple of projected 1998 FFO of 10.8x to 13.0x, with a mean of 11.6x (as compared to New Plan at 12.9x); a range of market value as a multiple of projected 1999 FFO of 9.9x to 11.6x, with a mean of 10.6x (as compared to New Plan at 11.8x); a range of market value as a multiple of projected 1998 AFFO of 11.1x to 13.5x, with a mean of 12.3x (as compared with New Plan at 13.9x); and a range of market value as a multiple of projected 1999 AFFO of 10.2x to 12.1x, with a mean of 11.2x (as compared to New Plan at 12.7x). Based upon projected 1998 FFO multiples, the implied per share valuation of the New Plan Common Shares is between $23.50 and $26.00.

  None of the New Plan Comparable Companies is, of course, identical to New Plan. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the New Plan Comparable Companies and other factors that could affect the public trading volume of the New Plan Comparable Companies, as well as that of New Plan. In addition, the multiples of market value to estimated 1998 and projected 1999 FFO and AFFO for the New Plan Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  Comparable Transaction Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of selected other mergers and strategic transactions involving REITs. These transactions were The Rouse Company's and Westfield America, Inc.'s acquisition of the TrizecHahn Corporation's Shopping Mall Portfolio, Simon DeBartolo Group, Inc.'s acquisition of Corporate Property Investors, Kimco Realty Corporation's merger with The Price REIT, Inc., and Simon DeBartolo Group, Inc.'s acquisition of Retail Property Trust (collectively, the "Merrill Comparable Transactions").

  Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer prices relative to the acquired company's stock price on the day before the announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the projected FFO per share for such company. For purposes of this analysis, Merrill Lynch relied primarily on the transaction between Kimco Realty Corporation and The Price REIT, Inc. as the others involved regional shopping centers and were thus deemed not as comparable. Therefore, Merrill Lynch utilized a range of FFO multiples of 10.5x to 11.5x. This results in an implied per share valuation of between $21.00 and $23.00 for the New Plan Common Shares.

  Discounted Cash Flow Analyses. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of New Plan based upon projections provided by New Plan's management for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 15.0% and terminal value multiples of calendar year 2002 FFO ranging from 12.5x to 14.5x. The range of implied present values per share of New Plan Common Shares was approximately $22.27 to $27.05 using the discounted dividend method, approximately $24.68 to $29.59 based upon the discounted FFO method and approximately $24.19 to $29.08 based upon the discounted AFFO method.

 Valuation of Excel

  Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for Excel and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of May 8, 1998 of $28.00. For this purpose, Merrill Lynch defined "total market capitalization" as the market value of Excel's common equity (including the assumed conversion of all outstanding operating partnership units into shares of Excel Common Stock and all convertible preferred shares into shares of Excel Common Stock) plus preferred stock at liquidation value plus total debt. Merrill Lynch then calculated the market value of Excel as a multiple of projected FFO (based on mean estimates of FFO provided by First Call) and AFFO. Excel's FFO multiples for 1998 and 1999 were 10.7x and 9.8x, respectively, and the AFFO multiples for 1998 and 1999 were 10.9x and 10.0x, respectively.

  Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for Excel with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of shopping centers. For the purpose of its analysis, the following companies were used as comparable companies to Excel: Developers Diversified Realty Corporation, Federal Realty Investment Trust, Kimco Realty Corporation, New Plan Realty Trust, Regency Realty Corporation and Weingarten Realty Investors Trust (collectively, the "Merrill Excel Comparable Companies").

  Merrill Lynch's calculations resulted in the following relevant ranges for the Merrill Excel Comparable Companies and for Excel (i) as of December 31, 1997: a range of debt to total market capitalization of 25.1% to 34.2%, with a mean of 28.6% (as compared to Excel at 34.6%) (adjusted for the Legacy spin-off) and (ii) as of May 8, 1998: a range of market value as a multiple of projected 1998 FFO of 11.2x to 13.0x, with a mean of 12.0x (as compared to Excel at 10.8x); a range of market value as a multiple of projected 1999 FFO of 10.0x to 11.8x, with a mean of 10.9x (as compared to Excel at 9.9x); a range of market value as a multiple of projected 1998 AFFO of 11.6x to 13.9x, with a mean of 12.8x (as compared with Excel at 11.1x); and a range of market value as a multiple of projected 1999 AFFO of 10.4x to 12.7x, with a mean of 11.6x (as compared to Excel at 10.2x). Based upon projected 1998 FFO multiples, the implied per share valuation of the Excel Common Stock is between $28.20 and $31.00.

  None of the Merrill Excel Comparable Companies is, of course, identical to Excel. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Merrill Excel Comparable Companies and other factors that could affect the public trading volume of the Merrill Excel Comparable Companies, as well as that of Excel. In addition, the multiples of market value to estimated 1998 and projected 1999 FFO and AFFO for the Merrill Excel Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  Comparable Transaction Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of the Merrill Comparable Transactions. Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated with respect to the Merrill Comparable Transactions the premiums of the implied offer prices relative to the acquired company's stock price on the day before the announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the projected FFO per share for such company. Utilizing the same methodology as described above for New Plan, the analysis yielded a range of transaction FFO multiples of 10.5x to 11.5x. This results in an implied per share valuation of Excel Common Stock of between $27.40 and $30.01.

  Discounted Cash Flow Analyses. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Excel based upon projections provided by Excel's management for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 14.1% to 16.1% and terminal value multiples of calendar year 2002 FFO ranging from 12.0x to 13.0x. The range of implied present values per share of Excel Common Stock was approximately $26.13 to $29.99 using the discounted dividend method, approximately $28.84 to $32.86 based upon the discounted FFO method and approximately $28.59 to $32.59 based upon the discounted AFFO method.

  Pro Forma Merger Consequences. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on the Combined Company's projected FFO per share and the anticipated accretion (i.e., the incremental increase) to Excel's stand-alone per share FFO resulting from the Merger. In order to equate this to New Plan shareholders, Merrill Lynch converted the Combined Company's projected FFO into that which is attributable to New Plan's shareholders. In this case, because New Plan shareholders receive one Combined Company share for each New Plan share, the resulting company's FFO/share equates to the FFO a New Plan shareholder will receive per share. Merrill Lynch observed that the Merger would be accretive to the Combined Company's projected FFO per share in each of the years 1998 through 2002, inclusive, and that the year-over-year annual growth rates for FFO per share in each of the years 1999 through 2002, inclusive, exceeded such comparable results for Excel on a stand-alone basis. Merrill Lynch calculated the accretion to New Plan shareholders as approximately 1.0% in 1998 growing to approximately 3.0% by 2002.

  The summary set forth above does not purport to be a complete description of the analysis performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond New Plan's, Excel's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

  The New Plan Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with New Plan and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

  Pursuant to a letter agreement dated May 12, 1998, New Plan has agreed to pay Merrill Lynch a fee, inclusive of all expenses, of $600,000. In addition, New Plan has agreed under certain circumstances to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

  Merrill Lynch has, in the past, provided financial advisory services to New Plan and Excel and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade in the securities of New Plan, Excel or the Combined Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities

EXCEL'S REASONS FOR THE MERGER; POSITIVE AND NEGATIVE FACTORS CONSIDERED

  THE EXCEL BOARD HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS AND BELIEVES THAT THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS ARE IN THE BEST INTERESTS OF EXCEL AND ITS STOCKHOLDERS. THE EXCEL BOARD UNANIMOUSLY RECOMMENDS THAT EXCEL STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS.

  EACH OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS MUST BE APPROVED BY THE EXCEL STOCKHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE EXCEL STOCKHOLDERS TO APPROVE ANY ONE OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS OR THE ELECTION OF DIRECTORS WILL RESULT IN THE MERGER NOT OCCURRING.

  In reaching its conclusion to approve the Merger Agreement and approve, declare advisable and recommend the Share Issuance, the Charter Amendments and the Election of Directors, the Excel Board consulted with management, as well as with its financial and legal advisors, and considered the factors described above under "The Merger--Joint Reasons for the Merger" and a number of additional factors, including the following:

    (i) The effectiveness of the Merger in implementing and accelerating Excel's basic growth strategy consistent with its business goals.

    (ii) The financial condition, businesses and prospects of New Plan and Excel, including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their relative financial and credit position and access to the capital markets. The Excel Board considered the detailed financial analyses, pro forma and other information, with respect to New Plan and Excel individually and the Combined Company, discussed by Prudential Securities and Triton Pacific, as well as its own knowledge of Excel. In making its determination, the Excel Board took into account the results of Excel's due diligence review of New Plan's business.

    (iii) The terms of the Merger Agreement, which are in all material respects reciprocal in nature. The Excel Board also considered certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the board of directors and management structure of the Combined Company following the Merger, and that the corporate headquarters of the Combined Company would be located in New York, with operational headquarters in New York and San Diego.

    (iv) The effect on Excel stockholders' value of Excel continuing as a stand-alone entity compared to the effect of combining with New Plan in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the Combined Company, the trend toward consolidation in the REIT industry and the current economic and financial environment for real estate investment.

    (v) The total market capitalization of the Combined Company would be approximately $3.4 billion and its stockholders' equity would be approximately $2.5 billion as compared to $1.3 billion and $930 million, respectively, for Excel. Having a larger company was viewed as desirable in light of industry trends and the economic environment.

    (vi) The oral opinion of Prudential Securities, subsequently confirmed in writing, that as of May 13, 1998, the Exchange Ratio pursuant to the Merger was fair to Excel from a financial point of view.

    (vii) The terms of the Merger Agreement which it believed to be attractive in that the terms allow Excel stockholders to continue as stockholders in a combined REIT which is expected to be one of the largest community and neighborhood shopping center REITs in the United States, the Combined Company Board will have six of its fifteen members designated by Excel, Gary Sabin will be President and Chairman of the Investment Committee of the Combined Company, and it is expected that Mr. Sabin will eventually succeed Mr. Laubich as Chief Executive Officer of the Combined Company.

    (viii) The benefits to Excel stockholders of the management team created through the Merger and the opportunities for economies of scale and operating efficiencies that should result from the Merger.

    (ix) The positive views and recommendation of Excel's management with respect to the proposed transaction.

    (x) The Excel Board's view that the overall terms of the Merger Agreement are fair to Excel and its stockholders.

  The Excel Board also considered certain potentially negative factors and risks that could arise or do arise from the proposed Merger. These included, among others: (a) the significant costs involved in connection with consummating the Merger and the substantial management time and effort required to effectuate the Merger and integrate the businesses of Excel and New Plan; (b) the potential difficulties of integrating two companies particularly in view of having co-operational headquarters in New York and San Diego; (c) the decrease in the dividend initially payable on Excel Common Stock; (d) the possible adverse effects upon the market for Excel Common Stock and upon Excel's ability to raise capital and issue equity in both the public and private markets that might result if the Merger were not consummated; (e) that if the Merger Agreement is terminated, under certain circumstances, Excel could have to pay to New Plan a fee of $32.5 million and, in certain instances, expenses of up to $2.5 million; and (f) the risk that the anticipated benefits of the Merger might not be fully realized. In the view of the Excel Board, the negative factors were not sufficient, either individually or collectively, to outweigh the advantages of the Merger.

  The foregoing discussion of the information and factors considered by the Excel Board is not intended to be exhaustive but includes the material factors considered by the Excel Board. In reaching its determination to approve the Merger and approve, declare advisable and recommend the Share Issuance, the Charter Amendments and the Election of Directors, the Excel Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Prudential Securities referred to above, the Excel Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Excel and its stockholders. The Excel Board is unanimous in its recommendation that holders of Excel Common Stock vote "FOR" approval and adoption of the Share Issuance, the Charter Amendments and the Election of Directors.

OPINION OF FINANCIAL ADVISOR TO EXCEL BOARD

  On May 13, 1998, Prudential Securities delivered its oral opinion to the Excel Board to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Excel (the "Prudential Securities Opinion"). Prudential Securities made a presentation of the financial analysis underlying its oral opinion at a meeting of the Excel Board on May 13, 1998. This analysis, as presented to the Excel Board, is summarized below. All of the members of the Excel Board were present at the meeting on May 13, 1998 and had an opportunity to ask questions regarding Prudential Securities' presentation. Prudential Securities subsequently confirmed its opinion in writing on May 13, 1998.

  In requesting the Prudential Securities Opinion, the Excel Board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Prudential Securities Opinion. A copy of the Prudential Securities Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex VI and is incorporated herein by reference. The summary of the Prudential Securities Opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities Opinion. Excel stockholders are urged to read the Prudential Securities Opinion in its entirety.

  THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO EXCEL FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

  In conducting its analysis and arriving at the Prudential Securities Opinion dated May 13, 1998, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following: (i) a draft dated May 11, 1998 of the Merger Agreement; (ii) certain publicly-available historical financial and operating data of Excel including, but not limited to, (a) the Annual Report to Stockholders and Annual Report on Form 10-K of Excel for the three fiscal years ended December 31, 1997, 1996 and 1995, (b) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, (c) the Proxy Statement for the Annual Meeting of Stockholders to be held on May 28, 1998, (d) the Form 10 dated December 12, 1997 relating to the spin-off of Legacy, (e) the Prospectus dated January 7, 1998 relating to the sale of 6,000,000 depositary shares of Series B Preferred Stock, (f) the Prospectus dated December 12, 1996 relating to the sale of 2,600,000 shares of Excel Common Stock and (g) the Prospectus dated June 20, 1995 relating to the sale of 2,000,000 shares of Excel Common Stock; (iii) certain publicly-available historical financial and operating data of New Plan including, but not limited to, (a) the Annual Report to Shareholders and an Annual Report on Form 10-K of New Plan for the three fiscal years ended July 31, 1997, 1996 and 1995, (b) the Quarterly Report on Form 10-Q for the quarter ended January 31, 1998, (c) the Proxy Statement for the Annual Meeting of Shareholders held on December 10, 1997 and (d) the Prospectus dated November 8, 1995 relating to the sale of 4,000,000 New Plan Common Shares; (iv) certain information relating to New Plan, including financial forecasts for the fiscal years ending July 31, 1998 and 1999 prepared by the management of New Plan and a schedule of future investment projects and acquisitions; (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Excel and New Plan, respectively, or otherwise relevant to Prudential Securities' inquiry; (vi) the financial terms of certain recent comparable transactions Prudential Securities deemed relevant to the inquiry;
(vii) the historical stock prices and trading volumes of Excel Common Stock and New Plan Common Shares; and (viii) such other financial studies, analyses and investigations as Prudential Securities deemed appropriate. Prudential Securities assumed, with Excel's consent, that the draft of the Merger Agreement which Prudential Securities reviewed (as referred to above) will conform in all material respects to that document in final form.

  Prudential Securities met with the senior management of Excel and New Plan to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies, and (iv) such other matters as Prudential Securities deemed relevant.

  In connection with its review and analysis and in arriving at the Prudential Securities Opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information provided to Prudential Securities by Excel and New Plan and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Excel or New Plan. With respect to certain financial forecasts provided to Prudential Securities by the management of New Plan, Prudential Securities assumed such information (and the assumptions and bases therefor) represents the best currently available estimates and judgments of New Plan's management as to the future financial performance of New Plan. The Prudential Securities Opinion is predicated on the Merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code. Further, the Prudential Securities Opinion is necessarily based on economic, financial and market conditions as they exist, and can only be evaluated as of May 13, 1998.

  The Prudential Securities Opinion does not address nor should it be construed to address the relative merits of the Merger and alternative business strategies which may be available to Excel. In addition, the Prudential Securities Opinion does not in any manner address the prices at which the Combined Company Common Stock will actually trade following consummation of the Merger.

  In addition, the Prudential Securities Opinion and the presentation to the Excel Board was one of the many factors taken into consideration by the Excel Board in making its determination to recommend approval of the Merger Agreement. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the opinion of the Excel Board with respect to the Exchange Ratio in connection with the Merger. The Exchange Ratio was determined through arm's length negotiations between Excel and New Plan and was approved by the Excel Board.

  In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the Excel Board at the May 13, 1998 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Excel and New Plan. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the Excel Board in connection with the Prudential Securities Opinion dated May 13, 1998.

  Comparable Companies Analysis. A comparable companies analysis was employed by Prudential Securities to establish implied ranges for the Exchange Ratio. Prudential Securities analyzed publicly-available historical and projected financial results, including multiples of current stock price to projected 1998 funds from operations per share ("1998 Projected FFO") (defined as net income plus depreciation and amortization, excluding gains on sales of property, non-recurring charges, and other extraordinary items) and projected 1999 funds from operations per share ("1999 Projected FFO") of certain companies considered by Prudential Securities to be reasonably similar to Excel. The companies analyzed included: Burnham Pacific Properties, Inc., Developers Diversified Realty Corp., Federal Realty Investment Trust, JDN Realty Corporation, Kimco Realty Corporation, Regency Realty Corporation, and Weingarten Realty Investors (the "Prudential Securities Excel Comparable Companies"). All of the trading multiples of the Prudential Securities Excel Comparable Companies were based on closing stock prices on May 12, 1998 (the "May 12th Closing Price") and all FFO per share estimates were published by First Call. The estimates published by First Call were not prepared in connection with the Merger or at the request of Prudential Securities.

  The Prudential Securities Excel Comparable Companies were found to have a May 12th Closing Price estimated to be equal to 9.8x to 13.1x 1998 Projected FFO and 8.6x to 11.4x 1999 Projected FFO. Applying such multiples to Excel's estimated 1998 FFO per share ($2.61) and estimated 1999 FFO per share ($2.85) resulted in implied ranges for the Exchange Ratio of 1.018 to 1.366 and 0.986 to 1.296, respectively, based on New Plan's closing price of $25.00 on May 12, 1998. The Exchange Ratio is within the ranges for the exchange ratio implied by Prudential Securities' comparable companies analysis.

  Comparable Transactions Analysis. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the Merger, and considered the multiple of the equity purchase price (defined as the purchase price of the acquired entity's equity) to the acquired entity's latest twelve months funds from operations ("LTM FFO") and to the acquired entity's forward twelve months funds from operations ("F-FFO"), based upon publicly available information for such transactions. The transactions considered were the combinations of: (i) the then pending merger of Kimco Realty Corporation and The Price REIT, Inc., (ii) Prime Realty and Horizon Group, (iii) Simon Property Group, Inc. and DeBartolo Realty Corp., (iv) Glimcher Realty Trust and Retail Property Investors, Inc., and (v) Bradley Real Estate, Inc. and Tucker Properties Corp. (the "Prudential Securities Comparable Transactions"). The Prudential Securities Comparable Transactions were found to imply for the acquired entity an equity purchase price within a range of 6.5x to 13.4x LTM FFO and 6.0x to 12.0x F-FFO. Applying such multiples to Excel's LTM FFO per share ($2.54) and F-FFO per share ($2.61) resulted in implied ranges for the Exchange Ratio of 0.664 to 1.362 and 0.630 to 1.250, respectively. The Exchange Ratio is within the ranges for the exchange ratio implied by Prudential Securities' comparable transaction analysis. None of the companies or acquired entities utilized in the above Prudential Securities Excel Comparable Companies analysis and Prudential Securities Comparable Transactions analysis for comparative purposes is, of course, identical to Excel. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Prudential Securities Excel Comparable Companies and the acquired entities in the Prudential Securities Comparable Transactions and other factors that could affect the public trading value and consideration paid for each of the Prudential Securities Excel Comparable Companies and the acquired entities, respectively, as well as that of Excel.

  Contribution Analysis. Prudential Securities observed that Excel stockholders would own 35.5% of the Combined Company Common Stock outstanding after the Merger (after giving effect to the 20% stock dividend payable to Excel stockholders prior to the consummation of the Merger). Prudential Securities reviewed certain projected operating and financial information, including, among other things, actual and projected FFO and revenues for Excel, New Plan, and the pro forma Combined Company without giving effect to potential transaction synergies. Prudential Securities observed that in 1997, 1998 and 1999 Excel would contribute (without giving effect to potential transaction synergies) 38.1%, 37.2% and 37.9% to the Combined Company's FFO, respectively, and 31.5%, 34.8% and 33.5% to the Combined Company's revenues. Prudential Securities also reviewed the relative contributions to the pro forma combined net asset valuation. The analysis indicated that Excel would contribute 33.5% of the combined net asset value. Projected financial and other information concerning Excel and New Plan and the impact of the Merger upon the holders of Excel Common Stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Excel and New Plan.

  Premiums Paid Analysis. Prudential Securities also analyzed historical stock and trading volumes of Excel Common Stock and New Plan Common Shares. Prudential Securities observed that between May 12, 1997 and May 12, 1998, Excel Common Stock traded in the range of $23.875 and $35.625 per share. Additionally, Prudential Securities noted that based upon a May 12, 1998 closing price of New Plan Common Shares and an implied price per share of $30.00 for Excel Common Stock, the Exchange Ratio results in a premium of 5.7% over Excel's closing price of $28.38 one day prior to the announcement of the transaction (the "Announcement"), a premium of 10.1% over Excel's closing price of $27.25 one month prior to the Announcement, and a premium of 11.9% over Excel's closing price of $26.81 three months prior to the Announcement. By way of comparison, Prudential Securities observed that the range of premiums over the acquired entity's closing stock price one month prior to the Announcement was -16.0% to 22.8% for the acquired entities in the Prudential Securities Comparable Transactions.

  Prudential Securities has, in the past, provided financial advisory services to Excel and New Plan and may continue to do so and has received, and may receive, fees for the rendering of such services. Excel selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter with Prudential Securities, Excel has paid Prudential Securities an advisory fee of $500,000 upon the delivery of the Prudential Securities Opinion. In addition, the engagement letter with Prudential Securities provides that Excel will reimburse Prudential Securities for its reasonable out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Merger or its engagement. In the ordinary course of business, Prudential Securities may actively trade the shares of Excel Common Stock, the New Plan Common Shares and the shares of Combined Company Common Stock for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

CERTAIN TRANSACTIONS

  The following is a summary of the material provisions of voting agreements entered into in connection with the Merger and the transactions contemplated thereby (the "Voting Agreements"). Copies of the Voting Agreements are available free of charge from the Combined Company, both prior and subsequent to the Effective Time. This summary of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Voting Agreements.

 New Plan Voting Agreements.

  Pursuant to separate Voting Agreements between Excel and each of William Newman and Arnold Laubich (the "New Plan Voting Agreements"), each of Messrs. Newman and Laubich has agreed with Excel, among other things, to attend the New Plan Special Meeting in person or by proxy and to vote his New Plan Common Shares (a) for approval and adoption of the New Plan Trust Amendments and the Merger and (b) against any recapitalization, merger, sale of assets or other business combination or similar transaction involving New Plan or any of its subsidiaries, securities or assets which is not endorsed in writing by Excel or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of New Plan under the Merger Agreement or which could result in any of the conditions of New Plan's obligations under the Merger Agreement not being fulfilled. Mr. Newman and Mr. Laubich have also agreed with Excel in the New Plan Voting Agreements to neither, directly or indirectly, (i) sell, offer to sell, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement to sell, any New Plan Common Shares or (ii) solicit, initiate or encourage any inquiries or the making of any proposals which may reasonably be expected to lead to a New Plan Takeover Proposal (as herein defined) or participate in any negotiations or discussions relating to a New Plan Takeover Proposal. The New Plan Voting Agreements will terminate upon the termination of the Merger Agreement in accordance with its terms.

  As of the New Plan Record Date, Mr. Newman owned 1,383,788 outstanding New Plan Common Shares, representing approximately 2.3% of the outstanding New Plan Common Shares, and Mr. Laubich owned 317,870 outstanding New Plan Common Shares, representing approximately 0.5% of the outstanding New Plan Common Shares.

 Excel Voting Agreements.

  Pursuant to the Voting Agreement between New Plan and Gary Sabin (the "Excel Voting Agreement"), Mr. Sabin has agreed with New Plan, among other things, to attend the Excel Special Meeting in person or by proxy and to vote his shares of Excel Common Stock (other than certain shares owned by the Sabin Children's Foundation) (a) for approval and adoption of the Share Issuance, the Charter Amendments and the Election of Directors and (b) against any recapitalization, merger, sale of assets or other business combination or similar transaction involving Excel or any of its subsidiaries, securities or assets which is not endorsed in writing by New Plan or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Excel under the Merger Agreement or which could result in any of the conditions of Excel's obligations under the Merger Agreement not being fulfilled. Mr. Sabin has also agreed with New Plan in the Excel Voting Agreement to neither, directly or indirectly, (i) sell, offer to sell, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement to sell, any of his shares of Excel Common Stock or
(ii) solicit, initiate or encourage any inquiries or the making of any proposals which may reasonably be expected to lead to an Excel Takeover Proposal or participate in any negotiations or discussions relating to an Excel Takeover Proposal. The Excel Voting Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms.

  As of the Excel Record Date, Mr. Sabin owned 823,225 outstanding shares of Excel Common Stock, representing approximately 3.5% of the outstanding Excel Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the New Plan Board with respect to the New Plan Trust Amendments and the Merger and the recommendation of the Excel Board with respect to the Share Issuance, the Charter Amendments and the Election of Directors, the shareholders of New Plan and the stockholders of Excel should be aware that certain members of the management of New Plan and Excel have certain interests in the Merger that are in addition to the interests of shareholders of New Plan and stockholders of Excel generally.

  Newman Agreement. In connection with the Merger Agreement, an agreement to employ William Newman, New Plan's current Chairman and Chief Executive Officer, as a consultant of the Combined Company will become effective at the Effective Time. The agreement has a five year term, extending automatically for additional one-year periods unless either the Combined Company or Mr. Newman elect not to extend the term. The agreement provides for annual compensation of $350,000, certain benefits and the right to be considered for bonuses and other incentives. The agreement also requires him to be nominated to the Combined Company Board, and, if he is serving on the Combined Company Board, for him to be appointed as Chairman of the Board. If Mr. Newman is not serving as a member of the Combined Company Board, he will be Chairman Emeritus of the Combined Company Board. The agreement also restricts Mr. Newman from competing with the Combined Company for one year following the date of termination. If the Combined Company materially breaches the agreement and does not correct the breach within ten days after written notice by Mr. Newman, the payments for the remainder of the term under the agreement become payable in one lump sum.

  Arnold Laubich Employment Agreement. In connection with the Merger Agreement, an employment agreement to employ Arnold Laubich, New Plan's President and Chief Operating Officer, as Chief Executive Officer of the Combined Company will become effective at the Effective Time. The employment agreement provides for an initial term ending December 31, 2002, extending automatically thereafter for additional one-year periods unless either the Combined Company or Mr. Laubich elect not to extend the term. The employment agreement also provides for him to be nominated to the Combined Company Board and, if he is serving on the Combined Company Board, for him to be appointed to the Investment Committee.

  Mr. Laubich will receive an annual salary of not less than the annual salary paid to the President of the Combined Company, but in no event less than $525,000 (which is equal to his current salary), and an annual cash bonus of up to 50% of his base salary as determined by the compensation committee of the Combined Company. In the first year of the employment agreement, the bonus will not be less than $262,500 (which is approximately equal to his most recent bonus). Mr. Laubich will also receive certain fringe benefits in connection with his employment.

  If the employment agreement is terminated by the Combined Company without "cause" or by Mr. Laubich for "good reason," Mr. Laubich will be entitled to severance benefits consisting of a lump sum payment of $2.5 million, continuation for a period of three years of insurance coverage in effect at the termination date, the full vesting of all stock options and other employee benefits and the cancellation of any loans made by the Combined Company to him. "Good reason" is defined to include either a change in control of the Combined Company or the failure of Mr. Laubich to be appointed Chairman of the Combined Company Board after William Newman eventually ceases to serve as Chairman of the Combined Company Board. The employment agreement also provides certain benefits upon his death or disability. If the employment agreement is terminated by Mr. Laubich without "good reason" or by the Combined Company for "cause," for one year following the date of termination, Mr. Laubich may not
(i) engage in any business which is competing with the Combined Company, (ii) divert to any entity any business of the Combined Company or its affiliates, or (iii) solicit any officer, employee or consultant of the Combined Company or its affiliates to leave the Combined Company or its affiliates.

  Gary Sabin Employment Agreement. In connection with the Merger Agreement, an employment agreement to employ Gary Sabin, Excel's current Chief Executive Officer, as President of the Combined Company will become effective at the Effective Time. The employment agreement provides for an initial term ending December 31, 2002, extending automatically for additional one-year periods unless either the Combined Company or Mr. Sabin elect not to extend the term. The employment agreement also provides for him to be nominated to the Combined Company Board and, if he is serving on the Combined Company Board, for him to be appointed as Chairman of the Investment Committee.

  Mr. Sabin will receive an annual salary at the rate of not less than the annual salary paid to the Chief Executive Officer of the Combined Company, but in no event less than $525,000, and an annual cash bonus of up to 50% of his base salary as determined by the compensation committee of the Combined Company. In the first year of the employment agreement, the bonus will not be less than $262,500. Mr. Sabin will also receive certain fringe benefits in connection with his employment and an initial grant of 186,500 stock options (which is a number equal to the difference between the number of stock options held by Mr. Laubich and those held by Mr. Sabin as of the Effective Time).

  If the employment agreement is terminated by the Combined Company without "cause" or by Mr. Sabin for "good reason," Mr. Sabin will be entitled to severance benefits consisting of a lump sum payment of $2.5 million, continuation for a period of three years of insurance coverage in effect on the termination date, the full vesting of all stock options and other employee benefits and the cancellation of any loans made by the Combined Company to him. "Good reason" is defined to include either a change in control of the Combined Company or the failure of the Combined Company to appoint Mr. Sabin as Chief Executive Officer after Arnold Laubich eventually ceases to serve as Chief Executive Officer; provided that if Mr. Sabin is then an executive officer of Legacy, in order to become Chief Executive Officer of the Combined Company he would be required within six months to resign such position from Legacy. Mr. Sabin is, however, permitted to continue as a director and Chairman of the board of Legacy. The employment agreement also provides certain benefits upon his death or disability. If the employment agreement is terminated by Mr. Sabin without "good reason" or by the Combined Company for "cause," for one year following the date of termination, he will not (i) engage in any business which is competing with the Combined Company, (ii) divert to any entity any business of the Combined Company or its affiliates, or (iii) solicit any officer, employee or consultant of the Combined Company or its affiliates to leave the Combined Company or its affiliates.

  Other Executive Employment Agreements. New Plan and Excel have agreed to a form of employment agreement for the executive officers of the Combined Company, which agreements will be effective at the Effective Time. New Plan and Excel have agreed that the aggregate salary and bonus initially payable under such agreements will not be less for any individual in the aggregate than the total of such individual's salary as of the date of the Merger Agreement and the amount of such individual's most recent bonus. The fringe benefits for all such individuals will be consistent in the aggregate with the fringe benefits currently enjoyed by such individuals.

  The form employment agreement provides for an initial term ending December 31, 2001, extending automatically for additional one-year periods unless terminated by either the Combined Company or the executive. If the employment agreement is terminated by the Combined Company without "cause" or by the executive for "good reason," the executive will be entitled to severance benefits consisting of a lump sum payment equal to twice his average total compensation (including bonus) for the two fiscal years ending prior to the termination date, continuation for a period of three years of all insurance coverage in effect for the executive on the termination date, the full vesting of all stock options and other employee benefits and the cancellation of any loans made by the Combined Company to the executive. "Good reason" is defined to include (x) a change in control of the Combined Company, (y) in the case of former New Plan executives, (1) the termination of Mr. Laubich's employment by Mr. Laubich for "good reason" or by the Combined Company without "cause" and
(2) the failure of the Combined Company to provide for two automatic one-year renewals of the employment term following the replacement of Arnold Laubich as Chief Executive Officer of the Combined Company and (z) in the case of former Excel executives, the termination of Gary Sabin's employment by Mr. Sabin for "good reason" or by the Combined Company without "cause." The employment agreement also provides for certain benefits upon the death or disability of the executive. If the employment agreement is terminated by the executive without "good reason" or by the Combined Company for "cause," for one year following the date of termination, the executive will not (i) engage in any business which is competing with the Combined Company, (ii) divert to any entity the Combined Company's or its affiliates' business, or (iii) solicit any officer, employee or consultant of the Combined Company or its affiliates to leave the Combined Company or its affiliates.

  The initial salaries under such employment agreements will be $325,000 for each of James M. Steuterman and Richard B. Muir; $185,000 for David A. Lund; $180,000 for Steven F. Siegel; $175,000 for each of Dean Bernstein, Graham R. Bullick, Mark T. Burton, James DeCicco, Thomas J. Farrell, S. Eric Ottesen, and Ronald H. Sabin; $165,000 for William Kirshenbaum; and $150,000 for John Visconsi. See "Combined Company Operations and Management--Executive Officers After the Merger" for a list of each individual's position and expected responsibility.

  Indemnification and Insurance. In the Merger Agreement, New Plan, Excel and Merger Sub have agreed to cooperate and use their reasonable best efforts to defend against any threatened or actual claim or proceeding, whether civil, criminal or administrative, including any such claim or proceeding in which any person who was or becomes a trustee, officer, employee or agent of New Plan (an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a trustee, officer, employee or agent of New Plan, or is or was serving at the request of New Plan as a trustee, officer, employee or agent of another corporation or enterprise or
(ii) the Merger Agreement.

  The Merger Agreement also provides that New Plan will indemnify and hold harmless and advance expenses relating to, and after the Effective Time the Combined Company will indemnify and hold harmless and advance expenses relating to, as and to the full extent permitted by applicable law, or the New Plan Declaration of Trust, each Indemnified Party against any losses, claims, damages, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlements in connection with any such threatened or actual claim, proceeding or investigation. New Plan and Excel will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that neither New Plan nor the Combined Company will be liable for any settlement effected without its prior written consent; and provided further that the Combined Company will have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction ultimately and finally determines that indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

  Excel has agreed that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in New Plan's Declaration of Trust or similar organizational documents as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time are contract rights and will survive the Merger and will continue in full force and effect thereafter.

  For a period of six years after the Effective Time, the Combined Company is obligated to maintain in effect policies of directors' and officers' liability insurance, if available at a reasonable price, that are substantially no less advantageous to the Indemnified Parties than the policies presently maintained by New Plan, subject to certain maximum annual payments. See "The Merger Agreement--Indemnification."

  Agreements between Certain New Plan Executive Officers and New Plan. Pursuant to an agreement dated June 3, 1982, Mr. William Newman, as nominee for New Plan, purchased a cooperative apartment at 114 East 72nd Street to be used to further New Plan business purposes for a price of $290,000. New Plan has paid assessments, taxes and all other payments with respect to the use and upkeep of the apartment, which has primarily been used by Mr. Newman. Such payments totaled approximately $26,000, $20,000 and $20,000 in fiscal 1997, 1996 and 1995, respectively. Mr. Newman will exercise his option pursuant to the June 3, 1982 agreement to purchase the apartment for the original $290,000 purchase price prior to the Effective Time.

  New Plan leases an office building from Page Associates on a net lease basis for a current rent of approximately $180,000 per year (rental payments of approximately $180,000, $178,000 and $175,000 were made to Page Associates in fiscal 1997, 1996 and 1995, respectively). New Plan has leased this building from Page Associates since 1974. Page Associates is a partnership owned in equal proportions by William Newman, Melvin Newman, the estate of Joseph Newman and Arnold Laubich. New Plan subleases the office building which it leases from Page Associates and has received rent in excess of all payments made to Page Associates and other real estate expenses in each of the years it has rented the building from Page Associates.

  See "Management of Excel--Certain Relationships and Related Transactions" for a discussion of certain agreements and other transactions involving Excel and its executive officers and directors.

STOCK OPTION PLANS

  As provided in the Merger Agreement, by virtue of the Merger, all New Plan Options outstanding at the Effective Time under any New Plan stock option plan (the "New Plan Employee Stock Plans"), whether or not then exercisable, will be assumed by the Combined Company and represent an option to purchase the same number of shares of Combined Company Common Stock (an "Assumed Option"), at an exercise price per share equal to the per share exercise price of the New Plan Common Shares subject to such New Plan Options immediately prior to the Effective Time. After the Effective Time, each Assumed Option will be exercisable upon the same terms and conditions as were applicable to the related New Plan Option immediately prior to the Effective Time. The Merger will not result in the acceleration of vesting of those New Plan Options which are issued but not yet vested. As of the New Plan Record Date, employees (or former employees) of New Plan owned New Plan Options to purchase an aggregate of 3,669,850 New Plan Common Shares at a weighted average exercise price of $21.66 per share (at exercise prices ranging from $18.875 to $25.25 per share). The Combined Company will register under the Securities Act all Assumed Options and all shares of Combined Company Common Stock issuable pursuant to Assumed Options.

  All options to purchase Excel Common Stock outstanding at the Effective Time under any Excel stock option plan (the "Excel Option Plans") will remain outstanding and will represent options to purchase shares of Combined Company Common Stock. Such options will be unaffected by the Merger, except as adjusted to give effect to the 20% stock dividend to be declared and paid by Excel on the Excel Common Stock prior to the Effective Time.

REGULATORY MATTERS

  New Plan and Excel believe that the Merger may be consummated without notification being given or information being furnished to the FTC or the Antitrust Division pursuant to the HSR Act, and that no waiting period requirements under the HSR Act are applicable to the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to a shareholder of New Plan. The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal taxation that may be relevant to particular New Plan shareholders in light of their personal investment circumstances or to New Plan shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, New Plan shareholders who received their shares through the exercise of employee stock options or otherwise as compensation, New Plan shareholders who are not U.S. persons (under the Code) and New Plan shareholders who hold their shares as part of a straddle, hedge or conversion transaction). In addition, this discussion does not address any foreign, state or local tax consequences of the Merger. For purposes of this discussion, a holder of depositary receipts will be treated as holding a direct interest in the underlying securities.

  EACH NEW PLAN SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

  In the opinion of Latham & Watkins, counsel to Excel, and Altheimer & Gray, counsel to New Plan, the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Excel and New Plan should each be a party to that reorganization within the meaning of Section 368(b) of the Code. In that event,

    (i) NO GAIN OR LOSS WILL BE RECOGNIZED BY A NEW PLAN SHAREHOLDER WHO RECEIVES COMBINED COMPANY COMMON STOCK FOR NEW PLAN SHARES EXCHANGED THEREFOR;

    (ii) the tax basis of the Combined Company stock to be received by holders of the New Plan shares pursuant to the Merger will be the same as the tax basis in the New Plan shares exchanged therefor;

    (iii) the holding period of the Combined Company stock to be received by holders of the New Plan shares pursuant to the Merger will include the holding period of the New Plan shares surrendered in exchange therefor, provided that the New Plan shares were held as capital assets at the Effective Time; and

    (iv) no gain or loss will be recognized by New Plan or Excel as a result of the Merger.

  Notwithstanding the foregoing, cash received in lieu of a fractional share interest in Combined Company stock will be treated under Section 302 of the Code as if such fractional shares were actually received and then redeemed for cash, and in general, gain or loss will be recognized, measured by the difference between the amount of cash received and the basis of the New Plan shares allocable to such fractional shares. In general, such gain or loss will constitute capital gain or loss if the New Plan shares were held as capital assets at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (i) 20% if the individual's holding period in such stock was more than 18 months on the date of the Effective Time or (ii) 28% if the individual's holding period was more than one year but not more than 18 months on the date of the Effective Time. Gains on the sale of capital assets held for one year or less are subject to tax at ordinary income levels. The deductibility of capital losses is subject to limitations for both individuals and corporations.

  If the Merger did not qualify as a tax-free reorganization for federal income tax purposes, the Merger would be treated as a taxable exchange and, accordingly,

    (i) a holder of New Plan shares would recognize gain or loss, measured by the difference between the fair market value of the Combined Company stock and cash received and the New Plan shareholder's basis in the New Plan shares exchanged therefor. Such gain or loss would constitute capital gain or loss if the New Plan shares were held as capital assets at the Effective Time;

    (ii) the tax basis of the New Plan shares received in connection with the Merger by a New Plan shareholder would be their fair market value at the Effective Time; and

    (iii) the holding period of the Combined Company stock received by a New Plan shareholder pursuant to the Merger would commence on the day following the date of the Effective Time.

  Further, if the Merger did not qualify as a tax-free reorganization, New Plan would recognize gain or loss equal to the difference between New Plan's basis in its assets and the sum of the fair market value of the consideration provided by the Combined Company in the Merger and the liabilities assumed by the Combined Company. The consideration provided by the Combined Company would be treated as distributed by New Plan in liquidation. In computing its taxable income for its taxable year ended on the date of the Merger, New Plan would generally be entitled to a dividends paid deduction equal to the fair market value of the consideration provided by the Combined Company and received by the New Plan shareholders. In addition, if New Plan would recognize built-in gain with respect to certain assets previously acquired from a C corporation in a carryover basis transaction, the gain would be subject to a corporate level tax under a Treasury Regulation announced by the Internal Revenue Service but not yet issued. However, New Plan does not believe that it has any such built-in gain. The Combined Company will succeed to any tax liability of New Plan in the Merger.

  With respect to the New Plan Pre-Merger Dividend, whether or not tax-free reorganization treatment applies, New Plan shareholders will recognize dividend income (a portion of which may qualify for capital gains treatment) to the extent it is paid out of New Plan's current or accumulated earnings and profits.

  See "Federal Income Tax Consequences Related to the Combined Company" for a discussion of the federal income taxation of the Combined Company and its stockholders.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement. Copies of the original merger agreement and the amendment thereto are included as Annex I and Annex I-A, respectively, and are incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All New Plan shareholders and Excel stockholders are urged to read the Merger Agreement in its entirety. Capitalized terms used herein and not otherwise defined herein have the same meaning as in the Merger Agreement.

THE MERGER

  The Merger. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub shall be merged with and into New Plan in accordance with the Merger Agreement and the separate corporate existence of Merger Sub shall cease. New Plan shall continue as the surviving trust in the Merger (the "Surviving Trust"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL") and in the New Plan Declaration of Trust as amended by the New Plan Trust Amendments.

  The Closing. On the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the "Closing") will take place on the third business day immediately following the day on which the shareholders of New Plan approve the New Plan Trust Amendments and the Merger and the stockholders of Excel approve the Share Issuance, the Charter Amendments and the Election of Directors. The New Plan Trust Amendments shall become effective after the filing of a certificate as to the adoption of the New Plan Trust Amendments by the New Plan Board. Thereafter, the Merger shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the filing of a certificate of amendment and merger with the Secretary of the Commonwealth of Massachusetts.

EXCEL STOCK DIVIDEND

  Before the Effective Time, Excel will declare and pay the Excel Stock Dividend. If any holder of Excel Common Stock would be entitled to receive a fractional share, then (after taking into account all shares owned by such holder), in satisfaction and redemption of such holder's right to receive such fraction of one share, such holder will receive cash in an amount equal to such fraction of the value of one share of Excel Common Stock, determined as the average of the high and low trading prices of a share of Excel Common Stock on the NYSE on the record date for the Excel Stock Dividend.

CONVERSION OF SHARES

  New Plan Common Shares. At the Effective Time, each New Plan Common Share together with its associated New Plan Rights outstanding immediately prior to the Effective Time will, by virtue of the Merger be cancelled and converted into, subject to the prior distribution of the Excel Stock Dividend, the right to receive one (1) share of Combined Company Common Stock. The Exchange Ratio and corresponding number of shares of Combined Company Common Stock to be issued in the Merger shall be appropriately adjusted to reflect the effect of any stock split, stock dividend (other than the Excel Stock Dividend), reorganization, recapitalization, or other like change with respect to the Excel Common Stock or New Plan Common Shares. Each New Plan Common Share to be converted in the Merger will be converted, without further consideration together with its associated share purchase right issued pursuant to the Rights Agreement between New Plan and BankBoston, N.A., as rights agent ("New Plan Rights"). References to New Plan Common Shares to be converted in the Merger are deemed to include the associated New Plan Rights. Each share of Combined Company Common Stock issued to holders of New Plan Common Shares in the Merger will be issued together with one Combined Company Right in accordance with the Rights Agreement between Excel and BankBoston, N.A., as rights agent. References to shares of Combined Company Common Stock issuable in connection with the Merger are deemed to include the associated Combined Company Rights.

  Preferred Shares. At the Effective Time, each New Plan Preferred Share outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and converted into the right to receive one share of voting Series D Preferred Stock, and each New Plan Depositary Share outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and converted into the right to receive one voting Series D Depositary Share and will have a liquidation preference of $50.00 per depositary share. The Series D Preferred Stock will have similar terms as the New Plan Preferred Shares, will have ten votes per share (or 20 votes per share when voting only with other Combined Company preferred stock ranking on a parity therewith as to dividends and upon liquidation, dissolution or winding up of the Combined Company), with each Series D Depositary Share representing a one-tenth fractional interest in a share of Series D Preferred Stock having one vote per depositary share (voting together with the Combined Company Common Stock), and two votes when voting with such parity stock, and will accrue dividends from the end of the last period with respect to which the New Plan Preferred Shares received a dividend payment. The shares of Combined Company Common Stock to be issued to holders of New Plan Common Shares and the Series D Depositary Shares to be issued in the Merger to holders of New Plan Preferred Shares are sometimes referred to collectively herein as the "Merger Consideration." Reference is made to Annex IV attached hereto for the Articles Supplementary establishing the Series D Preferred Stock, to "Description of Excel and Combined Company Securities--Series D Depositary Shares" and "--Series D Preferred Stock" and to "Comparison of Shareholder and Stockholder Rights--New Plan Preferred Shares/Series D Preferred Stock" for descriptions of the Series D Preferred Stock and comparisons with the New Plan Preferred Shares.

  Merger Sub Shares. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and converted into the right to receive one New Plan Common Share.

  Certificates. At the Effective Time, each holder of a certificate (a "Certificate") representing any New Plan Common Share or New Plan Preferred Share will thereafter cease to have any rights with respect to such New Plan Common Share or New Plan Preferred Share, except the right to receive, without interest, the Merger Consideration and cash in lieu of fractional shares of Combined Company Common Stock upon the surrender of such Certificate. Each share of Combined Company Common Stock and Series D Preferred Stock issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

  Treasury Shares. Each New Plan Common Share or New Plan Preferred Share issued and held in New Plan's treasury at the Effective Time or owned of record or beneficially by Excel, if any, will by virtue of the Merger cease to be outstanding and will be cancelled and retired and will cease to exist without payment of any consideration therefor.

NEW PLAN OPTIONS

  New Plan has agreed not to cause acceleration of any New Plan Option. At the Effective Time, to the extent not prohibited by the terms of the relevant governing instrument, New Plan's obligations with respect to each New Plan Option that is outstanding and unexercised immediately prior thereto shall be assumed by the Combined Company. Each Assumed Option shall then represent a right to purchase one share of Combined Company Common Stock (based on the Exchange Ratio) in an amount and at the same exercise price applicable to the New Plan Option (and otherwise subject to the terms of the relevant New Plan stock plans). Each Assumed Option will be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the New Plan Options immediately prior to the Effective Time. Excel will cause to be filed and become effective one or more appropriate registration statements in order to register the shares of Combined Company Common Stock issuable in connection with the Assumed Options.

EXCHANGE OF CERTIFICATES

  SHAREHOLDERS OF NEW PLAN SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER FOLLOWING EFFECTIVENESS OF THE MERGER.

  Exchange Agent. As of the Effective Time, Excel will deposit with BankBoston, N.A. (the "Exchange Agent"), for the benefit of the holders of New Plan Common Shares and New Plan Preferred Shares, for exchange in accordance with the Merger Agreement, certificates representing the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and dividends and other distributions on the Merger Consideration contemplated by the Merger Agreement (collectively, the "Merger Payments").

  Promptly after the Effective Time, Excel will cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which specifies that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Excel may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration and the Merger Payments. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of the Merger Consideration and (y) a check representing the amount of cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered, and the Certificate so surrendered will be cancelled. No interest will be paid on the cash in lieu of fractional shares of the Merger Consideration and dividends and distributions on the Merger Consideration. The letter of transmittal may, at New Plan's election, provide for the ability of a holder of one or more Certificates to elect that shares of Combined Company Common Stock to be received in exchange for the New Plan Common Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such shares of Combined Company Common Stock be credited to an appropriate book entry account or, as applicable, an account established for the holder under the dividend reinvestment and stock purchase plan of Excel.

  No dividends or other distributions on the Merger Consideration with a record date after the Effective Time shall be paid with respect to any Combined Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time subject to applicable withholding taxes and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable subject to applicable withholding taxes.

  After the Effective Time, there will be no transfers on the stock transfer books of New Plan of New Plan Common Shares and New Plan Preferred Shares. If, after the Effective Time, Certificates are presented to the Surviving Trust, they will be cancelled and exchanged for certificates for the Merger Consideration as provided above and fractional shares. Appropriate procedures shall be established by Excel and the Exchange Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of Combined Company Common Stock or Series D Preferred Stock with a record date on or after the date of the Effective Time.

  Any portion of the Merger Consideration held by the Exchange Agent (together with any cash in lieu of fractional shares of the Merger Consideration and the proceeds of any investments thereof) that remains unclaimed by the former shareholders of New Plan one year after the Effective Time shall be delivered to the Combined Company. Any former shareholders of New Plan who have not theretofore complied with the provisions of the Merger Agreement shall thereafter look only to the Combined Company for payment of the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and dividends and other distributions on the Merger Consideration, in each case, without any interest thereon.

  None of Excel, New Plan, the Combined Company, the Exchange Agent or any other person shall be liable to any former holder of New Plan Common Shares or New Plan Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Excel, the posting by such person of a bond in such reasonable amount as Excel may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Excel will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares and unpaid dividends and distributions on shares of the Merger Consideration as provided in the Merger Agreement, deliverable in respect thereof pursuant to the Merger Agreement.

FRACTIONAL SHARES

  No fractional shares of the Merger Consideration will (after taking into account all shares held by each record or beneficial owner of the Merger Consideration) be issued. In lieu of the issuance of any fractional shares, a cash adjustment will be paid equal to such fractional proportion of the closing sale prices of the Combined Company Common Stock on the NYSE as reported in The Wall Street Journal.

NO APPRAISAL RIGHTS

  The holders of New Plan Common Shares and New Plan Preferred Shares who dissent to the Merger will not be entitled to appraisal rights as a result of the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of New Plan and Excel relating, among other things, to: (i) their respective existence, good standing, authority, compliance with applicable laws and other similar matters; (ii) their authorization, execution and delivery of the Merger Agreement, the enforceability of their obligations thereunder and related matters; (iii) their capitalization; (iv) their subsidiaries; (v) their interests and investments; (vi) the absence of conflicts, violations and defaults under their declaration of trust or charter and bylaws and certain other agreements and documents and certain consents and approvals; (vii) their documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (viii) the absence of pending or threatened litigation and other proceedings involving either New Plan or Excel or their respective subsidiaries that would have a material adverse effect on the business of either party; (ix) the absence of certain changes subsequent to January 31, 1998 for New Plan and December 31, 1997 for Excel; (x) the timely filing and the accuracy of information of all material tax returns and certain other matters relating to taxes and each party's status as a REIT within the meaning of the Code; (xi) their books and records;
(xii) each party's ownership of real properties and the absence of certain encumbrances and defects; (xiii) certain environmental matters; (xiv) employee benefit plans; (xv) labor matters; (xvi) the absence of brokers or other persons entitled to a fee as a result of the Merger, other than the financial advisors of each of New Plan and Excel; (xvii) the receipt of opinions from their financial advisors; (xviii) the absence of ownership of capital stock of the other party; (xix) transactions with related parties; (xx) contracts and commitments; (xxi) certain non-residential leases; (xxii) registration under the Investment Company Act of 1940; (xxiii) certain payments resulting from the transactions contemplated by the Merger Agreement; (xxiv) the inapplicability of certain takeover defense mechanisms to the transaction contemplated by the Merger Agreement; and (xxv) amendments to certain arrangements between Excel and Legacy. All representations and warranties of New Plan and Excel expire at the Effective Time.

NO SOLICITATION BY NEW PLAN

  New Plan has agreed that New Plan will not, and will cause its subsidiaries and its and their trustees, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its subsidiaries not to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any New Plan Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding or relating to any New Plan Takeover Proposal; provided, however, that prior to the New Plan Special Meeting, if the New Plan Board determines reasonably and in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of New Plan under applicable law, or, as applicable, its duties under the New Plan Declaration of Trust, in each case in the context of the transactions contemplated by the Merger Agreement, New Plan may, in response to a New Plan Takeover Proposal which was not solicited by it and which did not result from a breach of the Merger Agreement, provided

New Plan shall provide prior written notice of its decision to take such action to Excel, (x) furnish information with respect to New Plan and its subsidiaries to any person making such a New Plan Takeover Proposal pursuant to a customary confidentiality agreement (as determined by New Plan after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such New Plan Takeover Proposal. A "New Plan Takeover Proposal" means any proposal made by a third party (other than Excel) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the New Plan Common Shares or shares or equity interests in any significant subsidiary of New Plan, in each case then outstanding, or all or substantially all the assets of New Plan or any significant subsidiary of New Plan.

  Except as expressly permitted by the Merger Agreement, neither the New Plan Board nor any committee thereof will (i) withdraw or propose publicly to withdraw, or modify or propose to modify in a manner adverse to Excel, the approval or recommendation by such board or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any New Plan Takeover Proposal or (iii) cause New Plan to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "New Plan Acquisition Agreement") related to any New Plan Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the New Plan Board determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending New Plan Takeover Proposal is more favorable to New Plan's shareholders than the Merger and the transactions contemplated by the Merger Agreement, (B) that such New Plan Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the approval of the Merger by holders of New Plan Common Shares will not be obtained due to the pending New Plan Takeover Proposal, and (D) (based on the advice of outside counsel and taking into account the matters in clause (A), (B) and (C) above) that it is necessary to terminate the Merger Agreement to accept such New Plan Takeover Proposal in order to comply with its fiduciary duties to the shareholders of New Plan under applicable law or, as the case may be, its duties under the New Plan Declaration of Trust, in each case in the context of the transactions contemplated by the Merger Agreement, the New Plan Board may approve and recommend such New Plan Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of the Merger Agreement and the Merger, provided that in such case it simultaneously therewith terminates the Merger Agreement and concurrently with such termination causes New Plan to enter into a definitive acquisition agreement with respect to such New Plan Takeover Proposal, but only at a time that is after the fifth business day following Excel's receipt of written notice advising Excel that the New Plan Board is prepared to accept a New Plan Takeover Proposal, specifying the material terms and conditions of such New Plan Takeover Proposal and identifying the person making such New Plan Takeover Proposal, provided that
(x) at all reasonable times during such five-day period New Plan shall have cooperated with Excel with the objective of providing Excel a reasonable opportunity to propose and negotiate a modification of the terms and conditions of the Merger Agreement so that a business combination may be effected between Excel and New Plan; (y) at the end of such five-day period the New Plan Board shall continue to believe in good faith that clauses (A),
(B), (C) and (D) above apply to the New Plan Takeover Proposal; and (z) simultaneously with any such withdrawal or termination, New Plan pays to Excel the Break-Up Fee (as defined herein) and the Break-Up Expenses (as defined herein) provided for in the Merger Agreement.

  In addition, New Plan agreed to immediately cease any current discussions and negotiations with respect to any New Plan Takeover Proposal and immediately advise Excel orally and in writing of any request for information or of any New Plan Takeover Proposal, the material terms and conditions of such request or New Plan Takeover Proposal and the identity of the person making such request or New Plan Takeover Proposal. New Plan will keep Excel reasonably informed of the status and details of any such request or New Plan Takeover Proposal.

  Nothing contained in the Merger Agreement prohibits New Plan from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to New Plan's shareholders if, in the good faith judgment of the New Plan Board, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither New Plan nor its board nor any committee thereof will withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a New Plan Takeover Proposal, except in accordance with the provisions of the Merger Agreement.

  Notwithstanding any other provisions of the Merger Agreement to the contrary, or any variation in the duties imposed upon trustees of a Massachusetts business trust from those imposed on directors of a Maryland corporation, the members of the New Plan Board will be permitted to take any action which they would be permitted to take under the Merger Agreement if they were directors of a Maryland corporation and New Plan was a Maryland corporation.

NO SOLICITATION BY EXCEL

  Excel has agreed that Excel will not, and will cause its subsidiaries and its and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its subsidiaries not to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Excel Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding or relating to any Excel Takeover Proposal; provided, however, that prior to the Excel Special Meeting, if the Excel Board determines reasonably and in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of Excel under applicable law in the context of the transactions contemplated by the Merger Agreement, Excel may, in response to an Excel Takeover Proposal which was not solicited by it and which did not result from a breach of the Merger Agreement, and provided Excel shall provide prior written notice of its decision to take such action to New Plan, (x) furnish information with respect to Excel and its subsidiaries to any person making such an Excel Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Excel after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Excel Takeover Proposal. An "Excel Takeover Proposal" means any proposal made by a third party (other than New Plan) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the shares of Excel Common Stock or shares or equity interests in any significant subsidiary of Excel, in each case then outstanding or all or substantially all the assets of Excel or any significant subsidiary of Excel.

  Except as expressly permitted by the Merger Agreement, neither the Excel Board nor any committee thereof will (i) withdraw or propose publicly to withdraw, or modify or propose publicly to modify in a manner adverse to New Plan, the approval or recommendation by such board or such committee of the Merger, the Merger Agreement or the matters to be considered at the Excel Special Meeting in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Excel Takeover Proposal or (iii) cause Excel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Excel Acquisition Agreement") related to any Excel Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Excel Board determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Excel Takeover Proposal is more favorable to Excel's stockholders than the Merger and the transactions contemplated by the Merger Agreement, (B) that such Excel Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the adoption of the Merger Agreement by holders of Excel Common Stock will not be obtained due to the pending Excel Takeover Proposal, and (D) (based upon the advice of outside counsel and taking into account the matters in clause (A), (B) and (C)) that it is necessary to terminate the Merger Agreement to accept such Excel Takeover Proposal in order to comply with its duties to the stockholders of

Excel under applicable law in the context of the transactions contemplated by the Merger Agreement, the Excel Board may approve and recommend such Excel Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of the Merger Agreement, the Merger, the Share Issuance, the Charter Amendments and the Election of Directors, provided that in such case it simultaneously therewith terminates the Merger Agreement and concurrently with such termination causes Excel to enter into a definitive acquisition agreement with respect to such Excel Takeover Proposal, but only at a time that is after the fifth business day following New Plan's receipt of written notice advising New Plan that the Excel Board is prepared to accept an Excel Takeover Proposal, specifying the material terms and conditions of such Excel Takeover Proposal and identifying the person making such Excel Takeover Proposal, provided that (x) at all reasonable times during such five-day period Excel shall have cooperated with New Plan with the objective of providing New Plan a reasonable opportunity to propose and negotiate a modification of the terms and conditions of the Merger Agreement so that a business combination may be effected between Excel and New Plan; (y) at the end of such five-day period the Excel Board shall continue to believe in good faith that clauses (A), (B), (C) and (D) above apply to the Excel Takeover Proposal; and (z) simultaneously with any such withdrawal or termination, Excel pays New Plan the Break-Up Fee and Break-Up Expenses provided for in the Merger Agreement.

  In addition, Excel agreed to immediately cease any current discussions or negotiations with respect to any Excel Takeover Proposal and immediately advise New Plan orally and in writing of any request for information or of any Excel Takeover Proposal, the material terms and conditions of such request or Excel Takeover Proposal and the identity of the person making such request or Excel Takeover Proposal. Excel will keep New Plan reasonably informed of the status and details of any such request or Excel Takeover Proposal.

  Nothing contained in the Merger Agreement prohibits Excel from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Excel's stockholders if, in the good faith judgment of the Excel Board, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither Excel nor its board nor any committee thereof will withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger Agreement, the Merger, the Share Issuance, the Charter Amendments or the Election of Directors or approve or recommend, or propose publicly to approve or recommend, an Excel Takeover Proposal, except in accordance with the provisions of the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

 Conduct of Business by New Plan and Excel

  Each of New Plan and Excel has agreed that during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, each of New Plan and Excel will:

    (i) use their reasonable best efforts to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

    (ii) confer on a regular basis with one or more representatives of the other to report material operational matters and any proposals to engage in material transactions;

    (iii) coordinate the record date for the quarterly dividends payable with respect to the Excel Common Stock, Series A Preferred Stock, Series B Preferred Stock and New Plan Common Shares and New Plan Preferred Shares; and

    (iv) promptly deliver to the other true and correct copies of any report, statement or schedule filed with the Commission.

 Conduct of Business by New Plan

  New Plan has agreed that during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, or as expressly contemplated by the Merger Agreement, New Plan will:

    (i) conduct its operations in the ordinary course;

    (ii) not acquire additional real property, encumber assets or commence construction of (other than tenant concessions and pending transactions disclosed to Excel) real estate projects, in an amount which exceeds $150 million in the aggregate;

    (iii) not amend its organizational instruments;

    (iv) not (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or pursuant to New Plan's distribution reinvestment plan, issue any shares of its capital stock (except to New Plan), or options or other rights to acquire capital stock, or effect any stock split or similar transaction, (2) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by the Merger Agreement or (3) adopt any new employee benefit plan (including any stock plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

    (v) not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends on the New Plan Common Shares (which may be accelerated) and regular quarterly dividends on the New Plan Depositary Shares representing a one-tenth fractional interest in a New Plan Preferred Share, as well as any other required dividends, distributions or payments with respect to such New Plan Preferred Shares and (y) the New Plan Pre-Merger Dividend with respect to the New Plan Common Shares in the amount that is necessary or appropriate to satisfy the dividend payment requirements imposed on New Plan as a REIT, and to eliminate or reduce federal income or excise taxes imposed on New Plan as a REIT, for New Plan's taxable year ending on or before the Effective Time and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of New Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action; (it being understood that New Plan's regular quarterly dividend will include increases to prior quarterly dividend amounts consistent with New Plan's past practice);

    (vi) except in the ordinary course of business consistent with past practice, not sell, mortgage or encumber or otherwise dispose of, except by leasing in the ordinary course of business, any material New Plan properties or assets or any of its capital stock of or other interests in its subsidiaries;

    (vii) not (1) incur, assume, guarantee or prepay any indebtedness for borrowed money in an amount in excess of (A) $150 million and (B) the amount necessary to consummate the pending New Plan transactions, in each case in a manner consistent with New Plan's past practice or (2) make any investments in any other person other than subsidiaries;

    (viii) not pay or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

    (ix) not enter into any contract which may result in total payments or liability by or to it in excess of $200,000, except in the ordinary course consistent with past practice;

    (x) not enter into any contract with any officer, director, consultant or affiliate (1) which is not in the ordinary course of business and consistent with past practices or (2) where the amount involved exceeds $50,000;

    (xi) not acquire, enter into any contract, to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets, of another entity which has net assets in excess of $25 million, subject to the limitation in clause (ii) above;

    (xii) not make any changes in its accounting methods or policies except as required by law, the Commission or generally accepted accounting principles;

    (xiii) maintain insurance in such amounts and against such risks as are customary for companies like New Plan; and

    (xiv) not authorize, or commit or agree to take, any of the foregoing actions.

 Conduct of Business by Excel

  Excel has agreed that during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time or as expressly contemplated by the Merger Agreement, Excel will:

    (i) conduct its operations in the ordinary course;

    (ii) not acquire additional real property, encumber assets or commence construction of (other than tenant concessions and the pending transactions disclosed to New Plan) real estate projects, in an amount which exceeds $150 million in the aggregate;

    (iii) not amend its organizational instruments;

    (iv) not (1) except pursuant to the exercise of options, warrants, conversion rights, Down REIT units and other contractual rights or pursuant to its dividend reinvestment plan and disclosed pursuant to the Merger Agreement or pursuant to the Excel Stock Dividend, issue any shares of its capital stock (except to Excel), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (2) other than the issuance of the Excel Rights, grant, confer or award any option, warrant, conversion or other right to acquire any shares of its capital stock or amend the terms or permit the acceleration of any such option (except the issuance of Down REIT units in pending Excel transactions), (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by the Merger Agreement or (4) adopt any new employee benefit plan (including any stock plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans and except for changes proposed in the Excel Proxy Statement for its 1998 Annual Meeting;

    (v) not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends of $.50 per share on the Excel Common Stock and regular quarterly dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as well as any other required dividends, distributions or payments with respect to such Excel Preferred Stock, (y) if New Plan accelerates its regular quarterly dividend on New Plan Common Shares, Excel may likewise accelerate its regular quarterly dividend on Excel Common Stock and, to the extent required, dividends (or the setting aside thereof) on the Excel Series A Preferred Stock, Excel Series B Preferred Stock and Series C Preferred Stock, and (z) to the extent New Plan is required to declare and pay the New Plan Pre-Merger Dividend, a dividend per share of Excel Common Stock in an amount equal to 1.20 times the New Plan Pre-Merger Dividend per New Plan Common Share to be declared and paid prior to the declaration and payment of the Excel Stock Dividend and prior to the Effective Time and, to the extent required, dividends (or the setting aside thereof) on the Excel Series A Preferred Stock, Excel Series B Stock and Series C Preferred Stock and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Excel, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action;

    (vi) except in the ordinary course of business consistent with past practice, not, sell, mortgage or encumber or otherwise dispose of, except by leasing in the ordinary course of business, material Excel properties or assets or any of its capital stock of or other interests in its subsidiaries;

    (vii) not (1) incur, assume or guarantee or prepay any indebtedness for borrowed money in an amount in excess of (A) $150 million, and (B) the amount necessary to consummate the pending Excel transactions, in each case in a manner consistent with Excel's past practice, or (2) make any investments in, any other person, other than to subsidiaries;

    (viii) not pay or satisfy any claims, other than in the ordinary course of business consistent with past practice;

    (ix) not enter into any contract which may result in total payments or liability by or to it in excess of $200,000, except in the ordinary course of business consistent with past practice;

    (x) not enter into any contract with any officer, director, consultant or affiliate (1) which is not in the ordinary course of business and consistent with past practices or (2) where the amount involved exceeds $50,000;

    (xi) not acquire, enter into any contract, to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets, of another entity which has net assets in excess of $25 million, subject to the limitations in clause (ii) above;

    (xii) not make any changes in its accounting methods or policies except as required by law, the Commission or generally accepted accounting principles;

    (xiii) maintain, insurance in such amounts and against such risks as are customary for companies like Excel;

    (xiv) not make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with Legacy and Excel will fully enforce and not waive the provisions of each material agreement between Excel and Legacy in effect on the date hereof; and

    (xv) not, authorize, or commit or agree to take, any of the foregoing actions.

INDEMNIFICATION

  Pursuant to the Merger Agreement, New Plan, Excel and Merger Sub have agreed to cooperate and use their reasonable best efforts to defend against any threatened or actual claim or proceeding, whether civil, criminal or administrative, including any such claim or proceeding in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a trustee, officer, employee or agent of New Plan, or is or was serving at the request of New Plan as a trustee, officer, employee or agent of another corporation or enterprise or (ii) the Merger Agreement.

  The Merger Agreement also provides that New Plan will indemnify and hold harmless and advance expenses relating to, and after the Effective Time the Combined Company will indemnify and hold harmless and advance expenses relating to, as and to the full extent permitted by applicable law or the New Plan Declaration of Trust, each Indemnified Party against any losses, claims, damages, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlements in connection with any such threatened or actual claim, proceeding or investigation. New Plan and Excel will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that neither New Plan nor the Combined Company will be liable for any settlement effected without its prior written consent; and provided further that the Combined Company will have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction ultimately and finally determines that indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

  Excel has agreed that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in New Plan's Declaration of Trust or similar organizational documents, in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, are contract rights and will survive the Merger and will continue in full force and effect thereafter.

  From the Effective Time, Excel and the Surviving Trust will and Excel will cause the Surviving Trust to keep in effect provisions in their respective organizational documents providing for exculpation of director liability and indemnification of trustees, directors, officers, employees and agents of New Plan to the extent that such persons are entitled thereto thereunder on the date of the Merger Agreement (or, if more favorable to such persons, at the Effective Time as contemplated by the Merger Agreement), which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals unless such modification is required by law.

  For a period of six years after the Effective Time, the Surviving Trust will cause to be maintained in effect the current policies of trustees' and officers' liability insurance maintained by New Plan (provided that the Surviving Trust may substitute therefor policies of New Plan at the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event will the Surviving Trust be required to expend an amount equal to 200% of current annual premiums paid by New Plan for such insurance. In addition, the Combined Company will, from and after the Effective Time, carry directors' and officers' liability insurance which is no less favorable than the foregoing.

  To the extent reasonably requested by New Plan, (i) Excel will amend the bylaws of Excel (the "Excel Bylaws") to make more favorable to the persons covered thereby the indemnification, exculpation and similar provisions of the Excel Bylaws and (ii) if requested reasonably in advance of the effectiveness of the Registration Statement, adopt and include in the Charter Amendments, amendments to the Excel Charter to make more favorable to the persons covered thereby the indemnification, exculpation and similar provisions of the Excel Charter.

EMPLOYEES

  Subject to considerations relating to the particular geographic region in which the employee is located, it is the intent of the New Plan and Excel that the employees of New Plan employed by the Surviving Trust after the Effective Time (the "Former New Plan Employees") will in general receive credit with respect to each employee benefit plan, program, policy or arrangement of the Surviving Trust or the Combined Company, for service with New Plan or any of its subsidiaries (as applicable) for purposes of determining eligibility to participate (including waiting periods, and without being subject to any entry date requirement after the waiting period has been satisfied), vesting (as applicable) and entitlement to benefits. The term "employees" shall mean all current employees of New Plan and its subsidiaries (including those on disability or approved leave of absence, paid or unpaid).

CONDITIONS PRECEDENT TO THE MERGER

  The respective obligations of each of the parties to effect the Merger is subject to the fulfillment on or prior to the Effective Time of the following conditions, any or all of which may be waived:

    (i) The New Plan Trust Amendments and Merger having been approved by the requisite vote of the New Plan shareholders, and the Share Issuance, the Charter Amendments and the Election of Directors having been approved by the requisite vote of the Excel stockholders.

    (ii) Neither New Plan, Excel nor Merger Sub having been subject to any order, ruling or injunction of a court of competent jurisdiction, and there not having been enacted any statute or regulation, which prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement.

    (iii) The Registration Statement will have become effective and all necessary state securities law permits or approvals required will have been obtained and no stop order, with respect to any of the foregoing will be in effect and no proceedings for that purpose, will have been initiated or threatened by the Commission.

    (iv) Excel will have obtained the approval for the listing of the Combined Company Common Stock and Series D Depositary Shares representing the Series D Preferred Stock issuable in the Merger or upon exercise of the New Plan Options assumed by Excel hereunder, in each case on the NYSE, subject to official notice of issuance.

    (v) All governmental and third party consents and authorizations will have been obtained except where the failure to have such consents or authorizations would not have a material adverse effect on the business, results of operations or financial condition of Excel or New Plan, as the case may be.

  The obligation of New Plan to effect the Merger to occur at the Effective Time is subject to the fulfillment of the following conditions, unless waived by New Plan:

    (i) Excel having performed in all material respects its covenants contained in the Merger Agreement and Excel's representations and warranties being true and correct.

    (ii) New Plan will have received certain opinions of (a) its counsel with respect to certain tax matters, (b) Excel's counsel with respect to the status of Excel as a REIT under the Code, (c) the opinions of Excel's Maryland counsel with respect to certain matters relating to the Merger under Maryland law and (d) the opinion of its Massachusetts counsel with respect to certain matters relating to the Merger under Massachusetts law.

    (iii) The absence of any change in the financial condition, business or operations of Excel and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect on Excel other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either New Plan or Excel operate and that affects both New Plan and Excel in a substantially similar manner.

    (iv) The Excel Charter will have been amended as provided in the Merger Agreement, and the Excel Bylaws will have been amended as provided in the Merger Agreement, and such amendments will be in full force and effect.

    (v) The Combined Company Board will be comprised of the six current directors of Excel and the nine current trustees of New Plan as provided in the Merger Agreement and the officers of the Combined Company will be appointed in accordance with the Merger Agreement.

    (vi) Gary Sabin will be serving as President of Excel as of the Effective Time in accordance with his employment agreement.

    (vii) Excel will have executed and delivered the consulting agreement with William Newman.

    (viii) The Legacy Intercompany Amendment will have remained in full force and effect without waiver or modification of any of its provisions and the Legacy Services Amendments and the Legacy Agreement will each have been executed and delivered by Excel and Legacy and be in full force and effect.

  The obligations of Excel to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Excel:

    (i) New Plan having performed in all material respects its covenants contained in the Merger Agreement and New Plan's representations and warranties being true and correct.

    (ii) Excel will have received certain opinions of (a) its counsel with respect to certain tax matters, (b) New Plan's counsel with respect to the status of New Plan as a REIT under the Code and (c) its Maryland counsel with respect to certain matters relating to the Merger under Maryland law.

    (iii) The absence of any change in the financial condition, business or operations of New Plan and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect on New Plan other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either New Plan or Excel operate and that affects both New Plan and Excel in a substantially similar manner.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the New Plan Special Meeting or Excel Special Meeting:

    (a) by the mutual written consent of Excel and New Plan.

    (b) by New Plan or Excel if:

      (i) the Merger shall not have been consummated by December 31, 1998 provided however that the right to terminate the Merger Agreement shall not be available to the party whose failure to fulfill any covenant or other obligation under the Merger Agreement has caused the failure of the Merger to occur on or before such date; or

      (ii) a meeting of New Plan's shareholders shall have been duly convened and held and the approval of New Plan's shareholders required by the Merger Agreement shall not have been obtained; or

      (iii) a meeting of Excel's stockholders shall have been duly convened and held and the approval of Excel's stockholders required by the Merger Agreement shall not have been obtained; or

      (iv) a court or governmental or regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) by New Plan:

      (i) with respect to a New Plan Takeover Proposal in accordance with the New Plan "No Solicitation" provisions of the Merger Agreement; or

      (ii) if Excel shall knowingly and materially breach the Excel "No Solicitation" provisions of the Merger Agreement; or

      (iii) if there has been a breach by Excel of any of its representations or warranties which would have or be reasonably likely to have a material adverse effect on Excel; or

      (iv) if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Excel; or

      (v) if Gary Sabin shall not be serving as both the Chairman and Chief Executive Officer of Excel at the Effective Time.

    (d) by Excel:

      (i) with respect to an Excel Takeover Proposal in accordance with the Excel "No Solicitation" provisions of the Merger Agreement; or

      (ii) if New Plan shall knowingly and materially breach the New Plan "No Solicitation" provisions of the Merger Agreement; or

      (iii) if there has been a breach by New Plan of any of its representations or warranties which would have or be reasonably likely to have a material adverse effect on New Plan; or

      (iv) if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of New Plan.

EXPENSES AND TERMINATION FEES

  If the Merger Agreement is terminated (A) by New Plan pursuant to clause
(c)(i) or by Excel pursuant to clause (d)(ii) under "--Termination" above, then New Plan will pay Excel (provided New Plan was not entitled to terminate the Merger Agreement at the time of such termination) a fee equal to the Break-Up Fee (as defined below) or (B) by Excel pursuant to clause (d)(iii) or
(d)(iv) under "--Termination" above, then New Plan will pay Excel (provided New Plan was not entitled to terminate the Merger Agreement at the time of such termination) an amount equal to the Break-Up Expenses (as defined below).

  If the Merger Agreement is terminated (A) by Excel pursuant to clause (d)(i) or by New Plan pursuant to clause (c)(ii) under "--Termination" above, then Excel will pay New Plan (provided Excel was not entitled to terminate the Merger Agreement at the time of such termination) a fee equal to the Break-Up Fee or (B) by New Plan pursuant to clause (c)(iii) or (c)(iv) under "-- Termination" above, then Excel will pay New Plan (provided Excel was not entitled to terminate the Merger Agreement at the time of such termination) an amount equal to the Break-Up Expenses.

  If the Merger is not consummated (other than in certain circumstances including by mutual consent, the failure of the Excel stockholders to approve at their stockholders' meeting the Share Issuance, the Charter Amendments and the Election of Directors and certain breaches by Excel) and at the time of the termination of the Merger Agreement a New Plan Takeover Proposal has been received by New Plan, and either prior to the termination of the Merger Agreement or within twelve months thereafter New Plan enters into any written agreement to effect a New Plan Takeover Proposal which is subsequently consummated (whether or not such agreement is related to the New Plan Takeover Proposal which had been received at the time of the termination of the Merger Agreement), then New Plan shall pay the Break-Up Fee to Excel. If the Merger is not consummated (other than in certain circumstances including by mutual consent, the failure of the New Plan shareholders to approve at their shareholders' meeting the New Plan Trust Amendments and the Merger and certain breaches of the Merger Agreement by New Plan) and at the time of the termination of the Merger Agreement an Excel Takeover Proposal has been received by Excel, and either prior to the termination of the Merger Agreement or within twelve months thereafter Excel enters into any written agreement to effect the Excel Takeover Proposal which is subsequently consummated (whether or not such agreement is related to the Excel Takeover Proposal which had been received at the time of the termination of the Merger Agreement), then Excel shall pay the Break-Up Fee to New Plan.

  The "Break-Up Fee" is an amount equal to the lesser of (i) $32.5 million plus Break-Up Expenses (the "Base Amount") and (ii) the maximum amount that can be paid to Excel or New Plan, as applicable, without causing it to fail to meet the REIT income requirements of the Code determined as if the payment of such amount did not constitute qualifying income under the Code, as determined by independent accountants to either New Plan or Excel whichever becomes entitled to the Break-Up Fee (the "Fee Recipient"). If the Fee Recipient later receives a letter from outside counsel or ruling from the IRS to the effect that the Fee Recipient's receipt of the Base Amount would either constitute qualifying income or would otherwise not cause the Fee Recipient to fail to meet the REIT income requirements, the Break-Up Fee shall be an amount equal to the Base Amount and shall be payable in full. The obligation of the party required to pay the Break-Up Fee to pay any unpaid portion of the Break-Up Fee not payable by the REIT income requirements reason of clause (ii) above shall terminate five years from the date of the Merger Agreement. The unpaid portion of the Base Amount will be placed in escrow pending satisfaction of the REIT income requirements. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Fee is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

  The "Break-Up Expenses" payable to Excel or New Plan, as the case may be (the "Expenses Recipient"), shall be an amount equal to the lesser of (i) $2.5 million and (ii) the maximum amount that can be paid to the Expenses Recipient without causing it to fail to meet the REIT income requirements. In the event the Expenses Recipient receives a letter from outside counsel or a ruling from the IRS to the effect that the Expenses Recipient's receipt of the Break-Up Expenses would either constitute qualifying income or would otherwise not cause the Expenses Recipient to fail to meet the REIT income requirements, the Break-Up Expenses shall be determined without regard to clause (ii) above. The obligation of Excel or New Plan, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses not payable by reason of clause (ii) above shall terminate five years from the date of the Merger Agreement. The unpaid amount of the Break-Up Expenses will be placed in escrow pending satisfaction of the REIT requirements. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Expenses is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

  In the event of termination of the Merger Agreement, the Merger Agreement will become void without any liability thereunder and all obligations of New Plan, Excel and Merger Sub shall terminate, except the obligations of the parties described under this section and the "--Indemnification" section above and except for certain procedural provisions of the Merger Agreement, provided that no party shall be relieved from liability for a wilful and material breach of the Merger Agreement. In the event either party is required to file suit to seek all or a portion of the Break-Up Fee and/or Break-Up Expenses, and it ultimately succeeds, it will be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights.

AMENDMENT AND WAIVER

  The Merger Agreement may be further amended by the parties at any time before or after receipt of the approvals to be obtained at the New Plan Special Meeting or Excel Special Meeting in accordance with the Merger Agreement and prior to the filing of the Articles of Merger with the SDAT or the filing of the Certificate of Merger with the Secretary of the Commonwealth of Massachusetts; provided, however, that after any such approval is obtained, no amendment shall be made which by law requires the further approval of shareholders or stockholders, as the case may be, without obtaining such further approval.

  The Merger Agreement also permits a party to (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

                  COMBINED COMPANY OPERATIONS AND MANAGEMENT

  Upon consummation of the Merger, New Plan and Excel will operate as one combined company under the name "New Plan Excel Realty Trust, Inc." The Combined Company will be one of the nation's largest community and neighborhood shopping center REITs (based upon market capitalization, square footage of GLA and total revenues) with a total, as of April 30, 1998, of 329 properties (267 retail properties, 52 apartment communities and 10 commercial properties) in 31 states comprising over 34.6 million square feet of GLA and approximately 12,400 apartment units. As of July 31, 1998, the Combined Company would have 340 properties. As a strategic combination, the Merger allows New Plan shareholders and Excel stockholders to become stockholders of the Combined Company.

INVESTMENT HIGHLIGHTS

  The Merger brings together two strong real estate companies to create a national real estate company with greater size, financial strength and market capitalization than either company could achieve on a stand-alone basis in the near future. Among the key features of the Combined Company are those described below.

  Greater Market Capitalization. The Combined Company will have a total equity market capitalization of approximately $2.1 billion (based on a closing price of $21.1875 per New Plan Common Share, $25.25 per share of Series A Preferred Stock, $24.6875 per Series B Depositary Share and a value of $50.00 per New Plan Depositary Share on August 7, 1998). This level of market capitalization is expected to create a number of benefits for the Combined Company and its stockholders. New Plan and Excel believe that real estate securities have become increasingly important to institutional investors as compared to direct investment in real estate. With a greater market capitalization and liquidity for its shares, the Combined Company will be more attractive to the institutional segment of the market which will enhance the overall market for the Combined Company Common Stock. As a larger company, the Combined Company also expects to generate a wider following among analysts and other market professionals. Finally, New Plan and Excel expect that in light of these factors the Combined Company Common Stock will be more attractive to potential sellers of properties which will enhance the Combined Company's investment options in the context of its growth strategy.

  Focused Growth Strategy. New Plan and Excel have both concentrated their investments in community and neighborhood shopping centers with New Plan also investing in factory outlet centers and apartment communities. The Combined Company will continue the respective growth strategies of New Plan and Excel in the context of a larger organization with greater resources than either company would have individually. The Combined Company will focus on acquiring, owning and managing a diverse portfolio of commercial retail properties and apartment communities in select markets throughout the United States that will generate stable cash flows and present the opportunity for capital appreciation. This growth strategy will be executed under the conservative financial strategies employed by New Plan and Excel in the past while taking advantage of New Plan's strong credit rating and lower cost of capital and Excel's flexible investment structures.

  The Combined Company will seek to meet its objectives by aggressively managing and, where appropriate, redeveloping its existing portfolio, continuing to acquire well-located community and neighborhood shopping centers, factory outlet centers and apartment communities, maintaining a conservative financial position and capitalizing on the benefits of combining two strong real estate companies.

  New Plan and Excel believe that a number of factors should enable the Combined Company to achieve its business objectives, including: (i) the opportunity to lease available space at attractive rental rates; (ii) the quality and location of the properties of the Combined Company; (iii) the Combined Company's access to development opportunities as a result of its significant relationships with market participants and its long presence in its markets; and (iv) its access to capital on favorable terms.

  New Plan and Excel believe that increased focus on renovation and expansion of value added properties, and development of well-located community and neighborhood shopping centers, should provide the Combined Company with attractive opportunities for higher rates of return than from fully leased, renovated properties. The Combined Company will utilize the experience of the combined management team to pursue renovation of well-located properties to increase demand for space in its properties and add value to the portfolio.

  National Property Portfolio. The Combined Company will be a national real estate company with concentrations of retail properties and apartment communities in local and urban markets in 31 states. Geographic diversification will enable the Combined Company to increase or decrease investments in various regions to take advantage of the relative strength and investment opportunities in diverse local markets and reduce exposure to regional and local economic cycles. The Combined Company will benefit from a diverse group of high quality retail tenants with the total fixed minimum annual rental of its largest tenant and second largest tenant accounting for less than 5.4% and 2.0%, respectively, of the Combined Company's scheduled ABR as of April 30, 1998.

  Financial Strength. The Combined Company has been advised that it will likely retain at the outset the strong credit ratings of New Plan of A+ and A2 from Standard and Poor's and Moody's Investors Service, respectively, with negative implications in view of the Merger, which is the highest combined credit rating of any publicly traded REIT. On a pro forma basis, as of March 31, 1998, the Combined Company would have a ratio of debt to total market capitalization of 27.4% (which is below the industry average), a ratio of debt to total assets of 34.4% (which is also below the industry average) and a total of 264 unencumbered properties with total undepreciated book value of $1.9 billion to support the Combined Company's outstanding unsecured debt. On a pro forma basis, for the year ended July 31, 1997, the Combined Company would have had total revenues of $383.7 million and net income of $140.2 million.

  Highly Regarded Management Team. The management teams of New Plan and Excel have consistently been regarded as leaders and innovators in the REIT industry and have enjoyed a reputation for management excellence. These two management teams have over the last five years successfully acquired a total of 165 retail properties for an aggregate purchase price (including assumed mortgages) of approximately $1.4 billion representing over approximately 22.2 million square feet of GLA, in addition to 10,588 apartment units with an aggregate purchase price (including assumed mortgages) of approximately $298.8 million acquired by New Plan. Together, the Combined Company management team will reflect the consistent management philosophies of New Plan and Excel, New Plan's long-held status as pioneers in the community and neighborhood shopping center industry and Excel's reputation for entrepreneurialism.

  Competitive Advantages. The Combined Company is expected to enjoy competitive advantages from (i) its national portfolio which will permit it to compete effectively for national and regional tenants by offering a wide selection of sites, (ii) significant concentrations of properties in certain markets and favorable current market trends which will create opportunities to negotiate favorable lease terms with existing and prospective tenants, and
(iii) the synergies resulting from complementary property management offices and teams and operating efficiencies expected to be realized which will enhance the overall competitiveness of the Combined Company.

  Positioned for Growth. The factors described above provide the foundation for the growth of the Combined Company in the future. New Plan and Excel have each experienced and managed significant growth over the years and the Combined Company expects to continue to experience growth. New Plan and Excel have proven abilities to acquire, manage and develop properties which will be carried over into the Combined Company.

  New Plan and Excel believe that their segments of the REIT industry are experiencing rapid change, consolidation and favorable market conditions. The Merger will create a company with the market capitalization, experienced management and financial strength necessary to capitalize on these trends. The Combined Company will be positioned as an industry leader to take advantage of opportunities emerging and expected to emerge in this environment and to respond to future conditions as they develop. The Combined Company expects to be a consolidator in its segment of the REIT industry.

  New Plan and Excel have each developed an extensive network of industry contacts which is expected to generate opportunities for new tenants and property acquisitions. New Plan and Excel believe that a trend will continue among institutional holders of real estate to shift from direct investment to REIT securities which may have the effect of increasing the supply of available properties. The existence of Excel's Down REIT operating partnership will also provide opportunities to acquire properties from sellers who wish to contribute their properties to the Combined Company on a tax-deferred basis. The strength and size of the Combined Company will likely permit it to continue the aggressive acquisition programs of New Plan and Excel and seek out opportunities for larger properties and real estate companies.

BOARD OF DIRECTORS

  Subject to approval of the Election of Directors by the Excel stockholders, upon the consummation of the Merger, the Combined Company Board will consist of fifteen members. Pursuant to the Merger Agreement, New Plan and Excel are required to cause the Combined Company Board at the completion of the Merger to consist of (i) the nine current New Plan trustees and (ii) the six current Excel directors. The individuals serving on the Combined Company Board will also serve on the board of trustees of the Surviving Trust which will operate as a qualified REIT subsidiary of the Combined Company following the Merger.

  The Combined Company Board will be divided into three classes designated Class I, Class II and Class III. The initial term of office of the Class I directors will expire at the annual meeting of the Combined Company in 1999. The initial term of office of the Class II directors will expire at the annual meeting of the Combined Company in 2000. The initial term of office of the Class III directors will expire at the annual meeting of the Combined Company in 2001. Set forth below is certain information about each person who is anticipated to be a member of the Combined Company Board at the Effective Time. For additional information regarding the directors designated by Excel to serve on the Combined Company Board, see "Management of Excel--Directors and Executive Officers." The tables set forth below indicate the principal title or occupation and the class of each director anticipated to be a member of the Combined Company Board at the Effective Time.

  New Plan Designated Directors. Subject to approval of the Election of Directors by the Excel stockholders, the nine current members of the New Plan Board will become directors of the Combined Company at the Effective Time as follows:

   NAME                     PRINCIPAL TITLE OR OCCUPATION                                CLASS
   ----                     -----------------------------                                -----
   William Newman.......... Chairman of the Board and Chief Executive Officer, New Plan.  III
   Arnold Laubich.......... President and Chief Operating Officer, New Plan.              III
   James M. Steuterman..... Executive Vice President, New Plan.                            II
   Dean Bernstein.......... Vice President--Administration and Finance, New Plan            I
   Raymond A. Bottorf...... Managing Director, ABN-AMRO Chicago Corp.                       I
   Norman Gold............. Partner, Altheimer & Gray.                                    III
   Melvin Newman........... Private Investor.                                              II
   John Wetzler............ President, Nautica Retail USA, Inc.                            II
   Gregory White........... Managing Director, Schroder Mortgage Associates.                I

  Excel Designated Directors. Five of the six current members of the Excel Board will continue to serve as directors of the Combined Company for the terms of their elected classes. Subject to approval of the Election of Directors by the Excel stockholders, Gary Sabin will be elected to serve as a director of the Combined Company for a term expiring at the annual meeting of the Combined Company in 2000 (Class II). Currently, Mr. Sabin's term expires at the annual meeting of the Combined Company in 1999 (Class I). The current Excel directors who will become directors of the Combined Company at the Effective Time are as follows:

   NAME                     PRINCIPAL TITLE OR OCCUPATION                                   CLASS
   ----                     -----------------------------                                   -----
   Gary B. Sabin........... Chairman of the Board, President and Chief
                            Executive Officer, Excel.                                         II
   Richard B. Muir......... Executive Vice President and Secretary, Excel.                   III
   Boyd A. Lindquist....... President, Chief Executive Officer and Director, Republic Bank.    I
   Robert E. Parsons, Jr... Executive Vice President and Chief Financial Officer,
                            Host Marriott Corporation.                                         I
   Bruce A. Staller........ Owner, Bruce Atwater Staller Registered Investment Advisor.       II
   John H. Wilmot.......... President, Exeter Development.                                   III

  Substitute Designation. If any party designated by either New Plan or Excel is unable or unwilling to serve as a director of the Combined Company, then New Plan or Excel, as applicable, is entitled to designate a substitute nominee.

  The Investment Committee. New Plan and Excel have agreed on the creation of an Investment Committee of the Combined Company Board consisting of Gary Sabin, who will be the Chairman, Arnold Laubich, James Steuterman and Richard Muir. Subject to the requirements of Maryland law, the Investment Committee will have the power and authority, with the consent of at least three members thereof, to approve on behalf of the Combined Company any acquisition or disposition with a purchase price (taking into account purchase money financing and assumption of existing mortgage indebtedness) of less than 5% of the total assets (before accumulated depreciation and amortization) of the Combined Company on a consolidated basis, determined in accordance with generally accepted accounting principles at the time such transaction is entered into. The Investment Committee also has authority to approve any such transaction in an amount in excess of 5%, but less than 10%, of total assets (before accumulated depreciation and amortization) of the Combined Company, determined in accordance with generally accepted accounting principles, by the consent of all four members of the Investment Committee and two additional members of the Combined Company Board. The Investment Committee is not authorized to approve any refinancing, unsecured financing or new financing, other than purchase money financing or debt assumed as described above.

  Other Committees. It is anticipated that the Combined Company Board will also have an Audit Committee whose initial members will be Raymond A. Bottorf, Gregory White and John H. Wilmot and an Executive Compensation and Stock Option Committee whose initial members will be Norman Gold, John Wetzler and Robert E. Parsons, Jr.

  Compensation and Benefits of Directors After the Merger. It is expected that directors of the Combined Company who are not otherwise paid employees or consultants of the Combined Company will receive annual compensation of $15,000 plus a fee of $1,000 for attendance, in person, at each meeting of the Combined Company Board. Directors will also receive $500 for each committee meeting attended, in person, which is not on the same day as a Combined Company Board meeting. No compensation is paid for telephonic meetings. Each director will be reimbursed for expenses incurred in attending meetings, including committee meetings. Officers of the Combined Company who are directors are not expected to be paid director fees or committee meeting fees.

  The Combined Company will continue Excel's Directors' 1994 Stock Option Plan (the "Director Plan") which will provide that each duly elected and qualified director is entitled to, on an annual basis, options to purchase shares of Combined Company Common Stock in accordance with the following formula: 3,000 shares, plus 250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year. The option price will be the fair market value of the underlying shares on the date of grant. Directors of the Combined Company from New Plan will have New Plan service counted for purposes of stock option eligibility.

EXECUTIVE OFFICERS AFTER THE MERGER

  The following individuals are anticipated to be the executive officers of the Combined Company at the Effective Time, with positions and expected responsibilities indicated.

   NAME                                         POSITION
   ----                                         --------
   William Newman......  Chairman of the Board
   Arnold Laubich......  Chief Executive Officer
   Gary B. Sabin.......  President
   James M. Steuterman.  Executive Vice President and Co-Chief Operating Officer
   Richard B. Muir.....  Executive Vice President and Co-Chief Operating Officer
   David A. Lund.......  Chief Financial Officer
   William Kirshenbaum.  Treasurer
   Dean Bernstein......  Senior Vice President--Finance and Multifamily
   Graham R. Bullick...  Senior Vice President--Capital Markets
   Mark T. Burton......  Senior Vice President--Acquisitions
   James DeCicco.......  Senior Vice President--Leasing
   Thomas J. Farrell...  Senior Vice President--Acquisitions
   S. Eric Ottesen.....  Senior Vice President--Legal Affairs and Secretary
   Ronald H. Sabin.....  Senior Vice President--Asset Management
   Steven F. Siegel....  Senior Vice President and General Counsel
   John Visconsi.......  Vice President--Leasing

HEADQUARTERS

  The Combined Company will have its corporate headquarters in New York, New York with operational headquarters in both New York, New York and San Diego, California.

ACCOUNTING

  The Merger will be accounted for in accordance with Accounting Principles Board Opinion No. 16 as a reverse merger for financial reporting purposes as if New Plan was acquiring Excel. Accordingly, upon consummation of the Merger, the assets and liabilities of Excel will be revalued to reflect their estimated fair value. Because the Merger will be accounted for as an acquisition of Excel by New Plan, the Combined Company financial statements prior to the consummation of the Merger will include only the historical financial results of New Plan. The Combined Company financial statements subsequent to the Merger will include the financial results of Excel.

SUPPORT AGREEMENTS

  Each of Arnold Laubich and Gary Sabin has entered into a Support Agreement which provides that from and after the Effective Time until the earlier of such time as he (i) no longer owns any shares of Combined Company Common Stock or (ii) is no longer employed by the Combined Company as a result of a termination by the Combined Company without "cause" or his termination for "good reason," he will:

    (a) not, without the prior approval of the Combined Company Board (i) submit any proposal for the vote of stockholders of the Combined Company,
  (ii) become a member of a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of voting stock of the Combined Company or (iii) initiate or assist in any takeover proposal or proxy solicitation;

    (b) be present in person or be represented by proxy at all stockholder meetings of the Combined Company; and

    (c) as a stockholder, vote all of his shares of Combined Company Common Stock (i) for the Combined Company Board's nominees for election to the Combined Company Board, (ii) in accordance with the recommendation of the Combined Company Board on all other matters submitted to a vote of stockholders of the Combined Company, and (iii) not take any position contrary to the position of the Combined Company Board on any matter.

  William Newman has also entered into a similar Support Agreement, but the term of William Newman's agreement runs from the Effective Time until the earlier of such time as he (i) no longer owns any shares of Combined Company Common Stock or (ii) is no longer an officer or director of the Combined Company. Immediately following the Merger, Messrs. Newman, Laubich and Sabin will beneficially own in the aggregate approximately 2,708,174 shares of Combined Company Common Stock, not including shares which may be acquired upon exercise of stock options.

PERCENTAGE OWNERSHIP INTERESTS OF THE COMBINED COMPANY

  Based on the number of New Plan Common Shares and shares of Excel Common Stock outstanding on August 12, 1998 and assuming the issuance of (a) approximately 4,688,068 shares of Excel Common Stock pursuant to the Excel Stock Dividend prior to the consummation of the Merger and (b) approximately 59,874,174 million shares of Combined Company Common Stock in connection with the Merger, upon consummation of the Merger there will be approximately 88,002,580 million shares of Combined Company Common Stock outstanding of which the former shareholders of New Plan will own approximately 65% and the stockholders of Excel will continue to own approximately 35%, assuming conversion of Excel's convertible preferred stock into 2,643,008 shares of Excel Common Stock and Excel's Down REIT units into 2,179,193 shares of Excel Common Stock.

TRADING MARKETS

  Following the Effective Time, shares of Combined Company Common Stock including shares issued in the Merger will continue to trade on the NYSE. The Series D Depositary Shares will also trade on the NYSE. The symbols for these securities and the other securities of the Combined Company to be outstanding after the Merger will be:

        Combined Company Common Stock.................................. "NXL"
        Series A Preferred Stock....................................... "NXLprA"
        Series B Depositary Shares..................................... "NXLprB"
        Series D Depositary Shares..................................... "NXLprD"

DIVIDEND POLICY

  The Merger Agreement provides that the initial quarterly dividend to be paid on the Combined Company Common Stock will be at the annualized rate of $1.60 per share ($.40 per share for the first quarter) and, after anticipated minimum quarterly increases of at least $.0025 per share, each stockholder of the Combined Company is expected to receive aggregate dividend distributions of $1.625 per share for the 12-month period immediately following the initial quarterly dividend payment of $.40 per share. Thereafter, it is anticipated that the quarterly dividend will continue to be increased by a minimum of at least $.0025 per share (which quarterly increases amount to $.01 per share on an annualized basis and effectively increase the annualized dividend rate by $.04 per share for each share held over a 12-month period) until the annualized quarterly dividend on the Combined Company Common Stock is at least $1.67 per share. The dividend of $1.625 per share represents an increase in the dividend to be received by the New Plan shareholders and a decrease in the dividend to be received by the Excel stockholders. With respect to the currently outstanding Excel Common Stock, the $1.625 dividend is equivalent to $1.95 per share after giving effect to the 20% Excel Stock Dividend (as compared to the current annualized Excel dividend of $2.00 per share).

  The maintenance of this dividend policy will be subject to various factors including the payment of the New Plan Pre-Merger Dividend and the discretion of the Combined Company Board, the exercise by the Combined Company Board of its duties to the stockholders of the Combined Company, the ability to pay dividends under applicable law and the effect which the payment of dividends may have from time to time on the maintenance by the Combined Company of its status as a REIT. The dividend rate on the Series D Preferred Stock and the Series D Depositary Shares will be the same as on the New Plan Preferred Shares and the New Plan Depositary Shares, although certain adjustments will be made at the time of such dividend payments, in order that the dividends on the Series D Preferred Stock and Series D Depositary Shares will be coordinated with the dividend declaration and payment dates for the Series A Preferred Stock and Series B Preferred Stock soon after the Effective Time.

  For the twelve months ended July 31, 1997, New Plan paid total cash dividends of $1.4350 per New Plan Common Share, and for the twelve months ended December 31, 1997, Excel paid total cash dividends of $1.92 per share of Excel Common Stock.

LEGACY ARRANGEMENTS

  Excel and Legacy are parties to a number of agreements relating to the spinoff and ongoing relationship between Legacy and Excel. Legacy owns and manages a number of properties and projects formerly owned by Excel. Excel agreed to provide to Legacy certain management and administrative services pursuant to a number of agreements entered into by Legacy and Excel in connection with the spinoff. See "Business of Excel--Excel's Policies with Respect to Certain Activities--Conflicts of Interest Policies." Pursuant to the Merger Agreement, Excel has entered into amendments to (i) the Administrative Services Agreement to clarify that Legacy will pay to the Combined Company 23% of the salary and bonus of certain Combined Company executive officers, including Gary Sabin, as compensation for their services to Legacy and (ii) the Intercompany Agreement which (a) clarify that the Merger does not result in a "change of control" which would permit either party to terminate the Intercompany Agreement, (b) provide that upon a change of control of one party, only the other party can terminate the Intercompany Agreement and (c) amend certain procedures relating to the process for addressing investment opportunities available in the first instance to Legacy which must first be presented to the Combined Company.

  Pursuant to the Merger Agreement, New Plan has elected for the Combined Company to acquire an option to purchase at the Effective Time from Legacy a number of Legacy Shares equal to between 5% and 9.8% of the outstanding shares of Legacy at a price equal to the average price of Legacy Shares for the ten trading days ending two days prior to the Effective Time (but not less than $5.00 per share). If Legacy Shares are purchased, the Combined Company will be entitled to designate one member to the board of directors of Legacy for so long as the Combined Company continues to own at least 5% of the outstanding Legacy Shares, and residential apartments will be added as a class of property which is subject to the conflict procedures between Legacy and Excel under the Intercompany Agreement.

  Under Gary Sabin's employment agreement with the Combined Company, the failure of Mr. Sabin to be appointed as Chief Executive Officer of the Combined Company within 30 days following the time Mr. Laubich is no longer serving as Chief Executive Officer constitutes "good reason" permitting Mr. Sabin to terminate his employment and receive a payment of $2.5 million, provided that Mr. Sabin will not be entitled to terminate his employment and receive such payment if the reason his appointment as Chief Executive Officer did not become effective is because he did not resign as an executive officer of Legacy (but he need not resign as a director of Legacy or as the Chairman of the Legacy board) within six months after his appointment as Chief Executive Officer of the Combined Company.

DIVIDEND REINVESTMENT PLAN

  The Combined Company will offer its stockholders an opportunity to participate in the New Plan Excel DRIP. The New Plan Excel DRIP will provide the Combined Company's stockholders with a way of reinvesting cash distributions in, and making optional purchases of Combined Company Common Stock, without in either case the payment of any brokerage commission, service charge or other expense. The New Plan Excel DRIP will replace the existing Excel DRIP.

  Participants in the New Plan Excel DRIP can have cash distributions on all or any number of shares of Combined Company Common Stock owned by them automatically reinvested in additional newly issued shares of Combined Company Common Stock. The New Plan Excel DRIP will also permit stockholders to purchase additional shares of Combined Company Common Stock for cash subject to a minimum purchase of $100 and maximum purchases of $20,000 per quarter.

  The price per share of the Combined Company Common Stock for the additional shares purchased with reinvested distributions will be 5% below the average of the high and low sales prices for the Combined Company Common Stock on the cash distribution payment date as reported in The Wall Street Journal (or if The Wall Street Journal is not published, The New York Times or other appropriate publication, each a "Published Authority") for New York Stock Exchange Composite Transactions. The purchase price of the Combined Company Common Stock purchased through additional cash purchases will be 100% of the average of the aforementioned high and low sales prices on the investment date as reported in the Published Authority.

  The New Plan Excel DRIP will initially be substantially identical in terms to the current Distribution Reinvestment and Share Purchase Plan of New Plan. The New Plan Excel DRIP will differ from the current Excel Dividend Reinvestment Plan ("Excel Plan"). Under the Excel Plan, the price per share for additional shares purchased with reinvested distributions is 5% below the average of the high and low sales price of the Excel Common Stock only if the additional shares purchased are from newly issued shares of Excel Common Stock, which is determined by Excel. If Excel determines that the additional shares purchased with reinvested distributions should be purchased from the open market, then the price per share is the average price of the Excel Common Stock purchased for the Excel Plan by the plan administrator on the date purchased and no 5% discount is applied. Also under the Excel Plan, participants do not have the option of purchasing additional shares through the plan.

  Participation in the New Plan Excel DRIP will be optional. The Combined Company will furnish stockholders with a prospectus and related documents describing in detail the terms and conditions of, and process for participating in, the New Plan Excel DRIP. Stockholders should not consider participating in the New Plan Excel DRIP until they have carefully reviewed such prospectus. Failure to enroll in the New Plan Excel DRIP will eliminate participation in a dividend reinvestment and share purchase plan by each shareholder and stockholder currently participating in such a plan. If a stockholder of the Combined Company does not wish to participate in the New Plan Excel DRIP, such stockholder will receive distributions, as declared, by check as usual.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NEW PLAN

  The following table sets forth selected historical consolidated financial and operating information for New Plan. The selected historical consolidated financial information for the years ended July 31, 1997, 1996, 1995, 1994 and 1993 is derived from the audited consolidated financial statements of New Plan for such periods. The following selected historical consolidated information of New Plan as of and for the nine-month periods ended April 30, 1998 and 1997 is derived from the unaudited consolidated financial statements of New Plan for such periods. In the opinion of New Plan management, the unaudited consolidated financial information included herein has been prepared on a basis consistent with the audited financial information included herein, and incorporated by reference herein, and includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for the nine-month periods ended April 30, 1998 and 1997. Operating results for the nine-month period ended April 30, 1998 are not necessarily indicative of the results that may be expected for the year ending July 31, 1998. The information set forth below should be read in conjunction with New Plan's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of New Plan and notes thereto incorporated by reference herein.

                            NINE MONTHS ENDED
                                APRIL 30,                      YEARS ENDED JULY 31,
                          ----------------------  -----------------------------------------------
                             1998        1997        1997       1996     1995     1994     1993
                          ----------  ----------  ----------  -------- -------- -------- --------
                                      (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Income Statement Data:
Revenue.................  $  184,833  $  150,996  $  206,821  $167,606 $130,576 $100,955 $ 76,309
Expenses................     117,813      93,673     129,781    97,484   68,088   49,628   34,020
Other gain (loss) ......         (59)        (68)         (3)      399      228      990      940
                          ----------  ----------  ----------  -------- -------- -------- --------
Net income..............  $   66,961     $57,255  $   77,037  $ 70,521 $ 62,716 $ 52,317 $ 43,229
                          ==========  ==========  ==========  ======== ======== ======== ========
Net income per common
 share:
 Basic..................  $     1.06  $      .98  $     1.31  $   1.25 $   1.19 $   1.06 $    .89
 Diluted................  $     1.05  $      .98  $     1.30  $   1.25 $   1.18 $   1.05 $    .88
Weighted average number
 of common shares
 outstanding:
 Basic..................      59,248      58,353      58,461    56,484   52,894   49,502   48,838
 Diluted................      59,691      58,617      58,735    56,642   53,040   49,768   49,128
Balance Sheet Data (at
 period end):
Net real estate.........  $1,280,192  $1,031,275  $1,171,909  $895,418 $701,074 $572,240 $350,045
Total assets............  $1,355,175  $1,100,631  $1,261,144  $945,394 $796,636 $616,993 $534,248
Debt....................  $  555,431  $  401,345  $  478,207  $238,426 $206,652 $ 28,060 $ 23,321
Shareholders' equity....  $  759,676  $  669,068  $  749,955  $659,354 $570,529 $565,493 $500,571
Other Data:
Distributions per common
 share..................  $   1.1025  $   1.0725  $    1.435  $  1.395 $  1.355 $  1.315 $  1.275
Funds from
 operations(a)..........  $   85,687  $   75,576  $  101,584  $ 90,127 $ 77,543 $ 62,669 $ 49,863
Number of properties
 owned at the end of the
 period.................         190         165         176       150      132      121       91

--------
(a) Defined as net income plus depreciation of real estate and amortization less gains from sales of securities and real estate properties less preferred stock dividend requirements. FFO is presented because industry analysts and New Plan consider FFO to be an appropriate supplemental measure of performance of REITs. FFO is not a substitute for cash flow generated from operating activities or net income, as determined in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF EXCEL

  The following table sets forth selected historical consolidated financial and operating information for Excel. The selected historical consolidated financial information for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is derived from the audited consolidated financial statements of Excel for such periods. The following selected historical consolidated information of Excel as of and for the three-month periods ended March 31, 1998 and 1997 is derived from the unaudited consolidated financial statements of Excel for such periods. In the opinion of Excel management, the unaudited consolidated financial information included herein has been prepared on a basis consistent with the audited financial information included herein and includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for the three-month periods ended March 31, 1998 and 1997. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The information set forth below should be read in conjunction with the "Excel Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements of Excel" included elsewhere herein. Per share data set forth below does not reflect the Excel Stock Dividend which will be paid prior to the Effective Time.

                          THREE MONTHS ENDED
                               MARCH 31,                  YEARS ENDED DECEMBER 31,
                          -------------------- -----------------------------------------------------
                             1998       1997      1997       1996      1995         1994      1993
                          ----------  -------- ----------  --------  ---------    --------  --------
                                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Income Statement Data:
Revenue.................  $   37,212  $ 20,204 $  105,458  $ 63,135  $  59,370    $ 42,259  $ 23,082
Expenses................      20,425     9,894     54,681    37,562     44,861      28,355    20,250
Other gain (loss).......        (428)      --      (1,815)   (1,777)     3,683        (108)      399
                          ----------  -------- ----------  --------  ---------    --------  --------
Net income..............  $   16,359  $ 10,310 $   48,962  $ 23,796  $  18,192    $ 13,796  $  3,231
                          ==========  ======== ==========  ========  =========    ========  ========
Net income per common
 share:
 Basic..................  $     0.52  $   0.48 $     2.06  $   1.66  $    1.51    $   1.27  $   0.55
 Diluted................  $     0.49  $   0.46 $     1.97  $   1.62  $    1.51    $   1.27  $   0.55
Weighted average number
 of common shares
 outstanding:
 Basic..................      21,787    18,300     19,521    14,312     12,031      10,877     5,873
 Diluted................      23,966    18,736     20,708    14,531     12,038      10,881     5,877
Balance Sheet Data (at
 period end):
Net real estate.........  $  881,650  $459,691 $  891,582  $457,502  $ 372,016    $349,255  $273,362
Total assets............  $1,043,863  $590,859 $1,076,197  $558,628  $ 428,307    $375,100  $290,226
Debt....................  $  362,738  $156,028 $  514,408  $238,748  $ 210,797    $201,172  $120,062
Stockholders' equity....  $  619,822  $428,162 $  502,516  $312,654  $ 208,678    $163,898  $161,962
Other Data:
Distributions per common
 share..................  $     0.50  $   0.46 $     1.92  $   1.81  $    1.32(a) $   1.71  $   1.42
Funds from
 operations(b)..........  $   17,846  $ 12,507 $   62,596  $ 33,367  $  26,536    $ 21,964  $  8,891
Number of properties
 owned at the end of the
 period.................         139       114        148       112        112         110        98

--------
(a) In April 1995, Excel adopted a policy of declaring distributions to stockholders of record on the first day of the succeeding quarter, instead of the last day of the current quarter. The payment date of 15 days following each quarter remained unchanged. In 1996, a distribution of $0.445 per share was declared on January 1 and paid on January 15. Had Excel not changed its distribution declaration date, the distributions would have been $1.77 in 1995.
(b) Defined as net income plus depreciation of real estate and amortization less gains from sales of securities and real estate properties less preferred stock dividend requirements. FFO is presented because industry analysts and Excel consider FFO to be an appropriate supplemental measure of performance of REITs. FFO is not a substitute for cash flow generated from operating activities or net income, as determined in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity.

 EXCEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

NATURE OF BUSINESS

  Excel is a self-administered, self-managed equity REIT which owns and manages commercial retail income-producing properties primarily leased on a long-term basis. The terms of such leases typically provide that the tenant is responsible for all costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The majority of the single tenant property leases also require that tenants pay for roof and structure repairs and maintenance. The properties are generally either (i) neighborhood or community shopping centers, anchored by a major retail discount department store and a major grocery chain store or (ii) single tenant properties leased to a major retail tenant.

  Excel has operated in a manner to qualify as a REIT under Sections 856 through 860 of the Code. The Combined Company intends to continue to operate in a manner as to qualify as a REIT after the Merger. As a REIT, Excel is not subject to federal income tax with respect to that portion of its income which meets certain criteria and is distributed annually to its stockholders.

RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

 Comparison of the three-month period ended March 31, 1998 to the three-month period ended March 31, 1997.

  Rental revenue and expense reimbursements increased $17.2 million, or 117% to $31.9 million in the three months ended March 31, 1998 from $14.7 million in the three months ended March 31, 1997. The increase is primarily due to Excel's 30 properties acquired in 1997 that accounted for approximately $13.5 million in rental revenue and expense reimbursements. The 1998 operating results also reflect the consolidation of the operating partnership, Excel Realty Partners, L.P. ("ERP"). Had ERP been consolidated in the three months ended March 31, 1997, rental revenues and expense reimbursements would have increased by $2.8 million. Additionally, two shopping centers acquired in 1998 accounted for $0.8 million. The remaining increase relates to a net increase in rents from its existing properties net of five single tenant properties that were sold in 1997 and 1998.

  Interest income increased $1.7 million, or 49% to $5.2 million in 1998 from $3.5 million in 1997. This increase is primarily related to additional notes receivable issued during the period. Excel's outstanding notes receivable were $136.7 million at March 31, 1998 compared to $89.3 million at March 31, 1997, an increase of $47.4 million or 53%. This increase includes a net increase in loans of $20.2 million made to EDV to facilitate the development of various development projects. Also, $32.4 million of loans at March 31, 1998 were made to Legacy relating to the spin-off of certain assets and other advances.

  Other income in the three months ended 1998 was $0.1 million that was primarily related to a foreign currency exchange gain on a note receivable in Canadian dollars. In 1998, Excel received development fees from EDV in the amount of $2.9 million. This was offset by the equity loss from EDV of $3.3 million and included in other property expenses. In the three-month period ended March 31, 1997 other income of $2.0 million related primarily to $1.9 million of development fees that were received from EDV. This was offset by a $0.1 million foreign currency exchange loss.

  Interest expense increased $3.5 million or 81% to $7.8 million in 1998 from $4.3 million in 1997. The increase primarily relates to additional debt related to property acquisitions, the consolidation of ERP and the issuance of $75.0 million senior notes in October 1997. The outstanding mortgages payable, capital leases, senior notes and notes payable were $362.7 million at March 31, 1998 compared to $156.0 million at March 31, 1997.

  Depreciation and amortization expenses increased $2.0 million or 97% in 1998 when compared to the three-month period ended March 31, 1997. This primarily related to the acquisition of buildings which increased from $312.8 million at March 31, 1997 to $601.5 million at March 31, 1998.

  Property taxes, repairs and maintenance, and other property expenses totaled $6.7 million in 1998 compared to $2.4 million in 1996. This increase primarily relates to property acquisitions made in 1997 and 1998, in addition to the consolidation of ERP. The increase in expenses was offset partially by an increase in expense reimbursements of $3.6 million.

  General and administrative expenses increased by $0.7 million in 1998 from 1997 which was a decrease as a percentage of total revenues from 5.2% to 4.6%. This is partially attributable to the consolidation of ERP whose total revenues were consolidated with Excel accounts in 1998 and economies of scale achieved from the growth of Excel from property acquisitions.

  Net income increased $6.1 million, or 59% to $16.4 million in the three months ended March 31, 1998 from $10.3 million for the three-month period ended March 31, 1997. Distributions per share increased to $0.50 for the three months ended March 31, 1998 from $0.46 for the same period in 1997.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations has been the principal source of capital to fund Excel's ongoing operations. Excel's issuance of common stock, preferred stock and debt securities, use of Excel's credit facility and long-term mortgage financing have been the principal sources of capital required to fund its growth.

  In order to continue to expand and develop its portfolio of properties and other investments, Excel intends to finance future acquisitions and growth through the most advantageous sources of capital available to Excel at the time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings and the reinvestment of proceeds from the disposition of assets. In 1997, Excel received investment grade credit ratings of Baa3 and BBB- from Moody's and Standard and Poor's, respectively, on unsecured senior debt securities issued from Excel's $500 million shelf registration. Excel's financing strategy is to maintain a strong and flexible financial position by (i) maintaining a prudent level of leverage, (ii) maintaining a large pool of unencumbered properties,
(iii) managing its variable rate exposure, (iv) amortizing existing property specific non-recourse mortgages over the term of the anchor leases for such mortgaged properties, and (v) maintaining a conservative distribution payout ratio.

  Excel may seek variable rate financing from time to time if such financing appears advantageous in light of then-prevailing market conditions. In such case, Excel will consider hedging against interest rate risk through interest rate protection agreements, interest rate swaps or other means.

  In April 1997, Excel filed with the Commission a $500 million shelf registration statement. This registration statement was filed for the purpose of issuing debt securities, preferred stock, depositary shares, common stock or warrants. Currently, approximately $197.5 million is available to Excel on this registration statement.

  In January 1998, Excel issued 6,300,000 depositary shares each representing one-tenth of a share of Series B Preferred Stock. The offering price was $25.00 per depositary share with an annual dividend equal to $2.15625 per depositary share, payable quarterly. Net proceeds from the offering totaled approximately $152.5 million.

  Excel also has outstanding 2,124,980 shares of Series A Preferred Stock. The Series A Preferred Stock has an annual distribution of $2.125 per share payable quarterly. The shares of Series A Preferred Stock are convertible by the holder at any time into shares of Excel Common Stock at a conversion price of $24.13 per share. On or after February 5, 2002, the Series A Preferred Stock is redeemable by Excel at $25.00 per share in either shares of Excel Common Stock or cash at Excel's election. The Series A Preferred Stock ranks senior to Excel Common Stock and is on a parity with the Series B Preferred Stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of Excel. In March 1998, 2,473,620 shares of Series A Preferred Stock were converted into Excel Common Stock. There were 2,126,380 shares of Series A Preferred Stock outstanding at March 31, 1998.

  In October 1997, Excel issued $75.0 million of 6.875% Senior Notes due 2004 (the "Excel Senior Notes"). The effective interest rate on the Excel Senior Notes is 6.982% (6.875% coupon with proceeds before underwriting discount of $74.6 million). Interest on the Excel Senior Notes is payable semi-annually in arrears on April 15 and October 15 of each year.

  Excel has an unsecured revolving credit facility for up to $250.0 million from a group of banks (the "Excel Credit Facility") which carries an interest rate of LIBOR plus 1.20%. The actual amount available to Excel is dependent on covenants such as the value of unencumbered assets and certain ratios. The Excel Credit Facility expires March 2000. The outstanding balance at March 31, 1998 was $22.0 million.

  In 1995, EDV was organized to finance, acquire, develop, hold and sell real estate in the short-term for capital gains and/or receive fee income. Excel owns 100% of the outstanding preferred shares of EDV. The preferred shares of EDV are entitled to receive dividends equal to 95% of net income from cash flows, if any. Cash requirements to facilitate EDV transactions have primarily been obtained through borrowings from Excel and are expected to continue in the future. Interest and principal payments are repaid to Excel as excess cash is available which is primarily expected to occur when development projects are completed and sold. Excel has guaranteed $45 million of a $100 million construction loan related to a retail development project in Orlando, Florida. The project is expected to be completed in August 1998.

  In September 1997, Excel established $25.7 million in credit facilities to certain developers. The total outstanding amounts on the credit facilities of $16.9 million at March 31, 1998 carry interest at 11% to 12%, are collateralized by real estate, and are payable on the earlier of the sale of certain real estate or seven years. Excel has also guaranteed $5.0 million related to a line of credit agreement between a bank and a third party developer. Excel is entitled to 50% of the profits generated by certain projects related to this agreement.

  In March 1998, Excel completed a spin-off of Legacy. Legacy was organized to create and realize value by identifying and making opportunistic real estate investments which are not restricted by REIT tax laws or influenced by Excel's objectives of increasing cash flows and maintaining certain leverage ratios. Prior to the spin-off, EDV transferred four notes receivable, a land parcel, a leasehold interest in a parcel of land, an office building, a single tenant building, and certain other assets to Excel for a total consideration of approximately $38.1 million for which Excel reduced the note receivable from EDV. Excel contributed to Legacy the above assets from EDV, together with ten single tenant properties owned by Excel with a book value of approximately $45.7 million, certain other net assets of approximately $1.2 million, and a property held with a book value of approximately $14.5 million, in exchange for 23,412,580 shares of common stock of Legacy, assumption of debt by Legacy on the ten single tenant properties of approximately $33.9 million, and issuance of a note payable from Legacy to Excel in the amount of approximately $26.4 million. The note payable was repaid by Legacy in April 1998.

  The spin-off of Legacy took place through a dividend distribution to holders of Excel Common Stock of all Legacy shares of common stock (23,412,580 shares) held by Excel. The distribution consisted of one share of Legacy common stock for each share of Excel Common Stock held on the record date of March 2, 1998. No gain was recognized by Excel for book purposes on the distribution of approximately $39.3 million. For tax purposes, Excel recognized a gain of approximately $16.7 million as the distribution was a taxable event and the assets and liabilities were transferred at fair market value. The fair market value of the distribution was approximately $56.0 million or $2.39 per share. Upon completion of the spin-off, Legacy ceased to be a wholly-owned subsidiary of Excel and began operating as an independent public company.

  Excel has elected to be taxed as a REIT for federal income tax purposes and must distribute at least 95% of its taxable income to its stockholders in order to avoid income taxes. Although Excel receives most of its rental payments on a monthly basis, it intends to make quarterly distribution payments. Amounts accumulated for distributions will be invested by Excel in short-term marketable instruments including deposits at commercial banks, money market accounts, certificates of deposit, U.S. government securities or other liquid investments (including GNMA, FNMA, and FHLMC mortgage-backed securities) as the Excel Board deems appropriate.

  Excel calculates FFO as net income before gain or loss on real estate sales (net of gain or loss on sales of undepreciated property), plus depreciation on real estate, amortization, amortized leasing commission costs, loan costs written off, and other non-recurring items. FFO does not represent cash flows from operations as defined by generally accepted accounting principles, and may not be comparable to other similarly titled measures of other REITs. Excel believes, however, that to facilitate a clear understanding of its operating results, FFO should be examined in conjunction with its net income as reductions for certain items are not meaningful in evaluating income-producing real estate, which historically has not depreciated. The following information is included to show the items included in Excel's FFO for the three-month periods ended March 31, 1998 and 1997 (in thousands):

                                                                1998     1997
                                                               -------  -------
      Net income.............................................. $16,359  $10,310
      Depreciation:
        Buildings.............................................   3,916    1,981
        Tenant improvements...................................     150       88
        From equity investments...............................      48        3
      Amortization (1):
        Organization costs....................................       4        1
        Leasing commissions...................................      61       49
      Minority interest (2)...................................     404      --
      Preferred dividends (3).................................  (3,051)     --
      Loan costs written off..................................     --        75
      (Gain) loss on sale of buildings:
        Excel Realty Trust, Inc...............................      24      --
        From equity investments...............................     (69)     --
                                                               -------  -------
      Funds from operations................................... $17,846  $12,507
                                                               =======  =======
      Other Information:
        Leasing commissions paid.............................. $   204  $    40
        Tenant improvements paid..............................     171      248
        Building improvements paid (Capitalized parking lots,
         roofs, etc.).........................................     217      115

--------
(1) Only amortization of organizational costs are shown as amortization expense in the Consolidated Statements of Income. Loan cost amortization and loan costs written-off are classified as interest expense and leasing commission amortization is classified as part of other operating expenses in the Consolidated Statements of Income.
(2) These amounts relate to third party ERP units and other common stock equivalents.
(3) These amounts relate to the Series B Preferred Stock which are not convertible into Excel Common Stock.

ECONOMIC CONDITIONS

  The majority of Excel's leases contain provisions deemed to mitigate the adverse impact of inflation. Such provisions include clauses enabling Excel to receive percentage rents which generally increase as prices rise, and/or escalation clauses which are typically related to increases in the consumer price index or similar inflation indices. In addition, Excel believes that many of its existing lease rates are below current market levels for comparable space and that upon renewal or re-rental such rates may be increased to current market rates. This belief is based upon an analysis of relevant market conditions, including a comparison of comparable market rental rates, and upon the fact that many of such leases have been in place for a number of years and may not contain escalation clauses sufficient to match the increase in market rental rates over such time. Most of Excel's leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing Excel's exposure to increases in costs and operating expenses resulting from inflation. In addition, Excel periodically evaluates its exposure to interest rate fluctuations, and may enter into interest rate protection agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating rate loans.

  Many regions of the United States, including regions in which Excel owns property, may experience economic recessions. Such recessions, or other adverse changes in general or local economic conditions, could result in the inability of some existing tenants of Excel to meet their lease obligations and could otherwise adversely affect Excel's ability to attract or retain tenants. Excel's shopping centers are typically anchored by discount department stores, supermarkets and drug stores which usually offer day-to-day necessities rather than high priced luxury items. These types of tenants, in the experience of Excel, generally continue to maintain their volume of sales despite a slowdown in economic conditions.

            UNAUDITED PRO FORMA OPERATING AND FINANCIAL INFORMATION

  The following tables set forth summary consolidated pro forma operating and financial information of the Combined Company for the nine months ended April 30, 1998 and the year ended July 31, 1997 as if the Merger and each respective company's property acquisitions during its current fiscal year had occurred on April 30, 1998 for balance sheet data and August 1, 1996 for income statement data. Information with respect to Excel is as of March 31, 1998 for balance sheet data and for the year ended June 30, 1997 and the nine months ended March 31, 1998 for income statement data. The pro forma data included herein may not be indicative of the actual results or financial position had the Merger and property acquisitions occurred on the dates indicated.

                       NEW PLAN EXCEL REALTY TRUST, INC.

          PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS--UNAUDITED
                                (IN THOUSANDS)

                                            EXCEL
                             NEW PLAN    HISTORICAL    PRO FORMA
                            HISTORICAL    MAR. 31,     COMBINED       PRO FORMA
                          APRIL 30, 1998    1998      ADJUSTMENTS       TOTALS
                          -------------- -----------  -----------     ----------
ASSETS
Real estate, net........    $1,280,192   $   881,650   $ 302,014 (2B) $2,463,856
Cash....................        33,936         4,327     (12,200)(2C)     26,063
Accounts receivable,
 net....................        13,789         3.589         --           17,378
Notes receivable--
 affiliates.............           --        106,910         --          106,910
Notes receivable--other.        12,719        29,794         --           42,513
Other assets............        14,539        17,593      11,189 (2D)     43,321
                            ----------   -----------   ---------      ----------
    Total assets........    $1,355,175   $ 1,043,863   $ 301,003      $2,700,041
                            ==========   ===========   =========      ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
  Mortgages and other
   notes payable........    $  555,431   $   335,888   $   9,362 (2E) $  900,681
  Capital leases........           --         26,850         --           26,850
  Accounts payable,
   accrued expenses and
   other liabilities....        40,068        19,873         --           59,941
                            ----------   -----------   ---------      ----------
    Total liabilities...       595,499       382,611       9,362         987,472
                            ----------   -----------   ---------      ----------
Minority interest in
 partnership............           --         41,430         --           41,430
                            ----------   -----------   ---------      ----------
Stockholders' Equity:
  Preferred stock.......        72,775            28     (72,774)(2F)         29
  Beneficial interests..       754,747           --     (754,747)(2F)        --
  Common stock..........           --            234         644 (2F)        878
  Additional paid-in
   capital..............           --        661,014   1,077,064 (2F)  1,738,078
  Accumulated
   distributions in
   excess of net income.       (66,533)      (41,454)     41,454 (2F)    (66,533)
  Loans receivable--
   purchase of shares...        (2,344)          --          --           (2,344)
  Unrealized gain on
   securities...........         1,031           --          --            1,031
                            ----------   -----------   ---------      ----------
    Total stockholders'
     equity.............       759,676       619,822     291,641       1,671,139
                            ----------   -----------   ---------      ----------
    Total liabilities
     and stockholders'
     equity.............    $1,355,175   $ 1,043,863   $ 301,003      $2,700,041
                            ==========   ===========   =========      ==========

  The accompanying notes and management's assumptions are an integral part of this statement.

                       NEW PLAN EXCEL REALTY TRUST, INC.

        PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME--UNAUDITED
                        FOR THE YEAR ENDED JULY 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  NEW PLAN                             EXCEL
                      NEW PLAN    PROPERTY                 EXCEL      PROPERTY
                     HISTORICAL ACQUISITIONS             HISTORICAL ACQUISITIONS    EXCEL                                COMBINED
                     YEAR ENDED AUG. 1, 1996   NEW PLAN  YEAR ENDED JULY 1, 1996   LEGACY    EXCEL        MERGER PRO       PRO
                      JULY 31,  TO APRIL 30,     PRO      JUNE 30,  TO APRIL 30,    SPIN-     PRO            FORMA        FORMA
                        1997        1998        FORMA       1997        1998         OFF     FORMA        ADJUSTMENTS    RESULTS
                     ---------- ------------   --------  ---------- ------------   -------  --------      -----------    --------
Revenues:
 Rental............   $202,093    $42,319      $244,412   $59,897     $63,546      $(4,937) $118,506        $   401 (3B) $363,319
 Interest and
  other............      4,728        --          4,728    16,869         251       (1,458)   15,662            --         20,390
                      --------    -------      --------   -------     -------      -------  --------        -------      --------
   Total revenue...    206,821     42,319       249,140    76,766      63,797       (6,395)  134,168            401       383,709
                      --------    -------      --------   -------     -------      -------  --------        -------      --------
Expenses:
 Property
  expenses.........     74,316     13,331        87,647     9,028      14,503          --     23,531           (213)(3C)  110,965
 Interest..........     28,256     19,005(3I)    47,261    19,675      10,296       (2,896)   27,075         (3,437)(3D)   70,899
 Depreciation and
  amortization.....     25,006      5,512(3I)    30,518     8,587       6,945         (870)   14,662          9,164 (3E)   54,344
 General and
  administrative...      2,203        --          2,203     3,675       1,484         (799)    4,360            310 (3F)    6,873
                      --------    -------      --------   -------     -------      -------  --------        -------      --------
   Total expenses..    129,781     37,848       167,629    40,965      33,228       (4,565)   69,628          5,824       243,081
                      --------    -------      --------   -------     -------      -------  --------        -------      --------
 Income before
  real estate
  sales, minority
  interest and
  other............     77,040      4,471        81,511    35,801      30,569       (1,830)   64,540         (5,423)      140,628
Minority interest..        --         --            --        (70)        --           --        (70)           --            (70)
Gain on sales of
 securities and
 other.............          7        --              7       --          --           --        --             --              7
Gain (loss) on sale
 of real estate....        (10)       --            (10)     (386)        --           --       (386)           --           (396)
                      --------    -------      --------   -------     -------      -------  --------        -------      --------
   Net income......   $ 77,037    $ 4,471      $ 81,508   $35,345     $30,569      $(1,830) $ 64,084        $(5,423)     $140,169
                      ========    =======      ========   =======     =======      =======  ========        =======      ========
Net income
 applicable to
 common shares
 Basic.............   $ 76,576                 $ 81,047   $31,505                           $ 45,180 (3J)                $120,804
 Diluted...........   $ 76,576                 $ 81,047   $31,030                           $ 45,577 (3J)                $121,201
Basic net income
 per common share..   $   1.31                 $   1.39   $  1.87                           $   1.93                     $   1.40
                      ========                 ========   =======                           ========                     ========
Diluted net income
 per common share..   $   1.30                 $   1.38   $  1.79                           $   1.79                     $   1.36
                      ========                 ========   =======                           ========                     ========
Historical basic
 weighted average
 number of common
 shares
 outstanding.......     58,461                             16,814
Historical diluted
 weighted average
 number of common
 shares
 outstanding.......     58,735                             17,343
Pro forma basic
 weighted average
 number of common
 shares
 outstanding.......                              58,461                 6,600(3G)             23,414                       86,558
Pro forma diluted
 weighted average
 number of common
 shares
 outstanding.......                              58,735                 8,106(3G)             25,449                       89,274


  The accompanying notes and management's assumptions are an integral part of this statement.

                       NEW PLAN EXCEL REALTY TRUST, INC.

        PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME--UNAUDITED
                    FOR THE NINE MONTHS ENDED APRIL 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                      NEW PLAN
                     HISTORICAL   NEW PLAN                 EXCEL       EXCEL
                        NINE      PROPERTY               HISTORICAL   PROPERTY
                       MONTHS   ACQUISITIONS                NINE    ACQUISITIONS    EXCEL                                COMBINED
                       ENDED    AUG. 1, 1997   NEW PLAN    MONTHS   JULY 1, 1997   LEGACY    EXCEL        MERGER PRO       PRO
                     APRIL 30,  TO APRIL 30,     PRO     ENDED MAR. TO MAR. 31,     SPIN-     PRO            FORMA        FORMA
                        1998        1998        FORMA     31, 1998      1998         OFF     FORMA        ADJUSTMENTS    RESULTS
                     ---------- ------------   --------  ---------- ------------   -------  --------      -----------    --------
Revenues:
 Rentals...........   $181,816     $7,503      $189,319   $81,453     $16,137      $(3,703) $ 93,887        $   182 (3G) $283,388
 Interest and
  other............      3,017       (266)(3I)    2,751    17,552          35       (2,101)   15,486            --         18,237
                      --------     ------      --------   -------     -------      -------  --------        -------      --------
   Total revenue...    184,833      7,237       192,070    99,005      16,172       (5,804)  109,373            182       301,625
                      --------     ------      --------   -------     -------      -------  --------        -------      --------
Expenses:
 Property
  expenses.........     65,699      2,572        68,271    15,325       3,868          --     19,193           (181)(3C)   87,283
 Interest..........     26,967      3,153 (3I)   30,120    21,980       1,182       (2,016)   21,146         (1,823)(3D)   49,443
 Depreciation and
  amortization.....     23,054        982 (3I)   24,036    11,013       1,768         (652)   12,129          5,864 (3E)   42,029
 General and
  administrative...      2,093        --          2,093     4,401         377       (1,154)    3,624            233 (3F)    5,950
                      --------     ------      --------   -------     -------      -------  --------        -------      --------
   Total expenses..    117,813      6,707       124,520    52,719       7,195       (3,822)   56,092          4,093       184,705
                      --------     ------      --------   -------     -------      -------  --------        -------      --------
 Income before
  real estate
  sales, minority
  interest and
  other............     67,020        530        67,550    46,286       8,977       (1,982)   53,281         (3,911)      116,920
Minority interest..        --         --            --     (1,151)        --           --     (1,151)           --         (1,151)
Gain on sales of
 securities and
 other.............          8        --              8    (1,522)        --           --     (1,522)           --         (1,514)
Gain (loss) on sale
 of real estate....        (67)       --            (67)      207         --           --        207            --            140
                      --------     ------      --------   -------     -------      -------  --------        -------      --------
   Net income......   $ 66,961     $  530      $ 67,491   $43,820     $ 8,977      $(1,982) $ 50,815        $(3,911)     $114,395
                      ========     ======      ========   =======     =======      =======  ========        =======      ========
Net income
 applicable to
 common shares
 Basic.............   $ 62,573                 $ 63,103   $33,623                           $ 37,238 (3J)                $ 96,430
 Diluted...........   $ 62,573                 $ 63,103   $34,774                           $ 38,389 (3J)                $ 97,581
Basic net income
 per common share..   $   1.06                 $   1.07   $  1.60                           $   1.59                     $   1.10
                      ========                 ========   =======                           ========                     ========
Diluted net income
 per common share..   $   1.05                 $   1.06   $  1.51                           $   1.51                     $   1.08
                      ========                 ========   =======                           ========                     ========
Historical basic
 weighted average
 number of common
 shares
 outstanding.......     59,248                             21,068
Historical diluted
 weighted average
 number of common
 shares
 outstanding.......     59,691                             23,103
Pro forma basic
 weighted average
 number of common
 shares
 outstanding.......                              59,248                 2,346(3G)             23,414                       87,345
Pro forma diluted
 weighted average
 number of common
 shares
 outstanding.......                              59,691                 2,346(3G)             25,449                       90,230

  The accompanying notes and management's assumptions are an integral part of this statement.

                       NEW PLAN EXCEL REALTY TRUST, INC.

    NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA CONSOLIDATED CONDENSED
                       FINANCIAL INFORMATION--UNAUDITED
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF ACCOUNTING TREATMENT:

  The exchange of New Plan Shares of Beneficial Interest for Excel Common Stock in connection with the Merger is being accounted for as a reverse merger for financial reporting purposes as if New Plan was acquiring Excel. As such, the assets and liabilities of Excel have been adjusted to fair value in connection with the application of purchase accounting.

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

  (A) Certain reclassifications have been made to the historical balance sheets of New Plan and Excel in order to conform to the desired pro forma combined condensed balance sheet presentation.

  (B) Represents adjustments to record the Merger in accordance with the purchase method of accounting based upon an assumed purchase price of the Excel stock of $918,163. The purchase price was calculated assuming a market value of New Plan Shares of Beneficial Interest of $24.625 per share (which was the closing price of New Plan Shares of Beneficial Interest on July 2,
1998) times the outstanding shares of Excel Common Stock of 28,096,465 after the 20% stock dividend to the current holders of Excel Common Stock. In addition, the Excel Preferred A Stock of 2,126,380 shares has been valued at $30.125 per share and the Excel Preferred B Stock of 630,000 shares has been valued at $24.6875 per 1/10 of a share, which were the closing prices of the Preferred A and B Stock, respectively, on July 2, 1998. The total purchase price is as follows:

                                  SHARES
SECURITY                        OUTSTANDING VALUE PER SHARE TOTAL CONSIDERATION
--------                        ----------- --------------- -------------------
Common stock................... 28,096,465     $24.625           $691,875
Series A preferred stock.......  2,126,380      30.125             64,057
Series B preferred stock           630,000
 to depositary shares..........  6,300,000      24.6875           155,531
                                                                 --------
    Total consideration........                                   911,463
Merger and the Other Transac-
 tion costs (see below)........                                     6,700
                                                                 --------
    Total purchase price.......                                  $918,163
                                                                 ========

  Estimated fees and expenses related to the Merger are as follows:

      Advisory fees..................................................... $ 7,200
      Accounting and legal..............................................   2,000
      Other costs.......................................................   3,000
                                                                         -------
          Total.........................................................  12,200
      Less Excel expenses...............................................   5,500
                                                                         -------
      New Plan transaction costs........................................ $ 6,700
                                                                         =======

                       NEW PLAN EXCEL REALTY TRUST, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION--UNAUDITED (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  The adjustment to reflect investment in real estate:

Purchase price (see above).................................           $918,163
Less historical book value of Excel equity.................           (619,822)
Transaction costs to be paid by Excel and expensed thereby
 reducing the historical book value of Excel...............              5,500
Adjustments to reflect certain assets and liabilities of
 Excel at fair value:
  Other assets (see Note (D)).............................. $(11,189)
  Mortgages and other notes payable (see Note (E)).........    9,362
                                                            --------
                                                                        (1,827)
                                                                      --------
Adjustment required to reflect investment in real estate,
 net.......................................................           $302,014
                                                                      ========
(C) To reflect the decrease in cash due to the estimated
 Merger costs..............................................           $ 12,200
                                                                      ========
(D) Adjustments to other assets:
  To eliminate Excel's asset related to the straight-lining
   of rent related to leases...............................           $ (1,815)
  To eliminate Excel's asset of deferred financing costs...             (3,085)
  To eliminate Excel's asset of deferred leasing costs.....               (917)
  To eliminate Excel's assets of organization costs and
   goodwill................................................                (40)
  To adjust Excel's historical cost in ERT Development
   Corporation to estimated fair market value of $17,427...             17,046
                                                                      --------
                                                                      $ 11,189
                                                                      ========
(E) To record a premium required to adjust mortgages and
 other notes payable to fair value using estimated market
 rates ranging from 6.75% to 7.5% on an instrument by
 instrument basis..........................................           $  9,362
                                                                      ========

(F) To adjust stockholders' equity to reflect the issuance of Excel's common stock to owners of New Plan's shares of beneficial interest as follows:

                                                                     CUMULATIVE
                                                        ADDITIONAL  DISTRIBUTIONS
                         PREFERRED  BENEFICIAL  COMMON   PAID-IN    IN EXCESS OF
                           STOCK    INTERESTS   STOCK    CAPITAL     NET INCOME
                         ---------  ----------  ------  ----------  -------------
Exchange of New Plan
 Shares of Beneficial
 Interest for Excel
 Common Stock...........            $(754,747)  $ 597   $  754,150
Exchange of New Plan
 Preferred Stock for
 Excel Preferred Stock.. $ (72,774)                         72,774
Excel's historical
 Stockholders' equity...       (28)              (234)    (661,014)   $ 41,454
Value of Excel
 acquisition............        28                281      911,154         --
                         ---------  ---------   -----   ----------    --------
                         $(72,774)  $(754,747)  $ 644   $1,077,064    $ 41,454
                         =========  =========   =====   ==========    ========

  The historical cost of the other assets, including all accounts and notes receivable, and liabilities of Excel are estimated to be their fair market value.

                       NEW PLAN EXCEL REALTY TRUST, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION--UNAUDITED (CONTINUED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

  (A) Certain reclassifications have been made to the historical statements of income of New Plan and Excel in order to conform to the desired pro forma combined condensed statements of income presentation. The Consolidated Condensed Statements of Income include pro forma adjustments for real estate acquisitions that both companies have made within the past twenty one months. The cash used to acquire real estate by New Plan has been assumed to come from available cash in savings and from new debt issuances. The cash used to acquire real estate by Excel has been assumed to come from approximately $407 million in equity offerings and the issuance of $24 million in debt.

  The following adjustments have been made to convert the operations of Excel, which has reported operations on a calendar year basis, to a nine-month period ended March 31, 1998 (this approximates the nine months ended April 30 reported by New Plan).

                                           ADD:          LESS:
                                       THREE MONTHS   SIX MONTHS    NINE MONTHS
                          YEAR ENDED       ENDED         ENDED         ENDED
                         DEC. 31, 1997 MAR. 31, 1998 JUNE 30, 1997 MAR. 31, 1998
                         ------------- ------------- ------------- -------------
Revenues:
  Rental revenue........   $ 83,112       $31,870       $33,529       $81,453
  Interest and other....     22,346         5,342        10,136        17,552
                           --------       -------       -------       -------
    Total revenue.......    105,458        37,212        43,665        99,005
                           --------       -------       -------       -------
Expenses:
  Property expenses.....     14,023         6,749         5,447        15,325
  Interest..............     23,991         7,824         9,835        21,980
  Depreciation and
   amortization.........     11,621         4,150         4,758        11,013
  General and
   administrative.......      5,046         1,702         2,347         4,401
                           --------       -------       -------       -------
    Total expenses......     54,681        20,425        22,387        52,719
                           --------       -------       -------       -------
  Income before real
   estate sales,
   minority interest and
   other................     50,777        16,787        21,278        46,286
Minority interest.......       (816)         (405)          (70)       (1,151)
Real estate gains on
 sale/impairments.......        523           (23)          293           207
Other...................     (1,522)          --            --         (1,522)
                           --------       -------       -------       -------
    Net income..........   $ 48,962       $16,359       $21,501       $43,820
                           ========       =======       =======       =======
Basic net income per          $2.06         $0.52         $0.95         $1.60
 share..................      =====         =====         =====         =====
Diluted net income per        $1.97         $0.49         $0.93         $1.51
 share..................      =====         =====         =====         =====

                       NEW PLAN EXCEL REALTY TRUST, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION--UNAUDITED (CONTINUED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  The following adjustments have been made to convert the operations of Excel, which has reported operations on a calendar year basis, to a year ended June 30, 1997 (this approximates the July 31 year end of New Plan).

                                           ADD:          LESS:
                                        SIX MONTHS    SIX MONTHS
                          YEAR ENDED       ENDED         ENDED      YEAR ENDED
                         DEC. 31, 1996 JUNE 30, 1997 JUNE 30, 1996 JUNE 30, 1997
                         ------------- ------------- ------------- -------------
Revenues:
  Rental revenue........    $52,481       $33,529       $26,113      $ 59,897
  Interest and other....     10,654        10,136         3,921        16,869
                            -------       -------       -------      --------
    Total revenue.......     63,135        43,665        30,034        76,766
                            -------       -------       -------      --------
Expenses:
  Property expenses.....      7,778         5,447         4,197         9,028
  Interest..............     19,450         9,835         9,610        19,675
  Depreciation and
   amortization.........      7,487         4,758         3,658         8,587
  General and
   administrative.......      2,847         2,347         1,519         3,675
                            -------       -------       -------      --------
    Total expenses......     37,562        22,387        18,984        40,965
                            -------       -------       -------      --------
  Income before real
   estate sales and
   minority interest....     25,573        21,278        11,050        35,801
Minority interest.......        --            (70)           --           (70)
Real estate gains on
 sale/impairments.......     (1,777)          293        (1,098)         (386)
                            -------       -------       -------      --------
    Net income..........    $23,796       $21,501       $ 9,952      $ 35,345
                            =======       =======       =======      ========
Basic net income per          $1.66         $0.95         $0.75         $1.87
 share..................      =====         =====         =====         =====
Diluted net income per        $1.62         $0.93         $0.75         $1.79
 share..................      =====         =====         =====         =====

                                                   NINE MONTHS
                                                      ENDED       YEAR ENDED
                                                  APRIL 30, 1998 JULY 31, 1997
                                                  -------------- -------------
(B) To recognize revenue from straight-lining
  rent related to Excel's leases which will be
  reset in connection with the Merger............     $  182        $  401
(C) To reflect the decrease in amortization of
  Excel's deferred leasing costs.................       (181)         (213)
(D) To reflect the following adjustments to
  interest expense:
  (1) To recognize the elimination of
    amortization of deferred loan costs..........       (529)       (1,048)
  (2) To reflect loan costs written off..........        --           (664)
  (3) To reflect the amortization of the premium
    required to adjust Excel's mortgages and
    other notes payable to fair value............     (1,294)       (1,725)
                                                      ------        ------
    Total adjustment.............................     (1,823)       (3,437)
                                                      ======        ======

                       NEW PLAN EXCEL REALTY TRUST, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION--UNAUDITED (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    NINE MONTHS
                                                       ENDED       YEAR ENDED
                                                   APRIL 30, 1998 JULY 31, 1997
                                                   -------------- -------------
(E) To reflect the increase in depreciation as a
  result of recording Excel's real estate assets
  at fair value versus historical cost, utilizing
  an estimated useful life of 40 years and
  allocating the cost between land and buildings
  at 20% and 80%, respectively.
    Pro forma depreciation.......................     $ 17,755       $23,673
    Excel's historical depreciation..............      (10,775)       (8,434)
    Pro forma depreciation on property
     acquisitions................................       (1,768)       (6,945)
    Pro forma depreciation from Legacy spin-off..          652           870
                                                      --------       -------
     Total adjustment............................     $  5,864       $ 9,164
                                                      ========       =======
(F) To reflect the increase in general and
  administrative costs due mainly to increased
  salary costs under new contractual
  arrangements...................................          233           310
(G) To increase the weighted average shares
  outstanding for Excel for the issuance of
  common stock and common stock equivalents for
  the purchase of real estate by Excel. These
  shares have been accounted for on a pro forma
  basis as if they had been issued on July 1,
  1996 and as such have been shown on a pro forma
  basis to be outstanding during the entire
  period presented.
    Basic........................................        2,346         6,600
    Diluted......................................        2,346         8,106
(H) The pro forma weighted average number of
  common shares outstanding for the periods are
  computed based on the historical weighted
  average shares outstanding of New Plan and 1.2
  times the pro forma weighted average shares
  outstanding of Excel after giving effect to the
  issuance of common stock and common stock
  equivalents for the purchase of real estate as
  noted in item (G) above.
(I)  Includes pro forma effects of the
     acquisition of real estate properties by New
     Plan.
(J)  Reflects the decrease in net income
     applicable to common shares due to the
     assumed issuance of Excel preferred
     securities on July 1, 1996.

                           PRO FORMA CAPITALIZATION

  The following table sets forth the capitalization of New Plan at April 30, 1998 (i) on an historical basis, and (ii) as adjusted to give effect to the Merger and the revaluation of Excel assets and liabilities under the purchase method of accounting. This information should be read in conjunction with the financial statements and notes thereto and the pro forma financial information incorporated by reference herein and included elsewhere herein.

                                                         AS OF APRIL 30, 1998
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------  -----------
                                                            (IN THOUSANDS)
Debt:
  Mortgages and other notes payable.................... $  555,431  $  900,681
  Capital leases.......................................        --       26,850
                                                        ----------  ----------
    Total debt.........................................    555,431     927,531
                                                        ----------  ----------
Stockholders' equity:
  8 1/2% Series A Cumulative Convertible Preferred
   Stock...............................................        --           21
  8 5/8% Series B Cumulative Redeemable Preferred
   Stock...............................................        --            7
  7.8% Series D Cumulative Voting Step-Up Premium Rate
   Preferred Stock.....................................        --            1
  7.8% Series A Cumulative Step-Up Premium Rate
   Preferred Stock.....................................     72,775         --
  Common stock.........................................        --          878
  Shares of beneficial interest........................    754,747         --
  Additional paid-in capital...........................        --    1,738,078
  Loans receivable.....................................     (2,344)     (2,344)
  Unrealized gains on securities.......................      1,031       1,031
  Accumulated distributions in excess of net income....    (66,533)    (66,533)
                                                        ----------  ----------
    Total stockholders' equity.........................    759,676   1,671,139
                                                        ----------  ----------
      Total capitalization............................. $1,315,107  $2,598,670
                                                        ==========  ==========

        FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE COMBINED COMPANY

  THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH NEW PLAN SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO HIM OF ACQUIRING, HOLDING, EXCHANGING OR OTHERWISE DISPOSING OF COMBINED COMPANY STOCK, AND OF THE COMBINED COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

  See "The Merger--Federal Income Tax Consequences of the Merger" for a discussion of the federal income tax consequences of the Merger and the exchange of securities pursuant thereto.

  In this "Federal Income Tax Consequences Related to the Combined Company" section, the term "Combined Company" means that Maryland corporation presently known as Excel Realty Trust, Inc., which, after the Merger as described herein, will be known as New Plan Excel Realty Trust, Inc. and means such corporation whether before, on or after the Merger. After the Merger, New Plan will be a wholly owned subsidiary of the Combined Company and will be a disregarded entity for federal income tax purposes. For such purposes, New Plan will be treated as a not-separately-incorporated division of the Combined Company. This discussion should be construed accordingly.

  General. The Combined Company elected REIT status commencing with its taxable year ending December 31, 1987. The Combined Company believes that it was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its method of operation has enabled and will enable the Combined Company to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Combined Company further believes that, subsequent to the Merger, the Combined Company's proposed method of operation described in this Joint Proxy Statement/Prospectus and as represented by the Combined Company will enable it to meet the requirements for qualification and taxation as a REIT.

  The Combined Company's qualification as a REIT depends on the Combined Company having met and the Combined Company continuing to meet, through actual operating results, distribution levels, stockholder recordkeeping requirements and diversity of share ownership, the various qualification tests imposed under the Code that are discussed below. Accordingly, no assurance can be given that the actual results of the Combined Company's operations for any particular taxable year have satisfied such requirements or that the actual results of the Combined Company's operations for any particular taxable year will satisfy such requirements.

TAXATION OF THE COMBINED COMPANY AS A REIT

  General. If the Combined Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Combined Company will be subject to federal income tax as follows: First, the Combined Company will be taxed at regular corporate rates on any undistributed REIT taxable income (as defined in the Code), including undistributed net capital gains. However, if the Combined Company elects to retain and pay tax on its net capital gains, its stockholders will include such gains in income and will receive a refund or credit, as the case may be, for their proportionate share of such tax. Second, under certain circumstances, the Combined Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Combined Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Combined Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Combined

Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Combined Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Combined Company's profitability. Sixth, if the Combined Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income (as defined in the Code) for such year, (ii) 95% of its REIT capital gain net income (as defined in the Code) for such year, and (iii) any undistributed taxable income from prior periods, the Combined Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period beginning on the first day of the first taxable year for which the Combined Company qualified as a REIT (the "Recognition Period"), the Combined Company recognizes gain on the disposition of any asset held by the Combined Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Combined Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not yet been promulgated. Eighth, if the Combined Company acquires any asset from a corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Combined Company is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and the Combined Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Combined Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Combined Company will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not materially modified as proposed in President Clinton's 1999 Federal Budget Proposal, released on February 2, 1998. As a safety measure, the Combined Company intends to make a protective election under Notice 88-19 with respect to the Merger, although the Combined Company believes that such election will not be necessary.

REIT QUALIFICATION REQUIREMENTS

  General. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

  The Combined Company believes that it has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Combined Company Charter and Articles Supplementary provide for restrictions regarding ownership and transfer of the Combined Company Common Stock and the Combined Company Preferred Stock, which restrictions are intended to assist the Combined Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such ownership and transfer restrictions are described in "Description of Excel and Combined Company Securities-- Restrictions on Ownership of Capital Stock." There can be no assurance, however, that such transfer restrictions will in all cases prevent a violation of the share ownership provisions described in (5) and (6) above.

  In addition, except for certain "grandfathered" REITs, such as New Plan, a corporation may not elect to be taxed as a REIT unless its taxable year is the calendar year. The Combined Company has and will have a calendar taxable year.

  Subsidiaries and Partnerships. The Combined Company owns and operates a number of properties through wholly-owned subsidiaries (the "QRSs"). The Combined Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. In addition, as of the Effective Time, New Plan will become a wholly-owned subsidiary of the Combined Company and will therefore become a "qualified REIT subsidiary." Code
Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as assets, liabilities and items of the Combined Company. The Combined Company has not, however, sought or received a ruling from the IRS that the QRSs are qualified REIT subsidiaries.

  The Combined Company also owns and operates a number of properties through partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT, based on its capital interest in a partnership, will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Combined Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Combined Company is a partner will be treated as assets, liabilities and items of income of the Combined Company for purposes of applying the requirements described herein. Certain special tax risks which may arise as a result of the Combined Company investing in certain properties through partnerships are described below under the heading "--Other Tax Matters." The Combined Company has direct control of the partnerships in which it is a partner and believes that it has operated and that it and the Combined Company intend to continue to operate such partnerships consistent with the requirements for qualification as a REIT.

  Income Tests. In order to maintain qualification as a REIT, the Combined Company annually must satisfy two gross income requirements. First, at least 75% of the Combined Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest), or income from certain types of temporary investments. Second, at least 95% of the Combined Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

  Rents received by the Combined Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above, only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of a tenant of the REIT (or a tenant of any partnership in which the REIT is a partner) (a "Related Party Tenant"), the rent received by the REIT (either directly or through any such partnership) from such tenant will not qualify as "rents from real property" in satisfying the gross income tests of the Code. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception) other than through an independent contractor from whom the REIT derives no revenue. However, the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Combined Company does not and the Combined Company will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors of the Combined Company determines, in its discretion, that the rent received from such Related Party Tenant is not material and will not jeopardize the Combined Company's status as a REIT),
(iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) except for certain development, property management, administrative and miscellaneous services, perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or which are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Combined Company derives no revenue.

  Income derived from the development, property management, administrative and miscellaneous services described in the preceding paragraph qualifies under neither the 95% or 75% gross income tests. In addition, EDV receives fees in exchange for the performance of certain development activities. To the extent that the Combined Company Board believes that there would be adverse tax consequences through direct accrual of such fees to the Combined Company, such activities will be performed by EDV and such fees will not accrue to the Combined Company, but the Combined Company will derive dividends from EDV, which qualify under the 95% gross income test, but not the 75% gross income test. The Combined Company believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

  If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Combined Company's failure to meet such test was due to reasonable cause and not due to willful neglect, the Combined Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed under "-- Taxation of the Combined Company as a REIT" above, even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying income.

  Sales or Dispositions of Assets. As a REIT, the Combined Company is subject to a tax of 100% on its gain (i.e., the excess, if any, of the amount realized over the Combined Company's adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure) in which it is a dealer. In calculating its gain subject to the 100% tax, the Combined Company is not allowed to offset gains on sales of property with losses on other sales of property in which it is a dealer.

  Under the Code, the Combined Company would be deemed to be a dealer in any property that the Combined Company holds primarily for sale to customers in the ordinary course of its business. Such determination is a factual inquiry, and absolute certainty of the Combined Company's status generally cannot be provided. However, the Combined Company will not be treated as a dealer in real property for the 100% tax if (i) it has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) the Combined Company either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all assets of the Combined Company as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Combined Company derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, the failure of the Combined Company to meet these "safe harbor" requirements does not necessarily mean that it is a dealer in real property.

  Based on these rules, if the Combined Company sells a property that it has held for more than four years and otherwise satisfies the "safe harbor" described in the preceding paragraph, such sale will not result in the imposition of the 100% tax on the gain. Because any dealer gain that is not covered by the safe harbor is subject to the 100% tax, any sale not covered by the safe harbor creates a risk that the REIT will be considered to be a dealer in real property. Although any risk from a single isolated sale may be small, the more regular, continuous, and frequent the Combined Company's sales of assets are, the more likely the Combined Company will be treated as a dealer with respect to sales or dispositions of real property. Moreover, except for certain sales of property obtained through foreclosure, all sales, including sales of property held less than four years, count toward the seven sales/10% tax basis safe harbor for purposes of determining whether the Combined Company qualifies for the safe harbor on any sales of property held for four years or more. Furthermore, once the Combined Company has exceeded the seven sales/10% tax basis safe harbor, gain from all sales and not just the gain from sales in excess of such safe harbor are potentially subject to the 100% tax.

  The Combined Company may be able to avoid triggering gain for purposes of the 100% tax on real property it has held less than four years if it exchanges such property for other property in a transaction that qualifies as a like-kind exchange under the Code, because the like-kind exchange provisions result in the deferral of gain. The like-kind exchange provisions of the Code, however, are not available to the Combined Company on any property that it holds primarily for sale rather than for investment or the production of income. An exchange of property for tax purposes that does not qualify for like-kind exchange treatment or some other nonrecognition provision is treated the same as a sale for cash. The Combined Company may dispose of certain properties that it has held less than four years in transactions intended to qualify as like-kind exchanges. However, the failure of the transaction to qualify as a like-kind exchange could subject the Combined Company to the 100% tax on its gains as described above.

  Asset Tests. The Combined Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Combined Company's total assets must be represented by real estate assets (including (i) assets held by the Combined Company's QRSs and the Combined Company's allocable share of real estate assets held by partnerships in which the Combined Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Combined Company), cash, cash items and government securities. Second, not more than 25% of the Combined Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Combined Company may not exceed 5% of the value of the Combined Company's total assets and the Combined Company may not own more than 10% of any one issuer's outstanding voting securities (other than a qualified REIT subsidiary).

  The Combined Company currently holds 100% of the stock of each of the QRSs. As set forth above, the asset tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% the value of the REIT's total assets. However, because the QRSs are "qualified REIT subsidiaries," as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Because the QRSs will be treated as "qualified REIT subsidiaries," the Combined Company's ownership of the stock of the QRSs will not cause the Combined Company to fail the asset tests.

  The Combined Company presently owns 100% of the nonvoting preferred stock of EDV, which interest entitles the Combined Company to a percentage of all dividends and liquidating distributions of EDV. Such shares of nonvoting preferred stock will not constitute voting securities for purposes of the asset tests. Furthermore, the Combined Company has not owned any of the voting securities of EDV and will not own more than 10% of the voting securities of such corporation. In addition, the Combined Company believes that the value of its securities of EDV have not exceeded 5% of the total value of the Combined Company's assets, and will not exceed such amount in the future. No independent appraisals have been obtained to support this conclusion.

  EDV is not a "qualified REIT subsidiary." President Clinton's 1999 Federal Budget Proposal, announced on February 2, 1998, includes a proposal to amend the REIT asset tests to prohibit a REIT from owning more than 10% of the value of the outstanding stock of any corporation that is not a qualified REIT subsidiary (a "non-qualified REIT subsidiary"). Existing non-qualified REIT subsidiaries would be exempt from this provision, and therefore subject only to the 5% asset test and 10% voting securities test of current law, except that such exemption would terminate if the subsidiary engaged in a new trade or business or acquired substantial new assets after the date of the first committee action on such legislation. If this proposal were enacted, the Combined Company's ability to engage in certain activities through a non-qualified REIT subsidiary, such as EDV, would be limited or prohibited. No prediction can be made as to whether the above-mentioned provision will be enacted and if enacted, whether the final legislation will be in a form substantially similar to that in the proposal.

  After meeting the asset tests at the close of any quarter, the Combined Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Combined Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Combined Company fails to cure noncompliance with the asset tests within such time period, the Combined Company would cease to qualify as a REIT.

  Annual Distribution Requirements. In order to qualify as a REIT, the Combined Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of
(i) 95% of the Combined Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Combined Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Combined Company disposes of any asset during its Recognition Period, the Combined Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Combined Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Combined Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Combined Company should fail to distribute during each calendar year (or, in the case of distributions with dividend declaration and record dates falling in the last three months of the calendar year, by the end of the following January) at least the sum of
(i) 85% of its real estate investment trust ordinary income for such year,
(ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Combined Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Combined Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

  It is possible that the Combined Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Combined Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Combined Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  Under certain circumstances, the Combined Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Combined Company's deduction for dividends paid for the earlier year. Thus, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Combined Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify. If the Combined Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Combined Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the Combined Company stock. Distributions to stockholders in any year in which the Combined Company fails to qualify will not be deductible by the Combined Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Combined Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Combined Company would be entitled to such statutory relief. In addition, President Clinton's 1999 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude the Combined Company from re-electing to be taxed as a REIT following a loss of REIT status.

OTHER TAX MATTERS

  The Combined Company will own interests in several partnerships following the Merger, and may own interests in additional partnerships in the future. The ownership of an interest in a partnership involves special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Combined Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. This partnership status risk should be diminished by Treasury Regulations that were issued on December 17, 1996, and which are effective January 1, 1997. With respect to the Combined Company's existing partnership investments, these regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. The Combined Company believes that it has a reasonable basis for the classification of the partnerships in which it owns interests as partnerships for federal income tax purposes and has neither filed nor caused to be filed, nor will it file (or cause to be filed), an election to be treated otherwise. If a partnership elected to be treated as, or was otherwise deemed to be, an association taxable as a corporation for federal income tax purposes, it would be treated as a taxable entity. In such a situation, if the Combined Company owned more than 10% of the outstanding voting securities of such partnership, if the value of such securities exceeded 5% of the value of the Combined Company's assets, the Combined Company would fail to satisfy the asset tests described above, and would therefore fail to qualify as a REIT. Further, distributions from such partnership to the Combined Company would be treated as dividends that are not taken into account in satisfying the 75% gross income test described above, which would make it more difficult for the Combined Company to satisfy that test. Moreover, the interest in any such partnership held by the Combined Company would not qualify as a "real estate asset," which would make it more difficult for the Combined Company to meet the 75% asset test described above. In addition, the Combined Company would not be able to deduct its share of any losses generated by such a partnership in computing its taxable income, which might adversely affect the Combined Company's ability to comply with the REIT distribution requirements.

  The Combined Company believes that the partnerships in which it owns interests have been and will continue to be treated as partnerships (rather than as associations taxable as corporations) for federal income tax purposes. The Combined Company's position in this respect is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of any partnership as a partnership for federal income tax purposes.

  A portion of the cash to be used by the Combined Company to fund distributions to its stockholders comes from EDV through dividends on nonvoting preferred stock held by the Combined Company. EDV does not qualify as a REIT and pays federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state and local income taxes that EDV is required to pay reduces the cash available for distribution by the Combined Company to its stockholders.

  As described above, the value of EDV's securities held by the Combined Company cannot exceed 5% of the value of the Combined Company's total assets at the end of any calendar quarter in which the Combined Company acquires such securities or increases its interest in such securities. See "--REIT Qualification Requirements--Asset Tests" above. This limitation may restrict the ability of EDV to increase the size of its business unless the value of the assets of the Combined Company is increasing at a commensurate rate.

  State and Local Taxes. The Combined Company may be subject to state or local taxes in other jurisdictions such as those in which the Combined Company may be deemed to be engaged in activities or own property or other interests. Such tax treatment of the Combined Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Combined Company.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  As used herein, the term "U.S. Stockholder" means a holder of Combined Company Common Stock or Combined Company Preferred Stock who is (for United States federal income tax purposes) (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A holder that is not a U.S. Stockholder as defined above will be considered a "Non-U.S. Stockholder."

  General. As long as the Combined Company qualifies as a REIT, distributions made to the Combined Company's stockholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Such distribution will not be eligible for the dividends received deduction for stockholders that are corporations. For purposes of determining whether distributions on the stock are out of current or accumulated earnings and profits, the earnings and profits of the Combined Company will be allocated first to the holders of Combined Company Preferred Stock and second to the holders of Combined Company Common Stock. Dividends that are properly designated by the Combined Company as capital gain dividends will be taxable as capital gains (at a rate of either 20%, 25% or 28%, depending upon the period of time that the Combined Company held the assets to which such gains are attributable) without regard to the period for which the stockholder has held its securities. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Combined Company makes distributions (not designated as capital gains dividends) in excess of current and accumulated earnings and profits, such distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's securities by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the stock is held as a capital asset). In addition, any dividend declared by the Combined Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month will be treated as both paid by the Combined Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Combined Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Combined Company.

  The Combined Company may elect to retain and pay income tax on its net long-term capital gain. If the Combined Company makes this election, its stockholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by the Combined Company. A stockholder will be treated as having paid his or her share of the tax paid by the Combined Company in respect of such amount so designated by the Combined Company, for which such stockholder will be entitled to a credit or refund. In addition, each stockholder's adjusted basis in the Combined Company stock will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. The Combined Company must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its stockholders within 60 days of the close of the taxable year.

  Distributions made by the Combined Company and gain arising from the sale or exchange by a stockholder of the Combined Company stock will not be treated as passive activity income, and, as a result, stockholders will not be able to apply any "passive losses" against such income or gain. Distributions made by the Combined Company (to the extent that they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of the Combined Company stock (and distributions treated as such), however, will not be treated as investment income unless a stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

  Upon any sale or other disposition of the Combined Company stock, a stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and
(ii) the holder's adjusted basis in such shares of the Combined Company stock for tax purposes. Net capital gain of a non-corporate shareholder will generally be taxed at a 28% rate or a 20% rate if such shares have been held for more than one year or eighteen months, respectively. In general, any loss recognized by a stockholder upon the sale or other disposition of shares of the Combined Company stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such stockholders from the Combined Company which were required to be treated as long-term capital gains.

  Conversion of Series C Preferred Stock into Combined Company Common Stock. As a general rule, no gain or loss will be recognized by a stockholder upon the conversion of Series C Preferred Stock (as defined herein) into shares of Combined Company Common Stock. Income will generally be recognized, however, to the extent Combined Company Common Stock is received in payment of dividends in arrears. In addition, gain or loss may be recognized to the extent that a stockholder receives cash in lieu of fractional shares of Combined Company Common Stock. Such gain or loss will be capital gain or loss if the stock was held as a capital asset, measured by the difference between the cash received for the fractional share interest and the stockholder's basis in the fractional share interest.

  Generally, a stockholder's basis in the Combined Company Common Stock received upon conversion of the Series C Preferred Stock, other than shares of Combined Company Common Stock taxed as dividends upon receipt, will equal the adjusted tax basis of the converted Series C Preferred Stock (exclusive of any basis allocable to a fractional share interest) and the holding period of such Combined Company Common Stock will include the holding period of the converted Series C Preferred Stock. As a general rule, a stockholder's basis in shares of Combined Company Common Stock taxed as dividends upon receipt will equal the fair market value thereof and the holding period for such Combined Company Common Stock will begin on the day following the conversion.

  Adjustment of Conversion Price. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities, such as Series C Preferred Stock, as a distribution taxable as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits (as determined for federal income tax purposes). Treasury Regulations treat holders of convertible preferred stock as having received such a constructive distribution when the conversion price of such preferred stock is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock is convertible. Thus, under certain circumstances, an adjustment to the conversion price of the Series C Preferred Stock may give rise to a deemed taxable stock dividend to the stockholders thereof, whether or not such stockholders exercise their conversion privilege. In addition, the failure to fully adjust the conversion price of the Series C Preferred Stock to reflect distributions of stock dividends with respect to Combined Company Common Stock (or rights to acquire such stock) may give rise to a deemed taxable stock dividend to the holders of the Combined Company Common Stock.

  Taxation of Tax-Exempt Stockholders. Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Combined Company to a holder that is a tax-exempt entity will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension-held REIT" may be required to report a portion of the distribution that they receive from such a REIT as UBTI. The Combined Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

  Taxation of Foreign Stockholders. The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of the Combined Company stock applicable to Non-U.S. Stockholders of such securities:

  1. Ordinary Dividends. The portion of dividends received by Non-U.S. Stockholders payable out of the Combined Company's earnings and profits which are not attributable to capital gains of the Combined Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Stockholder will generally be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of the Combined Company stock. In cases where the dividend income from a Non-U.S. Stockholder's investment in securities is (or is treated as) effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation).

  2. Non-Dividend Distributions. Distributions by the Combined Company which are not dividends out of the earnings and profits of the Combined Company will not be subject to U.S. income or withholding tax to the extent such distributions do not exceed the adjusted basis of a Non-U.S. Stockholder's Combined Company stock. The excess over the adjusted basis will give rise to gain from the sale of such Non-U.S. Stockholder's stock, which will be subject to the tax treatment described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Combined Company's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Combined Company.

  3. Dividends Attributable to Gain from Dispositions of U.S. Real Property Interests. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Combined Company to a Non-U.S. Stockholder, to the extent attributable to gains from dispositions of United States real property interests ("USRPIs"), such as the properties beneficially owned by the Combined Company, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Stockholder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Combined Company will be required to withhold tax equal to 35% of any distribution to a Non-U.S. Stockholder that could be designated as capital gain dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  4. Dispositions of Combined Company Stock. Unless Combined Company stock constitutes a USRPI, a sale of such stock by a Non-U.S. Stockholder generally will not be subject to U.S. taxation under FIRPTA. The Combined Company stock will not constitute a USRPI if the Combined Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Combined Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Combined Company stock will not be subject to taxation under FIRPTA. Because the Combined Company stock will be publicly traded, however, no assurance can be given that the Combined Company will continue to be a domestically controlled REIT. If the Combined Company were not to qualify as a domestically controlled REIT, a Non-U.S. Stockholder's sale of Combined Company stock generally would still not be subject to tax under FIRPTA provided that the selling Non-U.S. Stockholder held 5% or less of that class of the Combined Company's outstanding stock at all times during a specified testing period. If gain on the sale of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. The 10% withholding tax will not apply if the shares of Combined Company stock are "regularly traded" on an established securities market. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Stockholder in two cases: (i) if the Non-U.S. Stockholder's investment in stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Stockholder, the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain, or (ii) if the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Backup Withholding. The Combined Company reports to its stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within one of the exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Combined Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Combined Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Combined Company.

  Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States or, subject to certain exemptions, to a payment of the proceeds of a sale of Combined Company stock by or through a foreign office of a foreign broker. Payment to or through a United States office of a broker of the proceeds of a sale is subject to both backup withholding and information reporting unless the Non-U.S. Stockholder certifies its foreign status. On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") that make certain modifications to the backup withholding rules applicable to Non-U.S. Stockholders. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

             DESCRIPTION OF EXCEL AND COMBINED COMPANY SECURITIES

  The following description sets forth certain general terms and provisions of the capital stock of Excel. The statements below describing the capital stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Excel Charter (the "Combined Company Charter" after the Merger), the Excel Bylaws (the "Combined Company Bylaws" after the Merger) and the MGCL. In this "Description of Excel and Combined Company Securities" section, the term "Combined Company" means that Maryland corporation presently known as Excel Realty Trust, Inc., which, after the Merger as described in this Joint Proxy Statement/Prospectus, will be known as New Plan Excel Realty Trust, Inc., and means such corporation whether before, at or after the Merger, as the context so requires.

GENERAL

  Assuming the effectiveness of the Charter Amendments, the Combined Company Charter will provide that the Combined Company may issue up to 275,000,000 shares of capital stock, consisting of 250,000,000 shares of Combined Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share ("Combined Company Preferred Stock"), of which such preferred stock, 2,126,380 shares were reclassified as Series A Preferred Stock and 600,000 shares were reclassified as Series B Preferred Stock as of April 30, 1998, and 100,000 shares have since been reclassified as Series C Junior Participating Preferred Stock, par value $0.01 per share ("Series C Preferred Stock"). Prior to the consummation of the Merger, the Excel Board will reclassify 150,000 shares of Excel Preferred Stock as Series D Preferred Stock, to be issued and delivered to the depositary therefor in connection with the issuance of Series D Depositary Shares to the holders of the New Plan Preferred Shares in connection with the Merger. The aggregate par value of all authorized shares of the Combined Company stock having par value will be $2,750,000.

  At the Effective Time, and assuming conversion of the outstanding New Plan Common Shares and the New Plan Preferred Shares as provided in the Merger Agreement, and further assuming no additional issuances or redemptions of the Excel Common Stock or Excel Preferred Stock between the date hereof and the Effective Time (except in connection with the Merger and in connection with the Excel Stock Dividend) or conversion of the Series A Preferred Stock into Excel Common Stock, 88,002,580 shares of the Combined Company Common Stock and 2,904,980 shares of the Combined Company Preferred Stock will be issued and outstanding, and approximately an additional 2,643,008 shares of the Combined Company Common Stock will be subject to issuance upon conversion from time to time of Series A Preferred Stock. The Combined Company Preferred Stock outstanding will consist of 2,124,980 shares of Series A Preferred Stock, 630,000 shares of Series B Preferred Stock and assuming the issuance thereof at the Effective Time, 150,000 shares of Series D Preferred Stock. In addition, 100,000 shares of Series C Preferred Stock will remain subject to issuance pursuant to the preferred share purchase rights plan, assuming that no event occurs thereunder between the date hereof and the Effective Time which would result in the issuance of such shares. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

  The Combined Company Charter provides and will provide following the Effective Time that the preferred stock may be issued, from time to time, in one or more series or classes as authorized by the board and provides that, prior to the issuance of shares of each series or class, the board shall designate that series or class to distinguish it from all other series and classes of stock of the Combined Company, and shall specify the number of shares to be included in the series or class and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption applicable to such series or class.

COMMON STOCK

  All shares of the Combined Company Common Stock issuable in connection with the Merger will, upon consummation of the Merger at the Effective Time, be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other shares of capital stock, holders of the Combined Company Common Stock will be entitled to receive dividends when, as and if authorized and declared by the Combined Company Board, out of funds legally available therefor. Payment and declaration of dividends on the Combined Company Common Stock and purchases of shares thereof by the Combined Company may be subject to certain restrictions if the Combined Company fails to pay dividends on outstanding shares of Combined Company Preferred Stock. Upon the distribution of assets upon any liquidation, dissolution or winding up of the Combined Company, holders of Combined Company Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Combined Company and any preferential amounts owing with respect to any outstanding Combined Company Preferred Stock. Subject to certain provisions of Maryland law, the Combined Company Charter and the Combined Company Bylaws, each outstanding share of Combined Company Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock (such as the Series D Preferred Stock which will vote with the Combined Company Common Stock), the holders of such shares will possess the exclusive voting power. Holders of Combined Company Common Stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the Combined Company Common Stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining Combined Company Common Stock will be unable to elect any directors. Holders of shares of Combined Company Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Combined Company Common Stock that may be issued by the Combined Company at a subsequent date. Holders of Combined Company Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights. Subject to the provisions of the Combined Company Charter regarding the restrictions on transfer and limitations on ownership of the Combined Company Common Stock or Combined Company Preferred Stock, shares of the Combined Company Common Stock will have equal dividend, liquidation and other rights.

  The Combined Company Charter provides and will provide following the Effective Time that the Combined Company Preferred Stock may be issued in one or more series or classes as authorized by the Excel Board or the Combined Company Board, as the case may be, and that, prior to the issuance of shares of each series or class, the board shall designate that series or class to distinguish it from all other series and classes of stock of the Combined Company, and shall specify the number of shares to be included in the series or class and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption applicable to such series or class. Thus, the Combined Company Board could authorize the issuance of shares of Combined Company Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Combined Company that might involve a premium price for holders of Combined Company Common Stock or otherwise be in their best interest.

SERIES D DEPOSITARY SHARES

 General

  The Series D Depositary Shares that will be issuable in the Merger to the holders of New Plan Depositary Shares are, except as described below, substantially similar in their terms to the New Plan Depositary Shares. Shares of Series D Preferred Stock represented by Series D Depositary Shares will be deposited at the Effective Time with BankBoston, N.A. (the "Depositary"), and the Depositary will, pursuant to the terms of a Deposit Agreement between the Combined Company and the Depositary (the "Deposit Agreement"), which will be substantially similar to the current Deposit Agreement between New Plan and BankBoston, N.A., act as depositary and transfer agent for the Series D Preferred Stock and the receipts evidencing the Series D Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Series D Depositary Share will be entitled, in proportion to the one-tenth fractional interest of a share of Series D Preferred Stock represented by the Series D Depositary Share, to all the rights and preferences of the Series D Preferred Stock represented by such Series D Depositary Share (including dividend, voting, redemption and liquidation rights).

  The Series D Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Copies of the Deposit Agreement may be obtained prior or subsequent to the Effective Time from the Combined Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder, or summaries of certain provisions thereof, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Deposit Agreement and the form of depositary receipts.

 Dividends and Other Distributions

  Whenever the Depositary receives any cash dividend or other cash distribution on the deposited shares of Series D Preferred Stock, the Depositary will distribute to the holders of record of receipts evidencing the Series D Depositary Shares (the "Holders") on the record date fixed by the Combined Company Board such sums as are, as nearly as practicable, in proportion to the respective numbers of Series D Depositary Shares held by such Holders. Any amount made available for distribution or distributed in respect of Series D Depositary Shares subject to withholding taxes shall be reduced accordingly.

  The dividend rate on the Series D Depositary Shares will be $3.90 per annum per Series D Depositary Share through September 15, 2012 and thereafter, $4.90 per annum per Series D Depositary Share. Whenever the Depositary receives a distribution other than cash on the deposited shares of Series D Preferred Stock, the Depositary will distribute to the Holders, subject to certain obligations of the Holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary, such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Series D Depositary Shares evidenced by the receipts held by such Holders, in any manner that the Depositary and the Combined Company may deem equitable and practicable for accomplishing such distribution. In the event that the Depositary determines that it is not feasible to make such distribution, the Depositary may, following consultation and with the approval of the Combined Company, adopt such method as it deems equitable and practicable for accomplishing such distribution, including the sale of such securities or other property upon such terms as it may deem proper, followed by the distribution of the net proceeds of such sale to the Holders.

 Redemption

  Except in certain circumstances related to the Combined Company's ability to maintain its qualification as a REIT under the Code, as provided for in the Combined Company Charter, the Series D Depositary Shares will not be redeemable prior to June 15, 2007. On and after June 15, 2007, the Combined Company may, at its option upon not less than thirty nor more than sixty days' written notice, redeem shares of Series D Preferred Stock held by the Depositary, in whole or in part or from time to time, for cash at a redemption price of $500.00 per share of Series D Preferred Stock plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption, whereupon the Depositary will redeem as of the same redemption date the number of Series D Depositary Shares representing shares of the Series D Preferred Stock so redeemed for cash at a redemption price of $50.00 per Series D Depositary Share plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption, provided that the Combined Company shall pay in full to the Depositary the redemption price of the Series D Preferred Stock to be redeemed. If fewer than all the Series D Depositary Shares are to be redeemed, those Series D Depositary Shares to be redeemed will be selected pro rata (as nearly as practicable, without creating fractional Series D Depositary Shares) or by any other equitable method determined by the Combined Company.

  From and after the date fixed for redemption, all dividends in respect of the shares of Series D Preferred Stock so called for redemption will cease to accrue, the Series D Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the Holders thereof will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the Holders were entitled upon redemption and surrender thereof to the Depositary.

 Voting Rights

  Upon receipt of notice of any meeting at which the Holders of the deposited shares of Series D Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the Holders at the close of business on a specified record date fixed by the Combined Company Board. Each such Holder as of such record date (which will be the same date as the record date for the Series D Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series D Preferred Stock represented by the Series D Depositary Shares held by such Holder. The Depositary will vote or cause to be voted the amount of Series D Preferred Stock represented by such Series D Depositary Shares in accordance with such instructions, and the Combined Company will agree to take reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. Each share of Series D Preferred Stock is entitled to ten votes per share when voting together with the Combined Company Common Stock and 20 votes per share when voting together with only the holders of Parity Stock (as defined below), such as the Series A Preferred Stock and the Series B Preferred Stock, and, accordingly, each Series D Depositary Share is entitled to one vote per depositary share when voting together with the Combined Company Common Stock and two votes per depositary share when voting with only the holders of Parity Stock (one vote for each $25.00 equivalence in liquidation preference). The Depositary will abstain from voting the amount of Series D Preferred Stock represented by such Series D Depositary Shares, to the extent it has not received specific instructions from any Holder. The Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Depositary.

  For a discussion of the matters on which the Holders shall have the right to direct or cause the Depositary to vote, see "--Series D Preferred Stock-- Voting Rights" below.

 Surrender of Receipts and Withdrawal of Deposited Series D Preferred Stock

  Any Holder may withdraw any or all of the deposited shares of Series D Preferred Stock represented by Series D Depositary Shares and all money and other property, if any, represented by such Series D Depositary Shares by surrendering such Holder's receipt or receipts at the corporate office of the Depositary, provided that such Series D Preferred Stock has not been previously redeemed or called for redemption and further provided that the receipts held by such Holder and the Series D Depositary Shares represented thereby would not, if held by the Holder, be held in violation of the Ownership Limit (as defined herein). After such surrender, without unreasonable delay, the Depositary will deliver to such Holder the number of whole or fractional shares of Series D Preferred Stock and all such money and other property, if any, represented by the Series D Depositary Shares evidenced by the receipt or receipts surrendered for withdrawal. Delivery of Series D Preferred Stock and such money and other property being withdrawn may be made by delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed and accompanied by proper instruments of transfer.

 Restrictions on Ownership

  In order to maintain its qualification as a REIT, the Combined Company Charter imposes limitations on the number of shares of capital stock and other securities evidencing ownership in the Combined Company, including the Series D Depositary Shares, that may be owned by any single person or affiliated group. For information regarding such restrictions on ownership of the Series D Depositary Shares, see "--Restrictions on Ownership of Capital Stock" below.

SERIES D PREFERRED STOCK

 General

  Upon consummation of the Merger, the issued and outstanding shares of Series D Preferred Stock issued in connection with the Merger will be duly authorized, fully paid and nonassessable. The shares of Series D Preferred Stock will be represented by Series D Depositary Shares, each of which represents a one-tenth fractional interest in the share of Series D Preferred Stock. The summary of the terms applicable to the Series D Preferred Stock set forth below is qualified in its entirety by the Articles of Supplementary to be filed with the SDAT to establish the terms of the Series D Preferred Stock, a copy of which is attached hereto as Annex IV.

 Rank

  The Series D Preferred Stock represented by the Series D Depositary Shares will, with respect to the payment of distributions and amounts upon liquidation, dissolution or winding-up of the Combined Company, rank (i) senior to all classes or series of the Combined Company Common Stock and to all stock ranking junior (either as to distributions or rights upon liquidation, dissolution or winding up) to the Series D Preferred Stock, including the Series C Preferred Stock, if and when issued ("Junior Stock"),
(ii) on a parity with any other class of the Combined Company Preferred Stock ranking on a parity with the Series D Preferred Stock as to distributions or rights upon any liquidation, dissolution or winding up of the affairs of the Combined Company ("Parity Stock"), including the Outstanding Preferred Stock (defined below), and (iii) junior to any equity securities to be issued by the Combined Company, the terms of which may specifically provide that such equity securities rank senior to the Series D Preferred Stock with respect to distributions or rights or rights upon liquidation, dissolution or winding-up of the Combined Company.

  While any shares of Series D Preferred Stock are outstanding, the Combined Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks prior or senior to the Series D Preferred Stock with respect to distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassifying any authorized shares of capital stock of the Combined Company into such shares or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares without the consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock voting separately as a class.

 Distributions

  Holders of then outstanding Series D Preferred Stock will be entitled to receive, when, as and if declared by the Combined Company Board, out of funds of the Combined Company legally available for payment thereof, cumulative distributions at the rate of $39.00 per annum per share of Series D Preferred Stock (equivalent to $3.90 per annum per Series D Depositary Share) through September 15, 2012, and thereafter at the rate of $49.00 per annum per share of Series D Preferred Stock (equivalent to $4.90 per annum per Series D Depositary Share) payable in equal amounts of $0.975 per Series D Depositary Share and $9.75 per share of Series D Preferred Stock, quarterly in cash through September 15, 2012, and thereafter, in equal amounts of $1.225 per Series D Depositary Share and $12.25 per share of Series D Preferred Stock, quarterly in cash to stockholders of record at close of business on such date as shall be fixed by the Combined Company Board, which generally shall not be less than ten nor more than 30 days preceding the 15th day (or the next succeeding business day if not a business day) of January, April, July and October in each year, on which dates such quarterly distributions shall accrue. Distributions on the Series D Preferred Stock for the quarter in which the Merger occurs will include the period from the last quarterly distribution on the New Plan Preferred Shares prior to the Effective Time through the Effective Time so that distributions will effectively "carry-over" from the New Plan Preferred Shares and, following the Effective Time, further interim distributions for less than a full calendar quarter will be made with respect to the Series D Preferred Stock and the Series D Depositary Shares in order to transition the payment dates for distributions with respect to the New Plan Preferred Shares (currently the 15th day of each March, June, September and December) to the payment dates for distributions with respect to the other series of Excel's Outstanding Preferred Stock (the 15th day of each of January, April, July and October) without causing any delay in the payment of distributions to holders of New Plan Preferred Shares as a result of the Merger. Distributions on each share of Series D Preferred Stock will accrue and be cumulative from and including the date of original issue thereof, whether or not the Combined Company has earnings or whether authorized or there shall be funds legally available for the payment of such distributions. Distributions paid on shares of Series D Preferred Stock in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares then outstanding. Accrued but unpaid distributions on shares of Series D Preferred Stock will not bear interest and the holders thereof will not be entitled to any distributions in excess of full cumulative distributions, as described above. Any distribution payment on shares of Series D Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

  The amount of any distributions accrued on any shares of Series D Preferred Stock at any quarterly distribution payment date shall be the amount of any unpaid distributions accumulated thereon, to and including such date, whether or not earned or declared, and the amount of distributions accrued on any shares of Series D Preferred Stock at any date other than a quarterly distribution date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding quarterly distribution date, whether or not earned or declared, plus an amount calculated on the basis of the applicable annual distribution rate for the period after such last preceding quarterly distribution date to and including the date as of which the calculation is made, based on a 360-day year of twelve 30-day months.

 Redemption

  Except in certain circumstances relating to the Combined Company's maintenance of its ability to qualify as a REIT under the Code as provided in the Combined Company Charter and as described generally under the heading "-- Restrictions on Ownership of Capital Stock" below, the Series D Preferred Stock will not be redeemable prior to June 15, 2007. On and after June 15, 2007, the Combined Company may, at its option upon not less than 30 nor more than 60 days' written notice, redeem, in whole or in part, the Series D Preferred Stock (and the Depositary will redeem the number of Series D Depositary Shares representing the shares of Series D Preferred Stock so redeemed upon not less than 30 nor more than 60 days' written notice to the holders thereof), at any time or from time to time, for cash at a redemption price of $500.00 per share (equivalent to $50.00 per Series D Depositary Share), plus all accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price of the Series D Preferred Stock (other than any portion thereof consisting of accrued and unpaid distributions) may only be paid from funds legally available for the payment of the redemption price and shall be paid only from the sale proceeds of other capital stock of the Combined Company. For purposes of the preceding sentence, "capital stock" means any equity securities (including common stock and preferred stock), depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Notice of any redemption will be given in the manner described in the Series D Preferred Stock Articles Supplementary.

  If proper notice of redemption of any Series D Preferred Stock has been given and if, prior to the date fixed for redemption, funds necessary for such redemption have been irrevocably set aside for payment, in trust for the benefit of the holders of Series D Preferred Stock so called for redemption, so as to be and to continue to be available therefor, then from and after the date fixed for redemption distributions will cease to accrue on such Series D Preferred Stock, such Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of the Series D Preferred Stock will cease, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption.

  Unless full accumulated distributions on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no shares of Series D Preferred Stock shall be redeemed (unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Stock), provided, however, that the foregoing shall not prevent the redemption of shares of Series D Preferred Stock pursuant to circumstances relating to the Combined Company's maintenance of its ability to qualify as a REIT or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

  If the date fixed by the Combined Company Board for redemption of the Series D Preferred Stock follows a record date fixed by the Combined Company Board for the payment of any distribution but before the corresponding distribution date, the distribution payable on such distribution date shall be paid to the holder in whose name the Series D Preferred Stock to be redeemed is registered at the close of business on the record date established for the distribution, notwithstanding the redemption of such shares between such record date and the corresponding distribution date or default by the Combined Company and the payment of the distribution due. In case of redemption of less than all of the shares of Series D Preferred Stock then outstanding, the Series D Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series D Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Combined Company.

  All shares of Series D Preferred Stock issued and reacquired in any manner shall be restored to the status of authorized but unissued shares of the Combined Company Preferred Stock without further designation as to series or class. The Combined Company may also retire any unissued shares of Series D Preferred Stock and such shares shall then be restored to the status of authorized but unissued shares of the Combined Company Preferred Stock, without further designation as to series or class.

 Liquidation Preference

  Upon any liquidation, dissolution or winding up of the Combined Company, whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding will be entitled to receive and be paid out of the assets of the Combined Company legally available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Stock, the amount of $500.00 per share of Series D Preferred Stock, plus accrued and unpaid distributions thereon to the date of liquidation, dissolution or winding up, and no more.

  Neither the sale or other disposition of all or substantially all of the property or business of the Combined Company, the merger or consolidation of the Combined Company into or with any other entity, nor the dissolution, liquidation, winding-up or reorganization of the Combined Company immediately followed by organization of another entity to which the assets in such dissolution, liquidation or winding-up are distributed, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, described herein, provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D Preferred Stock.

  If, upon any voluntary or involuntary dissolution, liquidation or winding-up of the Combined Company, the amounts payable with respect to the preference value of the Series D Preferred Stock and any Parity Stock are not paid in full, the holders of shares of Series D Preferred Stock and of such other shares will share ratably in any such distribution of assets of proportion to the full respective preference amounts to which they are entitled.

  Under the MGCL, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of stock of a Maryland corporation may not be made unless, after giving effect to the distribution, the corporation's total assets are greater than its total liabilities and, unless the charter of the Maryland corporation permits otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to the stockholders receiving a distribution. The provisions of the Combined Company Charter establishing the terms of the Series D Preferred Stock will provide that, in determining whether a dividend or other distribution may be paid upon shares of Junior Stock, no effect need be given to the amounts that would be needed to satisfy the preferential rights on dissolution of holders of outstanding Series D Preferred Stock.

 Voting Rights

  Holders of the Series D Preferred Stock will have voting rights set forth in the Articles Supplementary classifying the Series D Preferred Stock and as described generally below. In any matter in which the Series D Preferred Stock is entitled to vote, including any action by written consent, each share of Series D Preferred Stock shall be entitled to ten votes, except in the case of the voting of the Series D Preferred Stock with any Parity Stock, in which case, the Series D Preferred Stock shall have one vote for each $25.00 in liquidation preference and fractional votes shall be ignored, or 20 votes per share of Series D Preferred Stock. Each vote may be directed separately by the holder thereof, or by any proxy or proxies of such holder. With respect to each share of Series D Preferred Stock, the holder thereof may designate up to ten (or 20 in the case of any vote with shares of Parity Stock), with each proxy having the right to direct the whole number of votes totaling ten (or 20, as the case may be) votes per share of Series D Preferred Stock.

  The holders of the Series D Preferred Stock shall have the right to vote with the Combined Company Common Stock on all matters on which the holders of Combined Company Common Stock are entitled to vote, as though part of the same class as holders of the Combined Company Common Stock. Accordingly, the holders of the Series D Preferred Stock shall receive all notices of meetings of the holders of the Combined Company Common Stock, and all other notices and correspondence to the holders of the Combined Company Common Stock provided by the Combined Company, and shall be entitled to take such actions, and shall have such rights as are otherwise available to the holders of the Combined Company Common Stock.

  Whenever distributions on any shares of Series D Preferred Stock shall be in arrears for six or more quarterly periods, the holders of the Series D Preferred Stock, voting separately as a class with all other series of the Combined Company Preferred Stock upon which like voting rights in respect of dividends in arrears have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of the Combined Company at a special meeting called by the Secretary of the Combined Company upon the written request of any holder of record of any series or class of the Combined Company Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case at the next annual meeting of stockholders), and at each subsequent annual meeting until all distributions accumulated on such shares of Series D Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Combined Company Board will be increased by two directors. If and when all accumulated distributions on the Series D Preferred Stock have been declared and paid or set aside for payment in full, the holders of the Series D Preferred Stock shall be divested of the special voting rights in respect of additional directors as described in this paragraph and the term of office of each director elected by the holders of the Series D Preferred Stock and all other series of the Combined Company Preferred Stock upon which like voting rights have been conferred pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Combined Company Board shall be reduced accordingly. Except as described in the immediately preceding sentence, any director so elected may be removed only by the vote of the holders of record of a majority of the outstanding shares of the Series D Preferred Stock and all other series or classes of the Combined Company Preferred Stock upon which like voting rights have been conferred, voting together as a separate class, at a meeting called for such purpose. So long as any shares of Series D Preferred Stock are outstanding, the number of directors constituting the entire Combined Company Board shall at all times be such that the exercise by the holders of the Series D Preferred Stock, and the holders of the Combined Company Preferred Stock upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above, will not contravene any provision of the Combined Company Charter or Combined Company Bylaws restricting the number of directors which may constitute the entire Combined Company Board. Any vacancy in the office of a director so elected may be filled by a vote of the board of directors, upon the nomination of the then remaining director elected by the holders of a majority of the outstanding shares of Series D Preferred Stock and all other series or classes of the Combined Company Preferred Stock upon which like voting rights have been conferred, or the successor of such director.

  So long as any shares of Series D Preferred Stock remain outstanding, the Combined Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at any given time, given in person or by proxy, either in writing or in a meeting, with such shares voting separately as a single class, authorize or create or increase the authorized or issued amount of any class or series of shares of capital stock of the Combined Company ranking prior or senior to the Series D Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or reclassify any authorized shares of capital stock of the Combined Company into such shares, or create, authorize or issue any obligation or securities convertible into or evidencing the right to purchase any such shares, or amend, alter or repeal the provisions of the Combined Company Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preferences, privileges or voting power of the Series D Preferred Stock or the holders thereof, provided, however, that with respect to the occurrence of any of such described events, so long as the shares of Series D Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such event, the Combined Company may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely effect any such right, preference, privilege or voting powers of holders of the Series D Preferred Stock, and provided further that any increase in the amount of authorized Combined Company Preferred Stock or the creation or issuance of any other shares of Series D Preferred Stock, or any increase in the amount of authorized Series D Preferred Stock or any other the Combined Company Preferred Stock, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

 Restrictions on Ownership

  In order to maintain its qualification as a REIT, the Combined Company Charter imposes limitations on the number of shares of capital stock and other securities evidencing ownership in the Combined Company, including the Series D Preferred Stock, that may be owned by any single person or affiliated group. For information regarding such restrictions on ownership of the Series D Preferred Stock, see "--Restrictions on Ownership of Capital Stock" below.

OUTSTANDING PREFERRED STOCK

 General

  The issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (the "Outstanding Preferred Stock") are all duly authorized, fully paid and non-assessable. The Series B Preferred Stock is represented by receipts evidencing depositary shares, each of which represents a one-tenth fractional interest in a share of Series B Preferred Stock (the "Series B Depositary Shares"). The terms of the Outstanding Preferred Stock will not be altered or amended by the Merger and references below to the "Combined Company" will mean both Excel and the Combined Company, in each case whether before, at or after the Merger.

 Rank

  The Series A Preferred Stock and the Series B Preferred Stock rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Combined Company (i) senior to all classes or series of Combined Company Common Stock, and to all other Junior Stock, including the Series C Preferred Stock, (ii) on a parity with each other and with additional classes or series of Parity Stock including, when issued, the Series D Preferred Stock, and (iii) junior to any equity securities to be issued by the Combined Company, the terms of which may specifically provide that such equity securities rank senior to the Outstanding Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding-up of the Combined Company.

  While any shares of Outstanding Preferred Stock are outstanding, unless provision is first made for redemption of such shares, the Combined Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks prior or senior to the Outstanding Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding-up without the consent of at least two-thirds of the holders of the Outstanding Preferred Stock and all other shares entitled to vote thereon (including the Series D Preferred Stock, once issued), voting as a single class. However, the Combined Company may create additional series or classes of stock, increase the authorized number of shares of the Combined Company Preferred Stock or issue series of Junior Stock or Parity Stock.

 Dividends

  Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Combined Company Board, out of funds of the Combined Company legally available for payment thereof, cumulative cash dividends payable in an amount per share equal to the greater of (i) $2.1250 per annum or (ii) the cash dividends determined on the applicable Dividend Date (as defined below) on the shares of Combined Company Common Stock (or portion thereof) into which a share of Series A Preferred Stock is then convertible. Holders of the Series B Preferred Stock are entitled to receive, when, as and if authorized and declared by the Combined Company Board, out of funds legally available for the payment thereof for dividends, cumulative cash dividends payable at the rate of 8 5/8% per annum of the liquidation preference per share of Series B Preferred Stock, or $21.5625 per annum per share of Series B Preferred Stock, and equivalent to $2.15625 per annum per Series B Depositary Share. Dividends on the Outstanding Preferred Stock are payable quarterly in arrears on the fifteenth day (or the next succeeding business day) of January, April, July and October, and in the case of any accumulated or accrued but unpaid dividends, at such additional times and for such interim periods, if any, as may be determined by the Combined Company Board. The amount of such dividends payable per share of such Outstanding Preferred Stock for each such quarterly dividend payment date shall be computed by dividing the annual dividend by four. Each such dividend is payable to holders of record as they appear on the stock records of the Combined Company at the close of business on the applicable record date therefor, which, in the case of the Series A Preferred Stock shall be a date not more than sixty days, and in the case of the Series B Preferred Stock, not more than thirty nor less than ten days, preceding the dividend payment date, as fixed by the Combined Company Board. Dividends accrue from the date of original issuance of the applicable share of Outstanding Preferred Stock and are cumulative from such date, whether or not the Combined Company has earnings, and whether or not during any dividend period or periods such dividends are authorized or declared or there are funds of the Combined Company legally available for the payment of such dividends. Accumulated dividends do not bear interest and any dividends payable for a period of less than a full dividend period will be computed pro-rata on the basis of twelve 30-day months and a 360-day year.

  Except for pro-rata dividends with respect to Outstanding Preferred Stock and any shares of Parity Stock, no dividends on any Outstanding Preferred Stock or Junior Stock will be authorized, paid or set aside for payment (other than a dividend payable in Junior Stock) for any period unless full cumulative dividends have been declared and paid or contemporaneously declared and a fund sufficient for payment set aside for such Outstanding Preferred Stock for all prior and contemporaneous dividend periods.

 Redemption

  Except as otherwise provided under the Excel Charter (the Combined Company Charter subsequent to the Effective Time) to protect the Combined Company's status as a REIT, the Outstanding Preferred Stock is not redeemable by the Combined Company prior to February 5, 2002 in the case of the Series A Preferred Stock, and January 13, 2003 in the case of the Series B Preferred Stock. On and after February 5, 2002, the Series A Preferred Stock will be redeemable at the option of the Combined Company, in whole or in part, either
(i) for such number of authorized or previously unissued shares of the Combined Company Common Stock equal to the product of $25.00 and the number of shares of Series A Preferred Stock to be redeemed (without regard to accumulated, accrued and unpaid dividends, if any, to the date for redemption, which are to be paid in cash, whether or not earned or declared) divided by the Conversion Price (as defined below under "--Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 1.24378 of a share of the Combined Company Common Stock for each share of Series A Preferred Stock after payment of the Excel Stock Dividend), subject to adjustment in certain circumstances, or (ii) for cash at a redemption price of $25.00 per share, plus any accumulated accrued and unpaid dividend, whether or not earned or declared. On and after January 13, 2003, the shares of Series B Preferred Stock will be redeemable at the option of the Combined Company, in whole or in part, at any time and from time to time, for cash at a redemption price of $250.00 per share (equivalent to $25.00 per Series B Depositary Share), plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest, to the extent the Combined Company has funds legally available therefor.

  The redemption price of Series B Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other equity securities of the Combined Company and any rights (other than debt securities convertible and/or exchangeable for such equity securities) or options to purchase any of the foregoing. On the date fixed for redemption, the Combined Company must pay in cash on each share of Outstanding Preferred Stock to be redeemed, any accumulated, accrued and unpaid dividends, if any, whether or not earned or declared, and the terms applicable to the Series A Preferred Stock provided that, in the event full cumulative dividends on the Series A Preferred Stock and any Parity Stock (which would include the Series B Preferred Stock) have not been paid or declared and set apart for payment, the Series A Preferred Stock may not be redeemed in part, and the Combined Company may not purchase or acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange Offer made on the same terms to all holders of Series A Preferred Stock, except in order to insure that the Combined Company remains qualified as a REIT for federal income tax purposes.

  Any shares of Outstanding Preferred Stock that have been redeemed will, after such redemption, have the status of authorized but unissued Combined Company Preferred Stock, without further designation as to series or class, until such shares are once more designated as part of a particular series or class by the Combined Company Board.

 Voting Rights

  Holders of Outstanding Preferred Stock have no voting rights except as described below.

  Whenever dividends on Outstanding Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), holders of such Outstanding Preferred Stock will be entitled to vote with the holders of all Parity Stock having equivalent voting rights, such Outstanding Preferred Stock and Parity Stock voting together as a single class, for the election of two additional directors of the Combined Company. Such election shall be held at the next annual meeting or special meeting held in place thereof or special meeting of holders of such stock as entitled to vote thereon as may, or at the request of any holder of such stock will, be called by the Secretary of the Combined Company and at each subsequent annual meeting at which their successors are to be elected until all arrearages and the distribution for the then current dividend period shall have been paid or a sum sufficient for the full payment thereof shall have been set aside. Vacancies for directors elected by holders of Outstanding Preferred Stock and Parity Stock will be filled by the remaining directors upon the nomination of the then remaining director elected by such holders or the successor of such remaining director.

  In addition to the foregoing voting rights, for so long as any shares of Outstanding Preferred Stock remain outstanding, any authorization or creation of, or increase in the authorized amount of, any shares of any class or any security convertible into shares of any class of the Combined Company, ranking prior or senior to the Outstanding Preferred Stock with regard to the payment of distributions or amounts upon liquidation, dissolution or winding up of the Combined Company, or any amendment, alteration or repeal of any of the provisions of the Combined Company Charter, including any applicable Articles Supplementary that materially adversely affects the voting powers, rights or preferences of the holders of the Outstanding Preferred Stock or any Parity Stock, must be approved by holders of at least two-thirds of such affected Outstanding Preferred Stock, voting together as a single class, provided that any amendment authorizing or creating, or increasing the authorized amount of, any Junior Stock or any shares of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Outstanding Preferred Stock. In addition, the holders of the Outstanding Preferred Stock shall not otherwise have any relative, participating, optional or other special voting rights and powers nor shall their consent be required for the taking of any corporate action, including, but not limited to, any merger or consolidation involving the Combined Company, or a sale of all or substantially all of the assets of the Combined Company, in the case of the Series A Preferred Stock, irrespective of the affect thereof on the rights, preferences or voting powers of the holders of the Series A Preferred Stock and, in the case of the Series B Preferred Stock, generally so long as the relative rights and preferences of the holders of the Series B Preferred Stock prior to the occurrence of such event will generally not be affected thereby, but without regard to whether the Combined Company is the survivor.

  As to any matter on which the Outstanding Preferred Stock may vote, including any action by written consent, each share of Series A Preferred Stock shall have one vote per share, and each share of Series B Preferred Stock shall have ten votes per share, such that each Series B Depositary Share shall have an equivalent of one vote per depositary share. With respect to each share of Series B Preferred Stock, the holder thereof may designate up to ten proxies, with each such proxy having the right to vote a whole number of votes (totaling ten votes per share of such Series B Preferred Stock).

Conversion Rights

  Except as otherwise described below in respect of the Series A Preferred Stock, the Outstanding Preferred Stock is not convertible into or exchangeable for any property or security of the Combined Company.

  Shares of Series A Preferred Stock, however, are convertible in whole or in part, at any time, at the option of the holder thereof, into authorized and previously unissued shares of Combined Company Common Stock at a conversion price of $20.09 per share (after payment of the Excel Stock Dividend) of Combined Company Common Stock (equivalent to a conversion rate of 1.24378 of a share of Combined Company Common Stock, after payment of the Excel Stock Dividend, for each share of Series A Preferred Stock), subject to adjustment as described below (the "Conversion Price"). The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the date fixed by the board of directors for redemption of such shares.

  The Conversion Price is subject to adjustment upon certain events, including
(i) dividends (and other distributions) payable in the Combined Company Common Stock or any class of capital stock of the Combined Company (but excluding issuances of the Combined Company Common Stock pursuant to the Combined Company's dividend reinvestment plan), (ii) the issuance to all holders of the Combined Company Common Stock of certain rights or warrants entitling them to subscribe for or purchase the Combined Company Common Stock at a price per share less than the fair market value per share of the Combined Company Common Stock (but excluding issuances of the Combined Company Common Stock pursuant to the New Plan Excel DRIP), (iii) subdivisions, combinations and reclassifications of the Combined Company Common Stock, and (iv) distributions to all holders of the Combined Company Common Stock of evidences of indebtedness of the Combined Company or of assets (including securities and cash, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and excluding cash dividends or distributions out of current or accumulated FFO to the extent the same result in a payment of an equal cash dividend to the holders of shares of Series A Preferred Stock). In addition to the foregoing adjustments, the Combined Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Combined Company Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

  In case the Combined Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of Common Stock or sale of all or substantially all of the Combined Company's assets), in each case as a result of which shares of the Combined Company Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of the Combined Company Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction (assuming such holder of the Combined Company Common Stock failed to exercise any rights of appraisal and received per share the kind and amount of stock, securities and other property (including cash or any combination thereof) received per share by a plurality of nonelecting shares). The Combined Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

 Liquidation

  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Combined Company, the holders of Outstanding Preferred Stock will be entitled to receive out of the assets of the Combined Company available for distribution to stockholders remaining after payment or provision for payment of all debts and other liabilities of the Combined Company other than the Combined Company's obligations with respect to any outstanding Junior Stock, a liquidation preference of $25.00 per share in the case of Series A Preferred Stock, and a liquidation preference of $250.00 per share in the case of Series B Preferred Stock (equivalent to a liquidation preference of $25.00 per Series B Depositary Share), plus, in each case, an amount equal to any accrued and unpaid distributions on the date of payment. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Combined Company, the assets of the Combined Company shall be insufficient to make such full payments to holders of shares of Outstanding Preferred Stock and any Parity Stock, then such assets will be distributed pro rata among such holders. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Outstanding Preferred Stock will not be entitled to any further participation in any distribution of assets by the Combined Company. Neither a consolidation or merger of the Combined Company with or into another corporation nor or a sale or transfer of substantially all of the Combined Company's assets or a statutory share exchange will be considered a liquidation, dissolution or winding-up of the Combined Company.

  Under the MGCL, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of stock of a Maryland corporation may not be made unless, after giving effect to the distribution, the corporation's total assets are greater than its total liabilities and, unless the charter of the Maryland corporation permits otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to the stockholders receiving the distribution. The provisions of the Combined Company Charter establishing the terms of the Outstanding Preferred Stock provide that, in determining whether a dividend or other distribution may be paid on shares of Junior Stock of the Combined Company, no effect need be given to the amounts that would be needed to satisfy the preferential rights on dissolution of holders of such Outstanding Preferred Stock.

PREFERRED SHARE PURCHASE RIGHTS

  The terms of the Rights (as defined below) will not be altered or amended by the Merger and references below to the "Combined Company" will mean both Excel and the Combined Company, in each case whether before, at or after the Merger.

  On May 13, 1998 the Excel Board declared a dividend of one preferred share purchase right (a "Right") for each share of Excel Common Stock outstanding at the close of business on May 26, 1998 (the "Record Date").

  As long as the Rights are attached to the Combined Company Common Stock, the Combined Company will issue one Right (subject to adjustment) with each new share of common stock issued (including the shares of Combined Company Common Stock issued in connection with the Merger) so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from Excel one one-thousandth of a share of Series C Preferred Stock at a price of $100.00 per one one-thousandth of a share, subject to adjustment (the "Series C Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement.

  Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Combined Company Common Stock (an "Acquiring Person") or (ii) ten business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Combined Company Common Stock (the earlier of (i) and (ii) being called the "Rights Plan Distribution Date"), the Rights will be represented, with respect to any certificate for Combined Company Common Stock outstanding as of the Record Date, by such certificate together with a copy of a summary description of the Rights available from the Combined Company.

  The Rights Agreement provides that until the Rights Plan Distribution Date (or earlier redemption, exchange, termination, or expiration of the Rights), the Rights will be transferred with and only with the Combined Company Common Stock. Until the Rights Plan Distribution Date (or earlier redemption or expiration of the Rights), new Combined Company Common Stock certificates for Combined Company Common Stock issued after the close of business on the Record Date upon transfer or new issuance of the Combined Company Common Stock (including certificates for Combined Company Common Stock issued in the Merger) will contain a notation incorporating the Rights Agreement by reference. Until the Rights Plan Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Combined Company Common Stock, with or without such notation or a copy of the summary description of the Rights, will also constitute the transfer of the Rights associated with the Combined Company Common Stock represented by such certificate. As soon as practicable following the Rights Plan Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Combined Company Common Stock as of the close of business on the Rights Plan Distribution Date and such separate Right Certificates alone will represent the Rights.

  The Rights are not exercisable until the Rights Plan Distribution Date. The Rights will expire on May 26, 2008 subject to Combined Company's right to extend such date (the "Final Expiration Date"), unless earlier redeemed or exchanged by Combined Company or terminated.

  Shares of Series C Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of Combined Company Common Stock. In the event of liquidation, dissolution or winding up of Excel, the holders of the Series C Preferred Stock will be entitled to a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), preferential to the Combined Company Common Stock, but junior to the Series D Preferred Stock, the Outstanding Preferred Stock or any Parity Stock, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Series C Preferred Stock. Each share of Series C Preferred Stock will have 1,000 votes and will vote together with the Combined Company Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Combined Company Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of Combined Company Common Stock. Shares of Series C Preferred Stock are generally not redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Combined Company Common Stock.

  The Series C Purchase Price payable, and the number of shares of Series C Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series C Preferred Stock, (ii) upon the grant to holders of the Series C Preferred Stock of certain rights, options or warrants to subscribe for or purchase Series C Preferred Stock or convertible securities at less than the current market price of the Series C Preferred Stock or (iii) upon the distribution to holders of the Series C Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Combined Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Series C Preferred Stock (which dividends will be subject to the adjustment described in clause (i) above)) or of convertible securities, subscription rights or warrants (other than those referred to above).

  In the event that a person becomes an acquiring person or if the Combined Company were the surviving corporation in a merger with an acquiring Person or any affiliate or associate of an acquiring person and the common stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the acquiring person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Combined Company Common Stock having a market value of two times the then current Series C Purchase Price under the Right. In the event that, after a person has become an acquiring person, the Combined Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Series C Purchase Price under the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Series C Purchase Price under the Right.

  At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding Combined Company Common Stock, the board of directors may cause the Combined Company to exchange the Rights (other than Rights owned by an acquiring person which will have become void), in whole or in part, for that number of shares of Combined Company Common Stock having an aggregate value equal to the spread (the excess of the value of the adjustment shares issuable upon the exercise of a Right over the Series C Purchase Price) per Right (subject to adjustment).

  No adjustment in the Series C Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Series C Purchase Price. No fractional Series C Preferred Stock or Combined Company Common Stock will be issued (other than fractions of Series C Preferred Stock, which are integral multiples of one one-thousandth of a share of Series C Preferred Stock, which may, at the election of the Combined Company, be evidenced by depositary receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Series C Preferred Stock or the Combined Company Common Stock on the last trading date prior to the date of exercise.

  The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by the board of directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Combined Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

  Any of the provisions of the Rights Agreement may be amended by the Combined Company Board for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the company may amend or supplement the Rights Agreement in any manner that does not adversely affect the interests of the holders of the Rights.

  A copy of the Rights Agreement is available free of charge from the Combined Company, both prior and subsequent to the Effective Time. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

  For the Combined Company to qualify as a REIT under the Code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). See "Federal Income Tax Consequences Related to the Combined Company" for additional discussion of the REIT qualification requirements.

  The Combined Company Charter, subject to certain exceptions, contains certain restrictions on the number of shares of stock of the Combined Company that a person may own. The Combined Company Charter prohibits any person from acquiring or holding, directly or indirectly, shares of the Combined Company stock in excess of 9.8 % (by value or by number of shares, whichever is more restrictive, except only by value in the case of any Outstanding Preferred Stock) of the outstanding shares of each class or series of stock of the Combined Company (except in the case of the Series A Preferred Stock and the Series D Preferred Stock, where the prohibition relates to the stated percentage of all outstanding Equity Stock (as defined herein) of the Combined Company) (the "Ownership Limit"). The number and value of shares of the outstanding Combined Company Common Stock and Combined Company Preferred Stock (collectively, the "Equity Stock") shall be determined in good faith, which determination shall be conclusive for all purposes hereof.

  The Combined Company Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days' written notice from a transferee prior to the proposed transfer, that if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the board of directors may direct, may exempt a person from the Ownership Limit (an "Excepted Holder"). In order to be considered by the board as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the company (or a tenant of any entity owned or controlled by the company) that would cause the company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

  The Combined Company Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Combined Company that would result in the Combined Company being "closely held" under Section 856(h) of the Code or otherwise cause the Combined Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Combined Company if such transfer would result in shares of stock of the Combined Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of the Combined Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of the Combined Company that resulted in a transfer of shares to the Trust, is required to give notice immediately to the Combined Company and provide the Combined Company with such other information as the Combined Company may request in order to determine the effect of such transfer on the Combined Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in the best interests of the Combined Company to attempt to qualify, or to continue to qualify, as a REIT.

  If any transfer of shares of stock of the Combined Company occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of the Combined Company in excess or in violation of the above transfer or ownership limitations (a "Purported Transferee"), then that number of shares of stock of the Combined Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the

"Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Purported Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Combined Company Charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of the Combined Company. The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution prior to the discovery by the Combined Company that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Transferee prior to the discovery by the Combined Company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Combined Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

  The Trustee may transfer the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Limitation or other limitations set forth in the Combined Company Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Transferee and to the Charitable Beneficiary as follows. The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Combined Company Charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the company that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

  In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to the Combined Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Combined Company, or its designee, accepts such offer. The Combined Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the board of directors determines in good faith that such transfer occurred. Upon such a sale to the Combined Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Transferee.

  All certificates representing shares of the Combined Company Common Stock and the Combined Company Preferred Stock will bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the number or value of outstanding shares of Equity Stock of the Combined Company, shall, within 30 days after January 1 of each year, give written notice to the Combined Company stating the name and address of such owner, the number of shares of each class and series of stock of the Combined Company which the owner constructively or beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Combined Company such additional information as the Combined Company may request in order to determine the effect, if any, of such beneficial ownership on the Combined Company's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Combined Company such information as the Combined Company may reasonably request in order to determine the Combined Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

  These ownership limits could delay, defer or prevent a transaction or a change in control of the Combined Company that might involve a premium price for the Equity Stock or otherwise be in the best interest of the stockholders.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Combined Company Common Stock and Combined Company Preferred Stock is BankBoston, N.A.

               COMPARISON OF SHAREHOLDER AND STOCKHOLDER RIGHTS

  Excel is incorporated and governed by the laws of the State of Maryland in accordance with the MGCL. New Plan is a common law business trust organized in accordance with the laws of the Commonwealth of Massachusetts. The rights of Excel stockholders are governed by the MGCL, the Excel Charter and the Excel Bylaws. The rights of New Plan's shareholders are governed by the New Plan Declaration of Trust under Massachusetts law.

  At the Effective Time, the shareholders of New Plan and holders of New Plan Depositary Shares will become stockholders of the Combined Company (or holders of the Series D Depositary Shares) and, therefore, will become subject to the MGCL, the Combined Company Charter and the Combined Company Bylaws, each as amended and in effect on the date thereof. A number of the differences between Massachusetts law and the MGCL and between the organizational documents of New Plan and Excel (and, accordingly, the Combined Company) are summarized below. The New Plan Declaration of Trust refers to "shareholders" and the MGCL refers to "stockholders." The use of either term herein refers to the holders of shares of beneficial interest of New Plan or holders of capital stock of the Combined Company, as the case may be.

  The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the Combined Company Charter, the Combined Company Bylaws and the New Plan Declaration of Trust. Shareholders of New Plan and stockholders of Excel each are advised to review the Combined Company Charter and the Combined Company Bylaws and the New Plan Declaration of Trust, which are either attached hereto or are available as described under "Available Information." All references below to the Combined Company Charter and the Combined Company Bylaws assume that the Charter Amendments have been approved by the requisite vote of the Excel stockholders and have become effective, and that the Combined Company Bylaws have also become effective. All references to the New Plan Declaration of Trust assume that the New Plan Trust Amendments have been approved by the requisite vote of the New Plan shareholders and have become effective.

AUTHORIZED AND ISSUED SHARES

  Under the New Plan Declaration of Trust, the interests of the shareholders of New Plan are divided into two classes of shares: shares of beneficial interest and preferred shares. Neither class of shares entitles the holders to any preemptive or appraisal rights of any kind. The number of shares of beneficial interest issuable by New Plan is unlimited and without par value and do not entitle the holder thereof to preference, conversion, exchange or redemption rights of any kind.

  The New Plan Declaration of Trust authorizes 1,000,000 preferred shares, with a par value of $1.00 per share. The New Plan Board is authorized to issue the preferred shares in series and, by resolution, to establish the number of preferred shares to be included in each series and to fix the designation and relative rights, preferences and limitations of the shares of each series, including, but not limited to, the determination of the following: any dividend and distribution rights; any terms on which shares may be redeemed; any voting rights; any rights in the event of dissolution, liquidation or winding up of New Plan; any conversion rights; and any other rights, preferences and limitations; provided, however, that no preferred shares shall be issued with preemptive rights or with the right to elect one or more separate members of the New Plan Board. As of the New Plan Record Date, there were 59,874,174 New Plan Common Shares and 150,000 New Plan Preferred Shares issued and outstanding.

  The Combined Company Charter authorizes 275,000,000 shares, of which 250,000,000 are shares of common stock, par value $.01 per share, and 25,000,000 are shares of preferred stock, par value $.01 per share. The aggregate par value of all authorized shares of stock having par value is $2,750,000. Under Maryland law, stockholders are generally not responsible for a corporation's debts or obligations.

  The rights and obligations of holders of capital stock of Excel and the Combined Company are described under "Description of Excel and Combined Company Securities."

NEW PLAN PREFERRED SHARES/SERIES D PREFERRED STOCK

  The terms of the Series D Preferred Stock to be issued by the Combined Company and which will be represented by the Series D Depositary Shares to be issued in connection with the Merger are substantially similar to the New Plan Preferred Shares presently outstanding, with the exception of the following:
(i) the Series D Preferred Stock is entitled to vote together with the shares of Combined Company Common Stock on all matters to be submitted to the holders of the Combined Company Common Stock for a vote; (ii) the terms of the Series D Preferred Stock entitle the holders thereof, together with other shares of Parity Stock of the Combined Company, to elect two directors to the Combined Company Board following such time as dividend payments on the Series D Preferred Stock are in arrears for more than six quarters; and (iii) dividends accrue and are payable under the terms of the New Plan Preferred Shares as of the 15th day of March, June, September and December of each year, and dividends will accrue under the terms of the Series D Preferred Stock as of the first and are payable as of the 15th day of January, April, July and October of each year. In addition, the terms of the Series D Preferred Stock to be issued by the Combined Company will provide for the payment of a special distribution following the Merger for the period from the last quarterly distribution on the New Plan Preferred Shares through the Effective Time so that distributions effectively "carry over" from the New Plan Preferred Shares. Also following the Merger, further interim distributions for less than a full calendar quarter will be made with respect to the Series D Preferred Stock and the Series D Depositary Shares in order to transition the payment dates for distributions with respect to the New Plan Preferred Shares (currently the 15th day of each March, June, September and December) to the payment dates for distributions with respect to the other series of Excel's Outstanding Preferred Stock (the 15th day of each January, April, July and October) without causing any delay in the payment of distributions to holders of New Plan Preferred Shares as a result of the Merger. For a more complete description of the Series D Preferred Stock of the Combined Company, see "Excel and Combined Company Securities--Series D Preferred Stock" and Annex IV attached hereto.

SHAREHOLDER RIGHTS PLANS

  The New Plan Board recently adopted a Shareholders' Rights Plan for New Plan (the "New Plan Rights Plan") and, in connection therewith, declared a distribution to shareholders of record of New Plan at the close of business on April 24, 1998 of one share purchase right (as herein defined, a "New Plan Right") on each outstanding New Plan Common Share. The description and terms of the New Plan Rights are set forth in a Rights Agreement between New Plan and BankBoston, N.A., as Rights Agent. Similarly, the Excel Board recently adopted a Preferred Share Purchase Rights Plan for Excel (the "Rights Plan") and, in connection therewith, distributed to the holders of Excel Common Stock of record at the close of business on May 26, 1998 one preferred share purchase right (as herein defined, a "Right") for each outstanding share of Excel Common Stock. For a summary description of the Rights Plan, which will become applicable to the Combined Company following the Effective Time, see "Description of Excel and Combined Company Securities--Preferred Share Purchase Rights."

  The Rights Plan and the New Plan Rights Plan are substantially similar in their intent to increase the ability of the board of directors and the board of trustees, as the case may be, in effectively representing the interests of the stockholders or shareholders in the event of an unsolicited attempt to acquire control of the respective companies. In addition, the New Plan Rights Plan and the Rights Plan are substantially similar in the overall design of the respective plans, in that both involve the distribution of rights to the respective stockholders and shareholders which entitle the holders (other than any person or group acquiring beneficial ownership of a certain percentage of each entity whose Rights or New Plan Rights, as the case may be, will become void) to acquire at a stated exercise price a number of shares having a market value at that time equal to twice the exercise or purchase price provided for under the terms of the respective rights; and in the event that the entity is acquired in a merger or other business combination transaction which has not been approved by the board of directors or the board of trustees, to purchase, at the exercise or purchase price established in the right, a number of common shares of the acquiring company having a market value at that time of twice the exercise or purchase price established in the respective rights. A principal difference in the plans is that the New Plan Rights are triggered if a person acquires beneficial ownership of 15% or more of the outstanding voting shares of New Plan whereas the similar threshold in the Rights Plan is 10%.

  Although substantially similar in many respects, the Rights Plan and the New Plan Rights Plan differ in some respects as to their respective mechanics, in that the New Plan Rights Plan provides that the New Plan Rights, once becoming exercisable, are exercisable for New Plan Common Shares at an exercise price of $90.00 per share, and the Rights Plan provides that the Rights, once becoming exercisable, are initially exercisable for 1/1000th of a share of Series C Preferred Stock at a purchase price of $100 each, and later, once a "Trigger Event" (as defined in the Rights Agreement) has occurred, exercisable for shares of the Combined Company Common Stock.

SHAREHOLDER AND STOCKHOLDER MEETINGS

  Pursuant to the New Plan Declaration of Trust, New Plan shall hold an annual meeting on a day, at a time and at a place set by the New Plan Board, after delivery to the shareholders of the annual report and within six months after the end of each fiscal year. Special meetings may be called at any time by the Chairman of the New Plan Board, the President or a majority of the New Plan Board, and may be called by any member of the New Plan Board upon the written request of shareholders holding, in the aggregate, not less than 30% of the outstanding shares having the right to vote thereat. Notice of the meetings must be mailed to each shareholder at least ten days and not more than 60 days before the meeting.

  Pursuant to the Combined Company Bylaws, an annual meeting of the stockholders shall be held on a date and at the time set by the Combined Company Board in the month of May each year. The Combined Company Bylaws provide that special meetings may be called only by the Chairman of the Combined Company Board, by action of the Combined Company Board, or by holders of shares entitled to cast not less than 50% of all of the votes entitled to be cast at such meeting. The MGCL provides that a special meeting of the stockholders of a Maryland corporation may also be called by the President of the corporation, or by any other person specified in the charter or bylaws.

  Notice of each meeting must be given to each stockholder entitled to vote at such meeting, by mail, by presenting it in person, or by leaving it at such stockholder's residence or usual place of business, at least ten, but no more than 90 days before each meeting. For nominations of directors and proposals of business to be considered by the stockholders at any annual or special meeting, such nominations and proposals must be brought forth for consideration pursuant to the procedures set forth under the bylaws. To comply with these procedures, a stockholder's nomination or proposal shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not less than 60 nor more than 90 days in advance of the anniversary of the date of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

  The New Plan Declaration of Trust contains no similar provisions establishing procedures for nomination of members of the New Plan Board by shareholders.

RECORD DATE FOR MEETINGS

  Pursuant to the New Plan Declaration of Trust, for the purpose of determining the shareholders who, having the right to vote upon a matter, are entitled to vote or act upon such matter at any meeting or any adjournment thereof, or who, having the right to participate in a dividend or distribution, are entitled to participate in such dividend or distribution, or for purpose of any other action, the New Plan Board from time to time may close the transfer books for such period, not exceeding 30 days, as the New Plan Board determines; or without closing the transfer books the New Plan Board may fix a date not more than 60 days prior to the date of any meeting of shareholders or dividend payment or other action as a record date for the determination of such shareholders entitled to vote at any such meeting or any adjournment thereof or to receive such other action, and any such shareholder who was a shareholder at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to receive such dividend, even though he has since that date disposed of his shares, and no shareholder becoming such after that date shall be so entitled to vote at such meeting or any adjournment thereof or to receive such dividends or to be treated as a shareholder of record for purposes of such other action.

  Pursuant to the Combined Company Bylaws, the Combined Company Board may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders is to be held or taken.

  In lieu of fixing a record date, the Combined Company Board may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.

  If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting, and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.

  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the transfer books and the stated period of closing has expired. Pursuant to the MGCL, a meeting of the stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 120 days after the original record date.

BOARD OF TRUSTEES/DIRECTORS

  The New Plan Declaration of Trust provides that the number of members of the New Plan Board shall not be less than five nor more than fifteen and such number shall be determined from time to time by a majority of the New Plan Board then acting, with the New Plan Board divided into three classes and the number of members of the New Plan Board in each class as near equal as practicable. The New Plan Board shall have the authority to appoint an Investment Committee, consisting of three or more members, to whom the approval of investments may be delegated. Not more than 49% of the members of the New Plan Board, or the members of the New Plan Board constituting the Investment Committee, may be "affiliated trustees," as defined by the New Plan Declaration of Trust.

  Any member of the New Plan Board may be removed for cause, by the holders of at least 66 2/3% of the total shares then outstanding having the right to vote for the election of members of the New Plan Board or by the written consent of all of the members of the New Plan Board other than the member whose removal is then being considered.

  A vacancy may be filled by vote of the holders of at least a majority of the shares entitled to vote for the election of members of the New Plan Board, acting at any meeting of the shareholders duly called for that purpose, or a majority of the New Plan Board continuing in office, acting by written instrument or instruments.

  Meetings of the New Plan Board may be held from time to time, upon the call of the Chairman of the Board, the President or the Secretary of New Plan or any two members of the New Plan Board.

  The Combined Company Charter provides for 15 initial directors, which number may be increased or decreased, but shall not be less than three nor greater than 21. There is no prohibition against affiliated directors in the Combined Company Charter. The Combined Company Bylaws permit the Combined Company Board to appoint from its members an Investment Committee, consisting of four directors, and other committees composed of two or more directors. However, pursuant to the Combined Company Bylaws, the Combined Company shall not have an Executive Committee.

  Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director (or the entire board of directors) may be removed only with cause, upon the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. A special meeting of the stockholders may be called, pursuant to the Combined Company Bylaws, for the purpose of removing a director.

  Any vacancy on the Combined Company Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining members of the Combined Company Board. Any vacancy created by an increase in the number of directors may be filled by directors constituting a majority of the Combined Company Board. The stockholders may elect a successor to fill a vacancy which results from the removal of a director (other than the removal of a director elected separately by any class or series).

  An annual meeting of the Combined Company Board shall be held immediately after and at the same place as the annual meeting of the stockholders. Special meetings of the Combined Company Board may be called only at the request of the Chairman of the Combined Company Board, the Chief Executive Officer or the President of the Combined Company, or members constituting a majority of the members of the Combined Company Board then in office.

  The New Plan Board and the Combined Company Board are each divided into three classes, holding staggered terms of office. The members of the New Plan Board or members of the Combined Company Board of the class whose term expires at each annual meeting of the shareholders or stockholders, as the case may be, will be elected to hold office for a term expiring at the third succeeding annual meeting.

POWERS OF THE BOARD OF TRUSTEES/DIRECTORS

  The New Plan Declaration of Trust grants to the New Plan Board general authority over the business and assets of New Plan, as well as certain enumerated rights and powers, subject to certain specified limitations.

  The Combined Company Charter grants the Combined Company Board general authority, pursuant to all powers conferred under the general laws of the State of Maryland.

RESTRICTIONS ON ACTIVITIES

  The New Plan Declaration of Trust specifically enumerates certain investments and activities which may not be undertaken by the New Plan Board.

  Under the New Plan Declaration of Trust, the New Plan Board shall not:

    (A) invest more than 10% of the New Plan assets in unimproved real property, or mortgages of unimproved real property, except real property in the process of development or which will be developed within a reasonable period of time, as determined by the New Plan Board; (B) engage in any trading activities with respect to New Plan's properties; (C) except as to preferred shares or under any New Plan DRIP, issue redeemable equity securities or equity securities of more than one class (which shall not, however, prohibit the issuance of convertible obligations, warrants, rights and options); (D) invest more than 10% of the New Plan assets in junior mortgage loans excluding wrap-around loans; (E) issue debt securities to the public unless the historical cash flow of New Plan, excluding extraordinary items, is sufficient to cover the interest on debt securities; (F) invest in commodities; (G) invest in contracts between third parties for the sale of real estate for the purpose of reselling such contracts to others; (H) engage in underwriting or the agency distribution of securities issued by others; (I) invest in securities of any company which to the actual knowledge of the New Plan Board holds investment securities or engages in activities prohibited by the preceding clauses (A) through (H); or (J) permit the amount of outstanding indebtedness of New Plan for money borrowed from or guaranteed to others (including non-recourse indebtedness) to exceed 500% of the net assets of New Plan.

  The Combined Company Charter does not contain similar restrictions on the Combined Company Board with respect to investments or activities on behalf of the Combined Company.

INDEMNIFICATION

  The New Plan Declaration of Trust and the Combined Company Charter each contain similar provisions concerning the indemnification of trustees, directors and officers. However, the New Plan Declaration of Trust extends such indemnification to employees, agents and shareholders while the Combined Company Bylaws provide that the Combined Company may extend such indemnification to employees and agents of the Combined Company with the approval of the Combined Company Board. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations.

STANDARD OF CONDUCT

  Subject only to the express limitations contained in the New Plan Declaration of Trust (see "--Restrictions on Activities" above and "-- Interested Party Transactions" below), the New Plan Declaration of Trust grants broad powers to the members of the New Plan Board exercisable, in their sole judgment and discretion, without regard to whether such exercise would be permissible or appropriate for trustees subject to the "prudent man rule" or other statutes or legal principles limiting or restricting in any manner the investments or trust funds.

  The MGCL requires any director of a Maryland corporation, such as the Combined Company, to perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interest of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

LIMITATION OF LIABILITY

  Under the common law of Massachusetts, which does not treat a trust as a separate business entity, liabilities of a business trust are technically the liabilities of the trustees individually, to the extent not negated by contract. However, the New Plan Declaration of Trust provides that no member of the New Plan Board, officer, employee or agent of New Plan shall have any personal liability save that arising from said person's own bad faith, willful misconduct, gross negligence or reckless disregard of his duties or failure to act in good faith in the reasonable belief that his action was in the best interests of New Plan. The New Plan Declaration of Trust further provides that no member of the New Plan Board shall be personally liable to New Plan or its shareholders for monetary damages for breach of fiduciary duty as a member of the New Plan Board notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the member's duty of loyalty to New Plan or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 61 or 62 of the Massachusetts Business Corporation Law or
(iv) for any fiduciary duty from which the member of the New Plan Board received an improper personal benefit.

  The MGCL permits a corporation to include in its charter, and the Combined Company has included, a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

INTERESTED PARTY TRANSACTIONS

  The New Plan Declaration of Trust provides that the members of the New Plan Board may not knowingly, directly or indirectly, lend any of the property of New Plan to, purchase or otherwise acquire any property whatsoever (other than securities of New Plan) from, or sell or otherwise transfer any property whatsoever (other than securities of New Plan) to, any person who is (i) a trustee, officer or employee of New Plan or is otherwise an affiliate of any trustee, officer, or employee of New Plan or (ii), if there is an adviser (which there has not been for several years), the adviser or any affiliate of the adviser or affiliate of any affiliate of the adviser, nor shall any such person receive any commission or other remuneration, directly or indirectly, in connection with the loan, purchase, sale or transfer of assets of New Plan, except transactions that are approved by a majority of disinterested members of the New Plan Board and in all material respects on such terms as are fair and reasonable to New Plan at the time of the transaction.

  Under the MGCL, any contract or transaction between a corporation and any director or entity in which the director has a material financial interest will be voidable unless (i) it is approved, after disclosure of the interest, by the affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (ii) it is fair and reasonable to the corporation. Without limiting any other procedures available by law or otherwise to the Combined Company, the Combined Company Charter permits, with the approval of a majority of disinterested directors, the Combined Company Board to authorize the execution and performance by the Combined Company of any agreement with a person, corporation, association, company, trust partnership or other organization, although one or more of the directors or officers may be a party or an officer, director, stockholder, or member of such party, whereby, subject to the supervision and control of the Combined Company Board, such other party renders or makes available to the Combined Company managerial, investment, advisory, and/or related services, office space and other services and facilities, including management or supervision of the Combined Company's investments.

AMENDMENTS

  The New Plan Declaration of Trust may be amended or terminated, with certain exceptions, by the majority vote of the New Plan Board and the affirmative written vote or written consent of the holders of not less than 66 2/3% of the shares then outstanding having the right to vote thereon, except that the New Plan Board may, from time to time, with a two-thirds vote of the New Plan Board, amend or alter the provisions of the New Plan Declaration of Trust, without the vote or assent of the shareholders, to the extent deemed necessary by the New Plan Board in good faith to meet the requirements for qualification as a REIT.

  The Combined Company Charter may be amended upon the affirmative vote of a majority of all stockholders entitled to vote thereon after due authorization, approval or advice of the Combined Company Board.

RESTRICTION ON TRANSFER, ACQUISITION AND REDEMPTION OF SHARES

  In order that New Plan may qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. In order to prevent a violation of this rule and to preserve the status of New Plan as a REIT, the New Plan Declaration of Trust does not permit, except as to certain "Excepted Persons" referred to therein, any issuance or transfer of shares, or securities convertible into shares, that would create a direct or indirect owner of more than 7.5% of the lesser of the number or the value of the total shares outstanding. The New Plan Declaration of Trust also prohibits ownership by any person, except as to Excepted Persons, if two-thirds of the members of the New Plan Board, at any time and in good faith, shall be of the opinion that the direct or indirect ownership of shares by persons has become concentrated or that there is a substantial possibility it may become concentrated, to an extent which would prevent New Plan from continuing to qualify as a REIT. Pursuant to the applicable provisions of the New Plan Declaration of Trust, any such transfer shall be deemed void ab initio, subject to stop order, redeemed by New Plan or deemed a transfer to New Plan. These provisions would be modified by the New Plan Trust Amendments to reflect the fact that after the effectiveness of the Merger, New Plan will no longer be qualified as a REIT.

  The Combined Company Charter contains provisions, designed to insure that the Combined Company remains qualified as a REIT, that limit any holder from owning or being deemed to own by virtue of the attribution provisions of the Code, in excess of 9.8% (defined herein as the Ownership Limit) (by value or by number of shares, whichever is more restrictive, except only by value in the case of the Series A Preferred Stock and the Series B Preferred Stock) of each class or series of outstanding Equity Stock of the Combined Company (except in the case of the Series A Preferred Stock and the Series D Preferred Stock, where the prohibition relates to the stated percentage of all outstanding Equity Stock of the Combined Company). In addition, the Combined Company Charter restricts transfers which would result in the equity stock of the Combined Company being owned by fewer than 100 persons or which would otherwise result in the Combined Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Combined Company failing to qualify as a REIT. The Combined Company Board may waive the Ownership Limit if evidence satisfactory to the Combined Company Board, in the form of an opinion of tax counsel, a ruling from the IRS, or other evidence satisfactory to the Combined Company Board, is presented and the Combined Company Board determines on the basis thereof that, notwithstanding such exemption, the status of Combined Company as a REIT will not be jeopardized.

  Any transfer of equity stock or any security convertible into equity stock that would create direct or indirect ownership of equity stock in excess of the Ownership Limit or that would result in the disqualification of the Combined Company as a REIT, including any transfer that results in the Combined Company being "closely held" or owned by fewer than 100 persons, shall be void ab initio or transferred to a trust for the benefit of one or more charitable beneficiaries, pursuant to the applicable provisions of the Combined Company Charter. The Combined Company Charter provides that the Ownership Limit shall apply to the Equity Stock of the Combined Company, and, except in respect of the Series A Preferred Stock and the Series D Preferred Stock, that the Ownership Limit will apply separately and independently to each individual class or series of common stock and to each individual class or series of preferred stock outstanding from time to time. Accordingly, the Combined Company Charter provides that the Ownership Limit applies separately to the common stock and, except as noted above, the preferred stock on a class by class, and series by series basis, and will apply separately to any successive series or classes of common stock or preferred stock which may be issued from time to time.

  The restrictions and limitations on ownership and transfer of the equity stock of the Combined Company will not preclude the settlement of transactions on the NYSE or any other stock exchange in which the shares are listed from time to time. The foregoing restrictions and limitations on ownership and transfer of the equity stock of the Combined Company also will not apply if the Combined Company Board determines that it is no longer in the best interests of the Combined Company to continue to qualify as a REIT.

  To assist the Combined Company Board in monitoring the ownership of the equity stock of the Combined Company for purposes of continuing to insure the status of the Combined Company's status as a REIT, and in order to fulfill the requirements of the Code, any owner of greater than 5% of the number or value of outstanding Equity Stock of the Combined Company shall provide to the Combined Company within 30 days of January 1 of each year, the name and address of such owner, the number and description of how shares are held and such other information as the Combined Company shall request. The New Plan Declaration of Trust similarly requires all shareholders of New Plan to notify New Plan of such shareholder's ownership, directly or indirectly, of 500,000 or more shares, within ten days of becoming aware of such ownership.

SHAREHOLDER VOTING

  The New Plan Declaration of Trust specifically enumerates those matters which may be voted upon by shareholders. These include the election and removal for cause of members of the New Plan Board, amendments to the New Plan Declaration of Trust, the sale, conveyance, assignment, exchange, transfer or other disposition of 50% or more of New Plan's property, reorganization of New Plan, approval of certain transactions between New Plan and related persons or an adviser to New Plan, certain determinations as to derivative or class action litigation on behalf of New Plan or its shareholders, and any merger of New Plan. Under the New Plan

Declaration of Trust, the holders of preferred shares shall further have the right to vote only on those matters specified in the resolution authorizing the issuance of such shares except that no preferred shares may be issued with the right to elect one or more separate members of the New Plan Board. Whenever any action is to be taken by the shareholders, it shall be authorized by a majority of the votes entitled to be cast, at a meeting of shareholders at which a quorum is present, except that the amendment of the New Plan Declaration of Trust and the termination, reorganization or merger of New Plan require the affirmative vote of 66 2/3% of the votes entitled to be cast.

  Pursuant to the Combined Company Bylaws, a plurality of all the votes cast at a meeting of the stockholders duly called and at which a quorum is present shall be sufficient to elect a director to the Combined Company Board. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Combined Company Charter. Pursuant to the Combined Company Charter, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, the affirmative vote of a majority of all votes entitled to be cast on any matter or act requiring approval of the stockholders of the Combined Company, including, but not limited to any amendment of the Combined Company Charter, consolidation, merger, share exchange, transfer of assets or dissolution, shall be sufficient, valid and effective after due authorization, approval or advice by the Combined Company Board, to approve and authorize such matter or act. In addition, the Series D Preferred Stock provides for, and therefore the holders of the Series D Depositary Shares will be entitled to exercise, the right to vote with the Combined Company Common Stock on matters presented to the holders of such shares for a vote.

INFORMAL ACTIONS

  The New Plan Declaration of Trust and Combined Company Bylaws each provide for any action which may be taken at a meeting of the shareholders, the New Plan Board or the Combined Company Board, to be taken by informal written action of the shareholders, members of the New Plan Board or members of the Combined Company Board entitled to vote thereon. The written consent of the New Plan shareholders must be signed by the holders of a majority of all outstanding shares having the right to vote thereon, or such larger proportion thereof as would be required for a vote of shareholders at a meeting. The written consent of the New Plan Board must be signed by a majority of its members (or a majority of a particular group whose vote is required). In the case of the Combined Company, such actions of the stockholders or the Combined Company Board must be unanimous, that is, the writing must be executed by every Combined Company stockholder or member of the Combined Company Board entitled to vote on the matter.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The New Plan Declaration of Trust provides that the New Plan Board may declare and pay dividends to the shareholders having the right to participate in any dividend or distribution, in proportion to their respective ownership of shares, out of the earnings, profits or surplus, capital or assets of New Plan or any other source. For so long as qualification as a REIT is the policy of New Plan, the New Plan Declaration of Trust instructs the New Plan Board to endeavor to declare and pay such dividends as shall be necessary for New Plan to qualify as a REIT under the provisions of the Code. The New Plan Declaration of Trust provides that the New Plan Board may retain from the net profits such amount as it may deem necessary to pay the debts or expenses of New Plan or to meet obligations of New Plan, or as it may deem desirable to use in the conduct of the affairs or to retain for future requirements or extensions of the business of New Plan.

  Pursuant to the Combined Company Bylaws, dividends upon the stock of the Combined Company may be declared by the Combined Company Board, subject to the provisions of law and the Combined Company Charter. The MGCL provides that no dividend or other distribution may be paid to stockholders of a Maryland corporation unless, after payment of the distribution, the corporation is able to pay its debts as they become due in the usual course of business and the corporation's total assets would be at least equal the sum of its liabilities and unless the charter permits otherwise, the amount that would be needed to satisfy the preferential rights on dissolution of stockholders whose preferential rights on dissolution are superior to stockholders receiving the distribution. The provisions of the Combined Company Charter establishing the terms of the outstanding shares of preferred stock of the Combined Company, comprised of Series A Preferred Stock and Series B Preferred Stock, provide and the terms of the Series D Preferred Stock will provide, that, in determining whether a dividend or other distribution may be paid on shares of stock of the Combined Company, no effect need be given to the amounts that would be needed to satisfy the preferential rights on dissolution of holders of such outstanding preferred stock; the New Plan Declaration of Trust contains no provision comparable to the MGCL or to the Combined Company Charter or the Series D Preferred Stock Articles Supplementary.

LIMITATIONS ON DISSENTERS' APPRAISAL RIGHTS

  So long as the shares of stock are listed on a national stock exchange (as are the NYSE-listed shares of the Combined Company Common Stock) or are designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., holders of such shares who dissent from certain corporate transactions have no right under the MGCL to an appraisal and payment of the fair value of their shares, except to the limited extent set forth under "Comparison of Shareholder and Stockholder Rights--Control Share Acquisitions." Absent such exception, as a general matter the MGCL provides that a dissenting stockholder of a Maryland corporation has the right to demand and receive the fair value of such holder's stock, subject to complying with specified procedures, if the corporation consolidates or merges with, or exchanges its shares for shares of another corporation, or sells substantially all of its assets, or amends its charter in a way which alters the contract rights expressly set forth in the charter of any outstanding stock and substantially adversely affects the stockholders' rights (if the charter does not reserve the right to make such an amendment, which the Combined Company Charter does).

  The comparable Massachusetts statute relating to appraisal rights of dissenters applies principally to dissenting stockholders of a Massachusetts business corporation with only limited application to dissenting shareholders of a common law business trust such as New Plan, which application does not include approval or implementation of the New Plan Trust Amendments or the Merger. The New Plan Declaration of Trust specifically negates appraisal rights of New Plan shareholders.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  The Excel Board has adopted a resolution providing that Excel, and the Combined Company subsequent to the Effective Time, to the extent permitted by applicable law, elects not to be governed by the provisions of the MGCL relative to "business combinations," but no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to the Combined Company.

  The comparable Massachusetts statute relating to business combinations is not applicable to common law business trusts (except for a business trust that is a gas or electric operating or holding company), and accordingly New Plan is not subject to any statutory provision in Massachusetts of the type commonly referred to as a business combination statute.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Combined Company Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any holder of the Combined Company's stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

  The comparable Massachusetts statute relating to control share acquisitions is not applicable to common law business trusts (except for a business trust that is a gas or electric operating or holding company), and accordingly New Plan is not subject to any statutory provision in Massachusetts of the type commonly referred to as a control share acquisition statute.

                           NEW PLAN TRUST AMENDMENTS

  The New Plan Board has adopted amendments to the New Plan Declaration of Trust which are designed to enable New Plan to effect the Merger. The following is a summary of the proposed New Plan Trust Amendments. The full text of the New Plan Trust Amendments is set forth in Annex II.

  General. Section 13.3 of the existing New Plan Declaration of Trust currently authorizes the New Plan Board, after receiving the affirmative vote of at least 66 2/3% of all outstanding New Plan Common Shares entitled to vote, to merge New Plan into, consolidate New Plan with, or sell, convey or transfer all of New Plan's assets to a successor organization in exchange for shares or securities of such successor organization and the assumption by such successor of the liabilities of New Plan, and thereupon terminate New Plan and distribute the shares or securities of the successor organization among the New Plan shareholders in redemption of their shares according to their respective rights. The New Plan Trust Amendments add a new Section 13.4 to the New Plan Declaration of Trust that provides that in lieu of a reorganization or business combination followed by the termination of New Plan and the distribution of the securities of the successor organization among the New Plan shareholders in redemption of their New Plan shares (as provided in Section 13.3), the New Plan Board may cause New Plan to merge with another entity in a reorganization or business combination transaction ("Alternative Business Combination Transaction") pursuant to which (a) New Plan shares are exchanged for such securities of a person of which such other entity is a subsidiary or for such other consideration as are provided for in the agreement among New Plan, such other entity and such person, and (b) New Plan is not terminated but remains in existence as a subsidiary of such person.

  The Merger. The New Plan Trust Amendments identify the Merger as an Alternative Business Combination Transaction authorized by the new Section
13.4 and specifically provide that the New Plan Board may implement the Merger provided for in the Merger Agreement as approved by the affirmative vote of at least 66 2/3% of all outstanding New Plan Common Shares at the New Plan Special Meeting. The Trust Amendments also provide for the conversion of the New Plan Common Shares as provided in the Merger Agreement. The New Plan Board is given full power and authority, and is directed, to take or authorize such actions as it determines to be appropriate or convenient to carry out and to implement the Merger Agreement and to effect the Merger.

  Alternative Business Combination Transactions. In the event that the Merger should not be effected for any reason and the New Plan Board recommends an Alternative Business Combination Transaction with some other person, the authority of the New Plan Board to implement such other Alternative Business Combination Transaction is subject to the prior approval of 66 2/3% or more of all outstanding New Plan Common Shares having the right to vote thereon at a meeting of shareholders the notice for which includes a description of the principal terms of such other Alternative Business Combination Transaction.

  Finally, the New Plan Trust Amendments specifically authorize the consummation of the Merger (or any other Alternative Business Combination Transaction) approved by the New Plan Common Shares as provided in Section 13.4, notwithstanding other potentially inconsistent provisions of the existing New Plan Declaration of Trust such as those relating to shareholder ownership limitations or REIT status.

  Approval of the New Plan Trust Amendments. Approval of the New Plan Trust Amendments will require the affirmative vote of at least 66 2/3% of all outstanding New Plan Common Shares entitled to vote thereon.

  THE NEW PLAN BOARD HAS UNANIMOUSLY DETERMINED THAT THE NEW PLAN TRUST AMENDMENTS ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF NEW PLAN. THE NEW PLAN BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF NEW PLAN VOTE "FOR" THE NEW PLAN TRUST AMENDMENTS.

  BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER MUST BE APPROVED BY THE NEW PLAN SHAREHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE NEW PLAN SHAREHOLDERS TO APPROVE BOTH THE NEW PLAN TRUST AMENDMENTS AND THE MERGER WILL RESULT IN THE MERGER NOT OCCURRING.

                           EXCEL CHARTER AMENDMENTS

GENERAL

  As a condition precedent to New Plan's obligation to consummate the Merger, Excel is required to amend certain provisions of the Excel Charter, which upon the effectiveness of such amendments will become the Combined Company Charter. This will be accomplished by filing Articles of Amendment with the SDAT (the "Articles of Amendment") amending and restating in its entirety the Articles of Amendment and Restatement filed with the SDAT on May 23, 1995, whereupon the then current provisions of the Excel Charter will include the Articles of Amendment, together with the Articles Supplementary filed with the SDAT with respect to each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

  As required by the MGCL and the Excel Charter, the affirmative vote of the holders of a majority of the issued and outstanding shares of Excel Common Stock is required to approve the Charter Amendments. The following description is qualified in its entirety by the proposed Articles of Amendment a copy of which is attached hereto as Annex III.

  The Charter Amendments affect the following significant portions of the Excel Charter, which will become the Combined Company Charter following such changes:

  .To change the name of Excel to New Plan Excel Realty Trust, Inc.

  . To change the authorized capital stock of Excel to 250,000,000 shares of Excel Common Stock and 25,000,000 shares of Excel Preferred Stock.

  .To increase the maximum number of Excel directors to 21.

  .To change the requirements for removal of an Excel director.

  . To add the restriction that no amendment to the Excel Charter or Excel Bylaws can adversely affect the indemnification rights of the directors and officers entitled to such rights.

  . To clarify and modify the restrictions on limitation and ownership of the capital stock of the Combined Company in order to maintain its status as a REIT.

In addition, various other amendments to the Excel Charter are to be effected by the Charter Amendments. Accordingly, careful review of the proposed Articles of Amendment attached hereto as Annex III is encouraged.

  THE EXCEL BOARD HAS UNANIMOUSLY DECLARED ADVISABLE THE CHARTER AMENDMENTS AND DETERMINED THAT THEY ARE IN THE BEST INTERESTS OF EXCEL AND ITS STOCKHOLDERS. THE EXCEL BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE EXCEL COMMON STOCK VOTE "FOR" THE CHARTER AMENDMENTS.

  EACH OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS MUST BE APPROVED BY THE EXCEL STOCKHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE EXCEL STOCKHOLDERS TO APPROVE ANY ONE OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS OR THE ELECTION OF DIRECTORS WILL RESULT IN THE MERGER NOT OCCURRING.

NAME CHANGE

  As a condition precedent to New Plan's obligation to consummate the Merger, Excel is required to change its name to New Plan Excel Realty Trust, Inc. This change is contained in Article II of the proposed Articles of Amendment.

  The name of Excel is proposed to be changed to reflect the consummation of the Merger and the fact that the combined businesses of New Plan and Excel prior to the Effective Time will become the business of the Combined Company after the Effective Time.

CHANGE IN AUTHORIZED CAPITAL

  As a condition precedent to New Plan's obligation to consummate the Merger, Excel is required to change its authorized capital structure. This change is contained in Article V of the Articles of Amendment.

  The proposed change in authorized capital stock is as follows:

      NUMBER OF SHARES                                     CURRENT    PROPOSED
      ----------------                                   ----------- -----------
      Common Stock...................................... 100,000,000 250,000,000
      Preferred Stock...................................  10,000,000  25,000,000
                                                         ----------- -----------
          Total Authorized.............................. 110,000,000 275,000,000

  The Excel Board believes that it is desirable to have an increased number of authorized shares of capital stock so that there will be sufficient shares available for purposes that the Combined Company Board may hereafter determine to be in the best interests of the Combined Company and its stockholders. Such purposes could include the offer of shares for cash, the declaration of stock splits and stock dividends, mergers and acquisitions and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for specific transactions on a timely basis. While the Excel Board does not have a present plan to issue additional shares of Excel Common Stock or Excel Preferred Stock (other than in connection with the Merger), it believes that the Combined Company Board should have the flexibility to act promptly in the best interests of the Combined Company and its stockholders. The terms of a future issuance of shares of capital stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

  The availability for issuance of additional shares of the Combined Company Common Stock or the Combined Company Preferred Stock could enable the Combined Company Board to render more difficult or discourage an attempt to obtain control of the Combined Company. However, Excel is not aware of any pending or threatened efforts to obtain such control.

INCREASE IN NUMBER OF EXCEL DIRECTORS

  As a condition precedent to New Plan's obligation to consummate the Merger, Excel is required to increase the maximum number of directors to 21. This change is contained in Article VI of the Articles of Amendment.

  Currently, Excel has six directors serving on the Excel Board; however, after the Effective Time the Combined Company Board will consist of 15 directors, the maximum currently allowed by the Excel Bylaws. The Excel Charter currently provides that the number of directors must be set in accordance with the Excel Bylaws. The Excel Bylaws currently provide that the number of directors can never be more than 15 or less than the minimum required under the MCGL. In connection with the Merger, the Excel Bylaws are being amended to increase the maximum number of directors to 21. See "-- Restated Bylaws" below. The increase in the maximum number of directors is necessary in part to comply with the default director provisions under the rights afforded to the holders of the Excel Preferred Stock and will also give the Combined Company Board the needed flexibility to add qualified directors as it deems necessary or appropriate in the future. In addition, certain aspects of the Excel Charter relating to the classification of directors will be amended to clarify, among other things, that each of the three classes of directors of the Combined Company Board will be as equal in number as is practicable, and to designate the three classes as Class I, Class II and Class III.

REMOVAL REQUIREMENTS OF DIRECTORS

  As a condition precedent to New Plan's obligation to consummate the Merger, Excel is required to amend the requirements concerning removal of directors. This change is contained in Article VI of the Articles of Amendment.

  The Excel Charter currently provides that a director may be removed by a vote of two-thirds of all votes entitled to vote for the election of directors with or without cause at a special meeting of stockholders. The Combined Company Charter proposes to allow removal of a director only for cause, subject to the rights of holders of preferred stock to elect or remove one or more directors.

  The proposed restriction on the removal of directors could render more difficult or discourage an attempt to obtain control of the Combined Company. However, Excel is currently not aware of any pending or threatened efforts to obtain such control.

RESTRICTION ON AMENDMENT OF CHARTER OR BYLAWS

  As a condition precedent to New Plan's obligation to consummate the Merger, Excel is required to amend the Excel Charter to provide certain restrictions concerning amendments to the Excel Charter or Excel Bylaws affecting the indemnification rights of directors or officers. This change is contained in
Article VIII of the Articles of Amendment.

  Currently, the Excel Charter does not provide any restrictions concerning amendments to the Excel Charter or Excel Bylaws which could affect the indemnification rights of directors and officers. The Combined Company Charter will provide that no amendment to the Combined Company Charter or the Combined Company Bylaws may adversely affect the rights of any person entitled to indemnification or advancement of expenses under the Combined Company Charter or the Combined Company Bylaws for any act which occurred prior to such amendment. The Excel Board believes that it is desirable to add this restriction on amendment because it offers certain protections needed to retain qualified directors and officers. This provision of the Combined Company Charter will provide the directors and officers of the Combined Company with rights of indemnification and advancement of expenses to the fullest extent permitted by Maryland law.

MODIFICATIONS TO RESTRICTIONS AND LIMITATIONS ON OWNERSHIP

  In addition to modifications to the Excel Charter required as a condition to New Plan's obligation to consummate the Merger, the Charter Amendments provide for several additional modifications, including modifications to the provisions of Article VII of the current Excel Charter designed to preserve the status of Excel as a REIT. These modifications provide that a determination of whether a stockholder has exceeded the Ownership Limit will be made on the basis of the value or the number of shares of Combined Company Common Stock held by the stockholders, whichever is more restrictive, as opposed to only by value as provided in the current Excel Charter; and further provide that such determination will be made on a class-by-class and series-by-series basis (except as respects the Series A Preferred Stock and Series D Preferred Stock, to which the Ownership Limit applies on the basis of the stated percentage of all outstanding Equity Stock) as opposed to all Equity Stock considered as a whole. The Excel Board has determined that these modifications, although imposing increased restrictions on ownership of the Equity Stock of the Combined Company, are in the best interest of the stockholders and will assist in assuring that the Combined Company's status as a REIT is not jeopardized as a result of its violating the diversity of share ownership requirements applicable to REITs.

  THE EXCEL BOARD CONSIDERS THE APPROVAL OF THE CHARTER AMENDMENTS TO BE IN THE BEST INTERESTS OF EXCEL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE CHARTER AMENDMENTS.

  EACH OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS MUST BE APPROVED BY THE EXCEL STOCKHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE EXCEL STOCKHOLDERS TO APPROVE ANY ONE OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS OR THE ELECTION OF DIRECTORS WILL RESULT IN THE MERGER NOT OCCURRING.

RESTATED BYLAWS

  Pursuant to the Merger Agreement, Excel will, prior to the Effective Time, adopt the Combined Company Bylaws, which will amend various provisions of the Excel Bylaws. The Excel Board unanimously authorized, adopted and approved the Combined Company Bylaws, subject to consummation of the Merger. In the event of approval of the Share Issuance, the Charter Amendments and the Election of Directors by the requisite vote of holders of Excel Common Stock, and the New Plan Trust Amendments and the Merger by the requisite vote of holders of New Plan Common Shares, the Combined Company Bylaws will, without the taking of any stockholder action, become the bylaws of the Combined Company upon effectiveness of the Merger.

  The Combined Company Bylaws, if made effective upon consummation of the Merger, will alter certain aspects of the governance of the Combined Company. Set forth below is a description of the material changes which are proposed to be made to the Excel Bylaws.

  With respect to matters affecting stockholders of Excel, currently the Excel Bylaws authorize stockholders representing not less than 10% of the outstanding Excel Common Stock to call special meetings of the stockholders. The Combined Company Bylaws would authorize stockholders representing not less than 50% of the outstanding Combined Company Common Stock to call special meetings of the stockholders.

  With respect to Excel's directors, the Excel Bylaws currently provide that the maximum number of Excel directors cannot be more than 15. The Combined Company Bylaws provide that the maximum number of directors will be increased to 21 (including two directorships which will be reserved to the extent necessary to comply with any default director provisions under the rights afforded to the holders of preferred stock). The minimum number of directors pursuant to the Combined Company Bylaws shall remain the same as currently provided in the Excel Bylaws, which is the minimum number required by the MGCL.

  The Excel Bylaws currently provide that a director may be removed for cause or without cause. The Combined Company Bylaws reflect the proposed amendment to the Excel Charter which only allows for removal of directors for cause.

  Currently, the Excel Bylaws authorize the Excel Board to appoint an Executive Committee, an Audit Committee and other committees as it deems necessary. The Combined Company Bylaws, if made effective upon consummation of the Merger, will provide the Combined Company Board with the authority to create an Investment Committee and certain other committees as it deems necessary with the exception of an Executive Committee, which is expressly prohibited under the Combined Company Bylaws. The Investment Committee will be comprised of four directors. Subject to the requirements of Maryland law, the Investment Committee will have the power and authority, with the consent of at least three members thereof, to approve on behalf of the Combined Company any acquisition or disposition with a purchase price (taking into account purchase money financing and assumption of existing mortgage indebtedness) of less than 5% of the total assets (before accumulated depreciation and amortization) of the Combined Company on a consolidated basis, determined in accordance with generally accepted accounting principles, at the time such transaction is entered into. The Investment Committee also has authority to approve any such transaction in an amount in excess of 5%, but less than 10%, of total assets (before accumulated depreciation and amortization) of the Combined Company, determined in accordance with generally accepted accounting principles, by the consent of all four members of the Investment Committee and two additional members of the Combined Company Board. The Investment Committee is not authorized to approve any refinancing, unsecured financing or new financing, other than purchase money financing or debt assumed as described above. Under the Combined Company Bylaws, the Combined Company Board may also delegate to the Investment Committee the authority to approve the use of so-called Down REIT units in connection with such a transaction and authorize and reserve for issuance shares of the Combined Company Common Stock upon conversion of such Down REIT units.

                             ELECTION OF DIRECTORS

  At the Excel Special Meeting, holders of Excel Common Stock will be asked to elect ten directors to the Combined Company Board. As a condition precedent to the Merger, New Plan and Excel are required to cause the Combined Company Board to consist of 15 directors (Excel's six current directors and New Plan's nine current trustees). Five of Excel's six current directors will continue to serve on the Combined Company Board in their current classes. One of Excel's current directors, Gary B. Sabin, will be elected into a new class. Accordingly, at the Excel Special Meeting the holders of Excel Common Stock will be asked to elect Mr. Sabin into a new class and elect the nine nominees designated by New Plan onto the Combined Company Board.

  Pursuant to the Combined Company Charter, the Combined Company Board will be divided into three classes designated Class I, Class II and Class III. The terms of the directorship of the Class I directors will expire at the annual meeting of the Combined Company in 1999. The terms of the directorship of the Class II directors will expire at the annual meeting of the Combined Company in 2000. The terms of the directorship of the Class III directors will expire at the annual meeting of the Combined Company in 2001. For additional information regarding the management of the Combined Company at the Effective Time, see "Combined Company Operations and Management."

NEW PLAN DIRECTORS

  The following nine members of the current New Plan Board are nominees to become directors of the Combined Company. As a condition precedent to the Merger, each of the following nominees (or any substitute for any such nominee as may be designated by New Plan) is required to be elected to serve as a director of the Combined Company for a term expiring in accordance with their respective classes as set forth below:

NAME                                    PRINCIPAL TITLE OR OCCUPATION                 CLASS
----                     ------------------------------------------------------------ -----
William Newman.......... Chairman of the Board and Chief Executive Officer, New Plan.  III
Arnold Laubich.......... President and Chief Operating Officer, New Plan.              III
James M. Steuterman..... Executive Vice President, New Plan.                            II
Dean Bernstein.......... Vice President--Administration and Finance, New Plan.           I
Raymond A. Bottorf...... Managing Director, ABN-AMRO Chicago Corp.                       I
Norman Gold............. Partner, Altheimer & Gray.                                    III
Melvin Newman........... Private Investor.                                              II
John Wetzler............ President, Nautica Retail USA, Inc.                            II
Gregory White........... Managing Director, Schroder Mortgage Associates.                I

  For additional information regarding the New Plan nominees for directors, see "--Nominees for Election" below.

  Although neither New Plan nor Excel anticipates that the nominees designated by New Plan will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as New Plan may designate.

EXCEL DIRECTORS

  Five current directors of Excel will continue to serve on the Combined Company Board in their current classes. Current Excel directors Boyd A. Lindquist and Robert E. Parsons, Jr. will continue to serve on the Combined Company Board as Class I directors. Current Excel director Bruce A. Staller will continue to serve on the Combined Company Board as a Class II director. Current Excel directors Richard B. Muir and John H. Wilmot will continue to serve on the Combined Company Board as Class III directors. For additional information regarding these directors, see "Management of Excel--Directors and Executive Officers."

  Gary B. Sabin, currently a director of Excel elected to serve a term expiring at the annual meeting of Excel in 1999, is a nominee to be elected to serve as a director of the Combined Company for a term expiring at the Combined Company annual meeting in 2000. As a condition precedent to consummate the Merger, Mr. Sabin (or any substitute as may be designated by Excel) is required to be elected to serve as a Class II director of the Combined Company.

NAME                                        PRINCIPAL TITLE OR OCCUPATION                     CLASS
----                     -------------------------------------------------------------------- -----
Gary B. Sabin........... Chairman of the Board, President and Chief Executive Officer, Excel.   II

  For additional information regarding the Excel nominee for director, see "-- Nominees for Election" below.

  Although neither New Plan nor Excel anticipates that the nominee designated by Excel will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as Excel may designate.

NOMINEES FOR ELECTION

  William Newman, age 72, has been Chairman of the New Plan Board since 1972. He served as President and Chief Executive Officer of New Plan's predecessor corporation, New Plan Realty Corporation, from the corporation's organization in 1961 through its reorganization into New Plan in 1972, and acted in such capacities for New Plan until 1988. In 1988, William Newman relinquished the title of President to Arnold Laubich, but retained the office and responsibilities of Chief Executive Officer. William Newman is a Certified Public Accountant, and has been actively involved in real estate for over 50 years. He also is a past Chairman of the National Association of Real Estate Investment Trusts.

  Arnold Laubich, age 68, has been a member of the New Plan Board since 1988. He has also been President and Chief Operating Officer of New Plan since 1988. From 1961 to 1972, he served as Executive Vice President of New Plan's predecessor corporation. From 1972 until 1988, Arnold Laubich was President of Dover Management Corporation, which managed New Plan's properties.

  Gary B. Sabin, age 44, has served as Chairman of the Excel Board, President and Chief Executive Officer of Excel since January 1989. Gary Sabin has served as Chief Executive Officer of various companies since his founding of Excel's predecessor company and its affiliates starting in 1977. He has been active in diverse aspects of the financial services industry, including the evaluation and negotiation of real estate acquisitions, management, financing and disposition.

  John Wetzler, age 52, has been a member of the New Plan Board since 1994. John Wetzler has been President of Nautica Retail U.S.A., Inc., a subsidiary of Nautica Enterprises, Inc., the international men's apparel maker and marketer, since July 1994. From December 1988 to June 1994 he was the Executive Vice President of Nautica Retail U.S.A., Inc.

  Melvin Newman, age 56, has been a member of the New Plan Board since 1983. From 1972 to 1982, he was Vice President and General Counsel of New Plan. Melvin Newman is a private investor.

  Raymond H. Bottorf, age 56, has been a member of the New Plan Board since 1991. Mr. Bottorf has been the Managing Director of the New York office of the Global Property Team of ABN-AMRO Chicago Corp., an investment bank, since October 1997. From May 1990 to October 1997 he was the President and sole director of U.S. Alpha, Inc., New York, New York, a wholly-owned subsidiary of Stichting Pensioenfonds (formerly Algemeen Burgerlijk Pensioenfonds).

  Gregory White, age 42, has been a member of the New Plan Board since 1994. Gregory White is a founding partner and Managing Director of Schroder Mortgage Associates in New York, New York, and has been associated with Schroder Mortgage Associates since 1992. From 1988 to 1992, he was a Managing Director of the Salomon Brothers Inc. real estate finance department.

  Norman Gold, age 68, has been a member of the New Plan Board since its organization in 1972. He has been active in the practice of law for 44 years and a partner of the law firm of Altheimer & Gray for over 35 years. He is also a trustee of Banyan Strategic Realty Trust, which is not in any way related to or competitive with either New Plan or Excel.

  James M. Steuterman, age 42, has been a member of the New Plan Board since 1990. He has served as Executive Vice President of New Plan since October 1994. James Steuterman has been associated with New Plan since 1984 as a property acquisition specialist, becoming Director of Acquisitions in 1986, a Vice President in 1988 and a Senior Vice President in 1989.

  Dean Bernstein, age 40, has been a member of the New Plan Board since 1992. He has served as Vice President--Administration and Finance of New Plan since October 1994. He became an Assistant Vice President of New Plan in 1991 and Vice President--Acquisitions in September 1993. From 1988 to 1991, Dean Bernstein was a Vice President in the Real Estate Group at Chemical Bank. Dean Bernstein is the son-in-law of William Newman.

VOTE REQUIRED

  Assuming the presence of a quorum, a plurality of the votes cast at the Excel Special Meeting in favor of the election of a director is sufficient to elect such director. Any proxy submitted and directing that the shares represented thereby be voted FOR the Election of Directors will result in the proxy holder voting such shares at the Excel Special Meeting in favor of the election of each director recommended for election by the Excel Board. Any Excel stockholder present in person at the Excel Special Meeting will have the option to vote for or abstain from voting for each individual nominee for election to the Combined Company Board. Abstentions and broker non-votes will have no effect on the election of directors.

  THE EXCEL BOARD CONSIDERS THE APPROVAL OF THE ELECTION OF DIRECTORS TO BE IN THE BEST INTERESTS OF EXCEL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE EXCEL COMMON STOCK VOTE "FOR" THE ELECTION OF DIRECTORS.

  EACH OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS AND THE ELECTION OF DIRECTORS MUST BE APPROVED BY THE EXCEL STOCKHOLDERS FOR THE MERGER TO OCCUR. THE FAILURE OF THE EXCEL STOCKHOLDERS TO APPROVE ANY ONE OF THE SHARE ISSUANCE, THE CHARTER AMENDMENTS OR THE ELECTION OF DIRECTORS WILL RESULT IN THE MERGER NOT OCCURRING.

                             BUSINESS OF NEW PLAN

  This section discusses and describes New Plan's business on an historical basis only without regard to the effects of the Merger. Upon consummation of the Merger, the Combined Company Board and the management of the Combined Company will adopt and establish strategies, policies and investment direction for the Combined Company, which may differ from those adopted and established by New Plan prior to the Merger as described below. See "Combined Company Operations and Management."

GENERAL

  New Plan, a self-administered and self-managed equity REIT was organized on July 31, 1972 as a business trust under the laws of the Commonwealth of Massachusetts. New Plan is the successor to New Plan Realty Corporation, which was incorporated under the laws of the State of Delaware on December 4, 1961.

  New Plan is in the business of managing, operating, leasing, acquiring, developing and investing in shopping centers, factory outlet centers and apartment communities.

  As of April 30, 1998, New Plan owned fee or leasehold interests in 132 shopping centers containing an aggregate of approximately 18.9 million square feet of GLA, six factory outlet centers containing an aggregate of approximately 1.8 million square feet of GLA and 52 apartment communities containing approximately 12,400 units, located in 23 states, primarily in the eastern half of the United States. The average occupancy rates at April 30, 1998 for the shopping centers, factory outlet centers and apartment communities were approximately 91%, 92% and 92%, respectively.

  New Plan is self-administered and self-managed and does not engage or pay a REIT advisor because New Plan personnel manage and maintain all of New Plan's properties.

  New Plan maintains its executive offices at 1120 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 869-3000.

ACQUISITION, FINANCING AND OPERATING STRATEGIES

  New Plan's primary investment strategy is to identify and purchase well-located income-producing shopping centers and apartment communities at a discount to replacement cost. New Plan also purchases or develops selected factory outlet centers. New Plan seeks to achieve income growth and enhance the cash flow potential of its properties through a program of expansion, renovation, leasing, re-leasing and improving the tenant mix. New Plan minimizes development risks by generally purchasing existing income-producing properties. New Plan regularly reviews its portfolio and from time to time considers the sale of certain of its properties.

  New Plan generally has acquired properties for cash. It is management's belief that its ability to purchase available properties for cash enhances its negotiating position in obtaining attractive purchase prices. In a few instances properties have been acquired subject to existing mortgages. Long-term debt of New Plan at April 30, 1998, consisted of $92.7 million of mortgages having a weighted average interest rate of 7.84% and unsecured notes aggregating $462.7 million having a weighted average interest rate of 6.86%. In July 1997 New Plan issued 150,000 New Plan Preferred Shares. In connection with the issuance of New Plan Preferred Shares, 1,500,000 New Plan Depositary Shares, each representing a one-tenth fractional interest in a New Plan Preferred Share, were sold to the public.

  New Plan's short-term debt consists of normal trade payables and the current portion of mortgages payable. As of April 30, 1998 there was no balance outstanding under New Plan's $50 million unsecured line of credit with the Bank of New York, Bank Hapalim and Fleet National Bank.

  Virtually all operating and administrative functions, such as leasing, data processing, finance, accounting, construction and legal, are centrally managed at New Plan's headquarters. In addition, New Plan maintains regional offices located near its various properties. On-site functions such as security, maintenance, landscaping and other similar activities are either performed by New Plan or subcontracted. The cost of these functions are passed through to tenants to the extent permitted by the respective leases.

DEVELOPMENTS DURING THE 1998 FISCAL YEAR THROUGH APRIL 30, 1998

  In the nine months ended April 30, 1998, New Plan acquired 10 shopping centers containing an aggregate of approximately 1.3 million square feet of GLA and 14 apartment communities containing 1,276 units. The newly acquired properties are located in Florida, Georgia, Indiana, Michigan, New Jersey, New York, North Carolina, Ohio and Virginia. The aggregate purchase price for all of the properties, including assumed mortgages, was approximately $117 million.

  Gross revenues, net income and FFO of New Plan for the nine-month period ended April 30, 1998 were the largest for any comparable period in New Plan's history. FFO applicable to shares of beneficial interest, defined as net income plus depreciation and amortization of real estate, less gains from asset sales, less preferred stock dividend requirements, was approximately $85.7 million ($1.44 per share diluted).

COMPETITION

  The success of New Plan depends, among other factors, upon the trends of the economy, including interest rates, construction costs, income tax laws, increases or decreases in operating expenses, governmental regulations and legislation, including environmental requirements, real estate fluctuations, retailing trends, population trends, zoning laws, the financial condition and stability of tenants, the availability of financing and capital on satisfactory terms and the ability of New Plan to compete with others for tenants and keep its properties leased at profitable levels. New Plan competes for properties with an indeterminate number of investors, including domestic and foreign corporations and financial institutions, other REITS, life insurance companies, pension funds and trust funds.

  Adverse changes in general or local economic conditions could result in the inability of some existing tenants of New Plan to meet their lease obligations and could otherwise adversely affect New Plan's ability to attract or retain tenants. Management believes, however, that New Plan's financial strength and operating practices, particularly its ability to implement renovation, expansion and leasing programs will enable it to maintain and increase rental income from its properties.

EMPLOYEES

  As of April 30, 1998 New Plan employed 600 individuals, including executive, administrative and field personnel. New Plan considers its relations with its personnel to be good.

QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

  New Plan presently meets the qualification requirements of a REIT under Sections 856-58 of the Code. If, as New Plan contemplates, such qualification continues, the Combined Company will continue as a qualified REIT under the Code after the Merger and will not be taxed on its REIT taxable income, at least 95% of which will be distributed to stockholders.

                               BUSINESS OF EXCEL

  This section discusses and describes Excel's business on an historical basis only without regard to the effects of the Merger. Upon consummation of the Merger, the Combined Company Board and the management of the Combined Company will adopt and establish strategies, policies and investment direction for the Combined Company, which may differ from those adopted and established by Excel prior to the Merger as described below. See "Combined Company Operations and Management."

GENERAL

  Excel is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of March 31, 1998, Excel owned or managed 82 shopping centers (the "Shopping Centers"), 53 single tenant properties (the "Single Tenant Properties"), four commercial properties and office buildings (the "Commercial Properties") and one additional property which is currently being constructed. The Shopping Centers consist of neighborhood and community shopping centers which typically range from 100,000 to 200,000 square feet in size. The Single Tenant Properties typically are either anchor stores within shopping centers not owned by Excel or free standing properties located in commercial areas, with triple net leases which require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Commercial Properties consist of office buildings and commercial properties which Excel typically purchases at an attractive price to take advantage of a distressed situation or underutilized space. The Shopping Centers, Single Tenant Properties and Commercial Properties accounted for approximately 89%, 10% and 1%, respectively, of the annualized base rental income ("ABR") of Excel at March 31, 1998. As of March 31, 1998, Excel's 139 operating properties were located in 27 states, contained approximately 13.9 million square feet of GLA and were approximately 96% leased.

  Excel emphasizes investments in retail properties where a substantial portion of such properties' GLA is subject to long-term net leases to national or regional retail tenants. Excel seeks to lease to national or regional retail tenants that market basic goods and services to consumers and enjoy a leading position in their respective industries.

  Excel's principal executive officers have worked together in acquiring and managing retail and commercial real estate for over 15 years and have administered the investments and affairs of Excel since 1989. As of March 31, 1998, management of Excel owned approximately 9.3% of the Excel Common Stock (including shares representing approximately 4.0% of the Excel Common Stock which may be acquired upon the exercise of stock options exercisable within 60 days).

  Excel was incorporated under the laws of California in 1985 and reincorporated as a Maryland corporation in July 1993. Excel's executive offices are located at 16955 Via Del Campo, Suite 100, San Diego, California 92127, and Excel's telephone number is (619) 485-9400.

RECENT DEVELOPMENTS

  Since March 31, 1998 Excel has purchased 12 Shopping Centers located in Alabama, Florida, Illinois, Kentucky, Louisiana, Michigan, Nevada, New York, Ohio, and Tennessee. These centers were purchased for an aggregate purchase price of approximately $144.7 million and have added approximately 2.1 million square feet of GLA and $14.9 million in ABR. The properties were subject to secured debt of approximately $42.0 million. The 12 properties acquired include:

                                                                       PERCENT
                                                           TOTAL GLA   LEASED
PROPERTY NAME                                 LOCATION     (SQ. FT.) AT PURCHASE
-------------                              --------------- --------- -----------
Galleria Commons..........................   Henderson, NV   254,285     100%
Saddletree Village Shopping Center .......    Columbia, TN    45,800      94
River Run Centre..........................   Coshocton, OH    82,957     100
Mist Lake Plan............................   Lexington, KY   217,292     100
Lagniappe Village.........................  New Iberia, LA   220,225      99
Grants Mill...............................    Irondale, AL   226,837      95
Genessee Valley...........................    Genessee, KY   204,609      98
23rd Street Plaza......................... Panama City, FL    99,756     100
Payton Park...............................   Sylacauga, AL   231,820     100
King City Square..........................  Mt. Vernon, IL    94,428     100
Roundtree Place...........................   Ypsilanti, MI   195,413      98
Hornell Plaza.............................     Hornell, NY   253,813      98
                                                           ---------
                                                           2,127,235
                                                           =========

  In addition, since March 31, 1998 Excel has sold two Single Tenant Properties comprising approximately 68,281 square feet of GLA for a total sales price of approximately $3.5 million.

GROWTH STRATEGY

  Excel's primary objective is to acquire, own and manage a portfolio of commercial retail properties that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. Excel seeks to achieve this objective by
(i) aggressively managing its 139 existing operating properties, (ii) continuing to acquire well-located neighborhood and community shopping centers with tenants that have a national or regional presence and an established credit quality, (iii) disposing of mature properties to continually update its core property portfolio, and (iv) continuing to maintain a strong and flexible financial position to facilitate growth.

  Since Excel's public offering in August 1993, Excel has successfully acquired 87 properties for an aggregate purchase price of approximately $741.6 million (representing approximately 11.5 million square feet of GLA) and disposed of 28 properties for an aggregate sales price of approximately $50.7 million (representing approximately 1.0 million square feet of GLA), excluding those properties transferred to Legacy in connection with the spin-off.

 Aggressive Management

  Excel aggressively manages its properties, with an emphasis on maintaining high occupancy rates and a strong base of nationally recognized anchor tenants. In addition, Excel emphasizes monitoring of the physical condition of the properties and the financial condition of the tenants. Excel follows a schedule of regular physical maintenance with a view towards tenant expansion, renovations and refurbishing to preserve and increase the value of its properties. Renovations include upgrading of existing facades, updating signage, resurfacing parking lots and improving parking lot and exterior building lighting.

  In addition to the 38 employees at Excel's San Diego, California headquarters, Excel employs approximately 113 property management personnel at its eleven field offices in Phoenix, Arizona; Huntington Beach, California; Sacramento, California; Clearwater, Florida; Orlando, Florida (two offices); Atlanta, Georgia; Lexington, Kentucky; Raleigh, North Carolina; Chattanooga, Tennessee; and Salt Lake City, Utah. Each of Excel's field offices is responsible for the leasing, property management and maintenance of Excel's properties in its region. Excel also employs a team of eight people at its Salt Lake City, Utah office whose efforts are dedicated solely to acquisitions and dispositions of Excel's properties.

  Over time, Excel will seek to increase cash flow and portfolio value primarily through contractual rent increases during the terms of its leases, reletting of existing space at higher rents, expansion of existing properties and the minimization of overhead and operating costs.

 Acquisition of Properties

  Excel intends to continue its portfolio focus on retail properties with predictable cash flow and growth potential. Excel seeks to expand its portfolio by acquiring well-located neighborhood and community shopping centers and other retail properties with tenants that have a national or regional presence and an established credit quality and that Excel believes will have the ability to make timely lease payments over the term of the lease. When acquiring properties, however, primary emphasis is placed on the quality of the location and comparable market rents as opposed to a particular tenant. Excel intends to continue to concentrate its property acquisitions in the southwestern and southeastern United States, where a majority of its current properties are located. Management believes that such emphasis will allow Excel to utilize its current property management and maintenance personnel in these areas. Excel may, however, acquire properties in other areas of the United States. Additionally, Excel intends to continue to evaluate its property type mix and may purchase from time to time other properties that Excel believes will meet its objectives.

  Acquisitions through Partnerships. Excel may from time to time enter into joint venture partnership arrangements with certain institutions for the purchase and management of properties. Excel may also from time to time acquire properties from unaffiliated property owners by forming partnerships and exchanging limited partnership units in such partnerships for the property owners' equity in the acquired properties. Such partnership units are generally exchangeable for shares of Common Stock under certain circumstances. Excel believes that this acquisition method may permit Excel to acquire properties at attractive prices from property owners wishing to enter into tax deferred transactions. In 1994, Excel acquired six properties through a single partnership using the foregoing structure. In 1995, Excel formed a second partnership, ERP, to facilitate additional potential acquisitions.

  Joint Venture Development. Excel may from time to time finance properties under development with joint venture partners. Under this financing method, Excel either purchases the undeveloped property and leases such property back to the developer or makes a subordinated loan to the developer, and upon completion, Excel has the option to purchase the development. Excel believes that these methods of financing give Excel opportunities to purchase developed properties at capitalization rates slightly above those which might otherwise be available after completion of development.

  A summary of acquisition and consolidation activity from Excel's public offering in August 1993 through March 31, 1998 is set forth below (some of the following properties were transferred to Legacy in the spin-off):

                                                                                           PERCENT
 ACQUISITION                                                      EXCEL'S      TOTAL GLA LEASED AS OF
    DATE              PROPERTY NAME               LOCATION        INTEREST     (SQ. FT.)   03/31/98
 -----------          -------------               --------        --------     --------- ------------
1st Qtr. 1998  Rose Pavillion Shopping Ctr. Pleasanton, CA          100%        292,902       97%
1st Qtr. 1998  Vail Ranch                   Temecula, CA            100         107,700      100
4th Qtr. 1997  Westminster City Center      Westminster, CO         100         339,600      100
4th Qtr. 1997  Merchant's Central           Winchester, TN          100         208,123       98
4th Qtr. 1997  Clearwater Mall              Clearwater, FL          100         685,141       94
4th Qtr. 1997  San Dimas Plaza              San Dimas, CA           100         119,157       98
4th Qtr. 1997  Market Street Square         Elizabethtown, PA       100         169,481      100
4th Qtr. 1997  Island Plaza                 James Island, SC        100         167,101       95
4th Qtr. 1997  Bardin Pl. Ctr.              Arlington, TX           100         399,892       99
4th Qtr. 1997  Miami Gardens                Miami, FL               100         244,719      100
4th Qtr. 1997  Freedom Square               Naples, FL              100         212,183       88
3rd Qtr. 1997  Metro 580 Shopping Ctr.      Pleasanton, CA          100         174,586      100
3rd Qtr. 1997  Firstar Bank Building        Burnsville, MN          100          17,275      100
3rd Qtr. 1997  Apison Crossing              Ooltewah, TN            100          79,048       96
3rd Qtr. 1997  Johnstown Galleria           Richland Township, PA   100          61,698      100
3rd Qtr. 1997  Megafoods Shopping Center    Mesa, AZ                100          84,160       98
3rd Qtr. 1997  Glendale Galleria            Glendale, AZ            100         119,461       98
2nd Qtr. 1997  Bakersfield Plaza            Bakersfield, CA            (1)(2)   213,372       98
2nd Qtr. 1997  Cudahy Plaza                 Cudahy, CA                 (1)(2)   138,670      100
2nd Qtr. 1997  Bristol Plaza                Santa Ana, CA              (1)(2)   112,379      100
2nd Qtr. 1997  Briggsmore Plaza             Modesto, CA                (2)       96,800      100
2nd Qtr. 1997  Montebello Plaza             Montebello, CA             (2)      284,718       95
2nd Qtr. 1997  Paradise Plaza               Paradise, CA               (2)      198,562       97
2nd Qtr. 1997  Kietzke Center               Reno, NV                   (2)      165,350       98
2nd Qtr. 1997  Riverview Plaza              Gadsden, AL                (3)      147,615      100
2nd Qtr. 1997  Northside Plaza              Dalton, GA                 (3)       67,831       92
2nd Qtr. 1997  Wisteria Village             Snellville, GA             (3)      164,646      100
2nd Qtr. 1997  Green River                  Campbellsville, KY         (3)      190,316      100
2nd Qtr. 1997  Stratford Commons            Winston-Salem, NC          (3)       72,308       95
2nd Qtr. 1997  Remount Village              N. Charleston, SC          (3)       60,238       94
2nd Qtr. 1997  St. Elmo Central             Chattanooga, TN            (3)       74,978      100
2nd Qtr. 1997  Habersham Hills              Cornelia, GA               (3)      161,278      100
2nd Qtr. 1997  Kimball Crossing             Kimball, TN                (3)      139,455       98
2nd Qtr. 1997  Red Food Center              Shelbyville, TN            (3)       52,335       97
2nd Qtr. 1997  Commerce Central             Tullahoma, TN              (3)      182,401      100
2nd Qtr. 1997  Unity Professional Bldg.     Fridley, MN                (3)       62,556       99
2nd Qtr. 1997  Kmart                        Brooksville, FL         100          94,841       97
2nd Qtr. 1997  Coachella Plaza              Coachella, CA           100          11,182      100
2nd Qtr. 1997  Carmen Plaza                 Camarillo, CA           100         128,904       66
2nd Qtr. 1997  Broadway Faire Shopping Ctr. Fresno, CA              100          60,383      100
2nd Qtr. 1997  Arbor Faire Shopping Ctr.    Fresno, CA              100         199,986       99
2nd Qtr. 1997  Thomasville Crossing         Thomasville, NC         100          78,505      100
1st Qtr. 1997  Market Central               Dalton, GA              100          34,000       86
1st Qtr. 1997  Winn-Dixie                   Chattanooga, TN         100          43,848      100
4th Qtr. 1996  Northmall Centre             Tucson, AZ              100         157,057       75
4th Qtr. 1996  Valley Fair Mall             W. Valley City, UT      100         608,000       89
3rd Qtr. 1996  Chili's                      Tucson, AZ              100           5,997      100

                                                                                     PERCENT
 ACQUISITION                                                  EXCEL'S   TOTAL GLA  LEASED AS OF
    DATE            PROPERTY NAME             LOCATION        INTEREST  (SQ. FT.)    03/31/98
 -----------        -------------             --------        --------  ---------  ------------
3rd Qtr. 1996  Ruby Tuesday             Tucson, AZ              100          5,665     100
3rd Qtr. 1996  University Commons       Statesboro, GA          100         59,814      98
1st Qtr. 1996  Crossroads               Statesville, NC         100        246,791      99
1st Qtr. 1996  Granville Corners        Oxford, NC              100        136,549      98
1st Qtr. 1996  The Shops of Riverdale   Riverdale, GA           100         34,255      77
1st Qtr. 1996  Roanoke Landing          Williamston, NC         100        156,561     100
4th Qtr. 1995  Farrar Place             Manchester, TN          100         39,220     100
4th Qtr. 1995  Hazel Path Shopping Ctr  Hendersonville, TN      100         68,345      91
4th Qtr. 1995  Palmetto Crossing        Hilton Head, SC         100         40,920      82
3rd Qtr. 1995  Anson Station            Wadesboro, NC           100        130,800      99
3rd Qtr. 1995  Kinston Pointe           Kinston, NC             100        170,166      96
2nd Qtr. 1995  Foothills Market         Jonesville, NC          100         44,350     100
2nd Qtr. 1995  Piney Grove Plaza        Kernersville, NC        100         49,709      86
2nd Qtr. 1995  Roxboro Square           Roxboro, NC             100         98,980      97
2nd Qtr. 1995  Siler Crossing           Siler City, NC          100        132,639      99
2nd Qtr. 1995  Village Marketplace      Asheboro, NC            100         87,800     100
4th Qtr. 1994  Chapel Square            Kannapolis, NC          100         45,450     100
3rd Qtr. 1994  Q-Club                   Scottsdale, AZ          100         44,374     100
2nd Qtr. 1994  Q-Club                   Phoenix, AZ             100         44,374     100
2nd Qtr. 1994  Lexington Road Plaza     Versailles, KY          100        182,732      98
2nd Qtr. 1994  Sun Valley Plaza         Mesa, AZ                100         80,678      94
2nd Qtr. 1994  Lake Wales Center        Lake Wales, FL          100        102,161     100
1st Qtr. 1994  Valley View Plaza        Marion, IN              100(4)      30,000      88
1st Qtr. 1994  Stanly County Plaza      Albemarle, NC           100(4)      63,637      95
1st Qtr. 1994  London Marketplace       London, KY              100        169,032     100
1st Qtr. 1994  Circle Center            Hilton Head, SC         100         65,313      81
1st Qtr. 1994  Lakewood Village         Celina, OH              100(4)     113,897     100
1st Qtr. 1994  Woodland Plaza           Warsaw, IN              100(4)      31,000      80
1st Qtr. 1994  Wabash Valley Plaza      Terre Haute, IN         100(4)      79,135      77
1st Qtr. 1994  Brooksville, Square      Brooksville, FL         100(4)      96,562      96
1st Qtr. 1994  Lowes Home Centers, Inc. Middletown, OH          100(5)     126,400     100
1st Qtr. 1994  Lucky                    Phoenix, AZ             100         28,217     100
1st Qtr. 1994  Kmart                    Atlantic, IA            100         40,318     100
1st Qtr. 1994  Excel Building           San Diego, CA           100         19,942     100
1st Qtr. 1994  Kash n Karry             Homosassa Springs, FL   100         29,600     100
4th Qtr. 1993  Covington Gallery        Covington, GA           100        172,482      95
4th Qtr. 1993  Ashland Square           Ashland, OH             100        162,749     100
3rd Qtr. 1993  Galleria                 Scottsdale, AZ          100        670,000       0
3rd Qtr. 1993  Irving West              Irving, TX              100         70,056      96
                                                                        ----------
Total                                                                   11,461,411
                                                                        ==========

--------
(1) These properties are master-leased by ERP. At the termination of each lease and under certain circumstances, ERP has an option to purchase each property at a fixed price.
(2) These properties were acquired by ERP following Excel's consolidation of ERP. Excel is the sole general partner of ERP and, as of March 31, 1998, owned a 47% interest in these properties.
(3) These properties were acquired by ERP prior to Excel's consolidation of ERP and have been added to Excel's portfolio as a result of such consolidation. Excel is the sole general partner of ERP and, as of March 31, 1998, owned a 47% interest in these properties.
(4) Excel owns a 99.82% interest in these properties, as the sole general partner of the partnership holding the properties, E.H. Properties, L.P. The limited partner has an option to convert its equity interest of 0.18% into Excel Common Stock of Excel at $22.25 per share. Upon such conversion, the partnership will be dissolved.
(5) Excel has transferred these properties to Legacy in connection with the spin-off.

 Disposition of Properties

  Excel continually analyzes each asset in its portfolio and identifies those properties which can be sold or exchanged (to the extent consistent with REIT qualification requirements) for optimal sales prices (or exchange values) given prevailing market conditions and the particular characteristics of each property. Through this strategy, Excel seeks to continually update its core property portfolio by disposing of properties which have limited appreciation potential and redeploy capital into newer properties or properties where its aggressive management techniques may maximize property values. Excel engages from time to time in like-kind property exchanges (i.e., Code Section 1031 exchanges) which allow Excel to dispose of properties and redeploy proceeds in a tax efficient manner. Since Excel's public offering in August 1993, Excel has disposed of or exchanged 28 properties for an aggregate sales price (or exchange value) of approximately $50.7 million, excluding those properties transferred to Legacy in connection with the spin-off.

  Excel holds its properties for investment and the production of rental income, and not for sale to customers or other buyers in the ordinary course of Excel's business. If Excel were treated as holding properties for sale to customers in the ordinary course of its business, it would be subject to tax equal to 100% of its gain from each property sold or exchanged (with no offset allowed for properties sold at a loss). In addition, if the gain recognized in any taxable year before 1998 from certain asset dispositions exceeded specified limits, such gain could cause the disqualification of Excel as a REIT. See "Federal Income Tax Consequences--Taxation of Excel as a REIT."

  A summary of disposition activity from Excel's public offering in August 1993 through March 31, 1998 is set forth below:

 DISPOSITION                                                     TOTAL GLA
    DATE              PROPERTY NAME               LOCATION       (SQ. FT.)
 -----------   ----------------------------       --------       ---------
1st Qtr. 1998  Wal-Mart (1)                 Brighton, CO            94,220
1st Qtr. 1998  Wal-Mart (1)                 Orland Hills, IL       114,513
1st Qtr. 1998  Wal-Mart (1)                 Decatur, IN             72,200
1st Qtr. 1998  Lowes (1)                    Terre Haute, IN        104,259
1st Qtr. 1998  Wal-Mart (1)                 Wabash, IN              93,465
1st Qtr. 1998  Wal-Mart (1)                 Big Rapids, MI          91,440
1st Qtr. 1998  Lowes (1)                    Middletown, OH         126,400
1st Qtr. 1998  Wal-Mart (1)                 Wyomissing, PA         115,092
1st Qtr. 1998  Wal-Mart (1)                 Temple, TX             110,580
1st Qtr. 1998  Wal-Mart (1)                 Berlin, WI              59,097
1st Qtr. 1998  Dayton Hudson                Maplewood, MN            2,888
4th Qtr. 1997  Eagle Food Center            New Lenox, IL           39,410
4th Qtr. 1997  Kmart                        Springfield, MO        106,747
4th Qtr. 1997  Kmart                        Waverly, OH             40,318
3rd Qtr. 1998  Rite-Aid/Payless             Durango, CO             50,000
2nd Qtr. 1997  ABCO                         Tucson, AZ              29,700
4th Qtr. 1996  Ben Franklin (2)             Tucson, AZ              25,818
4th Qtr. 1996  Mountain Jacks               Mentor, OH               6,040
3rd Qtr. 1996  Q-Club Pad                   Phoenix, AZ             24,000 (3)
3rd Qtr. 1996  Kmart (2)                    Fargo, ND               55,552
1st Qtr. 1996  Kindercare                   Ventura, CA              7,472
4th Qtr. 1995  Kmart (2)                    Goose Creek, SC         72,897
4th Qtr. 1995  Talley Plaza                 Phoenix, AZ            225,870
4th Qtr. 1995  Osco Drug (2)                Phoenix, AZ             25,625
4th Qtr. 1995  Kmart (2)                    Casa Grande, AZ         50,000
3rd Qtr. 1995  Payless ShoeSource           Veradale, WA             3,010
2nd Qtr. 1995  Safeway                      Colorado Springs, CO    44,240
2nd Qtr. 1995  Safeway                      Houston, TX             50,848
2nd Qtr. 1995  Safeway                      Chehalis, WA            24,960
1st Qtr. 1995  Osco Drug (2)                Mesa, AZ                24,789
1st Qtr. 1995  Chester's                    Roseville, MN            5,000
4th Qtr. 1994  Lucky (2)                    Champaign, IL           29,427
2nd Qtr. 1994  Miami Wings                  Miami, FL                2,768
2nd Qtr. 1994  Otero Savings                Pueblo, CO               4,000
1st Qtr. 1994  Safeway (2)                  Odessa, TX              44,382
1st Qtr. 1994  Diversified Hospitality Grp. League City, TX          1,675
4th Qtr. 1993  Green Mill                   St. Paul, MN            14,240
4th Qtr. 1993  Fuddruckers                  Tucson, AZ               7,500
                                                                 ---------
Total                                                            2,000,442
                                                                 =========

--------
(1)Excel transferred these properties to Legacy on March 31, 1998.
(2)Excel received a lease termination fee from this tenant in addition to sales proceeds.
(3)Represents total square footage of land.

FINANCING STRATEGY

  Excel intends to finance future acquisitions with the most advantageous sources of capital available to Excel at that time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings, and the reinvestment of proceeds from the disposition of assets. Excel's financing strategy is to maintain a strong and flexible financial position by (i) maintaining a prudent level of leverage,
(ii) maintaining a large pool of unencumbered properties, (iii) managing its variable rate exposure, (iv) amortizing existing mortgages over the term of the leases for such mortgaged properties, and (v) maintaining a low distribution payout ratio (i.e., distributions paid in respect of a year as a percentage of FFO for such year).

  Excel may seek variable rate financing from time to time if such financing appears advantageous in light of then-prevailing market conditions. In such case, Excel will consider hedging against interest rate risk through interest rate protection agreements, interest rate swaps or other means.

  Excel has an unsecured, two-year revolving credit facility (the "Unsecured Revolving Credit Facility") of up to $250.0 million from a group of seven banks led by BankBoston, N.A. With Excel's unsecured real estate base at March 31, 1998, Excel had approximately $228 million available under the Unsecured Revolving Credit Facility.

PROPERTY PORTFOLIO

  As of March 31, 1998, Excel's properties consisted of 82 Shopping Centers, 53 Single Tenant Properties, four Commercial Properties and one additional property which is currently being constructed. As set forth in the following table, such properties were located in 27 states, contained approximately 13.9 million square feet of GLA and generated approximately $98 million in ABR as of March 31, 1998:

                                                                             PERCENT OF
                                                             ANNUALIZED       SCHEDULED
                         NUMBER OF  PERCENT        GROSS      BASE RENT      ANNUAL BASE
STATE                    PROPERTIES LEASED     LEASABLE AREA   INCOME       RENTAL INCOME
-----                    ---------- -------    ------------- -----------    -------------
Alabama.................      4      100.0%        241,944   $ 1,368,474          1.4%
Arizona.................     12       92.1       1,107,740     8,437,019          8.6
Arkansas................      2      100.0         105,459       528,883          0.5
California..............     16       96.3       2,140,362    21,155,020         21.5
Colorado................      2      100.0         346,491     4,293,592          4.4
Florida.................      9       95.5       1,895,280    11,686,674         11.9
Georgia.................     11       90.2         993,667     5,790,450          5.9
Illinois................      7      100.0         243,204     1,513,389          1.5
Indiana.................     10       87.4         220,382     1,381,635          1.4
Iowa....................      3      100.0         104,208       562,969          0.6
Kentucky................      5       99.6         802,838     4,677,061          4.8
Louisiana...............      1      100.0          41,293       228,671          0.2
Michigan................      2      100.0          16,174       220,085          0.2
Minnesota...............      3       98.2          85,024     1,109,812          1.1
Missouri................      3       11.3          82,210        68,299          0.1
Nebraska................      3      100.0          70,513       439,225          0.4
Nevada..................      1       98.5         165,350     1,003,104          1.0
New Jersey..............      1      100.0          55,552       271,780          0.3
North Carolina..........     14       98.1       1,612,927    10,162,000         10.3
Ohio....................      2       99.3         277,065     1,433,116          1.5
Oklahoma................      1      100.0          45,510       280,344          0.3
Pennsylvania............      4      100.0         296,645     2,404,723          2.4
South Carolina..........      5       94.3         376,002     2,764,516          2.8
Tennessee...............     10       98.3       1,218,378     7,831,515          8.0
Texas...................      6       97.9         590,395     4,192,263          4.3
Utah....................      1       88.9         588,296     3,294,545          3.4
Virginia................      1      100.0         193,238     1,141,112          1.2
                            ---      -----      ----------   -----------        -----
                            139(1)    95.6%(2)  13,916,147   $98,240,277(3)     100.0%
                            ---      -----      ----------   -----------        -----

--------
(1) Excel had 139 operating properties and one property in the process of construction as of March 31, 1998.

(2) Percent of total square footage of GLA leased as of March 31, 1998.
(3) Includes income from space leased for which rent is being paid but which is not presently occupied. See "Single Tenant Properties" table below.

  The following table contains a summary of certain information regarding Excel's properties as of March 31, 1998:

                                                             ANNUALIZED BASE RENTAL
                               GROSS LEASABLE AREA                   INCOME
                         --------------------------------    -------------------------
                                                                            PERCENT OF
                                     PERCENT OF   PERCENT                    COMPANY
PROPERTY TYPE             SQ. FT.   COMPANY TOTAL LEASED       AMOUNT         TOTAL
-------------            ---------- ------------- -------    -----------    ----------
Shopping Centers........ 12,210,777      87.7%     96.2%     $87,456,759       89.0%
Single Tenant
 Properties.............  1,592,217      11.4      90.7        9,374,567        9.6
Commercial Properties...    113,153       0.8      98.7        1,408,952        1.4
                         ----------     -----      ----      -----------      -----
                         13,916,147     100.0%     95.6%(1)  $98,240,277(2)   100.0%

--------
(1) Percent of total GLA leased as of March 31, 1998.
(2) Includes income from space leased for which rent is being paid but which is not presently occupied. See "Single Tenant Properties" table below.

  Shopping Centers. Excel's Shopping Centers consist of 82 neighborhood and community centers that are leased primarily to major retail companies. The Shopping Centers typically range from 100,000 to 200,000 square feet in size, and as of March 31, 1998 contained approximately 12.2 million square feet of GLA and accounted for approximately 89% of Excel's ABR. The table below sets forth certain pertinent information regarding the Shopping Centers as of March 31, 1998.

                                              ANNUALIZED                                  PERCENT OF
                                          ------------------ PERCENT OF                     CENTER       LEASE
                                             BASE     RENT     TOTAL                      LEASED BY  EXPIRATION OF
                     TOTAL GLA   NUMBER     RENTAL     PER     CENTER       PRINCIPAL     PRINCIPAL    PRINCIPAL
LOCATION             (SQ. FT.) OF TENANTS   INCOME   SQ. FT.   LEASED       TENANT(S)     TENANT(S)    TENANT(S)
--------             --------- ---------- ---------- ------- ---------- ----------------- ---------- -------------
ALABAMA
Gadsden
 Riverview Plaza (1)  147,615      14     $  837,889  $5.68     100%        Wal-Mart          79%        2010
ARIZONA
Glendale
 Glendale Galleria    119,405      28      1,146,256    9.6      98         Megafoods         44         2009
                                                                           Osco Drugs         18         2010
Mesa
 Kmart Plaza          182,581      11        744,957   4.08      99           Kmart           65         1998
Mesa
 SunValley Plaza      107,533      19        689,139   6.41      94           ABCO            33         2001
Mesa
 Megafoods             84,160      14        709,940   8.44      98         Megafoods         62         2013
Phoenix
 Metro Marketplace    251,156      36      2,112,424   8.41      87         Toys R Us         18         2014
                                                                            Officemax         13         2001
                                                                           Lamps Plus         13         2004
                                                                            Sheplers          21         2002
Tucson
 Northmall Centre     168,719      11        891,880   5.29      75        Stein Mart         20         2010
                                                                             CompUSA          18         2013
                                                                         Cost Plus, Inc.      11         2012
CALIFORNIA
Bakersfield
 Bakersfield Plaza
  (1)(2)              213,372      21      1,885,198   8.84      98           Von's           22         2014
                                                                          Circuit City        16         2016
                                                                        Long's Drug Store     14         2012
Burbank
 Sony/Kinko            14,616       2        527,043  36.06     100           Sony            72         1999
                                                                              Kinko           28         1998

                                                 ANNUALIZED                                    PERCENT OF
                                              ----------------- PERCENT OF                       CENTER       LEASE
                                                BASE     RENT     TOTAL                        LEASED BY  EXPIRATION OF
                         TOTAL GLA   NUMBER    RENTAL     PER     CENTER                       PRINCIPAL    PRINCIPAL
LOCATION                 (SQ. FT.) OF TENANTS  INCOME   SQ. FT.   LEASED   PRINCIPAL TENANT(S) TENANT(S)    TENANT(S)
--------                 --------- ---------- --------- ------- ---------- ------------------- ---------- -------------
Camarillo
 Carmen Plaza             129,054      20       859,234   6.66      66         Sav-on Drug         14         2019
                                                                             Michaels Crafts       14         2000
Coachella
 Coachella Plaza           11,182       6       176,955  15.82     100     Payless ShoeSource      27         2002
Cudahy
 Cudahy Plaza(1)(2)       138,670      12       578,778   4.17     100            Kmart            67         2013
Fresno
 Broadway Faire            60,383       6       965,597  15.99     100       United Artists        66         2016
                                                                               Blockbuster         22         2005
Fresno
 Arbor Faire              199,986      14     1,920,369    9.6      99         Home Depot          51         2009
                                                                                PetsMart           13         2008
                                                                              Home Express         20         2009
Modesto
 Briggsmore Plaza(1)      100,681      16       653,211   6.49     100         MacFrugals          21         2001
                                                                           Family Bargain Ctr.     12         1999
Montebello
 Montebello Plaza(1)      254,304      38     2,448,819   9.63      95         Albertsons          21         2001
                                                                              Circuit City         20         2004
                                                                              Office Depot         10         2001
Paradise
 Paradise Plaza(1)        198,562      18       675,462    3.4      97            Kmart            41         2004
                                                                               Albertson's         19         2009
                                                                              Payless Drug         19         2009
Pleasanton
 Metro 580 Shopping
  Center                  167,329      14     2,390,952  14.29     100       Linens N Things       25         2011
                                                                                 Borders           18         2011
                                                                             Sears Homelife        20         2010
Pleasanton
 Rose Pavilion Shopping
  Center                  292,902      52     4,207,063  14.36      97      Macy's Furniture       16         2009
                                                                                 Levitz            17         2008
Santa Ana
 Bristol Plaza(1)(2)      112,379      17     1,082,122   9.63     100            Lucky            25         2002
                                                                              Thrifty Drug         18         2001
                                                                               Pic 'N Save         19         2006
San Dimas
 San Dimas Plaza          119,157      39     1,693,456  14.21      98          T.J. Maxx          21         1998
Temecula
 Vail Ranch Center        107,843      18       944,228   8.76     100         Albertson's         47         2022
                                                                              Payless Drug         16         2017
COLORADO
Westminster
 Westminster City Center  333,935      15     4,210,581  12.61     100        Circuit City         18         2017
                                                                                Homeplace          16         2011
                                                                               Babies R Us         13         2006
FLORIDA
Brooksville
 Brooksville Square(3)    191,232      22     1,212,645   6.34      96            Kmart            50         2019
                                                                                 Publix            22         2007

                                                ANNUALIZED                                PERCENT OF
                                             ----------------- PERCENT OF                   CENTER       LEASE
                                               BASE     RENT     TOTAL                    LEASED BY  EXPIRATION OF
                        TOTAL GLA   NUMBER    RENTAL     PER     CENTER      PRINCIPAL    PRINCIPAL    PRINCIPAL
LOCATION                (SQ. FT.) OF TENANTS  INCOME   SQ. FT.   LEASED      TENANT(S)    TENANT(S)    TENANT(S)
--------                --------- ---------- --------- ------- ---------- --------------- ---------- -------------
Clearwater                                                                  Montgomery
 Clearwater Mall         801,059      78     4,183,048   5.22      94          Ward           16         2003
                                                                              Gayfers         18         1999
                                                                             Dillards         15         1999
Deland
 Northgate S.C.          186,074       8     1,230,206   6.61      99          Kmart          60         2018
                                                                              Publix          30         2013
Lakewales
 Eastgate S.C.           102,161       2       595,543   5.83     100          Kmart          93         2019
Leesburg
 Leesburg Square          91,846      14       574,425   6.25      93        Walgreen         14         2026
                                                                              Publix          43         2006
Miami
 Miami Gardens           244,719      11     2,210,682   9.03     100          Kmart          50         2020
                                                                            Winn Dixie        27         2016
Naples
 Freedom Square          211,839       6     1,353,432   6.39      88          Kmart          55         2019
                                                                              Publix          26         2015
GEORGIA
Cornelia
 Habersham Hills(1)      161,278      16       709,067    4.4     100        Wal-Mart         61         2009
                                                                             Food Lion        16         2010
Covington
 Covington Gallery       174,882      18     1,031,020    5.9      97          Kmart          49         2016
                                                                              Ingles          25         2011
Dalton
 Market Central           34,000      12       343,984  10.12      86          Cato           21         2000
Dalton
 Northside Plaza(1)       67,831      15       393,481    5.8      92       Bi-Lo Food        48         2010
Perry
 Perry Marketplace       179,973      18     1,186,849   6.59     100          Kmart          53         2017
                                                                              Kroger          21         2012
Riverdale
 Shops of Riverdale       34,255       7       276,908   8.08      77       Fashion Bug       27         2006
                                                                          Famous Footwear     16         2005
Snellville
 Wisteria Village(1)     164,646      18     1,075,610   6.53     100          Kmart          51         2010
                                                                            Winn Dixie        27         2005
Statesboro
                                                                              Publix
 University Commons       59,814       8       521,353   8.72      98                         80         2014
INDIANA
Marion
 Valley View Plaza(3)     29,972      13       223,158   7.45      88        Hallmark         17         1999
Terre Haute
 Wabash Valley Plaza(3)   79,135       7       379,866    4.8      77       Supervalue        58         2009
Warsaw
 Woodland Plaza(3)        31,007      13       209,442   6.75      80        Shoe Show        15         2015
                                                                           Rent-A-Center      10         1999
KENTUCKY
Campbellsville
 Green River(1)          190,316      25       945,626   4.97     100        Wal-Mart         35         2009
                                                                              Kroger          20         2008
                                                                             JC Penney        12         2005

                                                ANNUALIZED                                  PERCENT OF
                                             ----------------- PERCENT OF                     CENTER       LEASE
                                               BASE     RENT     TOTAL                      LEASED BY  EXPIRATION OF
                        TOTAL GLA   NUMBER    RENTAL     PER     CENTER       PRINCIPAL     PRINCIPAL    PRINCIPAL
LOCATION                (SQ. FT.) OF TENANTS  INCOME   SQ. FT.   LEASED       TENANT(S)     TENANT(S)    TENANT(S)
--------                --------- ---------- --------- ------- ---------- ----------------- ---------- -------------
Elizabethtown
 Kmart Plaza             130,466       8       778,773   5.97     100           Kmart           70         2017
                                                                               Staples          22         2011
Glasgow
 Highland Commons        130,466       7       727,327   5.57     100           Kmart           70         2017
                                                                              Food Lion         22         2012
London
 London Marketplace      169,032       7     1,040,164   6.15     100           Kmart           56         2018
                                                                               Kroger           24         2014
                                                                               Goody's          12         2003
Versailles
 Lexington Road Plaza    182,558      10     1,185,171   6.49      98           Kmart           52         2018
                                                                               Kroger           33         2014
NEVADA
Reno
 Kietzke Center(1)       165,350      22     1,003,104   6.07      98         Mervyn's          41         2002
                                                                          Ernst Home Center     30         2002
NORTH CAROLINA
Albemarle
 Stanly County Plaza(3)   63,637      17       380,259   5.98      95          Ingles           50         2008
Asheboro
 Village Marketplace      87,800      28       736,020   8.38     100       Harris-Teeter       34         2008
                                                                          Old America Store     19         2000
Jonesville
 Foothills Market         49,630       9       274,654   5.53     100         Food Lion         61         2008
Kannapolis
 Chapel Square            45,450       7       364,442   8.02     100         Food Lion         64         2013
Kernersville
 Piney Grove Plaza        49,709       6       296,238   5.96      86        Lowe's Food        64         2008
Kinston
 Kinston Pointe          170,166      24       929,214   5.46      96         Wal-Mart          53         2011
                                                                              Food Lion         15
Oxford
 Granville Corners       136,549      26       853,586   6.25      98         Wal-Mart          52         2012
                                                                             Byrd's Food        20         2011
Roxboro
 Roxboro Square           98,980      15       561,670   5.67      97         Wal-Mart          70         2009
Siler City
 Siler Crossing          132,639      16       763,174   5.75      99         Food Lion         19         2008
                                                                             Belk-Yates         17         2008
                                                                            Rose's Dept.        34         2008
Statesville
 Crossroads Ctr.         340,189      30     1,832,342   5.39      99         Wal-Mart          57         2011
                                                                                Bi-Lo           10         2011
Thomasville
 Thomasville Crossing     78,509      14       645,360   8.22     100        Lowe's Food        50         2015
                                                                             Eckerd Drug        12         2011
Wadesboro
 Anson Station           130,800      18       721,313   5.51      99         Wal-Mart          40         2008
                                                                              Food Lion         19         2008
                                                                              BC Moore          14         2004
Williamston
 Roanoke Landing         156,561      23       963,762   6.16     100         Wal-Mart          45         2011
                                                                             Winn-Dixie         23         2011
Winston-Salem
 Stratford Commons(1)     72,308       5       839,965  11.62      95        Office Max         32         2015
                                                                           Michaels Stores      25         2006
                                                                          Blockbuster Music     21         2005

                                               ANNUALIZED                               PERCENT OF
                                            ----------------- PERCENT OF                  CENTER       LEASE
                                              BASE     RENT     TOTAL                   LEASED BY  EXPIRATION OF
                       TOTAL GLA   NUMBER    RENTAL     PER     CENTER     PRINCIPAL    PRINCIPAL    PRINCIPAL
LOCATION               (SQ. FT.) OF TENANTS  INCOME   SQ. FT.   LEASED     TENANT(S)    TENANT(S)    TENANT(S)
--------               --------- ---------- --------- ------- ---------- -------------- ---------- -------------
OHIO
Ashland
 Ashland Square         163,168      15       854,105  5.23       99        Wal-Mart        42         2010
                                                                           JC Penneys       14         2008
                                                                           Food Town        26         2010
Celina
 Lakewood Village (3)   113,897      11       579,011  5.08      100        Wal-Mart        60         2010
PENNSYLVANIA
Elizabethtown
 Market Street Square   169,481       9     1,343,261  7.93      100         Kmart          61         2022
                                                                          Weis Market       27         2008
Richard Twnsp
 Johnstown Galleria
  Outparcel              61,968       3       584,782  9.44      100      Sun TV/Appl.      49         2008
                                                                            Staples         38         2009
SOUTH CAROLINA
Hilton Head Island
 Circle Center           65,613      12       636,249   9.7       81         Bi-Lo          56         2012
Hilton Head Island
 Crossroads Palmetto     40,920       4       240,720  5.88       81       Food Lion        71         2010
James Island
 Island Plaza           167,101      14     1,134,821  6.79       95       Food Lion        17         2013
                                                                             Kmart          62         2018
N. Charleston
 Remount Village(1)      60,238       6       529,438  8.79       94         Bi-Lo          64         2016
TENNESSEE
Chattanooga
 St. Elmo Central(1)     74,978       9       649,528  8.66      100       Winn-Dixie       60         2015
Ooltewah
 Apison Crossing         79,048      13       695,749   8.8       96       Winn-Dixie       60         2016
Hendersonville
 Hazel Path              68,345      18       446,288  6.53       91       Food Lion        42         2010
Kimball
 Kimball Crossing(1)    280,476      21     1,722,659  6.14       98        Wal-Mart        65         2007
                                                                             Bi-Lo           9         2007
Knoxville
 Chapman-Ford
  Crossing(4)           185,604      16     1,009,342  5.44      100        Wal-Mart        51         2010
                                                                           Food Lion        16         2010
                                                                            Goody's         14         2000
Manchester
 Farrar Place Shopping
  Center                 43,220       5       355,479  8.22      100       Food Lion        67         2016
                                                                            Rite Aid        16         1999
Shelbyville
 Madison Street(1)       52,335      10       316,585  6.05       97     Bi-Lo/Red Food     48         2005
                                                                          Eckerd Drug       17         2005
Tullahoma
 Commerce Central(1)    182,401      14     1,216,646  6.67      100        Wal-Mart        80         2015
Winchester
 Merchant's Central     208,123      18     1,181,827  5.68       98        Wal-Mart        70         2016
                                                                            Peebles         10         2017
TEXAS
Arlington
 Bardin Place Center    399,909      22     3,079,661   7.7       99         Kmart          27         2019
                                                                         Venture Stores     24         2013

                                               ANNUALIZED                            PERCENT OF
                                           ------------------- PERCENT OF              CENTER       LEASE
                                                        RENT     TOTAL               LEASED BY  EXPIRATION OF
                     TOTAL GLA    NUMBER   BASE RENTAL   PER     CENTER   PRINCIPAL  PRINCIPAL    PRINCIPAL
LOCATION             (SQ. FT.)  OF TENANTS   INCOME    SQ. FT.   LEASED   TENANT(S)  TENANT(S)    TENANT(S)
--------             ---------- ---------- ----------- ------- ---------- ---------- ---------- -------------
Irving
 Irving West             70,056     16         540,516   7.72      93     Winn-Dixie     64         2007
UTAH
W. Valley City
 Valley Fair Mall       588,296     82       3,294,545    5.6      89     JC Penney      24         2000
                                                                           Mervyn's      15         2005
                                                                             ZCMI        18         2009
VIRGINIA
Norton
 VA-KY Regional S.C.    193,238     21       1,141,112   5.91     100      Wal-Mart      45         2009
                                                                           Goody's       16         1999
                                                                            Ingles       17         2009
                     ----------            -----------  -----
 TOTAL               12,210,777            $87,456,759  $7.16
                     ==========            ===========  =====

--------
(1) These properties are held in ERP. Excel is the sole general partner of ERP and, as of March 31, 1998 owned a 47% interest in these properties.
(2) These properties are master-leased by ERP. At the termination of each lease and under certain circumstances, ERP has an option to purchase each property at a fixed price.
(3) Excel owns a 99.82% interest in these properties, as the sole general partner of the partnership holding the properties, E.H. Properties, L.P. The limited partner has an option to convert its equity interest of 0.18% into Excel Common Stock at $22.25 per share. Upon such conversion, the partnership will be dissolved.
(4) Excel owns a 50.0% interest in this property.

  Single Tenant Properties. Excel's Single Tenant Properties consist of 53 properties leased primarily to major retail companies. Excel's ABR derived from Single Tenant Properties is attributable to properties located within shopping centers not otherwise owned by Excel or from free standing properties located in commercial areas. In general, the leases on the Single Tenant Properties require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Single Tenant Properties contained approximately 1.6 million square feet of GLA and accounted for approximately 10% of Excel's ABR as of March 31, 1998.

                                                                                              ANNUALIZED
                                                                                           ----------------
                                                                                             BASE    RENT
                                                                                 TOTAL GLA  RENTAL    PER     LEASE
        LOCATION                       TENANT                    SUBTENANT       (SQ. FT.)  INCOME  SQ. FT. EXPIRATION
        --------          --------------------------------- -------------------- --------- -------- ------- ----------
ALABAMA
 Muscle Shoals..........  Kroger(1)(2)                      Sak N Save            42,130   $252,780  $6.00     2007
 Muscle Shoals..........  Kroger(1)(2)                      Handy TV              10,069     60,414   6.00     2007
 Scottsboro.............  Kroger(1)                         Food World            42,130    217,391   5.16     2007
ARKANSAS
 Pine Bluff.............  Kmart(1)                          County Market         60,842    288,232   4.74     2006
 Sherwood...............  Safeway(1)                        Kroger                44,617    240,651   5.39     2002
ARIZONA
 Mesa...................  Lucky(1)                          ABCO                  29,827    126,438   4.24     2002
 Phoenix................  Lucky(1)                          ABCO                  28,217    154,620   5.48     2001
 Phoenix................  Q-Club                                                  44,374    737,354  16.62     2019
 Phoenix................  Q-Club                                                  44,374    726,655  16.38     2019
 Yuma...................  Rite Aid                          Payless Drugs         25,834    113,050   4.38     2001
COLORADO
 Pueblo.................  United Artists                                          12,556     83,011   6.61     2002
FLORIDA
 Brandon................  Food Lion(1)(2)                   Gold's Gym            36,750    202,582   5.51     2002
 Homosassa Springs......  Food Lion                         Gold's Gym            29,600    124,110   4.19     2002
GEORGIA
 Albany.................  Vacant(3)                                               72,900        --     --       --
 East Albany............  Kroger(1)                         Harvey's Supermarket  34,019    197,612   5.81     2007
 East Albany............  Rite Aid                                                10,069     54,567   5.42     2007
IOWA
 Atlantic...............  Kmart                                                   40,318    160,000   3.97     2005
 Coralville.............  Eagle Food Center(1)(2)(4), GEICO                       28,875    172,669   5.98     2006
 Dubuque................  Eagle Food Center(4)                                    35,015    230,300   6.58     2000
ILLINOIS
 Decatur................  Eagle Food Center(2)(4)                                 29,000    181,996   6.28     2003
 Moline.................  Eagle Food Center                                       38,681    227,420   5.88     2001
 Ottawa.................  Kroger                                                  44,088    278,866   6.33     2007
 Peoria.................  Eagle Food Center(4)                                    30,000    208,133   6.94     2003
 Springfield............  Eagle Food Center(4)                                    30,000    180,090   6.00     2002
 Sterling...............  Eagle Food Center(4)                                    40,265    229,748   5.71     2000
 Waterloo...............  Kroger                            Schnuck Market(1)     31,170    207,135   6.65     2007
INDIANA
 Fort Wayne.............  Kindercare                                               4,584     49,694  10.84     2000
 Hobart.................  Eagle Food Center(2)                                    29,300    190,792   6.51     2003
 Indianapolis...........  Kindercare                                               4,268     49,694  11.64     2000
 Indianapolis...........  Kindercare                                               4,452     49,694  11.16     2000
 Indianapolis...........  Kindercare                                               4,212     49,694  11.80     2000
 Indianapolis...........  Kindercare                                               4,452     21,600   4.85     2000
 Michigan City..........  Eagle Food Center                                       29,000    158,000   5.45     2003
LOUISIANA
 West Monroe............  Safeway(1)                        Brookshire Grocery    41,293    228,671   5.54     2002
MICHIGAN
 Dearborne Hts..........  Mountain Jacks                                           9,914    150,000  15.13     2006
 Kalamazoo..............  Kindercare                                               6,260     70,085  11.20     2005
MINNESOTA
 Burnsville.............  Firstar Bank Building                                   13,373    131,700   9.85     2007

                                                                                          ANNUALIZED
                                                                                      ------------------
                                                                              TOTAL      BASE     RENT
                                                                               GLA      RENTAL     PER     LEASE
        LOCATION                      TENANT                  SUBTENANT     (SQ. FT.)   INCOME   SQ. FT. EXPIRATION
        --------          ------------------------------- ----------------- --------- ---------- ------- ----------
MISSOURI
 Fenton.................  Kindercare                                            4,659     36,000   7.73     1997
 High Ridge.............  Kindercare                                            4,654     32,299   6.94     2000
 St. Charles............  Vacant                                               72,897        --     --       --
NEBRASKA
 Grand Island...........  Northern Automotive                                   5,671     73,693  12.99     2008
 Hastings...............  Northern Automotive                                   4,000     52,758  13.19     2008
 Omaha..................  Kmart(1)                        Gold's Gym           60,842    312,775   5.14     2006
NEW JERSEY
 Somerville.............  Kmart                                                55,552    271,780   4.89     2007
OKLAHOMA
 Muskogee...............  Safeway-Assoc. Grocers(1)                            45,510    280,344   6.16     2002
                          Homeland
PENNSYLVANIA
 Clearfield.............  Kroger(1)                       Clearfield Mrkt.     31,170    210,000   6.74     2007
 Pittsburgh.............  Kroger(1)                       Giant Eagle Pharm    34,026    266,680   7.84     2007
SOUTH CAROLINA
 James Island...........  Kroger(1)                       Bi-Lo                42,130    223,289   5.30     2007
TENNESSEE
 Chattanooga............  Winn-Dixie                                           43,848    237,413   5.41     2005
TEXAS
 Desoto.................  Kmart                                                72,897    299,910   4.11     2005
 Houston................  Diversified Hospitality Grp.(2)                       1,675     42,887  25.60     2011
 Houston................  Diversified Hospitality Grp.(2)                       1,675        --     --       --
 Missouri City..........  Kroger                                               44,183    229,289   5.19     2002
                                                                            --------- ----------  -----
   Total                                                                    1,592,217 $9,374,567  $5.88
                                                                            ========= ==========  =====

--------
(1) Property is subleased. Nevertheless, the tenant under the lease remains responsible for payment of all rents due under such lease.
(2) Property is currently unoccupied. Nevertheless, the tenant under the lease remains responsible for payment of all rents due under such lease.
(3) Excel received a lease termination fee from the former tenant of this property, which is treated as pre-paid rent and is being amortized using the straight line method over the estimated time to re-lease or sell the related property.
(4) Property was originally built by Lucky for its subsidiary Eagle Food Centers, Inc. Lucky has subsequently sold such subsidiary but remains obligated under this lease.

  Commercial Properties. Excel's Commercial Properties consist of three office buildings and one commercial property, which contained approximately 113,000 square feet of GLA and accounted for approximately 1% of Excel's ABR as of March 31, 1998. Although Excel's stated focus is on retail-oriented properties, under certain circumstances Excel may acquire properties that are not necessarily retail-oriented, but where management views an opportunity to take advantage of a distressed situation or underutilized space and is able to purchase the property at an attractive price.

                                                  ANNUALIZED                                                LEASE
                                              ------------------                               PERCENT OF EXPIRATION
                                                 BASE     RENT   PERCENT OF                     PROPERTY      OF
                         TOTAL GLA   NUMBER     RENTAL     PER    PROPERTY      PRINCIPAL      LEASED BY  PRINCIPAL
LOCATION                 (SQ. FT.) OF TENANTS   INCOME   SQ. FT.   LEASED       TENANT(S)      TENANT(S)  TENANT(S)
--------                 --------- ---------- ---------- ------- ---------- ------------------ ---------- ----------
ARIZONA
 Scottsdale
  Genzyme...............   21,560       1     $  284,307 $13.19     100%         Genzyme Corp.    100%       2005
CALIFORNIA
 San Diego
  Excel Building........   19,942       7        146,533   7.35     100     Excel Realty Trust     48         N/A
MINNESOTA
 Fridley
  Unity Professional
   Bldg. (1)............   62,556      29        851,684  13.61      92         Unity Hospital     13        1999
 Stillwater
  Stillwater Government
   Bldg.................    9,095       3        126,427  13.90      90      Washington County     76        2000
                          -------             ---------- ------
   Total................  113,153             $1,408,952 $12.45
                          =======             ========== ======

--------
(1) This property is held in ERP. Excel is the sole general partner of ERP and, as of March 31, 1998, owned a 47% interest in this property.

PRINCIPAL LESSEES

  Kmart is Excel's largest lessee in terms of ABR, representing approximately 11.2% of Excel's ABR (approximately 14.9% of GLA) at March 31, 1998. Kmart's principal business is general merchandise retailing through a chain of discount department stores. It is one of the world's largest retailers based on sales volume. Kmart has experienced flat or declining earnings in recent periods and has announced plans to eliminate a significant number of jobs and close certain of its existing stores. Kmart's credit ratings as of March 1998 were Ba3 and B+ according to Moody's and Standard & Poor's, respectively. Kmart has closed five stores that were leased from Excel. Excel received lease termination fees with respect to all five of these properties, three of which were subsequently sold. Excel is currently in the process of re-leasing or selling the other two properties. Should Kmart in the future announce additional store closures, Excel believes that Kmart would continue its lease payments for the term of the leases unless lease termination fees were negotiated, or that the properties could be re-leased at rental rates which would not cause a material loss of revenue for Excel. However, Excel cannot fully predict the effect on Excel of material deterioration in Kmart's financial position.

  Wal-Mart is Excel's second largest lessee in terms of ABR, representing approximately 6.6% of Excel's ABR (approximately 11.1% of GLA) at March 31, 1998. Wal-Mart is the nation's largest retailer and operates approximately 2,000 discount department stores and over 400 warehouse clubs. Wal-Mart is listed on the NYSE and, as of March 1998, had credit ratings of AA from Standard & Poor's and Aa2 from Moody's.

  Wal-Mart and Kmart are publicly-traded companies, and financial and other information regarding these lessees is on file with the Commission.

  Other significant lessees include three major operators of retail supermarkets: The Kroger Co. ("Kroger"), Food Lion, Inc. ("Food Lion") and Lucky Stores, Inc. ("Lucky"). Leases to Kroger (including SuperX Drugs Corporation, on whose leases Kroger is a guarantor) involve 15 properties and accounted for approximately 4.1% of Excel's GLA and 3.7% of its ABR at March 31, 1998. Kroger's primary focus is combination food and drug stores (with over 1,300 supermarkets operating in 1998), and it also operates food wholesaling and specialty retailing businesses at various locations. Kroger is listed on the NYSE, and its credit ratings as of March 1998 were Baa3 and BBB- according to Moody's and Standard & Poor's, respectively. Food Lion leases 14 properties from Excel, accounting for approximately 2.9% of Excel's GLA and 2.5% of its ABR at March 31, 1998. Food Lion is a major operator of retail supermarkets in the United States and Canada, is listed on the NYSE and had credit ratings as of March 1998 of A3 and A- according to Moody's and Standard & Poor's, respectively. Lucky (including Eagle Food Centers, Inc. on whose leases Lucky is a guarantor) leases 12 properties, representing approximately 2.7% of Excel's GLA and 2.2% of its ABR at March 31, 1998. Lucky, a national supermarket chain, is owned by American Stores, Inc., a NYSE company which had credit ratings as of March 1998 of Baa2 and BBB+ from Moody's and Standard & Poor's, respectively.

  Excel's lessees also include other companies with a national or regional presence, such as Winn-Dixie Stores, Inc., Lowe's Home Centers, Inc., Sports & Fitness Clubs of America, Inc., Bi-Lo, Inc. and Publix Super Markets, Inc. As of March 31, 1998, over 50% of Excel's ABR was derived from major national or regional lessees.

  Certain information as of March 31, 1998 with respect to the ten largest lessees of Excel is set forth in the following table:

                                                         ANNUALIZED BASE RENTAL
                                    GROSS LEASABLE AREA          INCOME
                                    -------------------- ----------------------
                                              PERCENT OF             PERCENT OF
                          NUMBER OF            COMPANY                COMPANY
     LESSEE                LEASES    SQ. FT.    TOTAL      AMOUNT      TOTAL
     ------               --------- --------- ---------- ----------- ----------
     Kmart...............     23    2,079,067    14.9%   $10,981,423    11.2%
     Wal-Mart............     16    1,548,360    11.1      6,438,849     6.6
     Kroger..............     15      577,379     4.1      3,659,602     3.7
     Food Lion...........     14      399,630     2.9      2,491,251     2.5
     Winn-Dixie..........      7      326,651     2.3      2,384,392     2.4
     Lucky...............     12      376,380     2.7      2,140,868     2.2
     Publix..............      5      374,405     2.7      1,781,047     1.8
     Q-Club..............      2      241,798     1.7      1,732,356     1.8
     Circuit City........      3      143,708     1.0      1,343,252     1.4
     Cato................     21      122,710     0.9      1,052,086     1.1
                             ---    ---------    ----    -----------    ----
     Total...............    118    6,190,088    44.3%   $34,005,126    34.7%
                             ===    =========    ====    ===========    ====

  Certain leases related to the lessees in the table above have either been subleased or assigned to such party. Nevertheless, the original lessee under the lease remains responsible for payment of all rents and other obligations due under such lease. An assignment of the lease would not affect the terms of the lease. Generally, all subtenants are currently required to pay the same rent to the lessee as the lessee is required to pay to Excel. Subleased properties generally have been subleased for a term that is approximately the same as the remaining term of the lease. In the event that the subtenant defaults under the sublease and vacates the property, or in the event that the term of the sublease expires earlier than the term of the lease, the property could remain unoccupied until a new subtenant is located. In any event, the original lessee will remain responsible for payment of all rents and other obligations due under the lease for the full remaining term of the lease.

ENVIRONMENTAL CONDITIONS

  Under various federal, state and local laws, ordinances and regulations, Excel may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not Excel knew of, or was responsible for, the presence of such hazardous or toxic substances. See "Risk Factors--Environmental Risks."

  Except as discussed below, Excel is not aware of any significant environmental condition at any of its properties. Soil and groundwater contamination exists at Carmen Plaza in Camarillo, California, Cudahy Plaza in Cudahy, California, and Bristol Plaza in Santa Ana, California. With regard to Carmen Plaza, the primary contaminants of concern are perchloroethylene (PCE) associated with operations of an on-site dry cleaner, methyl tertiary butyl ether (MTBE) from an unknown source and petroleum hydrocarbons associated with operations of an on-site auto repair facility. With regard to Cudahy Plaza, the primary contaminants of concern are PCE associated with operations of a former on-site dry cleaner and petroleum hydrocarbons associated with operations of an existing on-site auto repair facility. With regard to Bristol Plaza, the primary contaminants of concern are PCE and trichloroethylene (TCE) associated with operations of an on-site dry cleaner and petroleum hydrocarbons associated with operations of an on-site auto repair facility. Environmental professionals retained by Excel estimate that the total, cumulative cost of remediation for these three properties will be between approximately $1.8 million and $5.5 million. In connection with each of these properties, Excel has entered into a remediation and indemnity agreement, which obligates the prior owner of the properties (including in some cases, principals of the prior owner) to perform the remediation and to indemnify Excel for any losses it may suffer because of the contamination or remediation. Although there can be no assurance that the remediation estimates of the environmental professionals are accurate or that the prior owners will perform their obligations under the remediation and indemnity agreements, Excel does not expect the environmental conditions at these properties to have a material adverse effect on Excel. In addition, groundwater contamination exists at Briggsmore Plaza in Modesto, California. The primary contaminant of concern is gasoline associated with a former on-site service station. The former tenant at the property is in the process of performing the necessary remediation. Although there can be no assurance that such remediation will be satisfactory, Excel does not expect the environmental condition of this property to have a material adverse effect on Excel.

LEGAL PROCEEDINGS

  Excel is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of its business which, in the opinion of Excel's management, are not individually or in the aggregate material to its business.

EXCEL'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of certain investment, financing, conflicts of interest and other policies of Excel. These policies have been determined by the Excel Board and generally may be amended or revised from time to time by the Excel Board without a vote of the stockholders.

 Investment Policies

  Investments in Real Estate. Excel's business objective is to achieve predictable cash flow available for distribution and growth potential through the management of its lease portfolio. Excel will seek to meet this objective by investing in a diversified portfolio of properties which have a majority of their GLA subject to long-term leases with national or regional tenants. Excel will generally seek leases with its primary tenants which provide (i) that the tenant is responsible for most or all operating and capital expenses, as well as environmental and other contingent liabilities, (ii) primary lease terms of five to 25 years, and (iii) contractual rent increases over the term of the lease, and will seek to acquire properties subject to leases with the foregoing characteristics.

  Excel's policy is to acquire and hold assets primarily for generation of current income and appreciation in long-term value. Excel generally intends to hold its properties for investment, typically at least five to ten years or longer, and does not intend to engage in the short-term trading of, or speculation in, real estate. However, Excel may dispose of a property if it deems such disposition to be in its best interests and may either reinvest the proceeds of such disposition or distribute the proceeds to stockholders.

  Excel intends to acquire additional properties if and when favorable terms can be obtained. Excel intends to invest principally in retail properties where approximately 70% of the net leasable area is occupied by national or regional tenants that generally market basic goods and services.

  Excel will generally invest in existing properties, although it may also invest in newly constructed properties or properties under development. Excel will not make significant investments in undeveloped properties or raw land, but under certain circumstances may expand the improvements on (or may permit its tenants to expand the improvements on) Excel's properties.

  Excel will not have any limit on the amount or percentage of its assets invested in one property. Future investments are not limited to any geographic area or type of property, although Excel presently intends to concentrate on retail properties.

  Excel may enter into joint ventures or partnerships for the purpose of obtaining an equity interest in a particular facility or property in accordance with Excel's investment policies. Such investments may permit Excel to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. Excel will not enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

  Investments in Real Estate Mortgages. While Excel will emphasize equity real estate investment in properties subject to long-term leases, it may, in its discretion, invest in mortgages and other interests related to real estate, although it has not done so in the past. Excel does not presently intend to invest more than ten percent of its total assets in mortgage loans, but may do so subject to the investment restrictions applicable to REITs. The mortgages in which Excel may invest may be either first mortgages or junior mortgages and may or may not be insured by a governmental agency. See "Federal Income Tax Consequences, Taxation of Excel as a REIT."

  Securities of or Interests in Entities Primarily Engaged In Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, Excel also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Consequences Related to the Combined Company--Taxation of Excel as a REIT." Excel may acquire all or substantially all of the securities or assets of other REITs or similar entities when such investments would be consistent with Excel's investment policies. Excel does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and Excel intends to divest securities if any such registration would otherwise be required.

  Interim Investments. Pending disbursement for investment as described herein, Excel may invest funds in deposits at commercial banks, money market accounts, certificates of deposit, U.S. government securities or other liquid investments (including GNMA, FNMA, and FHLMC mortgage-backed securities) as the Excel Board deems appropriate.

 Financing Policies

  Excel intends to maintain a ratio of debt to total market capitalization (i.e., total debt of Excel as a percentage of the market value of outstanding shares of its capital stock plus total debt) of 50% or less. The ratio of debt to total market capitalization measures total outstanding indebtedness of Excel divided by the total market capitalization (that is, total outstanding debt plus the market value of all outstanding shares of capital stock). Excel has established its debt policy relative to the total market capitalization of Excel rather than to the book value of its assets, a ratio that is frequently employed, because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, Excel's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of Excel, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of Excel at all times. Excel may from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market value of properties, growth and acquisition opportunities and other factors. There is no limit on Excel's ratio of debt to total market capitalization, and accordingly Excel may modify its borrowing policy and may increase or decrease its ratio of debt to total market capitalization. To the extent that the Excel Board determines to obtain additional capital, Excel may raise such capital through additional equity offerings, debt financing or retention of cash flow subject to provisions in the Code concerning transferability of undistributed REIT income, or a combination of these methods.

  Excel intends to finance future acquisitions with the most advantageous sources of capital available at the time, which may include undistributed funds from operations or the reinvestment of the proceeds from the disposition of assets. Excel may incur additional indebtedness to finance acquisitions through secured or unsecured borrowings or through public offerings or private placements of securities. Excel may acquire properties subject to seller financing, existing loans secured by mortgages, deeds of trust or similar liens. Excel may also obtain mortgage financing for properties it acquires and refinance its existing properties.

  To the extent the Excel Board determines to obtain debt financing in addition to the mortgage loans, Excel may do so generally through mortgage loans secured by liens on properties. These mortgage loans may be recourse or non-recourse and may be cross-collateralized or contain cross-default provisions. Excel does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional liens on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or to provide working capital.

  Excel may incur indebtedness for purposes other than the acquisition of properties when, in the opinion of the Excel Board, it would be advisable to do so. For example, Excel may borrow to meet the REIT taxable income distribution requirement under the Code if Excel has taxable income without receipt of cash sufficient to meet these distribution requirements. For short-term purposes, from time to time Excel may borrow under lines of credit or arrange for other short-term borrowings from banks or other sources. Excel's financing strategy may be reviewed from time to time and changed by the Excel Board without a vote of the stockholders.

 Conflicts of Interest Policies

  Excel has adopted certain policies designed to reduce potential conflicts of interest. In general, Excel will not engage in any transaction with any director, officer or affiliate thereof involving the sale or disposition of an equity interest in Excel property to such person, and most other transactions between Excel and any director or officer, or affiliate thereof, must be approved by a majority vote (or in certain cases by a unanimous vote) of the disinterested directors as being fair, competitive, and commercially reasonable and no less favorable to Excel than similar transactions between unaffiliated parties under the same circumstances. Such restrictions do not apply where such director, officer or affiliate has acquired the property for the sole purpose of facilitating its acquisition by Excel, and the total consideration paid by Excel does not exceed the cost of the property to such person (where the cost is increased by the person's holding costs and decreased by any income received by the person from the property) and no special benefit results to such person.

  Following the recent spin-off of Legacy, certain directors and executive officers of Excel have served and will continue to serve as directors and executive officers of Legacy. In this regard, Excel has adopted certain policies and procedures to be followed by the Excel Board to address potential conflicts. In addition, the certificate of incorporation of Legacy contains a specific purpose clause which identifies at the outset which types of business opportunities will be pursued by Legacy. This clause provides that Legacy's purpose includes performing an intercompany agreement, which prohibits Legacy from engaging in certain activities or making certain investments (including investments in neighborhood and community shopping centers, power centers, malls or other conventional retail properties) unless Excel was first offered the opportunity and declined to pursue such activities or investments. In the event the Combined Company purchases pursuant to the exercise of the option described in "Combined Company Operations and Management--Legacy Arrangements" the requisite amount of Legacy Shares, the intercompany agreement will be amended to include acquisitions of apartments as an opportunity which must first be offered to and declined by Excel.

  Excel's officers are subject to certain conflict of interest restrictions set forth in their employment contracts with Excel. Certain of Excel's directors may engage in real estate transactions which may be of the type conducted by Excel, but it is not anticipated that such transactions will have a material effect upon Excel's operations.

 Policies with Respect to Other Activities

  Subject to the restrictions set forth below, Excel has authority to issue and/or offer shares of its capital stock in exchange for property and to repurchase or otherwise acquire its capital stock and to make loans to other persons, and may engage in such activities in the future. Excel has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. Excel has in the past repurchased capital stock from time to time from stockholders pursuant to a share repurchase plan (the "Repurchase Plan"), which allowed stockholders of Excel to offer their shares (or a portion thereof) to Excel for repurchase at a specified price. The Excel Board terminated the Repurchase Plan as of April 1993 and Excel has no present plans to repurchase any shares, although it may do so in the future.

  Excel has delivered annual reports to its stockholders in the past, and intends to continue to do so. At all times, Excel intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Excel Board determines that it is no longer in the best interest of Excel to qualify as a REIT.

  Excel's policies with respect to all of the above activities may be reviewed and modified from time to time by the Excel Board without a vote of the stockholders.

                              MANAGEMENT OF EXCEL

  This section discusses and describes Excel's management on an historical basis only without regard to the effects of the Merger. Upon consummation of the Merger, the Combined Company management will consist of a combination of existing Excel and New Plan management. See "Combined Company Operations and Management."

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the directors and executive officers of Excel:

      NAME               AGE                            POSITION
      ----               ---                            --------
Gary B. Sabin...........  44 Chairman, President and Chief Executive Officer
Richard B. Muir.........  43 Director, Executive Vice President and Secretary
David A. Lund...........  46 Chief Financial Officer
Graham R. Bullick.......  48 Senior Vice President--Capital Markets
Ronald H. Sabin.........  47 Senior Vice President--Asset Management
S. Eric Ottesen.........  43 Senior Vice President, General Counsel and Assistant Secretary
Mark T. Burton..........  38 Senior Vice President--Acquisitions
Boyd A. Lindquist.......  60 Director
Robert E. Parsons, Jr...  42 Director
Bruce A. Staller........  56 Director
John H. Wilmot..........  55 Director

  Gary B. Sabin. See "Election of Directors--Nominees for Election" for Mr. Sabin's biography.

  Richard B. Muir has served as director, Executive Vice President and Secretary of Excel since January 1989. Mr. Muir has served as an officer and director for various affiliates of Excel since 1978, primarily in administrative and executive capacities, including asset acquisition, financing and management.

  David A. Lund has served as Chief Financial Officer of Excel since 1994 and as a Vice President of Excel since 1988. Mr. Lund has served as an officer and director of certain affiliates of Excel since 1983. Mr. Lund is a Certified Public Accountant and, prior to 1983, was a partner in a public accounting firm.

  Graham R. Bullick, Ph.D. has served as Senior Vice President--Capital Markets of Excel since January 1991. Previously, Dr. Bullick was associated with Excel as a director from 1991 to 1992. From 1985 to 1991, Dr. Bullick served as Vice President and Chief Operations Officer for an Arizona-based real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

  Ronald H. Sabin has served as Senior Vice President--Asset Management of Excel since January 1989. Ronald Sabin has served as an officer or otherwise been employed by affiliates of Excel since 1979, primarily providing property management services. Ronald Sabin has managed Excel's properties for 15 years. He is a licensed real estate broker and a licensed property and casualty insurance agent. Ronald Sabin is the brother of Gary Sabin.

  S. Eric Ottesen has served as General Counsel of Excel since January 1995, as Senior Vice President since October 1995 and as Assistant Secretary since September 1996. Previously, Mr. Ottesen was a senior partner in a San Diego law firm from 1987 to 1995.

  Mark T. Burton has served as Senior Vice President--Acquisitions of Excel since October 1995 and as a Vice President of Excel since January 1989. Mr. Burton has been associated with Excel, its predecessor and its affiliates since 1983, primarily in the evaluation and selection of property acquisitions.

  Boyd A. Lindquist has served as a director of Excel since February 1992. Mr. Lindquist is presently President, Chief Executive Officer and a director of Republic Bank. Prior to joining Republic Bank in July 1991, Mr. Lindquist served since prior to 1987 as President and Chief Executive Officer of the Bank of San Diego, where he was responsible for the management of the six-branch bank. Mr. Lindquist has over 30 years' experience in managing financial institutions.

  Robert E. Parsons, Jr. has served as a director of Excel since January 1989. Mr. Parsons is presently Executive Vice President and Chief Financial Officer of Host Marriott Corporation, a company he joined in 1981. He also serves as a director and an officer of several Host Marriott subsidiaries, and as a director of Merrill Financial Corporation, a privately-held real estate company.

  Bruce A. Staller has served as a director of Excel since its inception. Prior to establishing Bruce Atwater Staller, Registered Investment Advisor in 1995, Mr. Staller served as President and director of First Wilshire Securities Management, Inc., a privately-held securities brokerage firm, from 1988 to 1995. Mr. Staller is also a founder and director of The Monrovia Schools Foundation, Inc., a privately-held company which provides financial support to the Monrovia Unified School District.

  John H. Wilmot has served as a director of Excel since 1989. Mr. Wilmot, individually and through his wholly-owned corporations, develops and manages real property, primarily in the Phoenix/Scottsdale area, and has been active in such business since prior to 1989.

CERTAIN COMMITTEES OF EXCEL BOARD; MEETINGS

  The Excel Board held four meetings (excluding telephonic meetings) during the year ended December 31, 1997. For that year, no director attended fewer than 75% of the aggregate of the total number of meetings of the Excel Board and of any meetings of committees upon which he served. The Excel Board has established the following standing committees: Audit Committee, Executive Committee and Executive Compensation and Stock Option Committee. There is no standing Nominating Committee. The Excel Board has delegated certain functions to the following committees of the Board:

  Audit Committee. The Audit Committee consists of three directors who are not employees of Excel ("non-employee directors"). Messrs. Lindquist and Parsons are the current members of the Committee. The Audit Committee was established to make recommendations concerning the management of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees, and review the adequacy of Excel's internal accounting controls. The Audit Committee met three times during 1997.

  Executive Committee. The Executive Committee consists of three directors, one of whom must be a non-employee director. Messrs. Gary Sabin, Muir and Wilmot currently serve on the Executive Committee. Subject to Excel's conflict of interest policies, the Executive Committee has been granted authority to acquire and dispose of real property and to borrow or loan funds on behalf of Excel; provided, however, that any such transaction involving amounts equal to 10% or more of Excel's gross assets require the approval of at least a majority of the directors, subject to certain further restrictions set forth in the Excel Bylaws. The Executive Committee also has the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by Excel. The Executive Committee met five times during 1997, and held numerous meetings telephonically.

  Executive Compensation and Stock Option Committee. The Executive Compensation and Stock Option Committee (the "Compensation Committee") consists of three directors, all of whom must be non-employee directors. Messrs. Lindquist, Parsons and Staller currently serve on the Compensation Committee. The Compensation Committee determines the compensation for Excel's executive officers and administers the granting of stock options. The Compensation Committee met two times during 1997.

COMPENSATION OF THE DIRECTORS OF EXCEL

  Directors who are not otherwise paid employees or consultants of Excel received during 1997 annual compensation of $14,000 plus a fee of $1,000 for attendance, in person, at each meeting of the Excel Board, and the directors received $500 per committee meeting for the Audit and Compensation Committees and $750 per committee meeting for the Executive Committee, but not for telephonic meetings. Each such non-employee director also is reimbursed for expenses incurred in attending meetings (including committee meetings). Officers of Excel who are directors are not paid director fees or committee meeting fees.

  Pursuant to the terms of Excel's Directors' 1994 Stock Option Plan (the "Director Plan"), every duly elected and qualified director is entitled to, on an annual basis, options to purchase shares of Excel Common Stock in accordance with the following formula: 3,000 shares, plus 250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year.

COMPENSATION OF THE EXECUTIVE OFFICERS

  The information set forth below is submitted with respect to each of Excel's executive officers.

 Summary Compensation Table

  The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the compensation paid by Excel to its Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"):

 NAME AND                                            SECURITIES
 PRINCIPAL                            OTHER ANNUAL   UNDERLYING    ALL OTHER
 POSITION    YEAR SALARY(1) BONUS(2) COMPENSATION(3)  OPTIONS   COMPENSATION(4)
 ---------   ---- --------- -------- --------------- ---------- ---------------
Gary B. Sa-  1997 $282,562  $247,845     $5,690      265,750(5)     $4,750
 bin         1996  273,083   137,500      3,585      103,000(5)      4,750
 President,  1995  251,000   126,000      3,975       37,000(5)      4,620
 Chief Ex-
 ecutive
 Officer
 and Chair-
 man of Ex-
 cel Board
Richard B.
 Muir
 Executive
 Vice Pres-  1997  174,675   153,212      7,000      178,250(5)      4,750
 ident and   1996  168,083    85,000      8,739       73,000(5)      4,750
 Secretary   1995  146,417    73,500      7,196       28,250(5)      4,620
David A.
 Lund
 Chief Fi-   1997  138,713    76,477      6,000       44,000         4,750
 nancial     1996  134,167    67,500      5,250       56,400         4,750
 Officer     1995  125,000    62,500        --        17,500         4,620
Graham R.
 Bullick
 Senior      1997  128,437    70,812      6,650       44,000         3,673
 Vice Pres-  1996  123,750    62,500      8,894       47,000         4,188
 ident       1995  110,000    55,000      9,194       17,500         3,575
Ronald H.
 Sabin
 Senior      1997  128,437    70,812      6,000       44,000         4,028
 Vice Pres-  1996  122,554    62,500      6,250       47,000         4,468
 ident       1995  110,000    55,000      6,000       17,500         4,620

--------
(1) Includes compensation that was accrued and deferred pursuant to Excel's 401(k) Plan.
(2) Bonuses were awarded pursuant to the Employment Agreements (as defined below) which were entered into in April 1993 or, with respect to David A. Lund, by grant of the Compensation Committee.
(3) Includes car allowance and miscellaneous incentive compensation.
(4) Comprised of 401(k) contributions by Excel.
(5) Includes stock options granted in capacity as a director of Excel.

 Stock Option Grants Table

  The following table provides information concerning the grant of stock options to the Named Executive Officers as of the end of the last fiscal year. Excel does not have any outstanding stock appreciation rights:

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                        PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                   OPTION TERM(1)
                                      ---------------------             ----------------------
                         NUMBER OF     % OF TOTAL
                         SECURITIES     OPTIONS
                         UNDERLYING    GRANTED TO  EXERCISE
                          OPTIONS     EMPLOYEES IN OR BASE  EXPIRATION
NAME                     GRANTED(2)   FISCAL YEAR   PRICE      DATE         5%         10%
----                     ----------   ------------ -------- ----------- ---------- -----------
Gary B. Sabin...........  262,500          38%      $31.00  11-Dec-2007 $5,192,415 $13,039,522
                            3,250(3)        0        25.38  09-May-2007     77,871     165,344
Richard B. Muir.........  175,000          26        31.00  11-Dec-2007  3,461,610   8,693,015
                            3,250(3)        0        25.38  09-May-2007     77,871     165,344
David A. Lund...........   44,000           6        31.00  11-Dec-2007    870,348   2,185,672
Graham R. Bullick.......   44,000           6        31.00  11-Dec-2007    870,348   2,185,672
Ronald H. Sabin.........   44,000           6        31.00  11-Dec-2007    870,348   2,185,672

--------
(1) Based on a price of $31.00 per share at December 31, 1997. These amounts represent assumed rates of appreciation in the price of Excel Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of Excel Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.
(2) Except as otherwise indicated, these options were granted pursuant to the Employment Agreements (or in the case of Mr. Lund, pursuant to a grant by the Compensation Committee), and are immediately exercisable. The exercise price of the options was equal to the market price on the date of grant.
(3) These options were granted to Messrs. Sabin and Muir in their capacities as directors of Excel and became immediately exercisable as of the date of grant. The exercise price of the options was equal to the market price on the date of grant.

 Aggregated Option Exercises and Fiscal Year-End Option Value Table

  The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                                                       NUMBER OF
                                                      SECURITIES     VALUE OF
                                                      UNDERLYING    UNEXERCISED
                                                      UNEXERCISED  IN-THE-MONEY
                                                      OPTIONS AT    OPTIONS AT
                            NUMBER OF                  YEAR-END     YEAR-END(2)
                         SHARES ACQUIRED    VALUE    EXERCISABLE/  EXERCISABLE/
NAME                       ON EXERCISE   REALIZED(1) UNEXERCISABLE UNEXERCISABLE
----                     --------------- ----------- ------------- -------------
Gary B. Sabin...........          0              0     507,750/0   $2,773,656/0
Richard B. Muir.........          0              0     351,500/0    1,990,469/0
David A. Lund...........          0              0     147,900/0    1,119,125/0
Graham R. Bullick.......     10,000        $72,500     128,500/0      908,250/0
Ronald H. Sabin.........          0              0     158,500/0    1,265,750/0

--------
(1) Fair market value of underlying securities at exercise minus the exercise price.
(2) Represents the difference between the closing price of Excel Common Stock on December 31, 1997 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

  Gary Sabin has entered into a new employment agreement with the Combined Company, which will become effective only upon the consummation of the Merger, pursuant to which Gary Sabin will serve as President of the Combined Company. For additional information regarding Gary Sabin's employment agreement as well as the employment agreements to be entered into by certain other executive officers of the Combined Company in connection with the Merger, see "The Merger--Interests of Certain Persons in the Merger." Such employment agreements will supersede the Employment Agreements described below upon consummation of the Merger. No payments will be received by the officers of Excel under such superseded Employment Agreements following the Merger.

  Excel entered into separate employment agreements (the "Employment Agreements") with Messrs. Gary Sabin, Muir, Ronald Sabin and Bullick effective as of April 1, 1993. Each of the Employment Agreements is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either Excel or said employees to terminate the agreement voluntarily by giving at least three months' prior written notice. Each of the Employment Agreements provides for an annual base salary as well as an automobile allowance, an award of stock options and medical insurance coverage. In addition, the Employment Agreements contain severance provisions which provide that, under certain circumstances, the employees are entitled to lump sum severance payments following the termination of their employment with Excel. Such severance payments are as follows: Gary Sabin is entitled to an amount equal to two and one-half (2 1/2) times, Mr. Muir is entitled to an amount equal to two (2) times, and Messrs. Ronald Sabin and Bullick are each entitled to an amount equal to one and one-half (1 1/2) times the highest compensation paid to each of them under their respective Employment Agreements for any year, or if greater, that which is payable to each of them for the year in which their respective Employment Agreements are terminated. The Employment Agreements provided for annualized base salaries in 1997 as follows: Mr. Gary Sabin, $283,250; Mr. Muir, $175,100; Mr. Ronald Sabin, $128,750; and Mr. Bullick, $128,750. Each of such employees is entitled to annual bonus compensation and options to be determined by the Compensation Committee. The award of any bonus or option compensation, however, is dependent on the achievement of certain performance levels by Excel, including per share growth in funds from operations and cash flow.

  On June 12, 1997, the Excel Board resolved to amend the severance provisions contained in the Employment Agreements to provide severance payments as follows: Gary Sabin will be entitled to an amount equal to two and one-half (2 1/2) times, Mr. Muir will be entitled to an amount equal to two (2) times, and Messrs. Ronald Sabin and Bullick will each be entitled to an amount equal to one and one-half(1 1/2) times the highest compensation paid to each of them under their respective Employment Agreement for any year, or if greater, that which is payable to each of them for the year in which their respective Employment Agreement is terminated.

COMPENSATION PLANS

  401(k) Plan. Excel has established a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of Excel's eligible full-time employees. Excel adopted the 401(k) Plan effective as of January 1, 1993. Pursuant to the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. Excel provides an additional 50% matching contribution equal to 3% of the first 6% of compensation that is contributed by all participating employees. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or by Excel to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Excel, if any, will be deductible by Excel when made.

  Director Plan. The Director Plan was adopted by the Excel Board on April 19, 1994 and approved by Excel's stockholders on May 25, 1994. The Director Plan is administered by the Compensation Committee and provides for the granting to duly elected and qualified directors of Excel of stock options with respect to an aggregate of 240,000 shares of Excel Common Stock. The Director Plan expires on May 15, 2004, unless sooner terminated by the Excel Board. Pursuant to the Director Plan, every participating director is entitled to, on an annual basis, options to purchase shares of Excel Common Stock in accordance with the following formula: 3,000 shares, plus 250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year. Options granted under the Director Plan are exercisable on the date of grant, and the exercise price of such options is equal to the fair market value of Excel Common Stock on the date of grant. As of March 31, 1998, options to purchase an aggregate of 71,750 shares of Excel Common Stock had been granted under the Director Plan at prices ranging from $18.25 to $25.38, of which 59,500 were still unexercised. Directors of the Combined Company who were formerly trustees of the New Plan Board will have New Plan service considered for purposes of stock option eligibility under the Director Plan.

  Employee Plan. In May 1993, the Excel Board approved the 1993 Stock Option Plan of Excel Realty Trust, Inc. (the "Employee Plan"), authorizing the granting of options to purchase up to 1,450,000 shares of Excel Common Stock. As of March 31, 1998, options to purchase an aggregate of 1,449,150 shares of Excel Common Stock had been granted under the Employee Plan at prices ranging between $16.38 to $31.69, of which 1,272,750 were still unexercised. At the Excel annual stockholders meeting on May 28, 1998, the stockholders of Excel approved an amendment to the Employee Plan to increase the number of shares available for issuance under the Employee Plan for each of the next five fiscal years by 2.0% of the number of shares of Excel Common Stock issued and outstanding as of the end of the immediately preceding fiscal year. The Employee Plan is administered by the Compensation Committee and provides for the granting to executive and other key employees of Excel of "incentive stock options" (as defined in Section 422 of the Code) and non-qualified stock options. Options may be granted under the Employee Plan for a period through May 3, 2003, unless the Employee Plan is earlier terminated. The price of shares of Excel Common Stock subject to each option will be set by the Compensation Committee; provided, however, that the price per share of an option shall not be less than 100% of the fair market value of the Excel Common Stock on the date of the grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1997, the Compensation Committee was comprised of Messrs. Lindquist, Parsons and Staller. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

  Set forth below in full is the Report of the Compensation Committee regarding the compensation paid by Excel to its executive officers during 1997:

  In 1997, the Compensation Committee retained the compensation consulting firm FPL Advisory Group ("FPL") to review management compensation and make recommendations on company compensation policy which would increase stockholder value by aligning closely the financial interests of Excel's management with that of its stockholders. Based on recommendations from FPL, the Compensation Committee recommended and Excel adopted certain adjustments in management compensation, all of which adjustments make management's compensation comparable to executive officers of other public companies of comparable size.

  Stockholders are interested in how companies pay their executives, both in terms of the plan designs that generate pay, and in the ultimate amount of compensation. Following is a discussion of the thought process that has gone into Excel's 1997 executive pay plans and amounts:

  General. The Compensation Committee has implemented compensation policies which seek to enhance the profitability of Excel, and thus stockholder values, by aligning closely the financial interests of Excel's management with those of its stockholders.

  Executive pay continues to consist of three elements that are designed to meet those policies:

  . Base salary, based primarily on job content and peer group comparisons.
    The Compensation Committee believes that base salaries at least at market average are essential to retaining good performers.

  . Bonuses, which are based primarily upon the achievement of certain performance levels by Excel, including per share growth in funds from operations.

  . Stock options, which allow executives to benefit when Excel's stock price increases. The Compensation Committee believes that its grant of stock options, along with the award of bonuses based on company performance, aligns executives' interests with stockholders.

  Following is additional information regarding each of the above elements:

  Base Salary. Excel entered into the Employment Agreements with Messrs. Gary Sabin, Muir, Bullick and Ronald Sabin as of April 1, 1993. The salaries paid to each of such executive officers in 1997, as set forth in the Summary Compensation Table above, are comparable to salaries paid in 1997 to executive officers at similarly-sized comparable companies.

  Bonuses. The Employment Agreements generally allow for bonus awards, dependent upon Excel's achievement of certain performance levels, including 1) growth in funds from operations, 2) a comparison of peer group compensation and 3) execution of Excel's strategic plan. Such bonus amounts, as indicated in the Summary Compensation Table, were declared in December 1997 and paid in January 1998, and were awarded with respect to service to Excel from January 1, 1997 through December 31, 1997. The bonus awards for 1997 were based in part on Excel's performance in 1997. In 1997, Excel's funds from operations increased 89.1% to $62.6 million ($2.54 per share) as compared to $33.1 million ($2.30 per share) in fiscal 1996. The funds from operations per share increased 10.4%. Revenue and net income also increased in 1997 compared to 1996.

  Stock Options. Options to purchase shares were issued during 1997 to the Named Executive Officers as indicated in the Summary Compensation Table under Excel's 1993 Stock Option Plan. The options were granted based upon the Compensation Committee's determination that the performance of Excel during 1997, as discussed above, warranted such options. Stock value must increase from the value at time of grant in order for option holders to realize any benefit from these rewards. Thus, option holders benefit only if all stockholders benefit. The annual return to stockholders has been 35.7%, 34.6% and 32.9% for the years 1995 through 1997, respectively. Also, as to executive options, FPL proposed, and the Compensation Committee adopted, dividend equivalent compensation based on the incremental increase on the value of Excel's dividend over time. This dividend equivalent compensation would provide an award only on the incremental increase in the value of the dividend rather than the full dividend. The Compensation Committee believes the dividend equivalent approach enables Excel executives to receive compensation that is closely linked to a total shareholder return philosophy. This applies only to options granted during 1997 and thereafter, and only as to cash common stock dividends in excess of $2.00 per share.

  Chief Executive Officer Pay. Amounts earned during 1997 by the Chief Executive Officer, Gary Sabin, are shown in the Summary Compensation Table. Some additional notes regarding his pay follow:

  . The base salary for Gary Sabin, as set forth in the Summary Compensation
    Table, is believed by the Compensation Committee to be comparable to the base salary of chief executive officers of other public companies of comparable size.

  . FPL recommended, and Gary Sabin was awarded, a cash bonus of $247,845 in recognition of his outstanding performance in 1997. This is consistent with, or even somewhat conservative compared to, other public companies of similar size.

  . During 1995, Gary Sabin received options to purchase 35,000 shares of stock at $19.25 per share and to purchase 40,000 shares of stock at $23.375 per share. The option for 35,000 shares was granted in May 1995 for services performed in 1994. The option for 40,000 shares was granted in January 1996 for services performed in 1995. During 1995, Gary Sabin also received options to purchase 2,000 shares of stock at $19.63 per share in his capacity as a director of Excel. During 1996, Gary Sabin received options to purchase 60,000 shares of stock at $23.375 per share. In addition, Gary Sabin received options to purchase 3,000 shares of stock at $18.25 per share in his capacity as a director of Excel. During 1997,

   Gary Sabin received options to purchase 262,500 shares of stock at $31.00 per share. In addition, Gary Sabin received options to purchase 3,250 shares of stock at $25.375 per share in his capacity as a director of Excel. The exercise price of all such options is equal to the market price at the date of grant. The Compensation Committee believes that this long-term incentive opportunity is conservative when compared to other public companies of comparable size.

  Summary. Currently, Excel's executive compensation program continues to reward the following elements of performance:

  . Individual performance is rewarded through continued employment with Excel and, to some extent, through the bonus plan.

  . Achievement of internal company goals is rewarded through the bonus plan.

  . Stock price performance is rewarded through increases in the value of previously granted stock options.

  The Compensation Committee believes that the current program has been effective in rewarding executives appropriately for performance, retaining good performers, and aligning executives' interests with those of stockholders. While the Compensation Committee is pleased with the current compensation system, it reserves the right to make changes to the program as are necessary to continue to meet stated goals in future years.

  Benefits also are offered to officers that are not based on performance. Such benefits provide a safety net of protection in the event of illness, disability, death, retirement, etc. Such a safety net is provided to most of the employees of Excel.

PERFORMANCE GRAPH

  The following performance graph compares the performance of Excel Common Stock to the S&P 500 Index and to the published National Association of Real Estate Investment Trust's All Equity Index (excluding Health Care REITs). The graph assumes that the value of the investment in Excel Common Stock and each index was 100 at December 31, 1992 and that all dividends were reinvested:

                                     LOGO

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1995, a taxable affiliate company, EDV, was formed to assist in Excel's acquisition of additional properties. Excel owns 100% of the outstanding preferred shares of EDV. The preferred shares receive 95% of the dividends, if any, from EDV. One hundred percent (100%) of the outstanding common shares of EDV are owned by EIC. Gary B. Sabin, who is President, Chief Executive Officer and Chairman of the Board of Excel, is President, Chief Executive Officer and Chairman of the Board of EIC, and certain other officers of Excel serve as officers and directors of EIC. At December 31, 1997, Excel had notes receivable outstanding to EDV of $90.1 million to facilitate certain transactions (which indebtedness was subsequently reduced by approximately $38.1 million in connection with the spin-off described below).

  On March 31, 1998, Excel consummated its previously-announced spin-off of Legacy through the distribution, on a pro rata basis, to the holders of record of Excel Common Stock on March 2, 1998 of all of the common stock of Legacy. Legacy was organized to create and realize value by identifying and making opportunistic real estate investments which are not restricted by REIT tax laws or influenced by Excel's objectives of increasing cash flows and maintaining certain leverage ratios. Prior to the spin-off, Excel transferred to Legacy ten single tenant properties owned by Excel with a book value of approximately $45.7 million, a property under development with a book value of approximately $14.5 million and certain other net assets of approximately $1.2 million, in exchange for a sufficient number of shares of Legacy common stock to effect the spin-off, a note payable from Legacy to Excel in the amount of approximately $26.4 million, and the assumption by Legacy of indebtedness on the properties in the amount of approximately $33.9 million. The note payable to Excel was repaid by Legacy in April 1998. Prior to the spin-off, EDV transferred to Legacy four notes receivable, a leasehold interest in a parcel of land, an office building and a single tenant property, in exchange for the cancellation by Excel of approximately $38.1 million of EDV's indebtedness to Excel. Excel's executive officers will continue to manage Excel's operations as well as supervise the management of Legacy.

  Concurrently with the spin-off, certain officers of Legacy, including Excel's executive officers, (i) purchased 9,195,224 shares of Legacy common stock in a private placement at a price per share of $2.39 (the market value of the Legacy common stock as of the spin-off based on the value of the assets being transferred to Legacy), for an aggregate purchase price of approximately $22.0 million, and (ii) were granted options to acquire 3,100,000 shares of Legacy common stock under the 1998 Stock Option Plan of Legacy, 50% of which have an exercise price of $5.00 per share and 50% of which have an exercise price of $10.00 per share. Legacy agreed to loan to such officers, in connection with their purchase of Legacy common stock, approximately 50% of the purchase price therefor (an aggregate amount of approximately $10.9 million). Such loans bear interest at a rate of 7.0% per annum, mature in March 2003 and are recourse obligations of such officers.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of Excel Common Stock ("Reporting Persons") are required to report to the Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of Excel Common Stock. Regulations promulgated by the Commission require Excel to disclose in this Joint Proxy Statement/Prospectus any reporting violations with respect to the 1997 fiscal year which came to Excel's attention based on a review of the applicable filings required by the Commission to report such status as an officer or director or such changes in beneficial ownership as submitted to Excel. Based solely on its review of such forms received by it, Excel believes that all filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of Excel Common Stock were complied with during the fiscal year ended December 31, 1997.

                        PRINCIPAL STOCKHOLDERS OF EXCEL

  As of the Excel Record Date, Excel had 23,440,338 shares of Excel Common Stock outstanding and 1,417 stockholders of record. The following table sets forth information regarding beneficial ownership of the shares of Excel Common Stock as of such date by (i) each of Excel's executive officers and directors,
(ii) Excel's executive officers and directors as a group and (iii) all other stockholders known by Excel to beneficially own more than five percent of Excel Common Stock. For purposes of this Joint Proxy Statement/Prospectus, beneficial ownership of securities is defined in accordance with the rules of the Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, Excel believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is c/o Excel Realty Trust, Inc., 16955 Via Del Campo, Suite 110, San Diego, California 92127.

                                                       NUMBER OF
                                                         SHARES      PERCENT
                                                      BENEFICIALLY BENEFICIALLY
                        NAME                            OWNED(1)     OWNED(2)
                        ----                          ------------ ------------
EXECUTIVE OFFICERS AND DIRECTORS
Gary B. Sabin(3).....................................  1,334,225       5.57%
  Chief Executive Officer, President, Chairman of the
   Board
Richard B. Muir......................................    437,804       1.84
  Executive Vice President, Secretary, Director
Ronald H. Sabin......................................    245,937       1.04
  Senior Vice President
David A. Lund........................................    170,181          *
  Chief Financial Officer, Treasurer
Mark T. Burton.......................................    152,331          *
  Senior Vice President/Acquisitions
Graham R. Bullick....................................    135,636          *
  Senior Vice President
S. Eric Ottesen......................................     92,087          *
  Senior Vice President, General Counsel, Assistant
   Secretary
John H. Wilmot(4)....................................    110,336          *
  Director
Bruce A. Staller(5)..................................     17,184          *
  Director
Robert E. Parsons, Jr.(6)............................     15,373          *
  Director
Boyd A. Lindquist(7).................................     13,268          *
  Director
Executive Officers and Directors as a group (11        2,724,362      10.90%
 persons)............................................
Fidelity Management & Research Company(8)............  2,715,790      10.87%
 82 Devonshire Street
 Boston, MA 02109

--------
*  Represents less than 1% of the outstanding shares of stock.
(1) Includes options to purchase shares, exercisable within 60 days of the Excel Record Date, as follows: Mr. Gary Sabin, 511,000; Mr. Muir, 355,000; Mr. Ronald Sabin, 158,500; Mr. Lund, 147,900; Mr. Burton, 133,500; Mr.
    Bullick, 128,500; Mr. Ottesen, 91,000; Mr. Staller, 82,500; Mr. Parsons, 3,250; and Mr. Lindquist, 10,250.

(2) Represents stock plus options divided by the total of the shares outstanding and options of the individual officer or director.
(3) Includes shares held by EIC, of which Gary B. Sabin is the controlling stockholder.
(4) Mr. Wilmot's business address is 4455 E. Camelback Rd., Phoenix, Arizona 85018.
(5) Mr. Staller's business address is 618 W. Hillcrest Blvd., Monrovia, California 91016.
(6) Mr. Parson's business address is Host Marriott Corporation, 10400 Fernwood Road, Washington, D.C. 20058.
(7) Mr. Lindquist's business address is 23133 Hawthorne Boulevard, Torrance, California 90505.
(8) The information is presented as of December 31, 1997 and is based on a
    Schedule 13G filed with the Commission. Fidelity is a group of funds of which no single fund owns more than five percent of Excel Common Stock.

                                 LEGAL MATTERS

  Certain legal matters relating to the Merger will be passed on for New Plan by Altheimer & Gray, Chicago, Illinois, and for Excel by Latham & Watkins, San Diego, California. The validity of the Combined Company Shares offered hereby will be passed on for Excel by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Altheimer & Gray and Latham & Watkins will rely on Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

                                    EXPERTS

  The consolidated balance sheets of Excel as of December 31, 1997 and 1996 and the consolidated statements of income, changes in stockholders' equity and cash flows of Excel for each of the three years in the period ended December 31, 1997, included in this prospectus, and the consolidated balance sheets of New Plan as of July 31, 1997 and 1998 and the consolidated statements of income, changes in shareholders' equity, and cash flows of New Plan for each of the three years in the period ended July 31, 1997, incorporated by reference in this prospectus, have been included or incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

  Any proposals by New Plan shareholders to be presented at New Plan's Annual Meeting of Shareholders to be held in 1998 must have been received by New Plan no later than June 30, 1998 in order to be included in New Plan's proxy materials relating to the meeting. If the Merger is consummated, New Plan will have only one shareholder (the Combined Company) and therefore will not conduct a 1998 annual meeting. Any proposals by Excel stockholders to be presented at Excel's Annual Meeting of Stockholders to be held in 1999 must be received by Excel no later than December 25, 1998.

                                 OTHER MATTERS

  The New Plan Board does not intend to bring any matter before the New Plan Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the New Plan Special Meeting by others. If, however, any other matters properly come before the New Plan Special Meeting, it is the intention of the proxyholders to vote such proxy in their discretion with respect to those matters.

  The Excel Board does not intend to bring any matter before the Excel Special Meeting other than as specifically set forth in the Notice of Special Meeting of Stockholders, nor does it know of any matter to be brought before the Excel Special Meeting by others. If, however, any other matters properly come before the Excel Special Meeting, it is the intention of the proxyholders to vote such proxy in their discretion with respect to those matters.

BY ORDER OF THE BOARD OF TRUSTEES        BY ORDER OF THE BOARD OF DIRECTORS OF
OF NEW PLAN REALTY TRUST                 EXCEL REALTY TRUST, INC.


LOGO                                     LOGO

William Newman                           Gary B. Sabin
Chairman of the Board and Chief Executive Officer
                                         Chairman of the Board and Chief
                                         Executive Officer

                         INDEX TO FINANCIAL STATEMENTS

                   CONSOLIDATED FINANCIAL STATEMENTS OF EXCEL

                                                                            PAGE
INTERIM FINANCIAL STATEMENTS                                                ----
Consolidated Balance Sheets
 March 31, 1998 (Unaudited) and December 31, 1997..........................  F-2
Consolidated Statements of Income
 Three Months Ended March 31, 1998 and 1997 (Unaudited)....................  F-3
Consolidated Statements of Changes in Stockholders' Equity
 Three Months Ended March 31, 1998 and 1997 (Unaudited)....................  F-4
Consolidated Statements of Cash Flows
 Three Months Ended March 31, 1998 and 1997 (Unaudited)....................  F-5
Notes to Consolidated Financial Statements (Unaudited).....................  F-6
ANNUAL FINANCIAL STATEMENTS
Report of Independent Accountants.......................................... F-15
Consolidated Balance Sheets
 December 31, 1997 and 1996................................................ F-16
Consolidated Statements of Income
 Years Ended December 31, 1997, 1996 and 1995.............................. F-17
Consolidated Statements of Changes in Stockholders' Equity
 Years Ended December 31, 1997, 1996 and 1995.............................. F-18
Consolidated Statements of Cash Flows
 Years Ended December 31, 1997, 1996 and 1995.............................. F-19
Notes to Consolidated Financial Statements................................. F-20
Schedule II--Valuation and Qualifying Accounts
 Years Ended December 31, 1997, 1996 and 1995.............................. F-33
Schedule III--Real Estate and Accumulated Depreciation
 December 31, 1997......................................................... F-34

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                       MARCH 31,    DECEMBER
                                                         1998       31, 1997
                                                      -----------  -----------
                                                      (UNAUDITED)
                       ASSETS
                       ------
Real estate:
  Land..............................................  $   313,731  $   307,995
  Buildings.........................................      601,521      617,523
  Accumulated depreciation..........................      (33,602)     (33,936)
                                                      -----------  -----------
    Net real estate.................................      881,650      891,582
Cash................................................        4,327       18,426
Escrow and other cash deposits......................        1,223       20,814
Accounts receivable, less allowance for bad debts of
 $1,488 and $1,896 in 1998 and 1997, respectively...        3,589        4,577
Notes receivable--affiliates........................      106,910       90,124
Notes receivable--other.............................       29,794       27,953
Interest receivable.................................        8,493       12,867
Loan acquisition costs..............................        3,085        2,993
Other assets........................................        4,792        6,861
                                                      -----------  -----------
                                                      $ 1,043,863  $ 1,076,197
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Liabilities:
  Mortgages payable.................................  $   238,502  $   243,664
  Capital leases....................................       26,850       26,850
  Senior notes payable..............................       75,000       75,000
  Notes payable.....................................       22,386      168,894
  Accounts payable and accrued liabilities..........       11,519       10,135
  Deferred rental income............................        3,637        2,662
  Other liabilities.................................        4,717        4,490
                                                      -----------  -----------
    Total liabilities...............................      382,611      531,695
                                                      -----------  -----------
  Minority interest in partnership..................       41,430       41,986
                                                      -----------  -----------
  Commitments and contingencies.....................          --           --
  Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
   authorized, 4,600,000 shares designated as 8 1/2%
   Series A Cumulative Convertible Preferred,
   2,126,380 and 4,600,000 shares outstanding in
   1998 and 1997, respectively; Depository shares of
   6,300,000 each representing 1/10 of a share of 8
   5/8% Series B Cumulative Redeemable Preferred,
   630,000 and 0 outstanding in 1998 and 1997,
   respectively.....................................           28           46
  Common stock, $.01 par value, 100,000,000 shares
   authorized, 23,413,721 and 20,999,634 shares
   issued and outstanding in 1998 and 1997,
   respectively.....................................          234          210
  Additional paid-in capital........................      661,014      507,866
  Accumulated distributions in excess of net income.      (41,454)      (5,606)
                                                      -----------  -----------
    Total stockholders' equity......................      619,822      502,516
                                                      -----------  -----------
                                                      $ 1,043,863  $ 1,076,197
                                                      ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME--UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Revenues:
  Rental revenue.............................................. $26,625  $13,046
  Expense reimbursements......................................   5,245    1,598
  Interest....................................................   5,210    3,529
  Other.......................................................     132    2,031
                                                               -------  -------
    Total revenue.............................................  37,212   20,204
                                                               -------  -------
Operating expenses:
  Interest....................................................   7,824    4,321
  Depreciation and amortization...............................   4,150    2,110
  Property taxes..............................................   2,993      863
  Repairs and maintenance.....................................   1,853      744
  Other property expenses.....................................   1,903      806
  General and administrative..................................   1,702    1,050
                                                               -------  -------
    Total operating expenses..................................  20,425    9,894
                                                               -------  -------
  Income before real estate sales and minority interest.......  16,787   10,310
Minority interest.............................................    (405)     --
Loss on sale of real estate...................................     (23)     --
                                                               -------  -------
  Net income.................................................. $16,359  $10,310
                                                               =======  =======
Basic net income per share.................................... $  0.52  $  0.48
                                                               =======  =======
Diluted net income per share.................................. $  0.49  $  0.46
                                                               =======  =======


    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY--UNAUDITED
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                                           ACCUMULATED
                           PREFERRED STOCK     COMMON STOCK    ADDITIONAL DISTRIBUTIONS     TOTAL
                          ------------------ -----------------  PAID-IN   IN EXCESS OF  STOCKHOLDERS'
                            NUMBER    AMOUNT   NUMBER   AMOUNT  CAPITAL    NET INCOME      EQUITY
                          ----------  ------ ---------- ------ ---------- ------------- -------------
Three Months Ended March
 31, 1998:
Balance at January 1,
 1998...................   4,600,000   $ 46  20,999,634  $210   $507,866    $ (5,606)     $502,516
Issuance of preferred
 shares.................     630,000      6         --    --     157,494         --        157,500
Preferred stock
 converted to common
 stock..................  (2,473,620)   (24)  2,373,006    24        --          --            --
Issuance of common
 stock..................         --     --       41,081   --         893         --            893
Selling expenses........         --     --          --    --      (5,239)        --         (5,239)
Net income..............         --     --          --    --         --       16,359        16,359
Distributions...........         --     --          --    --         --      (52,207)      (52,207)
                          ----------   ----  ----------  ----   --------    --------      --------
Balance at March 31,
 1998...................   2,756,380   $ 28  23,413,721  $234   $661,014    $(41,454)     $619,822
                          ==========   ====  ==========  ====   ========    ========      ========
Three Months Ended March
 31, 1997:
Balance at January 1,
 1997...................         --    $--   18,231,089  $182   $324,229    $(11,757)     $312,654
Issuance of preferred
 stock..................   4,600,000     46         --    --     114,954         --        115,000
Issuance of common
 stock..................         --     --       99,558     1      2,174         --          2,175
Selling expenses........         --     --          --    --      (3,591)        --         (3,591)
Net income..............         --     --          --    --         --       10,310        10,310
Distributions...........         --     --          --    --         --       (8,386)       (8,386)
                          ----------   ----  ----------  ----   --------    --------      --------
Balance at March 31,
 1997...................   4,600,000   $ 46  18,330,647  $183   $437,766    $ (9,833)     $428,162
                          ==========   ====  ==========  ====   ========    ========      ========


    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED

                                 (IN THOUSANDS)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           -------------------
                                                             1998       1997
                                                           ---------  --------
Cash flows from operating activities:
  Net income.............................................. $  16,359  $ 10,310
  Adjustments to reconcile net income to net cash provided
   by operations:
    Depreciation..........................................     4,145     2,109
    Equity in affiliates..................................     3,253      (173)
    Provision for bad debts...............................       469       298
    Minority interest in income of partnership............       405       --
    Amortized loan costs and leasing commissions..........       258       442
    Loss on sale of real estate...........................        23       --
  Changes in accounts receivable..........................       519      (200)
  Changes in other assets.................................     2,708    (3,443)
  Changes in accounts payable.............................     1,603      (369)
  Changes in other liabilities............................     1,203       (74)
                                                           ---------  --------
      Net cash provided by operating activities...........    30,945     8,900
                                                           ---------  --------
Cash flows from investing activities:
  Real estate acquisitions and building improvements......   (54,708)   (2,201)
  Advances for notes receivable...........................   (42,887)  (17,896)
  Principal payments on notes receivable..................    11,338    11,029
  Proceeds from real estate sales.........................       372       --
  Other...................................................       (36)     (389)
                                                           ---------  --------
      Net cash used in investing activities...............   (85,921)   (9,457)
                                                           ---------  --------
Cash flows from financing activities:
  Issuance of preferred stock.............................   157,500   115,000
  Principal payments of mortgages and notes payable.......  (150,014)  (98,719)
  Proceeds from mortgages and notes payable...............    52,148    16,000
  Distributions paid......................................   (12,945)   (8,386)
  Selling and offering costs..............................    (5,239)   (3,591)
  Issuance of common stock................................       785       964
  Minority interest distributions.........................      (852)      --
  Loan costs paid.........................................      (506)     (181)
                                                           ---------  --------
      Net cash provided by financing activities...........    40,877    21,087
                                                           ---------  --------
      Net increase (decrease) in cash.....................   (14,099)   20,530
Cash at January 1.........................................    18,426     5,038
                                                           ---------  --------
Cash at March 31.......................................... $   4,327  $ 25,568
                                                           =========  ========

    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The financial statements reflect all adjustments of a recurring nature which are, in the opinion of management, necessary for a fair presentation of the financial statements. No adjustments were necessary which were not of a normal recurring nature. Certain reclassifications have been made to the consolidated financial statements for the three months ended March 31, 1997 and at December 31, 1997 in order to conform with the current period presentation. These financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes included in the Company's December 31, 1997 Annual Report on Form 10-K.

 Organization

  Excel Realty Trust, Inc. (the "Company") was formed in 1985 and subsequently reincorporated as a Maryland corporation. The Company is in the business of purchasing and operating commercial real estate. The Company is operated as a self-administered, self-managed real estate investment trust (REIT).

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and all significantly owned partnerships. All significant intercompany accounts and transactions have been eliminated in consolidation.

  On April 1, 1997, the Company began consolidating the accounts of Excel Realty Partners, L.P., a Delaware limited partnership ("ERP"), when the Company converted its loans into an equity investment in ERP. Prior to April 1, 1997, the Company accounted for ERP on the equity method of accounting. The Company uses the equity method to account for its investment in ERT Development Corporation ("EDV"), a Delaware corporation (Note 4).

 Income Taxes

  The Company has elected to be treated as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Under these provisions, the Company and its subsidiaries will not be subject to federal income tax if 95% of its real estate investment trust taxable income (before dividends paid deduction) is distributed to shareholders and certain gross income, asset diversification, share ownership and disclosure requirements are met. Accordingly, no provision for federal income taxes is included in the accompanying consolidated financial statements.

 Real Estate

  Land, buildings and building improvements are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings and 2 to 40 years for building improvements. Expenditures for maintenance and repairs are charged to expense as incurred and significant renovations are capitalized.

  The Company assesses whether there has been a permanent impairment in the value of its real estate by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include a lessee's ability to pay rent under the terms of the lease. If a property is leased at significantly lower rent, the Company may recognize a permanent impairment loss if the income stream is not sufficient to recover its investment.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 Deferred Leasing and Loan Acquisition Costs

  Costs incurred in obtaining tenant leases and long-term financing are amortized to other property expense and interest expense, respectively, on the straight-line method over the terms of the related leases or debt agreements.

 Revenue Recognition

  Base rental revenue is recognized on the straight-line basis, which averages annual minimum rents over the terms of the leases. Certain of the leases provide for additional rental revenue by way of percentage rents to be paid based upon the level of sales achieved by the lessee. These percentage rents are recorded on the accrual basis and are included on the Consolidated Statements of Income in rental revenue. The leases also typically provide for tenant reimbursement of common area maintenance and other operating expenses which are included in the accompanying Consolidated Statements of Income as expense reimbursements.

 Net Income Per Common Share

  The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share effective December 31, 1997. SFAS No. 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the "if converted" method), exercise of stock options and warrants and potential conversion of ERP limited partner units. All prior period earnings per share amounts have been restated to comply with SFAS No. 128 (Note 9).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. REAL ESTATE:

 Acquisitions

  In the three months ended March 31, 1998, the Company acquired two shopping centers and a parcel of land, all located in California. The total cost of these three properties was approximately $54,100,000.

  In the three months ended March 31, 1997, the Company acquired a shopping center in Georgia and a building leased to a single tenant, Winn Dixie, located in Tennessee. The total cost of these two properties was approximately $5,600,000. No mortgage debt was assumed in these transactions.

 Sales

  In 1998, the Company sold one single tenant property for $372,000 and recognized a $23,000 loss on the sale. On March 31, 1998, ten single tenant properties and one property held for sale owned by the Company were spun-off to Excel Legacy Corporation ("Legacy") along with certain other assets (Note
4). There were no real estate sales in 1997.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 Environmental Matters

  Soil and groundwater contamination exists at Carmen Plaza in Camarillo, California, Cudahy Plaza in Cudahy, California, and Bristol Plaza in Santa Ana, California. Environmental professionals retained by the Company estimate that the total, cumulative cost of remediation for these properties will be approximately $1.8 million to $5.5 million. In connection with each of these properties, the Company has entered into a remediation and indemnity agreement, which obligates the prior owner of the properties (including in some cases, principals of the prior owner) to perform the remediation and to indemnify the Company for any losses it may suffer because of the contamination or remediation. Although there can be no assurance that the remediation estimates of the environmental professionals are accurate or that the prior owners will perform their obligations under the remediation and indemnity agreements, the Company does not expect the environmental conditions at these properties to have a material adverse effect on the Company.

  The Company has identified asbestos minerals relating to spray-applied fireproofing materials in Clearwater Mall in Clearwater, Florida which was acquired by the Company in December 1997. Environmental professionals retained by the Company estimate that the total cumulative cost of remediation for this property will be approximately $3.2 million. The estimated cost of this remediation, which was capitalized as part of the acquisition price of this property, is included in other liabilities in the Company's Consolidated Balance Sheets.

3. NOTES RECEIVABLE:

  The Company had the following notes receivable at March 31, 1998 and December 31, 1997:

                                                                 1998     1997
                                                               -------- --------
                                                                (IN THOUSANDS)
      Notes from EDV, interest at 14% per annum,
       collateralized by EDV assets. Due on demand...........  $ 74,547 $ 90,124
      Notes from Legacy, interest at 12% per annum, repaid in
       April 1998 (Note 4)...................................    32,363      --
      Notes from development companies, interest from 11%-12%
       per annum. Maturity dates vary based upon the
       completion of certain properties......................    17,369   15,599
      Note from a development company, interest at 25%
       compounded monthly, payable in Canadian dollars. Due
       May 2003..............................................    11,322   11,235
      Other..................................................     1,103    1,119
                                                               -------- --------
        Total notes receivable...............................  $136,704 $118,077
                                                               ======== ========

  Interest and principal payments from EDV are primarily received upon the completion of development projects. Interest receivable from EDV was $2,134,000 and $7,628,000 at March 31, 1998 and December 31, 1997,
respectively.

  The Company has made loans totaling $16,050,000 Canadian dollars ($11,322,000 U.S. dollars at March 31, 1998) to a Canadian company which used the proceeds to acquire a 50% joint venture interest in a mixed-use commercial building known as "Atrium on Bay", and an adjacent land parcel in Toronto, Canada. The loan is collateralized by the Canadian company's interest in the building.

  In 1997 the Company established $25,680,000 in credit facilities to certain developers. The outstanding amounts on the credit facilities of $16,869,000 carry interest of 11% to 12%, are collateralized by real estate, and are payable on the earlier of the sale of real estate or seven years.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

4. INVESTMENTS:

 Excel Realty Partners, L.P.

  In 1995, ERP was formed to own and manage certain real estate properties. The Company is the sole general partner of ERP. The general partner is entitled to receive 99% of net income and gains before depreciation, if any, after the limited partners receive their stipulated distributions. On April 1, 1997, loans and related interest payable in the amount of $23,427,000 from the Company to ERP were converted into limited partnership interests in ERP. Upon this transaction, the Company began consolidating the accounts of ERP which were previously accounted for on the equity method. Properties have been contributed to ERP in exchange for limited partnership units (which may be redeemed at stipulated prices for cash or the issuance of Company common shares, at the Company's option) and cash. At March 31, 1998, there were 2,828,790 limited partner units outstanding of which the Company owned 1,152,121 units. Quarterly distributions approximate $872,000 for limited partner units held by third parties.

 Pro Forma Financial Statements (In thousands, except per share amounts)

  The following Company unaudited actual and pro forma condensed consolidated income statements have been presented as if the Company had converted its notes and related interest receivable from ERP on January 1, 1997. The unaudited pro forma condensed consolidated income statements are not necessarily indicative of what actual results of operations of the Company would have been had the transaction actually occurred on January 1, 1997, nor do they purport to represent the results of operations of the Company for future periods.

                                                                  THREE MONTHS
                                                                ENDED MARCH 31,
                                                                ----------------
                                                                  1998    1997
                                                                -------- -------
                                                                          (PRO
                                                                (ACTUAL) FORMA)
      STATEMENTS OF INCOME
        Rental revenues and reimbursements..................... $31,870  $17,446

        Interest and other income.............................   5,342    4,605
        Depreciation and amortization.........................  (4,150)  (2,446)
        Property and other expenses...........................  (8,451)  (4,139)
        Interest expense......................................  (7,824)  (5,366)
        Minority interest.....................................    (405)     (33)
        Real estate sales.....................................     (23)     --
                                                               -------  -------
          Net income.......................................... $16,359  $10,067
                                                               =======  =======
        Basic net income per share............................ $  0.52  $  0.47
                                                               =======  =======
        Diluted net income per share.......................... $  0.49  $  0.45
                                                               =======  =======

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 ERT Development Corporation

  In 1995, EDV was organized to acquire, develop, hold and sell real estate in the short-term for capital gains and/or receive fee income. The Company owns 100% of the outstanding preferred shares of EDV. The preferred shares are entitled to receive dividends equal to 95% of net income and are expected to be paid from cash flows, if any. Cash requirements to facilitate EDV's transactions have primarily been obtained through borrowings from the Company. Summary unaudited financial information for EDV is as follows:

                                                         MARCH 31, DECEMBER 31,
                                                         --------- ------------
                                                           1998        1997
                                                         --------- ------------
                                                             (IN THOUSANDS)
      BALANCE SHEETS
        Notes receivable from developers, interest at
         10% to 20%.....................................  $53,400    $ 79,400
        Net real estate and other assets................   24,900      25,500
                                                          -------    --------
          Total assets..................................  $78,300    $104,900
                                                          =======    ========
        Notes payable to Excel Realty Trust, Inc........  $74,500    $ 90,100
        Other liabilities...............................    3,500      11,200
                                                          -------    --------
          Total liabilities.............................   78,000     101,300
        Total stockholders' equity......................      300       3,600
                                                          -------    --------
          Total liabilities and stockholders' equity....  $78,300    $104,900
                                                          =======    ========
                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ----------------------
                                                           1998        1997
                                                         --------- ------------
                                                             (IN THOUSANDS)
      STATEMENTS OF INCOME
        Total revenues..................................  $ 3,700    $  3,500
        Interest expense to Excel Realty Trust, Inc.....   (3,200)     (1,600)
        Development and other fees paid to Excel Realty
         Trust, Inc.....................................   (2,900)     (1,900)
        Other expenses..................................     (900)       (200)
                                                          -------    --------
          Net loss......................................  $(3,300)   $   (200)
                                                          =======    ========

  EDV's receivables include loans of approximately $23,150,000 made to a joint venture partnership under a loan commitment related to a retail development project in Florida. The joint venture has a construction loan which is expected to total approximately $100,000,000 of which $45,000,000 is guaranteed by the Company.

 Excel Legacy Corporation

  In March 1998, the Company spun off Legacy, a newly-formed corporation which was a wholly-owned subsidiary of the Company (the "Spin-off"). Legacy was organized to create and realize value by identifying and making opportunistic real estate investments which are not restricted by REIT tax laws or influenced by the Company's objectives of increasing cash flows and maintaining certain leverage ratios. Prior to the Spin-off, EDV transferred four notes receivable, a land parcel, a leasehold interest in a parcel of land, an office building, a single tenant building, and certain other assets to the Company for a total consideration of approximately $38,112,000 for which the Company reduced the note receivable from EDV. The Company contributed to Legacy, the above assets from EDV, together with ten single tenant properties owned by the Company with a book value of approximately $45,747,000, certain other net assets of approximately $1,158,000, and a property

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES held for sale with a book value of $14,525,000, in exchange for 23,412,580 common shares of Legacy, assumption of debt by Legacy on the ten single tenant properties of approximately $33,878,000, and issuance of a note payable from Legacy to the Company in the amount of $26,402,000. This note was repaid in April 1998.

  The Spin-off took place through a dividend distribution to the Company's common stockholders, of all Legacy common stock (23,412,580 shares) held by the Company. The distribution consisted of one share of Legacy common stock for each share of the Company's common stock held on the record date of March 2, 1998. No gain was recognized by the Company for book purposes on the distribution of $39,262,000. For tax purposes, the Company recognized a gain of $16,694,000 as the distribution was a taxable event and the assets and liabilities were transferred at fair market value. The fair market value of the distribution was approximately $55,956,000 or $2.39 per share. Upon completion of the Spin-off, Legacy ceased to be a wholly-owned subsidiary of the Company and began operating as an independent public company.

5. MORTGAGES PAYABLE:

  The Company had the following mortgages payable at March 31, 1998 and December 31, 1997:

                                                              1998     1997
                                                            -------- --------
                                                             (IN THOUSANDS)
   Mortgage notes at 3% to 10%, payable in installments
    through 2021 (monthly payments at March 31, 1998 of
    $2,081), collateralized by real estate and an
    assignment of rents:
     Insurance companies................................... $116,727 $125,377
     Banks.................................................  107,647   77,467
     Bonds.................................................   14,128   40,820
                                                            -------- --------
       Total mortgages payable............................. $238,502 $243,664
                                                            ======== ========

  The principal payments required to be made on mortgages payable over the next five years are as follows (in thousands):

             Year
               1998, remaining nine months....... $ 12,263
               1999..............................   49,672
               2000..............................   21,570
               2001..............................   20,555
               2002..............................    5,131
               Thereafter........................  129,311
                                                  --------
                                                  $238,502
                                                  ========

  Mortgages of $28,661,000 are fully amortizing with the final monthly payments to be made between the years 2004 and 2018.

6. CAPITAL LEASES:

  In 1997, the Company acquired a leasehold interest in three shopping centers in California ("Master Leased Centers"). The term of the leases are thirty-four years and the monthly lease payment is $201,000. In addition, the Company has purchased the option to acquire fee title to the Master Leased Centers, exercisable at various times during the terms of the respective leases. The owner of one of the Master Leased Centers has the option to require the Company to purchase the property after the occurrence of certain events. There are no principal payments due on the leases until a Master Leased Center is acquired.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

7. NOTES PAYABLE:

  The Company had the following notes payable at March 31, 1998 and December 31, 1997:

                                                                1998     1997
                                                               ------- --------
                                                                (IN THOUSANDS)
      Unsecured credit agreement of $250,000, interest at
       LIBOR +1.20% (6.9% at March 31, 1998).................. $22,000 $148,572
      Unsecured loan payable to a financial institution,
       interest at 8.75% (encumbered by Legacy--Note 4).......     --    19,926
      Other...................................................     386      396
                                                               ------- --------
        Total notes payable................................... $22,386 $168,894
                                                               ======= ========

  The Company has a two-year revolving credit facility of up to $250,000,000 in unsecured advances from a group of banks. The facility expires March 31, 2000 and bears an interest rate based upon the credit rating of the Company. Based upon the Company's current investment credit rating of Baa3 and BBB-from Moody's Investor Service and Standard and Poor's Corporation, respectively, on future senior debt securities issued from the Company's $500 million shelf registration. Accordingly, the interest rate on the credit facility is 1.2% over LIBOR.

  The Company has guaranteed $5,000,000 related to a line of credit agreement between a bank and a third party developer. The Company is entitled to 50% of profits generated by certain projects related to this agreement.

8. SENIOR NOTES PAYABLE:

  In 1997, the Company issued $75,000,000 of 6.875% Senior Notes due 2004 (the "Senior Notes"). The effective rate on the Senior Notes is 6.982% (6.875% coupon with proceeds before the underwriting discount of $74,561,000). Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 each year.

9. CAPITAL STOCK:

 Equity Offerings

  In January 1998, the Company issued 6,300,000 depositary shares each representing 1/10 share of 8 5/8% Series B Cumulative Redeemable Preferred Stock (the "Preferred B Shares"). The offering price was $25.00 per depositary share with an annual dividend equal to $2.15625, payable quarterly. Net proceeds from the offering totaled $152,538,000 and were used primarily to repay outstanding amounts on the Company's credit facility.

  In February 1997, the Company issued 4,600,000 shares of 8 1/2% Series A Cumulative Convertible Preferred Stock at $25.00 per share (the "Preferred A Shares"). The Preferred A Shares are entitled to an annual distribution of $2.125 per share and are convertible into common shares at a price of $26.06 per share. Net proceeds of approximately $111,550,000 were used to repay the Company's notes payable, purchase properties and for general corporate purposes. In March 1998, 2,473,620 Preferred A Shares were converted into common shares. There are 2,126,380 Preferred A Shares outstanding at March 31, 1998.

 Distributions

  In January 1998 and 1997, distributions of $0.50 and $0.46 per share, respectively, were paid to common stockholders. In January 1998, distributions of $0.53 per share were paid on the Preferred A shares. In April 1998, $0.50 per share was paid to the common stockholders, $0.53 was paid to the Preferred A shareholders, and $0.48 was paid to the Preferred B shareholders. For both the three months ended March 31, 1998 and

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

1997, none of the distributions received by common shareholders were considered to be a return of capital for tax purposes. In March 1998, the Company distributed the shares of Legacy with a per share book value and tax value of $1.68 and $2.39, respectively.

 Earnings Per Share (EPS)

  In accordance with the disclosure requirements of SFAS No. 128 (Note 1), a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands, except per share amounts).

                                                                1998     1997
                                                               -------  -------
      BASIC EPS
      NUMERATOR:
        Net income............................................ $16,359  $10,310
        Preferred dividends...................................  (5,072)  (1,466)
                                                               -------  -------
                                                               $11,287  $ 8,844
                                                               =======  =======
      DENOMINATOR:
        Weighted average of common shares outstanding.........  21,787   18,300
                                                               =======  =======
      EARNINGS PER SHARE...................................... $  0.52  $  0.48
                                                               =======  =======
      DILUTED EPS
      NUMERATOR:
        Net income............................................ $16,359  $10,310
        Preferred dividends...................................  (5,072)  (1,466)
        Adjustments for ERP third party units.................     405     (215)
                                                               -------  -------
        Net income available to common shares................. $11,692  $ 8,629
                                                               =======  =======
      DENOMINATOR:
        Weighted average of common shares outstanding.........  21,787   18,300
        Effect of diluted securities:
          Common stock options and warrants...................     413      168
          ERP third party units...............................   1,766      268
                                                               -------  -------
                                                                23,966   18,736
                                                               =======  =======
      EARNINGS PER SHARE...................................... $  0.49  $  0.46
                                                               =======  =======

10. STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE:

  The amounts paid for interest during the three months ended March 31, 1998 and 1997 were approximately $6,376,000 and $3,964,000, respectively. State income taxes of approximately $20,000 and $78,000 were paid in 1998 and 1997, respectively.

  For the three months ended March 31, 1998, the Company spun-off certain assets to Legacy in the form of a dividend and note receivable as described in
Note 4. Additionally, when Legacy ceased to be a wholly-owned subsidiary of the Company, deposits and other assets of $19,926,000 and notes payable of $19,926,000 were no longer consolidated with the Company accounts. Also in 1998, 2,473,620 Preferred A Shares were converted into 2,373,006 of the Company's common shares and $108,000 of ERP units were converted into the Company's common shares.

  In 1997, the Company acquired real estate of $2,055,000 without the use of cash by retiring notes receivable. Also, limited partners of ERP converted $1,196,000 of units into common shares of the Company.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--UNAUDITED--(CONCLUDED)


11. MINIMUM FUTURE RENTALS:

  The Company leases its shopping centers and single-tenant buildings to tenants under noncancelable operating leases generally requiring the tenant to pay a minimum rent adjusted by either (i) fixed increases, (ii) a percentage of gross sales, or (iii) a CPI index. The leases generally either (i) require the tenant to pay all expenses of operating the property such as insurance, property taxes, and structural repairs and maintenance, or (ii) require the tenant to reimburse the Company for the tenant's share of real estate taxes and other common area maintenance expenses.

  Minimum future rental revenue for the next five years for the commercial real estate currently owned at March 31, 1998 and subject to noncancelable operating leases is as follows (in thousands):

             YEAR
             ----
             1998, remaining nine months..... $ 73,330
             1999............................   89,017
             2000............................   82,347
             2001............................   74,467
             2002............................   66,891
             Thereafter......................  565,270

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Excel Realty Trust, Inc.

  We have audited the consolidated balance sheets of Excel Realty Trust, Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, and the financial statement schedules as listed in the index on page F-1 of this Registration Statement. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Excel Realty Trust, Inc. and subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          /s/ PricewaterhouseCoopers LLP
                                          Coopers & Lybrand, L.L.P.

San Diego, California
March 13, 1998

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             1997       1996
                                                          ----------  --------
                                     ASSETS
Real estate:
  Land................................................... $  307,995  $156,060
  Buildings..............................................    617,523   323,418
  Accumulated depreciation...............................    (33,936)  (21,976)
                                                          ----------  --------
    Net real estate......................................    891,582   457,502
Cash.....................................................     18,426     5,038
Escrow and other deposits................................     20,814       625
Accounts receivable, less allowance for bad debts of
 $1,896 and $1,608 in 1997 and 1996, respectively........      4,577     2,917
Notes receivable--affiliates.............................     90,124    57,716
Notes receivable--other..................................     27,953    26,026
Interest receivable......................................     12,867     2,579
Loan acquisition costs...................................      2,993     1,775
Other assets.............................................      6,861     4,450
                                                          ----------  --------
                                                          $1,076,197  $558,628
                                                          ==========  ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgages payable...................................... $  243,664  $157,716
  Senior notes payable...................................     75,000       --
  Notes payable..........................................    168,894    81,032
  Capital leases.........................................     26,850       --
  Accounts payable and accrued liabilities...............     10,135     4,738
  Deferred rental income.................................      2,662     2,023
  Other liabilities......................................      4,490       465
                                                          ----------  --------
    Total liabilities....................................    531,695   245,974
                                                          ----------  --------
Minority interest in partnership.........................     41,986       --
                                                          ----------  --------
Commitments and contingencies............................        --        --
Stockholders' equity:
  8 1/2% Series A Cumulative Convertible Preferred Stock,
   par value $0.01 per share, 10,000,000 shares
   authorized, 4,600,000 and 0 shares issued and
   outstanding in 1997 and 1996, respectively............         46       --
  Common Stock, par value $0.01 per share, 100,000,000
   shares authorized, 20,999,634 and 18,231,089 shares
   issued and outstanding in 1997 and 1996, respectively.        210       182
  Additional paid-in capital.............................    507,866   324,229
  Accumulated distributions in excess of net income......     (5,606)  (11,757)
                                                          ----------  --------
    Total stockholders' equity...........................    502,516   312,654
                                                          ----------  --------
                                                          $1,076,197  $558,628
                                                          ==========  ========

    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1997     1996     1995
                                                     --------  -------  -------
Revenues:
  Rental revenue.................................... $ 72,941  $47,892  $51,453
  Expense reimbursements............................   10,171    4,589    3,776
  Interest..........................................   16,381    6,731    3,150
  Other.............................................    5,965    3,923      991
                                                     --------  -------  -------
    Total revenue...................................  105,458   63,135   59,370
                                                     --------  -------  -------
Expenses:
  Interest..........................................   23,991   19,450   22,458
  Depreciation and amortization.....................   11,621    7,487    6,933
  Property taxes....................................    6,002    2,765    2,877
  Repairs and maintenance...........................    4,388    1,865    1,861
  Other property expenses...........................    3,633    2,797    3,230
  Master lease......................................      --       351    4,681
  General and administrative........................    5,046    2,847    2,821
                                                     --------  -------  -------
    Total expenses..................................   54,681   37,562   44,861
                                                     --------  -------  -------
Income before real estate impairment and sales,
 minority interest and other items..................   50,777   25,573   14,509
Gain (loss) on sale of real estate..................    1,264     (933)   3,683
Impairment of real estate...........................     (741)    (844)     --
Minority interest in income of partnership..........     (816)     --       --
Other items.........................................   (1,522)     --       --
                                                     --------  -------  -------
    Net income...................................... $ 48,962  $23,796  $18,192
                                                     ========  =======  =======
Basic net income per share.......................... $   2.06  $  1.66  $  1.51
                                                     ========  =======  =======
Diluted net income per share........................ $   1.97  $  1.62  $  1.51
                                                     ========  =======  =======


    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                                        ACCUMULATED
                         PREFERRED STOCK    COMMON STOCK    ADDITIONAL DISTRIBUTIONS     TOTAL
                         ---------------- -----------------  PAID-IN   IN EXCESS OF  STOCKHOLDERS'
                          NUMBER   AMOUNT   NUMBER   AMOUNT  CAPITAL    NET INCOME      EQUITY
                         --------- ------ ---------- ------ ---------- ------------- -------------
Balance at January 1,
 1995...................       --   $--   10,883,570  $109   $175,702    $(11,913)     $ 163,898
Issuance of common
 stock..................       --    --    2,287,783    23     45,641         --          45,664
Selling expenses........       --    --          --    --      (2,812)        --          (2,812)
Net income..............       --    --          --    --         --       18,192         18,192
Distributions...........       --    --          --    --         --      (16,264)       (16,264)
                         ---------  ----  ----------  ----   --------    --------      ---------
Balance at December 31,
 1995...................       --    --   13,171,353   132    218,531      (9,985)       208,678
Issuance of common
 stock..................       --    --    5,059,736    50    110,543         --         110,593
Selling expenses........       --    --          --    --      (4,845)        --          (4,845)
Net income..............       --    --          --    --         --       23,796         23,796
Distributions...........       --    --          --    --         --      (25,568)       (25,568)
                         ---------  ----  ----------  ----   --------    --------      ---------
Balance at December 31,
 1996...................       --    --   18,231,089   182    324,229     (11,757)      (312,654)
Issuance of preferred
 stock.................. 4,600,000    46         --    --     114,954         --         115,000
Issuance of common
 stock..................       --    --    2,768,545    28     75,846         --          75,874
Selling expenses........       --    --          --    --      (7,163)        --          (7,163)
Net income..............       --    --          --    --         --       48,962         48,962
Distributions...........       --    --          --    --         --      (42,811)       (42,811)
                         ---------  ----  ----------  ----   --------    --------      ---------
Balance at December 31,
 1997................... 4,600,000  $ 46  20,999,634  $210   $507,866    $ (5,606)     $ 502,516
                         =========  ====  ==========  ====   ========    ========      =========


    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                  1997       1996      1995
                                                ---------  --------  ---------
Cash flows from operating activities:
  Net income................................... $  48,962  $ 23,796  $  18,192
  Adjustments to reconcile net income to net
   cash provided by operations:
    Depreciation...............................    11,609     7,482      6,929
    Equity in earnings of affiliates...........    (3,792)   (1,254)       (93)
    (Gain) loss on sale of real estate.........    (1,264)      933     (3,683)
    Amortization of loan costs and leasing
     commissions...............................     1,081     1,235      1,968
    Provision for bad debts....................       959     1,008        445
    Loss on sale of interest rate lock.........       896       --         --
    Minority interest in income of partnership.       816       --         --
    Impairment of real estate..................       741       844        --
    Loan costs written off.....................       664       --       4,453
  Change in accounts receivable................    (2,253)   (1,642)    (1,157)
  Change in other assets.......................   (11,636)   (2,612)    (1,750)
  Change in accounts payable and accrued
   liabilities.................................     3,117    (1,084)     2,213
  Change in other liabilities..................     2,653      (626)     1,378
                                                ---------  --------  ---------
      Net cash provided by operating
       activities..............................    52,553    28,080     28,895
                                                ---------  --------  ---------
Cash flows from investing activities:
  Real estate acquisitions and building
   improvements................................  (259,721)  (39,731)   (26,281)
  Advances for notes receivable................   (82,022)  (78,224)   (36,881)
  Principal payments on notes receivable.......    23,872     2,335     23,130
  Proceeds from real estate sales..............    11,214     4,741     29,397
  Escrow and other deposits paid...............   (23,637)   (3,595)   (17,146)
  Escrow and other deposits collected..........     3,432    17,876      4,751
  Other........................................       355       398     (5,395)
                                                ---------  --------  ---------
      Net cash used in investing activities....  (326,507)  (96,200)   (28,425)
                                                ---------  --------  ---------
Cash flows from financing activities:
  Proceeds from mortgages and notes payable....   363,607    71,256    105,253
  Principal payments of mortgages and notes
   payable.....................................  (209,959)  (84,032)  (118,516)
  Issuance of preferred stock..................   115,000       --         --
  Issuance of common stock.....................    74,641   105,911     44,451
  Distributions paid...........................   (42,811)  (25,568)   (20,949)
  Selling and offering costs...................    (7,163)   (4,845)    (2,812)
  Minority interest distributions and
   redemptions.................................    (2,556)      --         --
  Loan costs paid..............................    (2,521)     (129)    (2,216)
  Other........................................      (896)      753        --
                                                ---------  --------  ---------
      Net cash provided by financing
       activities..............................   287,342    63,346      5,211
                                                ---------  --------  ---------
      Net increase (decrease) in cash..........    13,388    (4,774)     5,681
Cash at beginning of year......................     5,038     9,812      4,131
                                                ---------  --------  ---------
Cash at end of year............................ $  18,426  $  5,038  $   9,812
                                                =========  ========  =========

    The accompanying notes are an integral part of the financial statements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization

  Excel Realty Trust, Inc. (the "Company") was formed in 1985 and subsequently reincorporated as a Maryland corporation. The Company is in the business of purchasing and operating commercial real estate. The Company is operated as a self-administered, self-managed real estate investment trust (REIT).

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and all significantly owned partnerships. All significant intercompany accounts have been eliminated in consolidation.

  On April 1, 1997, the Company began consolidating the accounts of Excel Realty Partners, L.P., a Delaware limited partnership ("ERP"), when the Company converted its loans into an equity investment in ERP. Prior to April 1, 1997, the Company accounted for ERP on the equity method of accounting. The Company uses the equity method to account for its investment in ERT Development Corporation, a Delaware corporation ("EDV") (Note 4).

 Income Taxes

  The Company has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Under these provisions, the Company and its subsidiaries will not be subject to federal income tax if 95% of its real estate investment trust taxable income (before dividends paid deduction) is distributed to shareholders and certain gross income, asset diversification, share ownership and disclosure requirements are met. Accordingly, no provision for federal income taxes is included in the accompanying consolidated financial statements.

 Real Estate

  Land, buildings and building improvements are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings and 2 to 40 years for building improvements. Expenditures for maintenance and repairs are charged to expense as incurred and significant renovations are capitalized.

  The Company assesses whether there has been a permanent impairment in the value of its real estate by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include a lessee's ability to pay rent under the terms of the lease. If a property is leased at a significantly lower rent, the Company may recognize a permanent impairment loss if the income stream is not sufficient to recover its investment. Such losses have been determined as the difference between the carrying value and the fair value of the property and are included in the Consolidated Statements of Income.

 Deferred Leasing and Loan Acquisition Costs

  Costs incurred in obtaining tenant leases and long-term financing are amortized to other property expense and interest expense, respectively, on the straight-line method over the terms of the related leases or debt agreements.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 Revenue Recognition

  Base rental revenue is recognized on the straight-line basis, which averages minimum rents over the terms of the leases. Certain of the leases provide for additional rental revenue by way of percentage rents to be paid based upon the level of sales achieved by the lessee. These percentage rents are recorded on the accrual basis and are included on the Consolidated Statements of Income in rental revenue. The leases also typically provide for tenant reimbursement of common area maintenance and other operating expenses which are included in the accompanying Consolidated Statements of Income as expense reimbursements.

 Net Income Per Common Share

  The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share effective December 31, 1997. SFAS No. 128 requires the presentation of basic and diluted earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the "if converted" method), exercise of stock options and warrants and potential conversion of ERP limited partner units for all periods. All prior period earnings per share amounts have been restated to comply with SFAS No. 128 (Note 9).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Reclassifications

  Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 1996 and 1995 in order to conform with the current period's presentation.

2. REAL ESTATE:

 Acquisitions

  In 1997, the Company acquired 27 shopping centers located in California
(12), Florida (3), Arizona (2), Pennsylvania (2), Tennessee (2), Colorado, Georgia, Nevada, North Carolina, South Carolina, and Texas. The Company also purchased buildings leased to single tenants, Winn Dixie and Kmart, in Tennessee and Florida, respectively, an out-parcel in Minnesota and the remaining interest of a property owned in Tennessee. The total cost of these properties was approximately $365,919,000. The Company assumed mortgage debt of $34,042,000 and capital leases of $26,850,000 in the above transactions. In January 1998, the Company acquired a shopping center located in California for approximately $9,500,000 and two single tenant properties under construction located in Colorado. The cost of these two properties after construction is expected to total approximately $50,000,000. In March 1998, the Company acquired a shopping center located in California for approximately $41,000,000.

  In 1996, the Company acquired three shopping centers in North Carolina, two shopping centers in Georgia, one shopping center in Arizona and a shopping center in Utah. The total cost of the properties was $93,190,000 of which the Company assumed $43,332,000 in mortgage debt.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 Sales

  In 1997, the Company sold five single tenant properties for proceeds of $11,214,000. A net gain of $1,264,000 was recognized on the sales. The Company sold four single-tenant properties in 1996. The net sales price of these properties totaled $4,741,000 and the Company recognized a $933,000 net loss.

 Impairment of Real Estate

  In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company has written down the value of dark single-tenant properties by $741,000 in 1997 and $844,000 in 1996, to their estimated fair value based upon current market data. Another property was written down in the second quarter of 1996 by $1,246,000 but was reclassified as part of the net loss on sale of real estate when it was sold in the third quarter of 1996.

 Real Estate Held for Sale

  At December 31, 1997, the Company has a property with a book value of $14,702,000 held for sale/redevelopment in Arizona. Depreciation expense is no longer being charged to the property and costs to hold the property until sale are being capitalized. This property was transferred to Excel Legacy Corporation ("Legacy") in March 1998 (Note 4).

 Environmental Matters

  Soil and groundwater contamination exists at Carmen Plaza in Camarillo, California, Cudahy Plaza in Cudahy, California, and Bristol Plaza in Santa Ana, California. Environmental professionals retained by the Company estimate that the total, cumulative cost of remediation for these properties will be approximately $1.8 million to $5.5 million. In connection with each of these properties, the Company has entered into a remediation and indemnity agreement, which obligates the prior owner of the properties (including in some cases, principals of the prior owner) to perform the remediation and to indemnify the Company for any losses it may suffer because of the contamination or remediation. Although there can be no assurance that the remediation estimates of the environmental professionals are accurate or that the prior owners will perform their obligations under the remediation and indemnity agreements, the Company does not expect the environmental conditions at these properties to have a material adverse effect on the Company.

  The Company has identified asbestos minerals relating to spray-applied fireproofing materials in Clearwater Mall in Clearwater, Florida which was acquired by the Company in December 1997. Environmental professionals retained by the Company estimate that the total cumulative cost of remediation for this property will be approximately $3.2 million. The estimated cost of this remediation, which was capitalized as part of the acquisition price of this property, is included in other liabilities in the Company's Consolidated Balance Sheet at December 31, 1997.

 Master Lease and Option Agreement

  In 1995, the Company entered into master lease and option agreements with respect to eleven shopping centers. Under the master leases, the Company received all cash flow in excess of the master lease expense which included lease payments to the lessor and interest payments from debt service. All of the rental revenue and related operating expenses of these properties have been included in the Company's Consolidated Statements of Income. In 1996 and 1995, the Company purchased ten of the properties under the option agreements and terminated the master lease and purchase option on the one remaining property. Upon purchase of these properties, the master leases were canceled.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

3. NOTES RECEIVABLE:

  The Company had the following notes receivable at December 31, 1997 and 1996:

                                                                  1997    1996
                                                                -------- -------
                                                                 (IN THOUSANDS)
      Notes from EDV, interest at 14% per annum,
       collateralized by EDV assets. Due on demand............  $ 90,124 $39,786
      Notes from ERP, interest at 12% per annum,
       collateralized by real estate. Converted to equity in
       April 1997.............................................       --   17,930
      Notes from development companies, monthly interest from
       10%-14% per annum. Maturity dates vary depending upon
       the completion or sale of certain properties...........    15,599  15,763
      Note from a development company, interest at 25%
       compounded monthly, payable in Canadian dollars Due May
       2003...................................................    11,235   9,504
      Other...................................................     1,119     759
                                                                -------- -------
        Total.................................................  $118,077 $83,742
                                                                ======== =======

  Interest and principal payments from EDV are primarily received upon the completion of development projects. Interest receivable from EDV was $7,628,000 and $879,000 at December 31, 1997 and 1996, respectively.

  The Company has made loans totaling $16,050,000 Canadian dollars ($11,235,000 U.S. dollars at December 31, 1997) to a Canadian company which used the proceeds to acquire a 50% joint venture interest in a mixed-use commercial building known as "Atrium on Bay", and an adjacent land parcel in Toronto, Canada. The loan is collateralized by the Canadian company's interest in the building.

  In 1997, the Company established $25,680,000 in credit facilities to certain developers. The total outstanding amounts on the credit facilities of $14,049,000 carry interest at 11% to 12%, are collateralized by real estate, and are payable on the earlier of the sale of real estate or seven years. In 1997, the Company recognized $720,000 in loan fees related to the credit facilities.

4. INVESTMENTS:

 Excel Realty Partners, L.P.

  In 1995, ERP was formed to own and manage certain real estate properties. The Company is the sole general partner of ERP. The general partner is entitled to receive 99% of all net income and gains before depreciation, if any, after the limited partners receive their stipulated distributions. On April 1, 1997, loans and related interest receivable in the amount of $23,427,000 from the Company to ERP were converted into limited partnership interests in ERP. Upon this transaction, the Company began consolidating the accounts of ERP which were previously accounted for on the equity method. Properties have been contributed to ERP in exchange for limited partnership units (which may be redeemed at stipulated prices for cash or the issuance of the Company common shares at the Company's option) and cash. At December 31, 1997, there were approximately 2,833,000 limited partner units outstanding of which the Company owned approximately 1,152,000 units. Quarterly distributions approximate $882,000 for limited partner units held by third parties.

 Pro Forma Financial Statements (in Thousands, Except Per Share Amounts)

  The following Company actual and unaudited pro forma condensed consolidated balance sheets and income statements have been presented as if the Company had converted its notes and related interest receivable from ERP on December 31, 1996 and January 1, 1995 respectively. The unaudited pro forma condensed consolidated

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES financial statements are not necessarily indicative of what the actual financial position would have been at December 31, 1996, or what actual results of operations of the Company would have been had the transaction actually occurred on January 1, 1996, nor do they purport to represent the actual results of operations of the Company for future periods.

                                                               DECEMBER 31,
                                                          ----------------------
                                                             1997       1996
                                                          ---------- -----------
                                                           (ACTUAL)  (PRO FORMA)
      Net real estate assets............................. $  891,582  $ 537,485
      Other assets.......................................    184,615     82,839
                                                          ----------  ---------
                                                          $1,076,197  $ 620,324
                                                          ==========  =========
      Mortgages payable and notes payable................ $  514,408  $ 293,375
      Other liabilities..................................     17,287      8,396
                                                          ----------  ---------
        Total liabilities................................    531,695    301,771
      Minority interest..................................     41,986      5,899
      Stockholders' equity...............................    502,516    312,654
                                                          ----------  ---------
                                                          $1,076,197  $ 620,324
                                                          ==========  =========

                                     FOR THE YEARS ENDED
                                         DECEMBER 31,
                                  ----------------------------
                                    1997      1996      1995
                                  --------  --------  --------
      STATEMENTS OF INCOME (PRO
       FORMA)
      Rental revenues and
       reimbursements...........  $ 85,914  $ 59,482  $ 55,935
      Interest and other income.    21,391     8,242     3,928
      Interest expense..........   (25,036)  (22,256)  (22,757)
      Depreciation and
       amortization.............   (11,957)   (8,358)   (7,022)
      Property and other
       expenses.................   (19,745)  (11,906)  (15,572)
      Real estate sales and
       impairment...............       523    (1,777)    3,683
      Minority interest in
       income of partnership....      (849)     (164)      (91)
      Other items...............    (1,522)      --        --
                                  --------  --------  --------
        Net income..............  $ 48,719  $ 23,263  $ 18,104
                                  ========  ========  ========
      Basic net income per
       share....................  $   2.05  $   1.63  $   1.50
                                  ========  ========  ========
      Diluted net income per
       share....................  $   1.96  $   1.58  $   1.50
                                  ========  ========  ========

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 ERT Development Corporation

  In 1995, EDV was organized to finance, acquire, develop, hold and sell real estate in the short-term for capital gains and/or receive fee income. The Company owns 100% of the outstanding preferred shares of EDV. The preferred shares receive 95% of the dividends, if any. Cash requirements to facilitate EDV's transactions have primarily been obtained through borrowings from the Company. Summary unaudited financial information for EDV is as follows (in thousands):

                                                                 DECEMBER 31,
                                                               ----------------
                                                                 1997    1996
                                                               -------- -------
      BALANCE SHEETS
      Notes receivable from developers, interest at 10% to
       20%.................................................... $ 79,400 $39,000
      Net real estate and other assets........................   25,500   2,500
                                                               -------- -------
        Total assets.......................................... $104,900 $41,500
                                                               ======== =======
      Notes payable to Excel Realty Trust, Inc................ $ 90,100 $39,800
      Other liabilities.......................................   11,200   1,500
                                                               -------- -------
        Total liabilities.....................................  101,300  41,300
      Total stockholders' equity..............................    3,600     200
                                                               -------- -------
        Total liabilities and stockholders' equity............ $104,900 $41,500
                                                               ======== =======

                                             TWELVE MONTH PERIOD
                                             ENDED DECEMBER 31,    INCEPTION TO
                                             --------------------  DECEMBER 31,
                                               1997       1996         1995
                                             ---------  ---------  ------------
      STATEMENTS OF INCOME
      Total revenues........................ $  16,200  $   6,500    $ 2,900
      Interest expense to Excel Realty
       Trust, Inc...........................    (9,200)    (2,500)    (1,700)
      Development and other fees paid to
       Excel Realty Trust, Inc..............    (2,000)    (2,400)      (300)
      Other expenses........................    (1,600)    (1,700)      (600)
                                             ---------  ---------    -------
      Net income (loss)..................... $   3,400  $    (100)   $   300
                                             =========  =========    =======

  EDV's receivables include loans of approximately $15,100,000 made to a joint venture partnership under a loan commitment related to a retail development project in Florida. In 1997, the joint venture obtained a construction loan which is expected to total approximately $85,000,000 of which $30,000,000 is guaranteed by the Company.

 Excel Legacy Corporation

  In December 1997, the Company filed a registration statement with the Securities and Exchange Commission with respect to the Company's intention to spin off Excel Legacy Corporation ("Legacy"), a newly-formed corporation which is a wholly-owned subsidiary of the Company (the "Spin-off"). Legacy was organized to create and realize value by identifying and making opportunistic real estate investments which are not restricted by REIT tax laws or influenced by the Company's objectives of increasing cash flows and maintaining certain leverage ratios. Prior to the Spin-off, EDV will transfer four notes receivable, a leasehold interest in a parcel of land, an office building and a single tenant building to the Company for a total consideration of $33,300,000. The Company will reduce the note receivable from EDV. The Company will contribute the above assets from EDV together with ten single tenant properties owned by the Company with a

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

December 31, 1997 book value of approximately $46,200,000 and a property held for sale/redevelopment
(Note 2) to Legacy, in exchange for 23,160,757 common shares of Legacy, assumption of debt by Legacy on the ten single tenant properties of approximately $34,200,000, and issuance of a note payable from Legacy to the Company in the amount of $20,600,000. The Spin-off is expected to take place on or about March 31, 1998 through a dividend distribution to the Company's common stockholders, of all Legacy common stock held by the Company. The distribution will consist of one share of Legacy common stock for each share of the Company's common stock held on the record date of March 2, 1998. Upon completion of the Spin-off, Legacy will cease to be a wholly-owned subsidiary of the Company and begin operating as an independent public company. The Company's executive officers will continue to manage the Company's operations as well as supervise the management of Legacy.

5. MORTGAGES PAYABLE:

  The Company had the following mortgages payable at December 31, 1997 and 1996:

                                                              1997     1996
                                                            -------- --------
                                                             (IN THOUSANDS)
      Mortgage notes at 4.15% to 10%, payable in
       installments through 2018 (monthly payments at
       December 31, 1997 of $2,265), collateralized by real
       estate and an assignment of rents:
        Insurance companies................................ $125,377 $ 87,530
        Banks..............................................   77,467   41,656
        Bonds..............................................   40,820   28,530
                                                            -------- --------
          Total mortgages payable.......................... $243,664 $157,716
                                                            ======== ========

  The principal payments required to be made on mortgages payable are as follows (in thousands):

           YEAR
           ----
           1998..................................... $ 15,292
           1999.....................................   51,322
           2000.....................................   23,514
           2001.....................................   22,655
           2002.....................................    7,405
           Thereafter...............................  123,476
                                                     --------
                                                     $243,664
                                                     ========

  Mortgages of $59,477,000 are fully amortizing with the final monthly payments to be made between the years 2004 and 2018.

6. SENIOR NOTES PAYABLE:

  In 1997, the Company issued $75,000,000 of 6.875% Senior Notes due 2004 (the "Senior Notes"). The effective rate on the Senior Notes is 6.982% (6.875% coupon with proceeds before the underwriting discount of $74,561,000). Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 each year. Net proceeds were used to repay outstanding amounts on the credit facility and for general corporate purposes.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

7. NOTES PAYABLE:

  The Company had the following notes payable at December 31, 1997 and 1996:

                                                             1997       1996
                                                           ---------  --------
                                                             (IN THOUSANDS)
      Unsecured credit agreement of $150,000, interest at
       LIBOR + 1.20% (7.20% at December 31, 1997).........  $148,572   $67,000
      Unsecured loan payable to a financial institution,
       interest at 8.75% (converted to LIBOR + 1.20% in
       January 1998)......................................    19,926       --
      Term loan payable to a financial institution,
       interest at LIBOR + 1.75%, repaid in 1997..........       --     10,000
      Line of credit payable to a financial institution,
       repaid in 1997.....................................       --      3,923
        Other.............................................       396       109
                                                           ---------  --------
        Total notes payable...............................  $168,894   $81,032
                                                           =========  ========

  The Company has a revolving credit facility of up to $150,000,000 in unsecured advances from a group of seven banks. The facility expires December 1999 and bears an interest rate based upon the credit rating of the Company. In August 1997, the Company received prospective investment credit ratings of Baa3 and BBB- from Moody's Investor Service and Standard and Poor's Corporation, respectively, on future senior debt securities issued from the Company's $500 million shelf registration. Accordingly, the interest rate on the credit facility is 1.2% over LIBOR.

  In July 1997, the Company bought an interest rate lock related to a proposed Senior Note Offering. The interest rate lock was sold when the Senior Note Offering was postponed until October 1997 and a Common Stock Offering was completed instead. The Company recognized a $896,000 loss on the sale which is included in other items on the Consolidated Statements of Income.

8. CAPITAL LEASES:

  In 1997, the Company acquired a leasehold interest in three shopping centers in California ("Master Leased Centers"). The term of the leases are thirty-four years and the monthly lease payment is $201,000. In addition, the Company has purchased the option to acquire fee title to the Master Leased Centers, exercisable at various times during the terms of the respective leases. The owner of one of the Master Leased Centers has the option to require the Company to purchase the property after the occurrence of certain events. There are no principal payments due on the leases until a Master Leased Center is acquired.

9. STOCKHOLDERS' EQUITY:

 Equity Offerings

  In January 1998, the Company issued 6,300,000 depositary shares each representing 1/10 of a share of 8 5/8% Series B cumulative redeemable preferred stock (the "Preferred B Shares"). The offering price was $25.00 per depositary share with an annual dividend equal to $2.15625, payable quarterly. Net proceeds from the offering totaled $152,538,000.

  In July 1997, the Company issued 2,500,000 shares of common stock with a market price of $28.00 per share for net proceeds of $26.6875 per share or $66,719,000. In February 1997, the Company issued 4,600,000 shares of 8 1/2% Series A Cumulative Convertible Preferred Stock at $25.00 per share (the "Preferred A Shares") with net proceeds totaling approximately $111,400,000. The Preferred A Shares are entitled to an annual distribution of $2.125 per share and are convertible into common shares at a price of $26.06 per share. On or after February 5, 2002, the Preferred A Shares are redeemable by the Company at $25.00 per share in either shares of common stock or cash at the Company's election. The Preferred A Shares rank senior to the

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

Company's common stock and are on a parity with the Preferred B Shares with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding down of the Company. In March 1998, 2,211,120 Preferred A Shares were converted into 2,121,183 shares of the Company's common stock.

  In June 1996, the Company issued 1,725,000 shares of common stock at $20.625 per share and in December 1996, the Company issued an additional 2,990,000 shares of common stock at $22.875 per share.

  Proceeds from the above offerings were used to repay debt, acquire properties, make loans to EDV and for general corporate purposes.

 Distributions

  In 1997, distributions of $0.46, $0.46, $0.50, $0.50 were declared to common stockholders for each of the four quarters, respectively. In 1996, distributions of $0.445, $0.445, $0.46 and $0.46 were declared for each of the four quarters, respectively. In April 1995, the Company adopted a policy of declaring distributions to stockholders of record on the first day of the succeeding quarter, instead of the last day of the current quarter. The payment date of 15 days following each quarter remained unchanged. As such, in 1995, distributions of $0.43 per share were declared on March 31 and paid on April 15 and distributions of $0.445 per share were declared on July 1 and October 1 and paid on July 15 and October 15, respectively. In 1997, distributions of $0.32, $0.53, $0.53 ($2.125 per annum) were paid in April, July, and October 1997, respectively, on the Preferred A Shares.

  For the years ended December 31, 1997, 1996 and 1995, approximately 0%, 9%, and 28%, respectively, of the distributions received by shareholders were considered to be a return of capital for tax purposes.

 Options And Warrants

  The Company has adopted the 1993 Stock Option Plan (the "1993 Stock Plan") for executive officers and other key employees of the Company and its subsidiaries which was amended in 1996. In May 1994, the Company adopted the Directors 1994 Stock Option Plan (the "1994 Stock Plan") for directors options which was also amended in 1996.

  Options may be granted under the 1993 Stock Plan for a period through 2003 and under the 1994 Stock Plan through the year 2004. Options under these plans are exercisable for 10 years from the date of grant. The exercise price of stock options may not be less than 100% of the fair market value of the stock on the date of grant. The aggregate number of shares issuable upon exercise of options under the 1993 Stock Plan may not exceed 1,450,000 shares and the aggregate number of shares issuable upon exercise of options under the 1994 Stock Plan may not exceed 240,000 shares.

  Stock option and warrant activity are summarized as follows:

                                                                WEIGHTED AVERAGE
                                                     OPTIONS/    EXERCISE PRICE
                                                     WARRANTS      PER SHARE
                                                     ---------  ----------------
      Outstanding at January 1, 1995................   602,587      $ 19.15
      Granted--1995.................................   148,250      $ 19.23
      Exercised or expired--1995....................  (106,453)     $ 17.26
      Granted--1996.................................   525,900      $ 21.96
      Exercised--1996...............................   (31,332)     $ 18.05
      Granted--1997.................................   700,250      $ 30.60
      Exercised or forfeited--1997..................  (169,155)     $ 19.81
                                                     ---------
      Outstanding December 31, 1997................. 1,670,047      $ 24.92
                                                     =========

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

  The options and warrants expire at various dates through December 2007. Of the options and warrants, 1,601,316 were issued to officers, directors or affiliates of the Company. At December 31, 1997, options for 143,350 and 168,250 shares were available for granting under the 1993 Stock Plan and 1994 Stock Plan, respectively.

  SFAS No. 123, Accounting for Stock-Based Compensation, requires either the recording or disclosure of compensation cost for stock-based employee compensation plans at fair value. The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation costs have been recognized by the Company.

  Had compensation cost for the Company's two stock option plans been recognized based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net income in 1997 would have been reduced by $1,618,000 from $48,962,000 ($2.06 per share basic, and $1.97 per share--diluted) to $47,344,000 ($1.97 per share--basic, and $1.89 per share--diluted). In 1996 net income would have been reduced by $576,000, from $23,796,000 ($1.66 per share--basic and $1.62 per share--diluted) to $23,220,000 ($1.62 per share--basic and $1.58 per share--diluted) and in 1995, net income would have been reduced by $340,000, from $18,192,000 ($1.51 per share--basic and diluted) to $17,852,000 ($1.49 per share--basic and diluted).

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 7.85%; expected volatility of 18.22%; risk-free interest rate of 5.73% to 6.49%; and expected lives of 4 to 5 years.

 Distribution Reinvestment Plan

  The Company has adopted a distribution reinvestment plan (the "Plan"). Shares purchased under the Plan will be, at the Company's discretion, either newly issued shares of the Company, shares purchased in the open market or a combination of the foregoing. Distributions may be invested in newly issued shares at a 5% discount from the average closing price for the five trading days prior to the distribution pay date or in shares purchased in the open market without brokerage commissions or service charges.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

 Earnings Per Share (EPS)

  In accordance with the disclosure requirements of SFAS No. 128 (Note 1), a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands, except per share amounts).

                                                      1997     1996      1995
                                                     -------  -------  --------
      BASIC EPS
      NUMERATOR:
        Net income.................................. $48,962  $23,796  $ 18,192
        Preferred dividends.........................  (8,798)     --        --
                                                     -------  -------  --------
                                                     $40,164  $23,796  $ 18,192
                                                     =======  =======  ========
      DENOMINATOR:
        Weighted average of common shares
         outstanding................................  19,521   14,312    12,031
                                                     =======  =======  ========
        EARNINGS PER SHARE.......................... $  2.06  $  1.66  $   1.51
                                                     =======  =======  ========
      DILUTED EPS
      NUMERATOR:
        Net income.................................. $48,962  $23,796  $ 18,192
        Preferred dividends.........................  (8,798)     --        --
        Adjustments for ERP third party units.......     601     (285)      --
                                                     -------  -------  --------
        Net income available to common shares....... $40,765  $23,511  $ 18,192
                                                     =======  =======  ========
      DENOMINATOR:
        Weighted average of common shares
         outstanding................................  19,521   14,312    12,031
      Effect of diluted securities:
        Common stock options and warrants...........     252       44         7
        ERP third party units.......................     935      175       --
                                                     -------  -------  --------
                                                      20,708   14,531    12,038
                                                     =======  =======  ========
      EARNINGS PER SHARE............................ $  1.97  $  1.62  $   1.51
                                                     =======  =======  ========

10. FINANCIAL INSTRUMENTS AND CREDIT RISK:

  Financial instruments which potentially subject the Company to concentrations of risk consist principally of cash, accounts receivable and notes receivable. The following fair value disclosure was determined by the Company, using available market information and discounted cash flow analyses as of December 31, 1997 and 1996. However, considerable judgement is necessary to interpret market data and to develop the related estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize upon disposition. The use of different estimation methodologies may have a material effect on the estimated fair value amounts. The Company believes that the carrying values reflected in the Consolidated Balance Sheets at December 31, 1997 and 1996 approximates the fair values for cash, accounts receivable and payable, notes receivable, variable-rate debt, and senior notes payable, and that the market value of its real estate held for sale exceeds the carrying value. The Company estimates that the fair values of its fixed-rate mortgage debt at December 31, 1997 and 1996 is approximately $181,000,000 and $155,000,000, respectively compared to carrying values of $170,000,000 and $153,000,000 on the Company's books.

  At December 31, 1997 the Company's largest and second largest tenant's scheduled annual base rents ("ABR") account for approximately 10% and 9% of the Company's total revenues, respectively. The Company's next three largest tenant's ABR account for approximately 8% in total of the Company's revenues. At December 31, 1997, the Company owned 148 properties located in 28 states. There were 14 properties in California, 14 properties in North Carolina, 13 properties in Indiana, 12 properties in Arizona and 11 properties in Georgia. Approximately 44% of the Company's ABR are derived from these five states.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

11. STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE (IN THOUSANDS):

  The amounts paid for interest during the years ended December 31, 1997, 1996 and 1995 were $21,334,000 $18,116,000 and $16,507,000, respectively.

  In 1997, the Company acquired real estate and other assets of $116,232,000 without the use of cash by issuing $39,332,000 of ERP limited partner units, assuming $43,385,000 of mortgages payable and $26,850,000 of capitalized leases, retiring $3,104,000 of notes receivable and assuming $3,561,000 of notes payable and other liabilities. On April 1, 1997, the Company began consolidating the accounts of ERP when notes and related interest receivable in the amount of $23,427,000 from the Company were converted into limited partnership interests in ERP. Upon this transaction, ERP assets of $81,600,000 (including cash of $355,000) and liabilities of $52,263,000 (net of payables to the Company) were consolidated with the Company's accounts. Also in 1997, the Company redeemed $1,196,000 of ERP limited partnership units by issuing common stock.

  In 1996, the Company acquired real estate and interests in partnerships of $45,073,000 without the use of cash. The Company assumed $43,389,000 of mortgage debt, net of other assets and liabilities, and issued $1,684,000 of common stock. The Company also exchanged $2,947,000 in common stock to repay mortgage debt. In 1995, the Company acquired real estate of $23,997,000 without the use of cash be assuming $22,784,000 of mortgages payable, net of other assets and liabilities, and issued $1,213,000 of common stock.

12. MINIMUM FUTURE RENTALS:

  The Company leases its shopping centers and single-tenant buildings to tenants under noncancelable operating leases generally requiring the tenant to pay a minimum rent adjusted by either (i) fixed increases, (ii) a percentage of gross sales, or (iii) a CPI index. The leases generally either (i) require the tenant to pay all expenses of operating the property such as insurance, property taxes and structural repairs and maintenance, or (ii) require the tenant to reimburse the Company for the tenant's share of real estate taxes and other common area maintenance expenses.

  Minimum future rental revenue for the next five years for the commercial real estate owned at
December 31, 1997 and subject to noncancelable operating leases is as follows (in thousands):

           YEAR
           ----
           1998...................................... $95,562
           1999......................................  88,134
           2000......................................  81,729
           2001......................................  74,458
           2002......................................  67,358
           Thereafter................................ 588,208

13. RETIREMENT PLAN:

  The Company has a 401(k) retirement plan (the "401(k) Plan") covering most of the officers and employees of the Company. The 401(k) Plan permits participants to contribute, until termination of employment with the Company, up to a maximum of 15% of their compensation to the 401(k) Plan. In addition, contributions of participants are matched by the Company in an amount equal to 50% of the participant's contribution in Company stock (up to a maximum of 3% of such person's compensation) plus an annual discretionary contribution, to be determined by the Board of Directors, based upon the performance of the Company. For the years ended December 31, 1997, 1996 and 1995, the Company incurred costs of $109,000, $77,000 and $46,000, respectively, in connection with the 401(k) Plan.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

14. NEW PRONOUNCEMENTS:

  In 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments in an Enterprise and Related Information and SFAS No. 130, Comprehensive Income, which become effective in 1998. The Company has determined that the adoption of these SFASs will not have a material effect on the consolidated financial statements.

15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

  Summarized quarterly financial data for 1997 and 1996 is as follows (in thousands except per share amounts):

                                                           NET INCOME NET INCOME
                                           TOTAL     NET   PER SHARE- PER SHARE
                                          REVENUES INCOME    BASIC     DILUTED
                                          -------- ------- ---------- ----------
      1997:
        First quarter.................... $20,204  $10,310   $0.48      $0.46
        Second quarter...................  23,461   11,191    0.47       0.46
        Third quarter....................  27,360   12,646    0.50       0.48
        Fourth quarter...................  34,433   14,815    0.59       0.56
      1996:
        First quarter.................... $14,707   $5,858   $0.44      $0.44
        Second quarter...................  15,327    4,094    0.31       0.31
        Third quarter....................  15,906    6,899    0.46       0.45
        Fourth quarter...................  17,195    6,945    0.43       0.41

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                ADDITIONS  DEDUCTIONS
                                                ---------- ----------
                                                            ACCOUNTS
                                     BALANCE AT CHARGED TO RECEIVABLE BALANCE AT
                                     BEGINNING   BAD DEBT   WRITTEN     END OF
DESCRIPTION                           OF YEAR    EXPENSE      OFF        YEAR
-----------                          ---------- ---------- ---------- ----------
Allowance for bad debts:
  Year ended December 31, 1997......   $1,608     $  959      $671      $1,896
                                       ======     ======      ====      ======
  Year ended December 31, 1996......   $  726     $1,008      $126      $1,608
                                       ======     ======      ====      ======
  Year ended December 31, 1995......   $  318     $  445      $ 37      $  726
                                       ======     ======      ====      ======

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                          NET COST
                                                     CAPITALIZED (SOLD)
                                                        SUBSEQUENT TO          GROSS AMOUNT AT WHICH
                                  INITIAL COST           ACQUISITION         CARRIED AT CLOSE OF PERIOD
                              --------------------- ---------------------- ------------------------------
                                        BUILDINGS              BUILDINGS             BUILDINGS            ACCUMULATED
                                           AND                    AND                   AND       TOTAL   DEPRECIATION
  DESCRIPTION    ENCUMBRANCES   LAND   IMPROVEMENTS   LAND    IMPROVEMENTS   LAND   IMPROVEMENTS   (A)        (B)
  -----------    ------------ -------- ------------ --------  ------------ -------- ------------ -------- ------------
Sony Building
Burbank, CA.....   $    --    $  2,610   $  2,610   $    --      $  --     $  2,610   $  2,610   $  5,220   $   536
Genetrix
Building
Scottsdale, AZ..        --         666      1,434        (14)       --          652      1,434      2,086       252
Shopping Center
Mesa, AZ........        --       2,394      3,132        (14)       258       2,380      3,390      5,770       694
Office Building
Stillwater, MN..        354        175        525        --          37         175        562        737        95
Kinder Care
#1182
Kalamazoo, MI...        --         170        397        --         --          170        397        567        68
Shopping Center
Phoenix, AZ.....        --       7,312      8,995        (56)     1,354       7,256     10,349     17,605     1,923
Shopping Center
Norton, VA......        --       1,559      7,711        316        187       1,875      7,898      9,773     1,051
Shopping Center
Perry, GA.......      7,140      2,025      8,075         (9)       506       2,016      8,581     10,597     1,088
Shopping Center
Leesburg, FL....        --       1,436      4,584         30        704       1,466      5,288      6,754       921
Shopping Center
Knoxville, TN...      6,092      1,995      6,547        --          12       1,995      6,559      8,554       514
Wal-Mart
Building
Berlin, MI......      1,624        680      1,586        --         --          680      1,586      2,266       200
Wal-Mart
Building
Decateur, IN....      2,416      1,011      2,359        --         --        1,011      2,359      3,370       297
Wal-Mart
Building
Big Rapids, MI..      2,340      1,052      2,455        (10)       --        1,042      2,455      3,497       309
Wal-Mart
Building
Wysomming, PA...      4,710      2,118      4,942        --         --        2,118      4,942      7,060       623
Wal-Mart
Building
Brighton, CO....      2,377      1,069      2,494        --         --        1,069      2,494      3,563       314
Wal-Mart
Building
and Outparcels
Temple, TX......      4,364      1,963      4,580         35        --        1,998      4,580      6,578       577
                                       LIFE ON WHICH
                                       DEPRECIATION
                                         IN LATEST
                                          INCOME
                   DATE OF      DATE   STATEMENTS IS
  DESCRIPTION    CONSTRUCTION ACQUIRED  COMPUTED(3)
  -----------    ------------ -------- -------------
Sony Building
Burbank, CA.....     1988     1989-90    40 years
Genetrix
Building
Scottsdale, AZ..     1971       1990     40 years
Shopping Center
Mesa, AZ........     1970       1990     40 years
Office Building
Stillwater, MN..     1985       1991     40 years
Kinder Care
#1182
Kalamazoo, MI...     1990       1991     40 years
Shopping Center
Phoenix, AZ.....     1988     1991-92    40 years
Shopping Center
Norton, VA......     1989       1992     40 years
Shopping Center
Perry, GA.......     1992       1992     40 years
Shopping Center
Leesburg, FL....     1986       1992     40 years
Shopping Center
Knoxville, TN...     1990       1992     40 years
Wal-Mart
Building
Berlin, MI......     1992       1992     40 years
Wal-Mart
Building
Decateur, IN....     1992       1992     40 years
Wal-Mart
Building
Big Rapids, MI..     1992       1992     40 years
Wal-Mart
Building
Wysomming, PA...     1992       1992     40 years
Wal-Mart
Building
Brighton, CO....     1992       1992     40 years
Wal-Mart
Building
and Outparcels
Temple, TX......     1992       1992     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                     NET COST CAPITALIZED
                                                     (SOLD) SUBSEQUENT TO      GROSS AMOUNT AT WHICH
                                   INITIAL COST           ACQUISITION        CARRIED AT CLOSE OF PERIOD
                               --------------------- --------------------- ------------------------------
                                         BUILDINGS             BUILDINGS             BUILDINGS            ACCUMULATED
                                            AND                   AND                   AND       TOTAL   DEPRECIATION
  DESCRIPTION     ENCUMBRANCES   LAND   IMPROVEMENTS   LAND   IMPROVEMENTS   LAND   IMPROVEMENTS   (A)        (B)
  -----------     ------------ -------- ------------ -------- ------------ -------- ------------ -------- ------------
Wal-Mart
Building
Wabash, IN......    $  2,596   $  1,167   $  2,724   $    --    $    --    $  1,167   $  2,724   $  3,891   $   343
Mtn. Jacks
#210303
Dearborn
Heights, MI.....         --         378      1,134         73        135        451      1,269      1,720       148
Autoworks #125
Hastings, NE....         --         105        332         24         45        129        377        506        44
Autoworks #138
Grand Island,
NE..............         --         189        421         24         44        213        465        678        54
Kindercare #125
Indianapolis,
IN..............         --          63        146          9         18         72        164        236        19
Kindercare #126
Indianapolis,
IN..............         --          63        146          9         18         72        164        236        19
Kindercare #577
High Ridge, MO..         --          60        238         13         26         73        264        337        31
Kindercare #162
Fenton, MO......         --          59        235         13         25         72        260        332        31
Kindercare #128
Indianapolis,
IN..............         --          90        211         14         25        104        236        340        28
Kindercare #134
Indianapolis,
IN..............         --          90        211         14         25        104        236        340        28
Kindercare #132
Indianapolis,
IN..............         --          63        146          9         18         72        164        236        19
DHG (Bellaire)
Houston, TX.....         --          74        110        --         --          74        110        184        14
DHG (Beechnut)
Houston, TX.....         --         103        155        --         --         103        155        258        20
Egghead Software
Maplewood, MN...         --         172        258        --         --         172        258        430        33
United Artists
Pueblo, CO......         --         247        576         37         70        284        646        930        75
Lowes Building
Terre Haute, IN.       3,754      1,325      3,446        530        --       1,855      3,446      5,301       391
                                         LIFE ON WHICH
                                         DEPRECIATION
                                           IN LATEST
                                            INCOME
                    DATE OF      DATE    STATEMENTS IS
  DESCRIPTION     CONSTRUCTION ACQUIRED   COMPUTED(3)
  -----------     ------------ --------- -------------
Wal-Mart
Building
Wabash, IN......      1992          1992   40 years
Mtn. Jacks
#210303
Dearborn
Heights, MI.....      1980          1992   40 years
Autoworks #125
Hastings, NE....      1988          1992   40 years
Autoworks #138
Grand Island,
NE..............      1988          1992   40 years
Kindercare #125
Indianapolis,
IN..............      1975          1992   40 years
Kindercare #126
Indianapolis,
IN..............      1976          1992   40 years
Kindercare #577
High Ridge, MO..      1980          1992   40 years
Kindercare #162
Fenton, MO......      1977          1992   40 years
Kindercare #128
Indianapolis,
IN..............      1976          1992   40 years
Kindercare #134
Indianapolis,
IN..............      1976          1992   40 years
Kindercare #132
Indianapolis,
IN..............      1976          1992   40 years
DHG (Bellaire)
Houston, TX.....      1985          1992   40 years
DHG (Beechnut)
Houston, TX.....      1985          1992   40 years
Egghead Software
Maplewood, MN...      1987          1992   40 years
United Artists
Pueblo, CO......      1977          1992   40 years
Lowes Building
Terre Haute, IN.      1993     1992/1993   40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                       NET COST
                                                  CAPITALIZED (SOLD)
                                                     SUBSEQUENT TO             GROSS AMOUNT AT WHICH
                                  INITIAL COST        ACQUISITION           CARRIED AT CLOSE OF PERIOD
                               ------------------ ------------------------  -------------------------------
                                      BUILDINGS                                                             ACCUMULATED
                                         AND                 BUILDINGS AND           BUILDINGS AND TOTAL    DEPRECIATION
  DESCRIPTION     ENCUMBRANCES LAND  IMPROVEMENTS LAND       IMPROVEMENTS    LAND    IMPROVEMENTS   (A)         (B)
  -----------     ------------ ----- ------------ ---------  -------------  -------- ------------- -------- ------------
Wal-Mart
Building
Orland Hills,
IL..............     6,139     2,631    6,140           --             --      2,631       6,140      8,771     735
Kmart Building
Albany, GA......       --      1,033    1,918          (260)          (482)      773       1,436      2,209     210
Kmart Building
DeSoto, TX......       --        951    1,767           --             152       951       1,919      2,870     252
Kmart Building
Omaha, NE.......       --        924    1,715           --             --        924       1,715      2,639     188
Kmart Building
Pine Bluff, AR..       --        892    1,656           --             --        892       1,656      2,548     181
Kmart Building
Somerville, NJ..       --        836    1,553           --               4       836       1,557      2,393     170
Kmart Building
St. Charles, MD.       --        936    1,738          (296)          (365)      640       1,373      2,013     270
Kash & Karry
Building
Brandon, FL.....       --        698    1,295           --             --        698       1,295      1,993     142
Kroger Building
Clearfield, PA..       --        731    1,357           --             --        731       1,357      2,088     148
Kroger Building
East Albany, GA.       --        639    1,186           --             --        639       1,186      1,825     130
Kroger Building
James Island,
SC..............       --        722    1,340           --             --        722       1,340      2,062     147
Kroger Building
Missouri City,
TX..............       --        790    1,466           --              41       790       1,507      2,297     161
Kroger Building
Muscle Shoals,
AL..............       --        817    1,517           --             --        817       1,517      2,334     166
Kroger Building
Ottawa, IL......       --        902    1,674           --             --        902       1,674      2,576     183
Kroger Building
Scottsboro, AL..       --        703    1,305           --             --        703       1,305      2,008     143
Payless Drug
Building
Yuma, AZ........       --        389      723           --             --        389         723      1,112      79
                                        LIFE ON WHICH
                                        DEPRECIATION
                                          IN LATEST
                                           INCOME
                    DATE OF      DATE   STATEMENTS IS
  DESCRIPTION     CONSTRUCTION ACQUIRED  COMPUTED(3)
  -----------     ------------ -------- -------------
Wal-Mart
Building
Orland Hills,
IL..............      1992       1993     40 years
Kmart Building
Albany, GA......      1981       1993     40 years
Kmart Building
DeSoto, TX......      1980       1993     40 years
Kmart Building
Omaha, NE.......      1981       1993     40 years
Kmart Building
Pine Bluff, AR..      1981       1993     40 years
Kmart Building
Somerville, NJ..      1982       1993     40 years
Kmart Building
St. Charles, MD.      1981       1993     40 years
Kash & Karry
Building
Brandon, FL.....      1982       1993     40 years
Kroger Building
Clearfield, PA..      1982       1993     40 years
Kroger Building
East Albany, GA.      1982       1993     40 years
Kroger Building
James Island,
SC..............      1982       1993     40 years
Kroger Building
Missouri City,
TX..............      1982       1993     40 years
Kroger Building
Muscle Shoals,
AL..............      1982       1993     40 years
Kroger Building
Ottawa, IL......      1982       1993     40 years
Kroger Building
Scottsboro, AL..      1981       1993     40 years
Payless Drug
Building
Yuma, AZ........      1980       1993     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                      NET COST
                                                 CAPITALIZED (SOLD)
                                                    SUBSEQUENT TO            GROSS AMOUNT AT WHICH
                                 INITIAL COST        ACQUISITION           CARRIED AT CLOSE OF PERIOD
                               ----------------- ------------------------  --------------------------------
                                     BUILDINGS                                                              ACCUMULATED
                                        AND                 BUILDINGS AND           BUILDINGS AND TOTAL     DEPRECIATION
  DESCRIPTION     ENCUMBRANCES LAND IMPROVEMENTS LAND       IMPROVEMENTS   LAND     IMPROVEMENTS   (A)          (B)
  -----------     ------------ ---- ------------ ---------  -------------  -------  ------------- --------- ------------
Lucky Building
Phoenix, AZ.....      --       471       875           --             --       471           875      1,346      87
Lucky Building
Coralville, IA..      --       558     1,037           --             --       558         1,037      1,595     113
Lucky Building
Decateur, IL....      --       588     1,093           --             --       588         1,093      1,681     119
Lucky Building
Dubuque, IA.....      --       744     1,383           --             --       744         1,383      2,127     150
Lucky Building
Hobart, IA......      --       617     1,145           --             --       617         1,145      1,762     125
Lucky Building
Mesa, AZ........      --       435       809           --             --       435           809      1,244      88
Lucky Building
Michigan City,
IN..............      --       511       948           --             --       511           948      1,459     104
Lucky Building
Moline, IL......      --       735     1,365           --             --       735         1,365      2,100     149
Lucky Building
Peoria, IL......      --       673     1,249           --             --       673         1,249      1,922     137
Lucky Building
Pittsburgh, PA..      --       862     1,601           --             --       862         1,601      2,463     175
Lucky Building
Springfield, IL.      --       582     1,081           --             --       582         1,081      1,663     118
Lucky Building
Sterling, IL....      --       744     1,382           --             --       744         1,382      2,126     151
Kroger Building
Waterloo, IL....      --       670     1,243           --             --       670         1,243      1,913     136
Safeway Building
Muskogee, OK....      --       906     1,683           --             --       906         1,683      2,589     184
Safeway Building
Sherwood, AR....      --       778     1,445           --             --       778         1,445      2,223     158
Safeway Building
West Monroe, LA.      --       739     1,373           --             --       739         1,373      2,112     150
                                        LIFE ON WHICH
                                        DEPRECIATION
                                          IN LATEST
                                           INCOME
                    DATE OF      DATE   STATEMENTS IS
  DESCRIPTION     CONSTRUCTION ACQUIRED  COMPUTED(3)
  -----------     ------------ -------- -------------
Lucky Building
Phoenix, AZ.....      1981       1993     40 years
Lucky Building
Coralville, IA..      1981       1993     40 years
Lucky Building
Decateur, IL....      1983       1993     40 years
Lucky Building
Dubuque, IA.....      1980       1993     40 years
Lucky Building
Hobart, IA......      1993       1993     40 years
Lucky Building
Mesa, AZ........      1982       1993     40 years
Lucky Building
Michigan City,
IN..............      1983       1993     40 years
Lucky Building
Moline, IL......      1981       1993     40 years
Lucky Building
Peoria, IL......      1983       1993     40 years
Lucky Building
Pittsburgh, PA..      1982       1993     40 years
Lucky Building
Springfield, IL.      1982       1993     40 years
Lucky Building
Sterling, IL....      1980       1993     40 years
Kroger Building
Waterloo, IL....      1982       1993     40 years
Safeway Building
Muskogee, OK....      1981       1993     40 years
Safeway Building
Sherwood, AR....      1981       1993     40 years
Safeway Building
West Monroe, LA.      1981       1993     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                       NET COST
                                                  CAPITALIZED (SOLD)
                                                     SUBSEQUENT TO              GROSS AMOUNT AT WHICH
                                  INITIAL COST        ACQUISITION             CARRIED AT CLOSE OF PERIOD
                               ------------------ -------------------------  --------------------------------
                                      BUILDINGS                                                               ACCUMULATED
                                         AND                  BUILDINGS AND           BUILDINGS AND  TOTAL    DEPRECIATION
  DESCRIPTION     ENCUMBRANCES LAND  IMPROVEMENTS LAND        IMPROVEMENTS    LAND    IMPROVEMENTS    (A)         (B)
  -----------     ------------ ----- ------------ ---------   -------------  -------- ------------- --------- ------------
Rite Aid
Building
East Albany, GA.       --        176      328           --              --        176         328         504      36
Super X Building
Muscle Shoals,
AL..............       --        195      363           --              --        195         363         558      40
Shopping Center
Elizabethtown,
KY..............     4,996     1,888    4,981           --               23     1,888       5,004       6,892     625
Shopping Center
Glasgow, KY.....     4,562       629    5,555           --               24       629       5,579       6,208     685
Shopping Center
Deland, FL......     8,284     3,469    8,125            64             224     3,533       8,349      11,882     946
Shopping Center
Irving, TX......     3,000     1,655    3,074           --                6     1,655       3,080       4,735     331
Shopping Center
Ashland, OH.....       --      2,689    4,994            35             182     2,724       5,176       7,900     606
Shopping Center
Covington, GA...       --      3,188    5,921           (10)             98     3,178       6,019       9,197     642
K-Mart Building
Atlantic, IA....       --        564    1,048           --              --        564       1,048       1,612     104
Kash N' Karry
Building
Homossassa
Springs, FL.....       --        378      702           --              --        378         702       1,080      69
Shopping Center
Brooksville, FL.       --      1,779    3,305           124             400     1,903       3,705       5,608     392
Shopping Center
Celina, OH......       --      1,552    2,882           155             292     1,707       3,174       4,881     302
Shopping Center
Albemarle, NC...     2,499       984    1,827           125             260     1,109       2,087       3,196     204
Shopping Center
Marion, IN......       --        656    1,219            53             115       709       1,334       2,043     126
Shopping Center
Warsaw, IN......       --        568    1,056           110             204       678       1,260       1,938     116
Shopping Center
Terre Haute, IN.     3,042     1,618    3,013           181             343     1,799       3,356       5,155     318
                                        LIFE ON WHICH
                                        DEPRECIATION
                                          IN LATEST
                                           INCOME
                    DATE OF      DATE   STATEMENTS IS
  DESCRIPTION     CONSTRUCTION ACQUIRED  COMPUTED(3)
  -----------     ------------ -------- -------------
Rite Aid
Building
East Albany, GA.      1982       1993     40 years
Super X Building
Muscle Shoals,
AL..............      1982       1993     40 years
Shopping Center
Elizabethtown,
KY..............      1992       1993     40 years
Shopping Center
Glasgow, KY.....      1992       1993     40 years
Shopping Center
Deland, FL......      1993       1993     40 years
Shopping Center
Irving, TX......      1987       1993     40 years
Shopping Center
Ashland, OH.....      1990       1993     40 years
Shopping Center
Covington, GA...      1991       1993     40 years
K-Mart Building
Atlantic, IA....      1980       1994     40 years
Kash N' Karry
Building
Homossassa
Springs, FL.....      1982       1994     40 years
Shopping Center
Brooksville, FL.      1987       1994     40 years
Shopping Center
Celina, OH......      1990       1994     40 years
Shopping Center
Albemarle, NC...      1988       1994     40 years
Shopping Center
Marion, IN......      1989       1994     40 years
Shopping Center
Warsaw, IN......      1989       1994     40 years
Shopping Center
Terre Haute, IN.      1989       1994     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                       NET COST
                                                  CAPITALIZED (SOLD)
                                                     SUBSEQUENT TO             GROSS AMOUNT AT WHICH
                                  INITIAL COST        ACQUISITION            CARRIED AT CLOSE OF PERIOD
                               ------------------ ------------------------  --------------------------------
                                      BUILDINGS                                                              ACCUMULATED
                                         AND                 BUILDINGS AND           BUILDINGS AND  TOTAL    DEPRECIATION
  DESCRIPTION     ENCUMBRANCES LAND  IMPROVEMENTS LAND       IMPROVEMENTS    LAND    IMPROVEMENTS    (A)         (B)
  -----------     ------------ ----- ------------ ---------  -------------  -------- ------------- --------- ------------
Office Building
San Diego, CA...     1,834       753    1,762           --            228        753       1,990       2,743     193
Shopping Center
Hilton Head, SC.     4,286     2,431    4,515           --             14      2,431       4,529       6,960     436
Shopping Center
Lakes Wales, FL.       --      2,028    3,767           --             17      2,028       3,784       5,812     343
Shopping Center
Versailles, KY..     7,920     3,882    7,209           --            171      3,882       7,380      11,262     713
Shopping Center
Mesa, AZ........       --      1,300    2,415           --            308      1,300       2,723       4,023     381
Shopping Center
London, KY......     5,223     3,351    6,223           --             18      3,351       6,241       9,592     581
Q Club Building
Scottsdale, AZ..       --      1,822    3,385             8            14      1,830       3,399       5,229     287
Q Club Building
Phoenix, AZ.....       --      1,813    3,366          (145)          (14)     1,668       3,352       5,020     304
Lowe's Building
Middletown, OH..     4,027     2,187    4,061           --            --       2,187       4,061       6,248     393
Shopping Center
Kannapolis, NC..     2,147     1,035    1,924            69           133      1,104       2,057       3,161     156
Shopping Center
Asheboro, NC....     3,156     2,109    3,917           182           345      2,291       4,262       6,553     281
Shopping Center
Kernersville,
NC..............     2,552     1,096    2,036           178            15      1,274       2,051       3,325     130
Shopping Center
Roxboro, NC.....       --      1,842    3,421           --             29      1,842       3,450       5,292     221
Shopping Center
Siler City, NC..     5,282     2,330    4,328           --             18      2,330       4,346       6,676     277
Shopping Center
Wadesboro, NC...       --      2,264    4,205           --             13      2,264       4,218       6,482     250
Shopping Center
Jonesville, NC..     1,856       824    1,531           --              6        824       1,537       2,361      99
                                        LIFE ON WHICH
                                        DEPRECIATION
                                          IN LATEST
                                           INCOME
                    DATE OF      DATE   STATEMENTS IS
  DESCRIPTION     CONSTRUCTION ACQUIRED  COMPUTED(3)
  -----------     ------------ -------- -------------
Office Building
San Diego, CA...      1988       1994     40 years
Shopping Center
Hilton Head, SC.      1994       1994     40 years
Shopping Center
Lakes Wales, FL.      1994       1994     40 years
Shopping Center
Versailles, KY..      1994       1994     40 years
Shopping Center
Mesa, AZ........      1981       1994     40 years
Shopping Center
London, KY......      1994       1994     40 years
Q Club Building
Scottsdale, AZ..      1994       1994     40 years
Q Club Building
Phoenix, AZ.....      1994       1994     40 years
Lowe's Building
Middletown, OH..      1993       1994     40 years
Shopping Center
Kannapolis, NC..      1992       1994     40 years
Shopping Center
Asheboro, NC....      1988       1995     40 years
Shopping Center
Kernersville,
NC..............      1988       1995     40 years
Shopping Center
Roxboro, NC.....      1989       1995     40 years
Shopping Center
Siler City, NC..      1988       1995     40 years
Shopping Center
Wadesboro, NC...      1988       1995     40 years
Shopping Center
Jonesville, NC..      1988       1995     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                        NET COST
                                                   CAPITALIZED (SOLD)
                                                     SUBSEQUENT TO       GROSS AMOUNT AT WHICH
                                  INITIAL COST        ACQUISITION      CARRIED AT CLOSE OF PERIOD
                               ------------------- ------------------- --------------------------
                                       BUILDINGS           BUILDINGS           BUILDINGS          ACCUMULATED
                                          AND                 AND                 AND      TOTAL  DEPRECIATION   DATE OF
  DESCRIPTION     ENCUMBRANCES  LAND  IMPROVEMENTS LAND   IMPROVEMENTS  LAND  IMPROVEMENTS  (A)       (B)      CONSTRUCTION
  -----------     ------------ ------ ------------ -----  ------------ ------ ------------ ------ ------------ ------------
Shopping Center
and Outparcels
Kinston, NC.....     $  --     $2,871    $5,331    $ 320      $119     $3,191    $5,450    $8,641     $352          1991
Shopping Center
Hilton Head, SC.      2,448     1,157     2,149     (24)       --       1,133     2,149     3,282      119          1989
Shopping Center
Hendersonville,
TN..............        --      1,325     2,461      --         71      1,325     2,532     3,857      146          1989
Shopping Center
Manchester, TN..        --        807     1,499      273       529      1,080     2,028     3,108       96          1990
Shopping Center
Williamsburg,
NC..............      6,027     2,990     5,553      --         39      2,990     5,592     8,582      282          1991
Shopping Center
Atlanta, GA.....        --        954     1,771      --         11        954     1,782     2,736       84          1995
Shopping Center
Oxford, NC......      5,727     2,863     5,318      --         20      2,863     5,338     8,201      252          1991
Shopping Center
Statesville, NC.      9,625     5,821    10,810    1,325       945      7,146    11,755    18,901      532          1991
Shopping Center
Statesboro, GA..      3,305     1,694     3,145      --          6      1,694     3,151     4,845      115          1994
Shopping Center
West Valley, UT.     17,587    12,222    22,699      --        242     12,222    22,941    35,163      593          1970
Shopping Center
and Outparcels
Tucson, AZ......        --      5,996     9,324      (33)      (39)     5,963     9,285    15,248      246       1995/96
Shopping Center
Gadsden, AL(4)..      5,629     2,519     4,682      --        --       2,519     4,682     7,201      259          1995
Shopping Center
Bakersfield,
CA(4)...........        --      6,310    11,718      --         15      6,310    11,733    18,043      156          1970
Shopping Center
Cudahy, CA(4)...        --      1,936     3,602      --          9      1,936     3,611     5,547       50          1968
Shopping Center
Modesto, CA(4)..      1,479     1,998     3,721      --          9      1,998     3,730     5,728       51          1974
Shopping Center
Montebello,
CA(4)...........      9,253     8,055    14,959      --         40      8,055    14,999    23,054      200          1974
                           LIFE ON WHICH
                           DEPRECIATION
                             IN LATEST
                              INCOME
                    DATE   STATEMENTS IS
  DESCRIPTION     ACQUIRED  COMPUTED(3)
  -----------     -------- -------------
Shopping Center
and Outparcels
Kinston, NC.....    1995     40 years
Shopping Center
Hilton Head, SC.    1995     40 years
Shopping Center
Hendersonville,
TN..............    1995     40 years
Shopping Center
Manchester, TN..    1995     40 years
Shopping Center
Williamsburg,
NC..............    1996     40 years
Shopping Center
Atlanta, GA.....    1996     40 years
Shopping Center
Oxford, NC......    1996     40 years
Shopping Center
Statesville, NC.    1996     40 years
Shopping Center
Statesboro, GA..    1996     40 years
Shopping Center
West Valley, UT.    1996     40 years
Shopping Center
and Outparcels
Tucson, AZ......    1996     40 years
Shopping Center
Gadsden, AL(4)..    1997     40 years
Shopping Center
Bakersfield,
CA(4)...........    1997     40 years
Shopping Center
Cudahy, CA(4)...    1997     40 years
Shopping Center
Modesto, CA(4)..    1997     40 years
Shopping Center
Montebello,
CA(4)...........    1997     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                         NET COST
                                                    CAPITALIZED (SOLD)
                                                      SUBSEQUENT TO       GROSS AMOUNT AT WHICH
                                   INITIAL COST        ACQUISITION      CARRIED AT CLOSE OF PERIOD
                               -------------------- ------------------ ----------------------------
                                        BUILDINGS          BUILDINGS            BUILDINGS           ACCUMULATED
                                           AND                AND                  AND       TOTAL  DEPRECIATION   DATE OF
  DESCRIPTION     ENCUMBRANCES  LAND   IMPROVEMENTS LAND  IMPROVEMENTS  LAND   IMPROVEMENTS   (A)       (B)      CONSTRUCTION
  -----------     ------------ ------- ------------ ----- ------------ ------- ------------ ------- ------------ ------------
Shopping Center
Paradise, CA(4).    $ 2,872    $ 1,717   $ 3,189    $ --     $ --      $ 1,717   $ 3,189    $ 4,906     $ 43          1979
Shopping Center
Santa Ana,
CA(4)...........        --       3,731     6,930      --        19       3,731     6,949     10,680       96          1972
Shopping Center
San Dimas,
CA(4)...........      8,100      6,367    11,825      --       --        6,367    11,825     18,192       62       1986-88
Shopping Center
Cornelia, GA(4).      4,094      2,183     4,054      --        19       2,183     4,073      6,256      193          1990
Shopping Center
Dalton, GA(4)...      2,337      1,261     2,341      --        16       1,261     2,357      3,618      137          1990
Shopping Center
Snellville,
GA(4)...........      2,801      3,124     5,802      --       123       3,124     5,925      9,049      345          1985
Shopping Center
Campbellsville,
KY(4)...........      5,497      2,950     5,479      --        45       2,950     5,524      8,474      247          1989
Office Building
Fridley, MN(4)..      5,800      2,171     4,031      --        79       2,171     4,110      6,281      176          1991
Shopping Center
Winton-Salem,
NC(4)...........      6,131      2,848     5,289      --         9       2,848     5,298      8,146      138          1995
Shopping Center
Reno, NV(4).....        --       3,785     7,028      --         8       3,785     7,036     10,821       93          1974
Shopping Center
N. Charleston,
SC(4)...........      3,905      1,826     3,390      --       --        1,826     3,390      5,216       95          1996
Shopping Center
Chattanooga,
TN(4)...........      4,340      2,036     3,781      --       --        2,036     3,781      5,817      130          1995
Shopping Center
Kimball, TN(4)..     10,379      2,494     3,940      --     9,287       2,494    13,227     15,721      274          1987
Shopping Center
Shelbyville,
TN(4)...........        --         974     1,809      --        26         974     1,835      2,809      104          1985
Shopping Center
Tullahoma,
TN(4)...........      9,116      4,051     7,524      --       --        4,051     7,524     11,575      258          1995
Firstar Bank
Building
Burnsville, MN..        --         441       818      --       --          441       818      1,259        8          1975
                           LIFE ON WHICH
                           DEPRECIATION
                             IN LATEST
                              INCOME
                    DATE   STATEMENTS IS
  DESCRIPTION     ACQUIRED  COMPUTED(3)
  -----------     -------- -------------
Shopping Center
Paradise, CA(4).    1997     40 years
Shopping Center
Santa Ana,
CA(4)...........    1997     40 years
Shopping Center
San Dimas,
CA(4)...........    1997     40 years
Shopping Center
Cornelia, GA(4).    1996     40 years
Shopping Center
Dalton, GA(4)...    1995     40 years
Shopping Center
Snellville,
GA(4)...........    1995     40 years
Shopping Center
Campbellsville,
KY(4)...........    1996     40 years
Office Building
Fridley, MN(4)..    1996     40 years
Shopping Center
Winton-Salem,
NC(4)...........    1996     40 years
Shopping Center
Reno, NV(4).....    1997     40 years
Shopping Center
N. Charleston,
SC(4)...........    1997     40 years
Shopping Center
Chattanooga,
TN(4)...........    1996     40 years
Shopping Center
Kimball, TN(4)..    1995     40 years
Shopping Center
Shelbyville,
TN(4)...........    1995     40 years
Shopping Center
Tullahoma,
TN(4)...........    1996     40 years
Firstar Bank
Building
Burnsville, MN..    1997     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                          NET COST
                                                     CAPITALIZED (SOLD)
                                                        SUBSEQUENT TO        GROSS AMOUNT AT WHICH
                                   INITIAL COST          ACQUISITION       CARRIED AT CLOSE OF PERIOD
                               --------------------- ------------------- ------------------------------
                                         BUILDINGS           BUILDINGS             BUILDINGS            ACCUMULATED
                                            AND                 AND                   AND       TOTAL   DEPRECIATION   DATE OF
  DESCRIPTION     ENCUMBRANCES   LAND   IMPROVEMENTS  LAND  IMPROVEMENTS   LAND   IMPROVEMENTS   (A)        (B)      CONSTRUCTION
  -----------     ------------ -------- ------------ ------ ------------ -------- ------------ -------- ------------ ------------
Shopping Center
Camarillo, CA...     $  --     $  2,538   $  4,719   $  --     $  --     $  2,538   $  4,719   $  7,257    $  64          1971
Shopping Center
Coachella, CA...        --          515        956      --        --          515        956      1,471       13          1991
Shopping Center
Fresno, CA......        --        6,511     12,092      --        --        6,511     12,092     18,603      214          1993
Shopping Center
Fresno, CA......        --        3,207      5,956      --        --        3,207      5,956      9,163      105          1995
Shopping Center
Pleasanton, CA..        --        7,634     14,178      --        --        7,634     14,178     21,812      103       1995-96
Shopping Center
Westminster, CO.        --       15,336     28,481      --        --       15,336     28,481     43,817       30          1996
Shopping Center
Miami, FL.......        --        6,908     12,832      --        --        6,908     12,832     19,740       67          1996
Shopping Center
Naples, FL......        --        4,071      7,561      --        --        4,071      7,561     11,632       39          1995
Shopping Center
Clearwater, FL..        --        8,158     15,151      --        --        8,158     15,151     23,309       16          1973
Shopping Center
Thomasville, NC.        --        2,004      3,732      --        --        2,004      3,732      5,736       67          1996
Shopping Center
Richland
Township, PA....      3,674       1,875      3,482      --        --        1,875      3,482      5,357       40          1993
Shopping Center
Elizabethtown,
PA..............        --        4,230      7,857      --        --        4,230      7,857     12,087       41       1993-94
Shopping Center
James Island,
SC..............        --        3,381      6,279      --        --        3,381      6,279      9,660       33       1993-94
Shopping Center
Collegedale, TN.      4,966       2,266      4,208      --        --        2,266      4,208      6,474       48          1997
K-Mart Building
Brooksville, FL.        --        1,795      3,334      --        --        1,795      3,334      5,129       45          1987
Shopping Center
Winchester, TN..        --        3,901      7,246      --        --        3,901      7,246     11,147        7          1997
                           LIFE ON WHICH
                           DEPRECIATION
                             IN LATEST
                              INCOME
                    DATE   STATEMENTS IS
  DESCRIPTION     ACQUIRED  COMPUTED(3)
  -----------     -------- -------------
Shopping Center
Camarillo, CA...    1997     40 years
Shopping Center
Coachella, CA...    1997     40 years
Shopping Center
Fresno, CA......    1997     40 years
Shopping Center
Fresno, CA......    1997     40 years
Shopping Center
Pleasanton, CA..    1997     40 years
Shopping Center
Westminster, CO.    1997     40 years
Shopping Center
Miami, FL.......    1997     40 years
Shopping Center
Naples, FL......    1997     40 years
Shopping Center
Clearwater, FL..    1997     40 years
Shopping Center
Thomasville, NC.    1997     40 years
Shopping Center
Richland
Township, PA....    1997     40 years
Shopping Center
Elizabethtown,
PA..............    1997     40 years
Shopping Center
James Island,
SC..............    1997     40 years
Shopping Center
Collegedale, TN.    1997     40 years
K-Mart Building
Brooksville, FL.    1997     40 years
Shopping Center
Winchester, TN..    1997     40 years

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                             NET COST
                                                        CAPITALIZED (SOLD)
                                                          SUBSEQUENT TO          GROSS AMOUNT AT WHICH
                                     INITIAL COST          ACQUISITION         CARRIED AT CLOSE OF PERIOD
                                 --------------------- --------------------- ------------------------------
                                           BUILDINGS             BUILDINGS             BUILDINGS            ACCUMULATED
                                              AND                   AND                   AND       TOTAL   DEPRECIATION
  DESCRIPTION       ENCUMBRANCES   LAND   IMPROVEMENTS  LAND    IMPROVEMENTS   LAND   IMPROVEMENTS   (A)        (B)
  -----------       ------------ -------- ------------ -------  ------------ -------- ------------ -------- ------------
Winn Dixie
Building
Chatannooga, TN.      $    --    $    739   $  1,373   $   --     $   --     $    739   $  1,373   $  2,112   $    27
Shopping Center
Glendale, AZ....           --       3,951      7,337       --         --        3,951      7,337     11,288        69
Shopping Center
Mesa, AZ........           --       2,445      4,542       --         --        2,445      4,542      6,987        43
Shopping Center
Dalton, GA......           --       1,232      2,288       --         --        1,232      2,288      3,520        45
Shopping Center
Arlington, TX...           --       9,595     17,820       --         --        9,595     17,820     27,415        93
Property Held
for
Sale/Redevelopment
Scottsdale, AZ..           --       2,940      5,460    (2,940)     9,242           0     14,702     14,702       --
                      --------   --------   --------   -------    -------    --------   --------   --------   -------
                      $243,664   $307,454   $590,291   $   541    $27,232    $307,995   $617,523   $925,518   $33,936
                      ========   ========   ========   =======    =======    ========   ========   ========   =======
                            (1)
                                          LIFE ON WHICH
                                          DEPRECIATION
                                            IN LATEST
                                             INCOME
                      DATE OF      DATE   STATEMENTS IS
  DESCRIPTION       CONSTRUCTION ACQUIRED  COMPUTED(3)
  -----------       ------------ -------- -------------
Winn Dixie
Building
Chatannooga, TN.         1995      1997     40 years
Shopping Center
Glendale, AZ....      1989-91      1997     40 years
Shopping Center
Mesa, AZ........      1986-97      1997     40 years
Shopping Center
Dalton, GA......         1994      1997     40 years
Shopping Center
Arlington, TX...      1992-93      1997     40 years
Property Held
for
Sale/Redevelopment
Scottsdale, AZ..         1989      1993           (2)

----
(1) Listing does not include debt related to capitalized leases on three ERP properties totaling $26,850.
(2) At December 31, 1997, this property was held for sale / redevelopment. Depreciation expense is not being charged to the property.
(3) Tenant improvements and other costs capitalized subsequent to acquisition are depreciated over 2-40 years.
(4) These properties are owned by Excel Realty Partners, L.P. ("ERP") . The Company began consolidating the accounts of ERP on April 1, 1997. Acquisition dates are dates properties were contributed to ERP.

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

[a] Reconciliation of total real estate carrying value for the past three years is as follows:

                                                    1997      1996      1995
                                                  --------  --------  --------
      Balance at beginning of year............... $479,478  $386,925  $359,459
      Acquisitions...............................  365,919    93,190    47,583
      Improvements and other additions...........   10,800     6,206     7,473
      Consolidation of ERP at April 1, 1997......   80,724       --        --
      Cost of property sold......................  (10,662)   (5,999)  (27,590)
      Impairment of real estate..................     (741)     (844)
                                                  --------  --------  --------
      Balance at end of year..................... $925,518  $479,478  $386,925
                                                  ========  ========  ========
      Total cost for federal income tax purposes
       at the end of each year................... $879,950  $476,266  $386,062
                                                  ========  ========  ========

[b] Reconciliation of accumulated depreciation for the past three years is as follows:

                                                    1997      1996      1995
                                                  --------  --------  --------
      Balance at beginning of year............... $ 21,976  $ 14,909  $ 10,228
      Depreciation expense.......................   11,389     7,354     6,845
      Consolidation of ERP at April 1, 1997......    1,283       --        --
      Deletions--property sold...................     (712)     (287)   (1,918)
      Reclass to real estate held for sale.......      --        --       (246)
                                                  --------  --------  --------
      Balance at end of year..................... $ 33,936  $ 21,976  $ 14,909
                                                  ========  ========  ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           EXCEL REALTY TRUST, INC.,

                              ERT MERGER SUB, INC.

                                      AND

                             NEW PLAN REALTY TRUST

                               DATED MAY 14, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
 ARTICLE 1.  THE MERGER..............    I-1
  1.1.       The Merger..............    I-1
  1.2.       The Closing.............    I-2
  1.3.       Effective Time..........    I-2
             Revision of Form of
  1.4.       Transaction.............    I-2
             ORGANIZATION OF THE
 ARTICLE 2.  SURVIVING TRUST.........    I-2
  2.1.       Declaration of Trust....    I-2
  2.2.       Trustees................    I-2
  2.3.       Officers................    I-2
 ARTICLE 3.  ORGANIZATION OF EXCEL...    I-3
             Articles of
  3.1.       Incorporation...........    I-3
  3.2.       Bylaws..................    I-3
  3.3.       Directors...............    I-3
  3.4.       Officers................    I-3
  3.5.       Excel Stock Dividend....    I-3
 ARTICLE 4.  EFFECT OF THE MERGER ON
             THE CAPITAL STOCK OF THE
             CONSTITUENT
             PARTIES; EXCHANGE OF
             CERTIFICATES............    I-3
  4.1.       Effect on Capital Stock.    I-3
             Exchange of
  4.2.       Certificates............    I-5
             REPRESENTATIONS AND
 ARTICLE 5.  WARRANTIES OF NEW PLAN..    I-7
             Existence; Good
             Standing; Authority;
  5.1.       Compliance With Law.....    I-7
             Authorization, Validity,
             and Effect of
  5.2.       Agreements..............    I-8
  5.3.       Capitalization..........    I-8
  5.4.       Subsidiaries............    I-9
  5.5.       Other Interests.........    I-9
  5.6.       No Violation............    I-9
  5.7.       SEC Documents...........   I-10
  5.8.       Litigation..............   I-10
             Absence of Certain
  5.9.       Changes.................   I-10
  5.10.      Taxes...................   I-10
  5.11.      Books and Records.......   I-12
  5.12.      Properties..............   I-12
  5.13.      Environmental Matters...   I-13
  5.14.      Employee Benefit Plans..   I-13
  5.15.      Labor Matters...........   I-14
  5.16.      No Brokers..............   I-14
             Opinion of Financial
  5.17.      Advisor.................   I-14
  5.18.      Excel Stock Ownership...   I-14
             Related Party
  5.19.      Transactions............   I-14
             Contracts and
  5.20.      Commitments.............   I-15

                                                                            PAGE
                                                                            ----
  5.21.      Leases.......................................................  I-15
  5.22.      Investment Company Act of 1940...............................  I-15
  5.23.      Certain Payments Resulting From Transactions.................  I-15
  5.24.      State Takeover Statutes......................................  I-16
 ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF EXCEL......................  I-16
  6.1.       Existence; Good Standing; Authority; Compliance With Law.....  I-16
  6.2.       Authorization, Validity and Effect of Agreements.............  I-16
  6.3.       Capitalization...............................................  I-17
  6.4.       Subsidiaries.................................................  I-17
  6.5.       Other Interests..............................................  I-18
  6.6.       No Violation.................................................  I-18
  6.7.       SEC Documents................................................  I-18
  6.8.       Litigation...................................................  I-19
  6.9.       Absence of Certain Changes...................................  I-19
  6.10.      Taxes........................................................  I-19
  6.11.      Books and Records............................................  I-20
  6.12.      Properties...................................................  I-20
  6.13.      Environmental Matters........................................  I-21
  6.14.      Employee Benefit Plans.......................................  I-22
  6.15.      Labor Matters................................................  I-22
  6.16.      No Brokers...................................................  I-22
  6.17.      Opinion of Financial Advisor.................................  I-22
  6.18.      New Plan Share Ownership.....................................  I-23
  6.19.      Related Party Transactions...................................  I-23
  6.20.      Contracts and Commitments....................................  I-23
  6.21.      Leases.......................................................  I-23
  6.22.      Investment Company Act of 1940...............................  I-23
  6.23.      Certain Payments Resulting From Transactions.................  I-23
  6.24.      State Takeover Statutes......................................  I-24
  6.25.      Legacy Arrangements..........................................  I-24
 ARTICLE 7.  COVENANTS....................................................  I-24
  7.1.       No Solicitation by New Plan..................................  I-24
  7.2.       No Solicitation by Excel.....................................  I-26
  7.3.       Conduct of Businesses........................................  I-27
  7.4.       Meetings of Stockholders.....................................  I-31
  7.5.       Filings; Other Action........................................  I-32
  7.6.       Inspection of Records........................................  I-32
  7.7.       Publicity....................................................  I-32
  7.8.       Registration Statement.......................................  I-33
  7.9.       Listing Application..........................................  I-33
  7.10.      Affiliates of New Plan.......................................  I-33
  7.11.      Expenses.....................................................  I-34
  7.12.      Indemnification..............................................  I-34

                                                                            PAGE
                                                                            ----
  7.13.       Employees..................................................   I-35
  7.14.       Reorganization.............................................   I-36
  7.15.       Advice of Changes..........................................   I-36
  7.16.       REIT Status................................................   I-36
  7.17.       Governance.................................................   I-36
  7.18.       Corporate Headquarters.....................................   I-37
  7.19.       Amendments to Excel DRIP...................................   I-37
  7.20.       Legacy Arrangements........................................   I-37
  7.21.       Consulting Agreement.......................................   I-37
  7.22.       No Sale Agreements.........................................   I-37
  7.23.       Dividends..................................................   I-37
  7.24.       Executive Employment Agreements............................   I-37
  7.25.       Certain Agreements.........................................   I-38
 ARTICLE 8.   CONDITIONS.................................................   I-38
  8.1.        Conditions to Each Party's Obligation to Effect the Merger.   I-38
  8.2.        Conditions to Obligations of New Plan to Effect the Merger.   I-38
  8.3.        Conditions to Obligation of Excel to Effect the Merger.....   I-40
 ARTICLE 9.   TERMINATION................................................   I-40
  9.1.        Termination by Mutual Consent..............................   I-40
  9.2.        Termination by Either Excel or New Plan....................   I-41
  9.3.        Termination by New Plan....................................   I-41
  9.4.        Termination by Excel.......................................   I-41
  9.5.        Certain Fees and Expenses Upon Effect of Termination and
              Abandonment................................................   I-42
  9.6.        Investigation..............................................   I-44
 ARTICLE 10.  GENERAL PROVISIONS.........................................   I-44
 10.1.        Nonsurvival of Representations, Warranties and Agreements..   I-44
 10.2.        Notices....................................................   I-44
 10.3.        Assignment; Binding Effect; Benefit........................   I-45
 10.4.        Entire Agreement...........................................   I-45
 10.5.        Confidentiality............................................   I-45
 10.6.        Amendment..................................................   I-45
 10.7.        Governing Law..............................................   I-45
 10.8.        Counterparts...............................................   I-45
 10.9.        Headings...................................................   I-45
 10.10.       Interpretation.............................................   I-45
 10.11.       Extension; Waiver..........................................   I-46
 10.12.       Severability...............................................   I-46
 10.13.       Enforcement of Agreement...................................   I-46
 10.14.       Interpretation and Certain Definitions.....................   I-46
 10.15.       Limitation of Liability....................................   I-46

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 14, 1998, among EXCEL REALTY TRUST, INC., a Maryland corporation ("Excel"), ERT MERGER SUB, INC., a Maryland corporation and wholly-owned subsidiary of Excel ("Sub"), and NEW PLAN REALTY TRUST, a Massachusetts business trust ("New Plan").

                                   RECITALS

  A. The Board of Directors of Excel and the Board of Trustees of New Plan have both determined that a business combination between Excel and New Plan is in the best interests of their respective companies and stockholders and holders of shares of beneficial interest (sometimes hereinafter referred to as "shareholders") and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger of Sub with and into New Plan upon the terms and subject to the conditions set forth herein.

  B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

  C. Each of Excel and New Plan has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

  D. Excel, Sub and New Plan desire to make certain representations, warranties and agreements as provided in this Agreement.

  E. Simultaneously herewith, (i) Excel and Arnold Laubich ("Laubich"), currently New Plan's President and Chief Executive Officer, have entered into an employment agreement (in the form of Exhibit A-1 hereto) to be effective as of the Effective Time (as herein defined) and (ii) Excel and Gary Sabin ("Sabin"), currently Excel's Chairman and Chief Executive Officer, have entered into an employment agreement (in the form of Exhibit A-2 hereto) to be effective as of the Effective Time.

  F. Simultaneous herewith, Laubich, Sabin and William Newman ("Newman") have entered into (i) a Voting Agreement in the form of Exhibit B-1 hereto (for Sabin) and Exibit B-2 hereto (for Laubich and Newman) with respect to approval of the Merger, this Agreement and the transactions contemplated hereby and
(ii) a Support Agreement in the form of Exhibit C-1 hereto (for Sabin) and Exhibit C-2 hereto (for Laubich and Newman) with respect to certain matters from and after the Effective Time.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE 1.

                                  The Merger

  1.1. The Merger. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into New Plan in accordance with this Agreement and the separate corporate existence of Sub shall thereupon cease (the "Merger"). New Plan shall continue as the surviving trust in the Merger (sometimes hereinafter referred to as the "Surviving Trust"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL") and in the Amended and Restated Declaration of Trust of New Plan dated January 15, 1996 (the "Declaration of Trust") as amended by the Trust Amendments (the "Trust Amendments") set forth on Schedule 1.1 hereto under Massachusetts law.

  1.2. The Closing. On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated under
Article 9 hereof, the closing of the Merger (the "Closing") shall take place
(a) at the offices of Latham & Watkins in New York, New York, at 9:00 a.m., local time, on the third business day immediately following the day on which the condition set forth in Section 8.1(a) has been satisfied, provided that if all the other conditions set forth in Article 8 are not then fulfilled or waived on such third business day, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are so fulfilled or waived, subject however, to Article 9 hereof, or (b) at such other time, date or place as Excel and New Plan may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." As used herein, "business day" shall mean a day on which banks are not required or authorized to close in The City of New York.

  1.3. Effective Time. At the Closing, the parties hereto shall cause Articles of Merger meeting the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date, and the Trustees of New Plan shall cause to be properly executed and filed with the Secretary of the Commonwealth of Massachusetts a certificate as to the due adoption of the Trust Amendments and of the effectiveness of the Merger provided for in this Agreement to which shall be attached a duplicate copy of such Articles of Merger (the "Certificate of Amendment and Merger"). The Merger shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the filing of the Certificate of Amendment and Merger with the Secretary of the Commonwealth of Massachusetts (the "Effective Time").

  1.4. Revision of Form of Transaction. In the event that consummation of the Merger as contemplated by this Agreement would result in a Excel Material Adverse Effect (as defined herein) at or following the Effective Time as a result of the failure of the Surviving Trust to be treated as a qualified REIT subsidiary (as defined in the Code) under applicable provisions of state law, then the parties shall effect the business combination of New Plan and Excel as a direct merger of New Plan into Excel and such Merger shall be deemed the "Merger" hereunder, and this Agreement shall be deemed automatically amended by the parties as appropriate to give effect to the revised form of such business combination with each party executing a written amendment to this Agreement as necessary to reflect the foregoing, provided that in such case the Excel Series D Preferred Stock (as herein defined) shall not have voting rights on general stockholder matters. Such amendment shall not change the substantive terms of this Agreement, including, without limitation, provisions with respect to the consideration to be received by the holders of New Plan Common Shares (as herein defined).

                                  ARTICLE 2.

                      Organization of the Surviving Trust

  2.1. Declaration of Trust. The Declaration of Trust in effect immediately prior to the Effective Time (after giving effect to the Trust Amendments which shall be submitted to the New Plan shareholders at the New Plan Shareholders Meeting (as herein defined) and made effective immediately prior to the Effective Time) shall be the Declaration of Trust of the Surviving Trust, until duly amended in accordance with the provisions of the Declaration of Trust and applicable law.

  2.2. Trustees. The persons listed on Schedule 2.2 hereto shall become the trustees of the Surviving Trust as of the Effective Time, subject to Section 3.3.

  2.3. Officers. The persons listed on Schedule 2.3 hereto with their respective titles shall be the officers of the Surviving Trust as of the Effective Time, subject to Section 3.4.

                                  ARTICLE 3.

                             Organization of Excel

  3.1. Articles of Incorporation. The charter, as amended (the "Charter") of Excel in effect immediately prior to the Effective Time shall be the Charter of Excel from and after the Effective Time until duly amended in accordance with applicable law; provided that, as of the Effective Time and subject to receipt of the requisite approval of the stockholders of Excel at the Excel Stockholders Meeting (as herein defined), (i) Article II of the Charter shall be amended to read in its entirety as follows: "The name of the corporation (which is hereinafter called the "Corporation") is New Plan Excel Realty Trust, Inc." and (ii) such Charter shall be further amended as set forth on
Schedule 3.1 to this Agreement (such amendment being referred to herein as the "Excel Charter Amendment").

  3.2. Bylaws. The Bylaws of Excel in effect immediately prior to the Effective Time shall be the Bylaws of Excel from and after the Effective Time until duly amended in accordance with applicable law; provided that, as of the Effective Time, the Bylaws of Excel shall be amended and restated as set forth on Schedule 3.2 to this Agreement.

  3.3. Directors. As of the Effective Time, the Board of Directors of Excel shall be reconstituted to have fifteen (15) members, nine (9) to be designated by New Plan and six (6) to be designated by Excel, as further set forth on
Schedule 3.3 so that the persons listed on Schedule 3.3 hereto shall become the directors of Excel as of the Effective Time. In the event that any person designated on Schedule 2.2 or 3.3 (including by reason of this sentence) is unable or unwilling to serve as a director of Excel or trustee of the Surviving Trust as of the Effective Time, then New Plan shall designate the replacement for any such persons who are trustees of or designated by New Plan, and Excel shall designate the replacement for any such persons who are directors of or designated by Excel and in each case, such replacement designees shall be treated as if set forth on Schedule 2.2 or 3.3, as the case may be, as of the date hereof in place of the person for whom he or she has been designated as a replacement.

  3.4. Officers. The persons listed on Schedule 3.4 hereto with their respective titles shall be the officers of Excel as of the Effective Time. In the event that prior to the Effective Time any person designated on Schedule
2.3 or 3.4 (including by reason of this sentence) is unable or unwilling to serve as an officer of the Surviving Trust or Excel as set forth on Schedule
2.3 or 3.4, as the case may be, New Plan and Excel shall mutually determine the person or persons to serve as such officer in replacement for such person.

  3.5. Excel Stock Dividend. New Plan and Excel agree that Excel shall declare and pay on each share of Excel Common Stock a dividend of .2 of a share of Excel Common Stock (the "Excel Stock Dividend"). Both the record date and the payment date for such dividend shall be before the Effective Time. In the case of any holder of Excel Common Stock entitled to receive a dividend of a whole number of shares plus a fraction of one share (after taking into account all shares owned by such holder), such holder shall receive such whole number of shares but, in satisfaction and redemption of such holder's right to receive such fraction of one share, such holder shall receive cash in an amount equal to such fraction of the value of one share of Excel Common Stock, determined as the average of the high and low trading prices of a share of Excel Common Stock on the New York Stock Exchange on the record date for the Excel Stock Dividend.

                                  ARTICLE 4.

         Effect of the Merger on the Capital Stock of the Constituent
                       Parties; Exchange of Certificates

  4.1. Effect on Capital Stock.

  (a) At the Effective Time, each share of beneficial interest, no par value, of New Plan ("New Plan Common Shares") together with the New Plan Rights (as herein defined) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Excel or the holders of any of the securities of either of these entities, be cancelled and converted into, subject to the prior distribution of the Excel Stock Dividend, the right to receive one (1) (the "Exchange Ratio") share of common stock, par value $.01 per share, of Excel ("Excel Common Stock"). The Exchange Ratio and corresponding number of shares of Excel Common Stock to be issued in the Merger shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (other than the Excel Stock Dividend), reorganization, recapitalization or other like change with respect to the Excel Common Stock or New Plan Common Shares occurring after the date hereof and prior to the Effective Time (subject, however, to Sections 7.3(b)(iv) and 7.3(c)(iv) hereof). Each New Plan Common Share to be converted in the Merger shall be converted, without further consideration together with its associated share purchase right (a "New Plan Right") issued pursuant to the Rights Agreement between New Plan and Bank Boston, N.A., as rights agent. References herein to New Plan Common Shares to be converted in the Merger are deemed to include the associated New Plan Rights. Each share of Excel Common Stock issued to holders of New Plan Common Shares in the Merger shall be issued together with one associated preferred stock purchase right (an "Excel Right") in accordance with the Rights Agreement between Excel and BankBoston, N.A., as rights agent. References herein to shares of Excel Common Stock issuable in connection with the Merger are deemed to include the associated Excel Rights.

  (b) At the Effective Time, each Depositary Share representing one-tenth of a share of 7.8% Series A Cumulative Step-up Rate Premium Preferred Shares, par value $1.00 per share, of New Plan ("New Plan Preferred Shares") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Excel or the holders of any of the securities of either of these entities, be cancelled and converted into the right to receive one voting depositary share representing a one-tenth fractional interest in a share of 7.8% Series D Cumulative Voting Step-up Rate Premium Preferred Stock, par value $.01 per share, of Excel ("Excel Series D Preferred Stock"), and shall have a liquidation preference of $50.00 per share. The Excel Series D Preferred Stock shall have the same terms as the New Plan Preferred Shares and such other terms which are reflected on Schedule 4.1(b) hereto and which other terms are hereafter approved by New Plan, shall have ten (10) votes per share, with each depositary share representing a one-tenth fractional interest in a share of Excel Series D Preferred Stock (a "Excel Series D Depositary Share") having one vote per share (voting together with the Excel Common Stock) and shall accrue dividends from the end of the last period with respect to which the New Plan Preferred Shares received a dividend payment (it being agreed that Excel shall cooperate with New Plan to address such other terms promptly hereafter). The shares of Excel Common Stock to be issued to holders of New Plan Common Shares and the Excel Series D Depositary Shares to be issued in the Merger to holders of New Plan Preferred Shares are sometimes referred to collectively herein as the "Merger Consideration."

  (c) At the Effective Time, each share of common stock, par value $.01 per share, of Sub ("Sub Common Stock"), outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Sub or the holder of the securities of either of these entities, be canceled and converted into the right to receive one New Plan Common Share.

  (d) As a result of the Merger and without any action on the part of the holder thereof, all New Plan Common Shares and New Plan Preferred Shares outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any New Plan Common Share or New Plan Preferred Share shall thereafter cease to have any rights with respect to such New Plan Common Share or New Plan Preferred Share, except the right to receive, without interest, the Merger Consideration (including the rights described in Sections 4.2(c), 4.2(d) and 4.2(e) hereof) and cash in lieu of fractional shares of Excel Common Stock upon the surrender of such Certificate.

  (e) Each New Plan Common Share or New Plan Preferred Share issued and held in New Plan's treasury at the Effective Time or owned of record or beneficially by Excel, if any, shall by virtue of the Merger cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor. Each share of Excel Common Stock and Excel Series D Preferred Stock issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

  (f) To the extent that acceleration by New Plan of the exercisability of any outstanding option to purchase New Plan Common Shares (each, an "New Plan Option") is permitted but not required by the applicable governing instrument, New Plan shall not elect to cause such acceleration to occur. In connection therewith, at the Effective Time, to the extent not prohibited by the terms of the relevant governing instrument, New Plan's obligations with respect to each New Plan Option that is outstanding and unexercised immediately prior thereto shall be assumed by Excel, as follows. Each New Plan Option shall cease to represent a right to purchase New Plan Common Shares and shall instead represent a right to purchase shares of Excel Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of whichever of New Plan's Amended and Restated 1985 Incentive Stock Option Plan, March 1991 Stock Option Plan, Non-Qualified Stock Option Plan, 1991 Stock Option Plan or 1997 Stock Option Plan (collectively, the "New Plan Employee Stock Plans"), that the New Plan Option was issued under and the agreements evidencing grants thereunder, including subject to the provisions of the first sentence of this Section 4.1(f), the accelerated vesting of New Plan Options that shall occur in connection with and by virtue of the Merger as and to the extent required by the New Plan Employee Stock Plans or such agreements):

    (i) the number of shares of Excel Common Stock to be subject to the assumed New Plan Option shall be equal to the product of the number of New Plan Common Shares that were subject to the option and the Exchange Ratio, provided that any fractional share of Excel Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and

    (ii) the exercise price per share of Excel Common Stock under the assumed New Plan Option shall be equal to the exercise price per New Plan Common Share under the option before the assumption by Excel divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

Except as provided above, each such assumed New Plan Option shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to New Plan Options immediately prior to the Effective Time. No later than the Effective Time, Excel will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor form) in order to register the shares of Excel Common Stock issuable in connection with the assumed New Plan Options, and Excel shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or used pursuant thereto) for so long as such assumed New Plan Options remain outstanding. At or prior to the Effective Time, Excel shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Excel Common Stock for delivery in connection with the assumed New Plan Options. The adjustment provided herein with respect to any New Plan Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the assumed New Plan Option after its assumption by Excel shall be the same as before such assumption except that all references to New Plan shall be deemed to be references to Excel.

  4.2. Exchange of Certificates.

  (a) As of the Effective Time, Excel shall deposit, or shall cause to be deposited, with an exchange agent selected by Excel, which shall be reasonably satisfactory to New Plan (the "Exchange Agent"), for the benefit of the holders of New Plan Common Shares and New Plan Preferred Shares, for exchange in accordance with this Article 4, certificates representing the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding New Plan Common Shares, and dividends and other distributions on the Merger Consideration contemplated by Section 4.2(c).

  (b) Promptly after the Effective Time, Excel shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Excel may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration, and dividends and other distributions on the Merger Consideration contemplated by Section 4.2(c). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of the Merger Consideration and (y) a check representing the amount of cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares of the Merger Consideration and dividends and distributions on the Merger Consideration contemplated by Section 4.2(c) hereto payable to holders of Certificates. In the event of a transfer of ownership of New Plan Common Shares or New Plan Preferred Shares which is not registered in the transfer records of New Plan, certificates representing the proper number of shares of the Merger Consideration, together with a check for the cash to be paid in lieu of fractional shares of the Merger Consideration and dividends and distributions on the Merger Consideration contemplated by
Section 4.2(c) hereof, may be issued to such a transferee if the Certificate representing such New Plan Common Shares or New Plan Preferred Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to above will, at New Plan's election, provide for the ability of a holder of one or more Certificates to elect that shares of Excel Common Stock to be received in exchange for the New Plan Common Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such shares of Excel Common Stock be credited to an appropriate book entry account or, as applicable, an account established for the holder under the dividend reinvestment and stock purchase plan of Excel.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on the Merger Consideration with a record date after the Effective Time shall be paid with respect to any New Plan Common Shares or New Plan Preferred Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon.

  (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of New Plan of New Plan Common Shares and New Plan Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Trust, they shall be canceled and exchanged for certificates for the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions on the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Appropriate procedures shall be established by Excel and the Exchange Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of Excel Common Stock or Excel Series D Preferred Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediate foregoing sentence, Excel may rely conclusively on the shareholder records of New Plan in determining the identity of and the number of New Plan Common Shares or New Plan Preferred Shares held by each holder of a Certificate at the Effective Time.

  (e) No fractional shares of the Merger Consideration shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of the Merger Consideration pursuant to Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional shares of the Merger Consideration that would otherwise be issuable (after taking into account all shares held by each record or beneficial owner of the Merger Consideration), and the amount of such cash adjustment shall be equal to such fractional proportion of the closing sale prices of the Excel Common Stock on the New York Stock Exchange ("NYSE") as reported in The Wall Street Journal, or, if not reported thereby, by another authoritative source, on the trading day on which the Effective Time occurs.

  (f) Any portion of the Merger Consideration held by the Exchange Agent (together with any cash in lieu of fractional shares of the Merger Consideration and the proceeds of any investments thereof) that remains unclaimed by the former stockholders of New Plan one year after the Effective Time shall be delivered to Excel. Any former stockholders of New Plan who have not theretofore complied with this Article 4 shall thereafter look only to Excel for payment of their shares constituting the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and dividends and other distributions on the Merger Consideration contemplated by Section 4.2(c), in each case, without any interest thereon.

  (g) None of Excel, New Plan, the Exchange Agent or any other person shall be liable to any former holder of New Plan Common Shares or New Plan Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Excel, the posting by such person of a bond in such reasonable amount as Excel may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Excel will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares and unpaid dividends and distributions on shares of the Merger Consideration as provided in Section 4.2(d), deliverable in respect thereof pursuant to this Agreement.

  (i) The holders of New Plan Common Shares and New Plan Preferred Shares shall not be entitled to appraisal rights as a result of the Merger.

                                  ARTICLE 5.

                  Representations and Warranties of New Plan

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Excel (the "New Plan Disclosure Letter") or as set forth in the New Plan Reports (as defined below) filed prior to the date of this Agreement (it being understood and agreed that disclosure set forth in the New Plan Disclosure Letter and such New Plan Reports shall be deemed applicable to each particular representation and warranty of New Plan herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), New Plan represents and warrants to Excel as follows:

  5.1. Existence; Good Standing; Authority; Compliance With Law. New Plan is an unincorporated business trust duly established, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. New Plan is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business therein as a Massachusetts business trust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a "New Plan Material Adverse Effect." For purposes of this Agreement, a "New Plan Material Adverse Effect" shall mean a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of New Plan and its Subsidiaries taken as a whole (or any matter which is reasonably likely to have such an effect). The Declaration of Trust confers upon the trustees named therein, and their successors in trust, power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of New Plan's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions where such failure to be so qualified or to be in good standing would not have a New Plan Material Adverse Effect. Except as set forth in Schedule 5.1 of the New Plan Disclosure Letter, or as disclosed in the New Plan Reports filed prior to the date hereof, neither New Plan nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which New Plan or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a New Plan Material Adverse Effect. To the knowledge of the executive officers of New Plan, New Plan and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a New Plan Material Adverse Effect. True and correct copies of New Plan's Declaration of Trust and its Subsidiaries' charter and bylaws, and partnership and joint venture agreements have been previously delivered or made available to Excel.

  5.2. Authorization, Validity, and Effect of Agreements. New Plan has the requisite power and authority to execute and deliver this Agreement and, subject to the Trust Amendments and the vote of holders of New Plan Common Shares described herein, to consummate the transactions contemplated hereby. The Board of Trustees of New Plan has unanimously approved the Trust Amendments, this Agreement, the Merger, and the transactions contemplated by this Agreement and declared such transactions advisable and in the best interests of the holders of New Plan Common Shares and has resolved to recommend that the holders of New Plan Common Shares adopt and approve the Trust Amendments, this Agreement, the Merger and the transactions contemplated by this Agreement at the New Plan Shareholders Meeting. Subject only to the approval of this Agreement and the transactions contemplated hereby (including the Trust Amendments) by the New Plan Required Vote (as herein defined), the consummation by New Plan of the transactions contemplated hereby has been duly authorized by all requisite action on the part of New Plan. This Agreement has been duly executed and delivered by New Plan and constitutes the valid and legally binding obligation of New Plan, enforceable against New Plan in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding New Plan Common Shares is necessary to approve the Trust Amendments and the Merger (the "New Plan Required Vote"). No other vote of the holder of any capital stock of New Plan is required in connection with the Merger or Trust Amendments.

  5.3. Capitalization. The authorized capitalization of New Plan consists of an unlimited number of New Plan Common Shares and 1,000,000 preferred shares, par value $1.00 per share. As of May 13, 1998, there were 59,658,752 New Plan Common Shares issued and outstanding and 150,000 New Plan Preferred Shares issued and outstanding. New Plan has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of New Plan Common Shares on any matter. All such issued and outstanding New Plan Common Shares and New Plan Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, except as described in the section entitled "Summary of Declaration of Trust--Shareholders' Liability to Third Persons and Indemnification by Trust" in an exhibit to New Plan's Form 8-A dated May 30, 1986, and are free of preemptive or similar rights. Other than the New Plan Options and New Plan Rights, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate New Plan or any of its Subsidiaries to issue, transfer or sell any shares of beneficial interest or capital stock of New Plan or any of its Subsidiaries. After the Effective Time, the Surviving Trust will have no obligation to issue, transfer or sell any shares of beneficial interest, capital stock or other equity interest of New Plan or the Surviving Trust pursuant to any New Plan Benefit Plan (as defined in

Section 5.14). Except as set forth in Schedule 5.3 of the New Plan Disclosure Letter, there are no agreements or understandings to which New Plan is a party with respect to the voting of any New Plan Common Shares or which restrict the transfer of any such shares, nor does New Plan have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in New Plan's Declaration of Trust with respect to the maintenance of New Plan as a real estate investment trust ("REIT") and the share ownership-limit set forth therein. Other than with respect to New Plan Options and New Plan Rights, there are no outstanding contractual obligations of New Plan to repurchase, redeem or otherwise acquire any New Plan Common Shares or any other securities of New Plan. Except as set forth in Schedule 5.3 of the New Plan Disclosure Letter, New Plan is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

  5.4. Subsidiaries. Each Subsidiary of New Plan is set forth in Schedule 5.4 of the New Plan Disclosure Letter. Except as set forth in Schedule 5.4 of the New Plan Disclosure Letter or as set forth in the New Plan Reports filed prior to the date hereof, as of the date hereof New Plan owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of New Plan's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of New Plan's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by New Plan free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of New Plan is set forth in the New Plan Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital (including options, rights, convertible securities and the like); and
(iii) the primary and fully diluted percentage ownership of New Plan (directly or indirectly) in each Subsidiary.

  5.5. Other Interests. Except for interests in the Subsidiaries of New Plan and as otherwise set forth in the New Plan Disclosure Letter or the New Plan Reports filed prior to the date hereof, neither New Plan nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investment securities held for sale and cash equivalents).

  5.6. No Violation. Except as set forth in Schedule 5.6 of the New Plan Disclosure Letter, neither the execution and delivery by New Plan of this Agreement nor the consummation by New Plan of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the Declaration of Trust of New Plan, subject to approval of the Trust Amendments and the Merger at the New Plan Shareholders Meeting, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the New Plan Employee Stock Plans, or any grant or award made under any of the foregoing, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of New Plan or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which New Plan or any of its Subsidiaries is a party, or by which New Plan or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a New Plan Material Adverse Effect, or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, other than the filings provided for in Article 1, any filings required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and filings with the NYSE, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this

Agreement or otherwise prevent New Plan from performing, or materially impair New Plan's ability to perform, its obligations under this Agreement or have a New Plan Material Adverse Effect. Clause (iii) of this Section 5.6 shall not apply to any note, bond, mortgage, indenture or deed of trust or similar instrument where the current principal amount or principal amount secured does not exceed $20,000,000.

  5.7. SEC Documents. New Plan has timely filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since August 1, 1995 (collectively, the "New Plan Reports"). As of their respective dates, the New Plan Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws") and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of New Plan included in or incorporated by reference into the New Plan Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of New Plan and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of New Plan included in or incorporated by reference into the New Plan Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of New Plan and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal, year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC.

  5.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which New Plan or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of New Plan, to which any of its directors, officers, employees or agents acting in such capacity, is a party and (ii) no actions, suits or proceedings pending against New Plan or any of its Subsidiaries or, to the knowledge of New Plan, against any of its directors, officers, employees or agents acting in such capacity or, to the knowledge of New Plan, threatened in writing against New Plan or any of its Subsidiaries or against any of its directors, officers, employees or agents acting in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (i) or (ii) above are reasonably likely, individually or in the aggregate, to have a New Plan Material Adverse Effect.

  5.9. Absence of Certain Changes. Except as disclosed in the New Plan Reports filed with the SEC prior to the date hereof or in Schedule 5.9 of the New Plan Disclosure Letter, since January 31, 1998, New Plan and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith) and there has not been (i) any event, circumstance or occurrence which has had or could reasonably be expected to have a New Plan Material Adverse Effect, other than any such change that results from a decline or deterioration in general economic conditions in the real estate markets in which either New Plan or Excel operates and that affects both New Plan and Excel in a substantially similar manner, (ii) as of the date hereof and other than the New Plan Rights, any declaration, setting aside or payment of any dividend or other distribution with respect to the New Plan Common Shares or New Plan Preferred Shares, or (iii) any material change in New Plan's accounting principles, practices or methods.

  5.10. Taxes.

  (a) Except as set forth in Schedule 5.10 of the New Plan Disclosure Letter and except as has not resulted and would not result in a New Plan Material Adverse Effect: New Plan and each of its Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved for all Taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes required to be paid and (iv) has complied with all applicable laws relating to withholding Taxes. New Plan has not received notice of any audit (not since closed) of any Return filed by New Plan with respect to any tax year ending after December 31, 1995, and New Plan has not been notified by the Internal Revenue Service ("IRS") or any State taxing authority that any such audit is contemplated or pending. Neither New Plan nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither New Plan nor any of its Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by New Plan and each of its Subsidiaries since December 31, 1995, and all material communications relating thereto have been made available for inspection to representatives of Excel. Since December 31, 1997, New Plan has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860(c) or 4981 of the Code, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither New Plan nor any New Plan Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon the assets of New Plan or any of the New Plan Subsidiaries except liens for Taxes not yet due. Except as between affiliates of New Plan, neither New Plan nor any New Plan Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes, or has any liability for Taxes of any person other than New Plan and the New Plan Subsidiaries under Treas. Reg. (S)1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under
Section 280G of the Code or any amount that would be non-deductible under
Section 162(m) of the Code. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto. The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

  (b) New Plan (i) has elected to be taxed as a REIT commencing July 31, 1972,
(ii) has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all taxable years commencing July 31, 1993 through its taxable year ended July 31, 1997, (iii) has operated since July 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner so as to qualify as a REIT for its taxable year ending on the Closing Date, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the executive officers of New Plan, no such challenge is pending or threatened. New Plan represents that each of its corporate Subsidiaries is, and at all times since its affiliation with New Plan has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which New Plan (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of New Plan or the New Plan Subsidiaries has a net unrealized built-in gain within the meaning of
Section 1374(d)(1) of the Code that would be subject to an election under IRS Notice 88-19 or has any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code, in each case to the extent the foregoing would result in a New Plan Material Adverse Effect.

  (c) New Plan has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

  (d) New Plan has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by New Plan.

  (e) New Plan is not a "foreign person" as such term is defined in Section 1445(f) of the Code.

  5.11. Books and Records.

  (a) The books of account and other financial records of New Plan and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the New Plan Reports.

  (b) The minute books and other records of New Plan and its Subsidiaries for the period since December 31, 1987 have been made available to Excel, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust, corporate or partnership action of the shareholders, trustees, partners, members and directors and any committees of the Board of Trustees of New Plan and its Subsidiaries.

  5.12. Properties. New Plan and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule 5.12 of the New Plan Disclosure Letter (the "New Plan Properties"), which are all of the real estate properties owned or leased by them. The New Plan Properties are not subject to any rights of way, written agreements (other than leases), laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) liens, mortgages or deeds of trust, charges which are liens and security interests ("Encumbrances") and other Property Restrictions set forth in Schedule 5.12 of the New Plan Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Excel), and (iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate do not materially interfere with the present use of any of the New Plan Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted there by New Plan and its Subsidiaries. Valid policies of title insurance have been issued insuring New Plan's or any of its Subsidiaries' fee simple title to the New Plan Properties owned in fee in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the New Plan Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the New Plan Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress, which New Plan has rights to, to and from any of the New Plan Properties which are currently occupied and are material to the operation of the property has been obtained and is in full force and effect. New Plan is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the New Plan Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a New Plan Material Adverse Effect. To the knowledge of New Plan, (A) there are no material structural defects relating to the New Plan Properties, (B) there are no New Plan Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any New Plan Property in excess of $250,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration to any New Plan Property is underway or for which contracts have been entered into the cost of which exceeds $250,000, except in each case, as set forth in Schedule
5.12 of the New Plan Disclosure Letter. Neither New Plan nor any of its Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the New Plan Properties where the fair market value of the object of such proceeding exceeds $250,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by New Plan or its Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the New Plan Properties as currently maintained, used or operated by New Plan or its Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by New Plan or its Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant New Plan Property. All work to be performed, payments to be made and actions to be taken by New Plan or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the New Plan Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and New Plan is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. New Plan owns less than $15,000,000 of nonexempt assets under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act.

  5.13. Environmental Matters. Except as set forth in the New Plan Reports or in Schedule 5.13 of the New Plan Disclosure Letter and any environmental assessment or report listed therein to the actual knowledge of the executive officers of New Plan: none of New Plan, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the New Plan Properties, or
(b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the New Plan Properties, which presence or occurrence would, individually or in the aggregate, have a New Plan Material Adverse Effect; New Plan and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials or environmental matters or contamination ("Environmental Laws"), except where the failure to so comply would not reasonably be expected to have a New Plan Material Adverse Effect; and New Plan, its assets and businesses and all operations related thereto are now in compliance with all Environmental Laws and not subject to any liability, or, with respect to any required remediation, corrective action or prophylactic or other like action, obligation under any Environmental Law, except where the failure to comply with any such Environmental Law would not have a New Plan Material Adverse Effect.

  5.14. Employee Benefit Plans. All employee benefits plans and other benefit programs, policies and arrangements covering employees of New Plan and the New Plan Subsidiaries (the "New Plan Benefit Plans") are listed in Schedule 5.14 of the New Plan Disclosure Letter. True and complete copies of the New Plan Benefit Plans have been made available to Excel. To the extent applicable, the New Plan Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any New Plan Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified. No New Plan Benefit Plan or any other plan with respect to which New Plan or any entity under "common control" with New Plan within the meaning of ERISA
Section 4001 has or had any liability is or has been covered by Title IV of ERISA or Section 412 of the Code. Neither any New Plan Benefit Plan nor any fiduciary thereof nor New Plan has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each New Plan Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of New Plan, there are no pending or anticipated claims against or otherwise involving any of the New Plan Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of New Plan Benefit Plan activities) has been brought against or with respect to any such New Plan Benefit Plan, except for any of the foregoing which would not have a New Plan Material Adverse Effect. All material contributions required to be made as of the date hereof to the New Plan Benefit Plans have been timely made or provided for. Neither New Plan nor any entity under "common control" with New Plan within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). New Plan does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under
Section 4890B of the Code, and New Plan has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in Schedule
5.14 of the New Plan Disclosure Letter, the execution of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of New Plan or any of its Subsidiaries.

  5.15. Labor Matters. Except as set forth in Schedule 5.15 of the New Plan Disclosure Letter, neither New Plan nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of New Plan, threatened against New Plan or any of its Subsidiaries relating to their business, except for any such proceeding which would not have a New Plan Material Adverse Effect. To the knowledge of the executive officers of New Plan, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of New Plan or any of its Subsidiaries which would have a New Plan Material Adverse Effect.

  5.16. No Brokers. New Plan has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of New Plan or Excel to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that New Plan has retained Morgan Stanley & Co. ("Morgan Stanley") to serve as its financial advisor pursuant to an engagement letter, a true and correct copy of which has been delivered to Excel prior to the date hereof, and retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to render a fairness opinion pursuant to an engagement letter dated May 12, 1998. Other than the foregoing arrangements, New Plan is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations by New Plan leading to this Agreement or the consummation of the transactions contemplated hereby.

  5.17. Opinion of Financial Advisor. New Plan has received the opinion of Merrill Lynch to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of New Plan Common Shares.

  5.18. Excel Stock Ownership. Neither New Plan nor any of its Subsidiaries owns any shares of Excel Common Stock or other securities convertible into any shares of Excel Common Stock; and New Plan is not an "interested stockholder" of Excel or an "affiliate of an interested stockholder" of Excel, within the meaning of Section 3-602 of the MGCL.

  5.19. Related Party Transactions. Schedule 5.19 of the New Plan Disclosure Letter describes each: (i) business relationship (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between (x) New Plan, and (y) any present or former officer, director or Affiliate (as herein defined) of New Plan, any present or former known spouse, ancestor or descendant of any of the aforementioned persons, any trust or other similar entity for the benefit of any of the foregoing persons or any entity which is an Affiliate of the foregoing persons (all such persons, trusts and entities encompassed by this clause (y) being sometimes collectively referred to herein as the "Related Parties" and individually as a "Related Party"); (ii) transaction occurring between January 1, 1997 and the date of this Agreement between New Plan and any Related Party of New Plan; and
(iii) amount owing by or to any of the Related Parties of New Plan, respectively, to or from New Plan as of the date of this Agreement. No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of New Plan, is presently owned by or leased by or to any Related Party of New Plan.

  5.20. Contracts and Commitments. The New Plan Disclosure Letter or the New Plan Reports filed prior to the date hereof sets forth, as of the date hereof,
(i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the New Plan Properties or personal property of New Plan and its Subsidiaries, (ii) each joint venture or partnership agreement involving New Plan or any New Plan Subsidiary, and (iii) each other material undischarged commitment entered into by New Plan or any of its Subsidiaries (excluding tenant allowances, reimbursements and leases entered into in the ordinary course) where the obligation of New Plan or any New Plan Subsidiary exceeds $1,000,000 (excluding acquisitions described in the last sentence of this Section 5.20). True and correct copies of the foregoing have been previously delivered or made available to Excel. To the knowledge of New Plan, (i) each of the contracts described in the preceding sentence is in full force and effect and (ii) neither New Plan nor any New Plan Subsidiary or any other party thereto is in default thereof except where such default would not have a New Plan Material Adverse Effect. Schedule 5.20 of the New Plan Disclosure Letter includes a summary of the material terms of each acquisition of a business or real property which is the subject of a binding agreement or letter of intent, memorandum of understanding or similar agreement which has not been consummated (the "Pending New Plan Transactions").

  5.21. Leases.

  (a) Schedule 5.21 of the New Plan Disclosure Letter sets forth a list of all New Plan Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of New Plan's rental revenues for the most recent period reflected in the financial statements included in the New Plan Reports (a "Material New Plan Lease") and, with respect to each such Material New Plan Lease, sets forth the following information:

    (i) the name of the lessee;

    (ii) the expiration date of the lease;

    (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

    (iv) with respect to any Material New Plan Lease with a remaining term of less than 24 months, whether the lessee has notified New Plan in writing of any intention not to renew, or seek to renew, the lease.

  (b) Except as set forth in Schedule 5.21 of the New Plan Disclosure Letter,
(i) all rental payments due under each Material New Plan Lease have been paid during the period January 1, 1998 through March 31, 1998, and (ii) to New Plan's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material New Plan Lease.

  5.22. Investment Company Act of 1940. Neither New Plan nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

  5.23. Certain Payments Resulting From Transactions. Except as set forth in
Schedule 5.23 of the New Plan Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any New Plan Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of New Plan or any of its Subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of New Plan or its Subsidiaries to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in Schedule 5.23 of the New Plan Disclosure Letter, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or New Plan Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of New Plan or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

  5.24. State Takeover Statutes. To the knowledge of New Plan, New Plan has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation. The Board of Trustees of New Plan has adopted a resolution as follows: "The transactions contemplated by the Merger Agreement are hereby authorized and approved with the intent that no state takeover law shall be applicable to the Merger, the Merger Agreement or the transactions contemplated thereby."

                                  ARTICLE 6.

                    Representations and Warranties of Excel

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to New Plan (the "Excel Disclosure Letter") or as set forth in the Excel Reports (as defined below) filed prior to the date of this Agreement (it being understood and agreed that disclosure set forth in the Excel Disclosure Letter and such Excel Reports shall be deemed applicable to each particular representation and warranty of Excel herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), Excel represents and warrants to New Plan as follows:

  6.1. Existence; Good Standing; Authority; Compliance With Law. Excel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Excel is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have an Excel Material Adverse Effect (as herein defined). For purposes of this Agreement, an "Excel Material Adverse Effect" shall mean a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Excel and its Subsidiaries taken as a whole (or any matter which is reasonably likely to have such an effect). Each of Excel and Excel's Subsidiaries has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as it is now being conducted. Each of Excel's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions where such failure to be so qualified or to be in good standing would not have an Excel Material Adverse Effect. Neither Excel nor any or its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Excel or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have an Excel Material Adverse Effect. To the knowledge of the executive officers of Excel, Excel and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an Excel Material Adverse Effect. True and correct copies of Excel's and its Subsidiaries' charter and bylaws and partnership and joint venture agreements have been previously delivered or made available to New Plan.

  6.2. Authorization, Validity and Effect of Agreements. Excel has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the vote of the holders of Excel Common Stock described herein, to consummate the transactions contemplated hereby. The Board of Directors of Excel has unanimously approved and declared as advisable and in the best interests of the stockholders of Excel this Agreement, the Merger, and the transactions contemplated by this Agreement, including the Excel Charter Amendments and the issuance ("Share Issuance" and together with the Excel Charter Amendments, the "Excel Stockholder Matters") of shares of Excel Common Stock in accordance with the Merger and has resolved to recommend that the holders of Excel Common Stock approve the Excel Stockholder Matters at the Excel Stockholders Meeting. Subject only to the approval of this Agreement and the transactions contemplated hereby by the Excel Required Vote (as herein defined), the consummation by Excel of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Excel. This Agreement has been duly executed and delivered by Excel and constitutes the valid and legally binding obligation of Excel, enforceable against Excel in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The affirmative vote of the holders of a majority of the shares of Excel Common Stock issued and outstanding is required to approve the Excel Charter Amendment, and the affirmative vote of the holders of a majority of the shares of Excel Common Stock cast at the Excel Stockholders Meeting is required to approve the Share Issuance; provided that the total votes cast in respect of the Share Issuance represents over 50% in interest of the Excel Common Stock entitled to vote thereon ("Excel Required Vote"). No other vote of the holders of capital stock of Excel is required in connection with the Excel Stockholder Matters or the transactions contemplated hereby.

  6.3. Capitalization. The authorized capital stock of Excel consists of 100,000,000 shares of Excel Common Stock and 10,000,000 shares of preferred stock, of which 4,600,000 shares have been designated Excel Series A Preferred Stock, 630,000 shares have been designated Excel Series B Preferred Stock, each par value $.01 per share (collectively, the "Excel Preferred Stock") and 100,000 shares have been designated as Series C Junior Participating Preferred Stock, par value $.01 per share ("Excel Series C Preferred Stock"). As of the date hereof, there were 23,428,633 shares of Excel Common Stock, 2,126,380 shares of Excel Series A Preferred Stock and 630,000 shares of Excel Series B Preferred Stock (6,300,000 Depositary Shares, each representing one-tenth of a share of Excel Series B Preferred Stock) issued and outstanding, 100,000 shares of Excel Series C Preferred Stock reserved for issuance upon exercise of the Excel Rights and no shares of Excel Common Stock are held in treasury. Excel has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Excel on any matter. All such issued and outstanding shares of Excel Common Stock, Excel Series A Preferred Stock and Excel Series B Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights. Other than the Excel Rights, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Excel or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of Excel or any of its Subsidiaries, and other than the issuance after the date hereof by Excel of Excel Common Stock, consistent with prior practice, upon the exercise of stock options issued to employees and directors prior to the date hereof, the conversion of shares of Excel Series A Preferred Stock outstanding on the date hereof, the exercise of warrants outstanding on the date hereof and the exchange of outstanding units of Excel Realty Partners, L.P. and EH Properties L.P. (the "Down REITs") outstanding on the date hereof. As of the date hereof and taking into account the Excel Stock Dividend and the distribution of shares of common stock, par value $.01 per share, of Excel Legacy Corporation ("Legacy") on March 31, 1998, options to purchase an aggregate of 1,763,250 shares of Excel Common Stock are outstanding, of which options to purchase 1,681,583 are exercisable, and Down REITs' units exchangeable for an aggregate of 1,677,910 shares of Excel Common Stock are outstanding. There are no agreements or understandings to which Excel is a party with respect to the voting of any shares of Excel Common Stock or which restrict the transfer of any such shares, nor does Excel have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in Excel's Charter with respect to the maintenance of Excel as a REIT and the share ownership limit set forth therein. Other than with respect to the Excel Rights, there are no outstanding contractual obligations of Excel to repurchase, redeem or otherwise acquire any shares of Excel Common Stock or any other securities of Excel. Except as set forth in Schedule 6.3 of the Excel Disclosure Letter, Excel is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

  6.4. Subsidiaries. Each Subsidiary of Excel is identified in Schedule 6.4 of the Excel Disclosure Letter. Except as set forth in Schedule 6.4 of the Excel Disclosure Letter or as set forth in the Excel Reports filed prior to the date hereof, as of the date hereof, Excel owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of Excel's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of Excel's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Excel free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Excel is set forth in the Excel Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital (including options, rights, convertible securities and the like); and
(iii) the primary and fully diluted percentage ownership of Excel (directly or indirectly) in each Subsidiary. Sub has no assets and has conducted no business except in connection with its organization and the transactions contemplated hereby.

  6.5. Other Interests. Except for interests in the Excel Subsidiaries and as otherwise set forth in the Excel Disclosure Letter or the Excel Reports filed prior to the date hereof, neither Excel nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in investment securities held for sale and cash equivalents).

  6.6. No Violation. Except as set forth in Schedule 6.6 of the Excel Disclosure Letter, neither the execution and delivery by Excel of this Agreement nor the consummation by Excel of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of Excel, subject to approval of the Excel Stockholder Matters at the Excel Stockholders Meeting,
(ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Excel's stock option plans, or any grant or award made under any of the foregoing, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Excel or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Excel or any of its Subsidiaries is a party, or by which Excel or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have an Excel Material Adverse Effect, or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, other than the Regulatory Filings and filings with the NYSE, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Excel from performing, or materially impair Excel's ability to perform, its obligations under this Agreement or have an Excel Material Adverse Effect. Clause (iii) of this Section 6.6 shall not apply to any note, bond, mortgage, indenture or deed of trust or similar instrument where the current principal amount or principal amount secured does not exceed $20,000,000.

  6.7. SEC Documents. Except as set forth in Schedule 6.7 of the Excel Disclosure Letter, Excel has timely filed all required forms, reports and documents with the SEC since January 1, 1995 (collectively, the "Excel Reports"). As of their respective dates, the Excel Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Excel included in or incorporated by reference into the Excel Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Excel and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Excel included in or incorporated by reference into the Excel Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of

Excel and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC.

  6.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Excel or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of Excel, to which any of its directors, officers, employees or agents acting in such capacity, is a party and (ii) no actions, suits or proceedings pending against Excel or any of its Subsidiaries or, to the knowledge of Excel, against any of its directors, officers, employees or agents acting such capacity, or, to the knowledge of Excel, threatened in writing against Excel or any of its Subsidiaries or against any of its directors, officers, employees or agents acting in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clause (i) or (ii) above are reasonably likely, individually or in the aggregate, to have an Excel Material Adverse Effect.

  6.9. Absence of Certain Changes. Except as disclosed in the Excel Reports filed with the SEC prior to the date hereof or in Schedule 6.9 of the Excel Disclosure Letter, since December 31, 1997, Excel and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith) and there has not been (i) any event, circumstance or occurrence which has had or could reasonably be expected to have Excel Material Adverse Effect, other than any such change that results from a decline or deterioration in general economic conditions in the real estate markets in which either New Plan or Excel operates and that affects both New Plan and Excel in a substantially similar manner, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Excel Common Stock, Excel Series A Preferred Stock or Excel Series B Preferred Stock or
(iii) any material change in Excel's accounting principles, practices or methods.

  6.10. Taxes.

  (a) Except as set forth in Schedule 6.10 of the Excel Disclosure Letter and except as has not resulted and would not result in an Excel Material Adverse
Effect: Excel and each of its Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such Returns are correct and complete in all material respects, and (ii) has paid or caused to be paid or adequately accrued or reserved for all Taxes shown to be due and payable on such Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (iii) has paid all Taxes required to be paid, and (iv) has complied with all applicable laws relating to withholding Taxes. Excel has not received notice of any audit of any Return filed by Excel with respect to any tax year ending after December 31, 1995, and Excel has not been notified by the IRS or any State taxing authority that any such audit is contemplated or pending. Neither Excel nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Excel nor any of its Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by Excel and each of its Subsidiaries since December 31, 1995 and all material communications relating thereto have been made available for inspection to representatives of New Plan. Since December 31, 1997, Excel has incurred no liability for Taxes under Sections 857(b), (other than 857(b)(1) or (3)), 860(c) or 4981 of the Code, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Excel nor any Excel Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no tax liens upon the assets of Excel or any of the Excel Subsidiaries except liens for Taxes not yet due. Except as between affiliates of Excel (other than Legacy), neither Excel nor any Excel Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes, or has any liability for Taxes of any person other than Excel and the Excel Subsidiaries under Treas. Reg. (S)1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162 (m) of the Code.

  (b) Excel (i) has elected to be taxed as a REIT within the meaning of the Code commencing with its taxable year ended December 31, 1985, (ii) has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all taxable years commencing with its taxable year ended December 31, 1993 through its taxable year ended December 31, 1997, (iii) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending on December 31, 1998, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the executive officers of Excel, no such challenge is pending or threatened. Excel represents that each of its corporate Subsidiaries is, and at all times since its affiliation with Excel has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which Excel (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of Excel or the Excel Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that would be subject to an election under IRS Notice 88-19 or has any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code, in each case to the extent the foregoing would result in an Excel Material Adverse Effect.

  (c) Excel has not agreed to and is not required to make any adjustment under
Section 481(a) of the Code.

  (d) Excel has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Excel.

  (e) Excel is not a "foreign person" as such term is defined in Section 1445(f) of the Code.

  6.11. Books and Records.

  (a) The books of account and other financial records of Excel and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Excel Reports.

  (b) The minute books and other records of Excel and its Subsidiaries for the period since December 31, 1987 have been made available to New Plan, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate or partnership action of the stockholders, partners, members and directors and any committees of the Board of Directors of Excel and its Subsidiaries.

  6.12. Properties. Excel and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule 6.12 of the Excel Disclosure Letter (the "Excel Properties"), which are all the real estate properties owned or leased by them. The Excel Properties are not subject to any Property Restrictions, except for (i) Encumbrances and other Property Restrictions set forth in Schedule 6.12 of the Excel Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to New Plan) and (iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate do not materially interfere with the present use of any of the Excel Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conduced there by Excel and its Subsidiaries. Valid policies of title insurance have been issued insuring Excel's or any of its Subsidiaries' fee simple title to the Excel Properties owned in fee in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Excel Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Excel Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress, which Excel has rights to, to and from any of the Excel Properties which are currently occupied and are material to the operation of the property has been obtained and is in full force and effect. Excel is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Excel Properties issued by any governmental authority, other than such violations which would not reasonably be expected to have an Excel Material Adverse Effect. To the knowledge of Excel (A) there are no material structural defects relating to the Excel Properties, (B) there are no Excel Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Excel Property in excess of $250,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof or (D) no current renovation or restoration to any Excel Property is underway or for which contracts have been entered into the cost of which exceeds $250,000, except in each case, as set forth in Schedule 6.12 of the Excel Disclosure Letter. Neither Excel nor any of its Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Excel Properties where the fair market value of the object of such proceeding exceeds $250,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by Excel or its Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the Excel Properties as currently maintained, used or operated or by the continued maintenance, operation by Excel or its Subsidiaries or use of the parking areas as currently maintained, used or operated by Excel or its Subsidiaries which is not insured over and where the remedying of such violation would materially and adversely affect the relevant Excel Property. All work to be performed, payments to be made and actions to be taken by Excel or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Excel Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and Excel is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. Excel owns less that $15,000,000 of nonexempt assets under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act.

  6.13. Environmental Matters. Except as set forth in the Excel Reports or in
Schedule 6.15 of the Excel Disclosure Letter and any environmental assessment or report listed therein to the actual knowledge of the executive officers of
Excel: none of Excel, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Excel Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Excel Properties, which presence or occurrence would, individually or in the aggregate, have an Excel Material Adverse Effect; Excel and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the Environmental Laws, except where the failure to comply would not reasonably be expected to have an Excel Material Adverse Effect and Excel, its assets and businesses and all operations related thereto are now in compliance with all Environmental Laws and not subject to any liability, or, with respect to required remediation, corrective action or prophylactic or other like action, obligation under any Environmental Law, except where the failure to comply with any such Environmental Law would not have an Excel Material Adverse Effect.

  6.14. Employee Benefit Plans. All employee benefits plans and other benefit programs, policies and arrangements covering employees of Excel and the Excel Subsidiaries (the "Excel Benefit Plans") are listed in Schedule 6.14 of the Excel Disclosure Letter. True and complete copies of the Excel Benefit Plans have been made available to New Plan. To the extent applicable, the Excel Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Excel Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified. No Excel Benefit Plan or any other plan with respect to which Excel or any entity under "common control" with Excel within the meaning of ERISA Section 4001 has or had any liability is or has been covered by Title IV of ERISA or
Section 412 of the Code. Neither any Excel Benefit Plan nor any fiduciary thereof nor Excel has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Excel Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Excel, there are no pending or anticipated claims against or otherwise involving any of the Excel Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Excel Benefit Plan activities) has been brought against or with respect to any such Excel Benefit Plan, except for any of the foregoing which would not have an Excel Material Adverse Effect. All material contributions required to be made as of the date hereof to the Excel Benefit Plans have been timely made or provided for. Neither Excel nor any entity under "common control" with Excel within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Excel does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code, and Excel has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in
Schedule 6.14 of the Excel Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Excel or any of its Subsidiaries.

  6.15. Labor Matters. Neither Excel nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Excel, threatened against Excel or any of its Subsidiaries relating to their business, except for any such proceeding which would not have an Excel Material Adverse Effect. To the knowledge of the executive officers of Excel, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Excel or any of its Subsidiaries which would have an Excel Material Adverse Effect.

  6.16. No Brokers. Excel has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of New Plan or Excel to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Excel has retained Triton Pacific Capital, LLC ("Triton") as its financial advisor, pursuant to an engagement letter dated April 7, 1998, and Prudential Securities Incorporated ("Prudential Securities") to render a fairness opinion, pursuant to an engagement letter dated April 22, 1998, true and correct copies of which have been delivered to New Plan prior to the date hereof. Other than the foregoing arrangements, Excel is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations by Excel leading to this Agreement or the consummation of the transactions contemplated hereby.

  6.17. Opinion of Financial Advisor. Excel has received the opinion of Prudential Securities to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Excel Common Stock from a financial point of view.

  6.18. New Plan Share Ownership. Neither Excel nor any of its Subsidiaries owns any shares of beneficial interest or capital stock of New Plan or other securities convertible into capital stock of New Plan.

  6.19. Related Party Transactions. Schedule 6.19 of the Excel Disclosure Letter describes each: (i) business relationship (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between (x) Excel, and (y) any Related Party of Excel; (ii) transaction occurring between January 1, 1997 and the date of this Agreement between Excel and any Related Party of Excel; and (iii) amount owing by or to any of the Related Parties of Excel, respectively, to or from Excel as of the date of this Agreement. No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of Excel, is presently owned by or leased by or to any Related Party of Excel.

  6.20. Contracts and Commitments. The Excel Disclosure Letter or the Excel Reports filed prior to the date hereof set forth, as of the date hereof, (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Excel Properties or personal property of Excel and its Subsidiaries and (ii) each joint venture or partnership agreement involving Excel or any Excel Subsidiary, and (iii) each other material undischarged commitment entered into by Excel or any of its Subsidiaries (excluding tenant allowances, reimbursements and leases entered into in the ordinary course), where the obligation of Excel or any Excel Subsidiary exceeds $1,000,000 (excluding acquisitions described in the last sentence of this Section 6.20). True and correct copies of the foregoing have been previously delivered or made available to New Plan. To the knowledge of Excel, (i) each of the contracts described in the preceding sentence is in full force and effect; and
(ii) neither Excel nor any Excel Subsidiary or other party thereto is in default thereof except where such default would not have an Excel Material Adverse Effect. Schedule 6.20 of the Excel Disclosure Letter includes a summary of the material terms of each acquisition of a business or real property which is the subject of a binding agreement or letter of intent, memorandum of understanding or similar agreement which has not been consummated (the "Pending Excel Transactions").

  6.21. Leases.

  (a) Schedule 6.21 of the Excel Disclosure Letter sets forth a list of all Excel Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of Excel's rental revenues for the most recent period reflected in the financial statements included in the Excel Reports (a "Material Excel Lease") and, with respect to each such Material Excel Lease, sets forth the following information:

    (i) the name of the lessee;

    (ii) the expiration date of the lease;

    (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

    (iv) with respect to any Material Excel Lease with a remaining term of less than 24 months, whether the lessee has notified Excel in writing of any intention not to renew, or seek to renew, the lease.

  (b) Except as set forth in Schedule 6.21 of the Excel Disclosure Letter, (i) all rental payments due under each Material Excel Lease have been paid during the period January 1, 1998 through March 31, 1998 and (ii) to Excel's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Excel Lease.

  6.22. Investment Company Act of 1940. Neither Excel nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

  6.23. Certain Payments Resulting From Transactions. Except as set forth in
Schedule 6.23 of the Excel Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any Excel Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee

Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Excel or any of its Subsidiaries or
(ii) result in the triggering or imposition of any restrictions or limitations on the right of Excel or its Subsidiaries to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in Schedule 6.23 of the Excel Disclosure Letter, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Excel Benefit Plan, as a result of the transactions contemplated by this Agreement to any officer, director or employee of Excel or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

  6.24. State Takeover Statutes. To the knowledge of Excel, assuming the accuracy of the representation and warranty of New Plan in Section 5.18 hereof, Excel has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation. The Board of Directors of Excel has adopted a resolution as follows: "The transactions contemplated by the Merger Agreement are hereby authorized and approved with the intent that no state takeover law shall be applicable to the Merger, the Merger Agreement or the transactions contemplated thereby."

  6.25. Legacy Arrangements. Excel and Legacy have entered into an Amendment to the Intercompany Agreement, a true and correct copy of which has been delivered to New Plan (the "Legacy Intercompany Amendment") and the Legacy Intercompany Amendment constitutes a legal, valid and binding agreement of Legacy enforceable against Legacy in accordance with its terms.

                                  ARTICLE 7.

                                   Covenants

  7.1. No Solicitation by New Plan.

  (a) Unless and until this Agreement shall have been terminated in accordance with its terms, New Plan shall not, and shall cause its Subsidiaries and its and their trustees, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any New Plan Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding or relating to any New Plan Takeover Proposal; provided, however, that prior to the New Plan Shareholders Meeting, if the Board of Trustees of New Plan determines reasonably and in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of New Plan under applicable law, or, as applicable, its duties under the Declaration of Trust, in each case in the context of the transactions contemplated hereby, New Plan may, in response to a New Plan Takeover Proposal which was not solicited by it and which did not result from a breach of this Section 7.1(a), provided New Plan shall provide prior written notice of its decision to take such action to Excel and shall comply with
Section 7.1(c), (x) furnish information with respect to New Plan and its Subsidiaries to any person making such a New Plan Takeover Proposal pursuant to a customary confidentiality agreement (as determined by New Plan after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such New Plan Takeover Proposal. For purposes of this Agreement, "New Plan Takeover Proposal" means any proposal made by a third party (other than Excel) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the New Plan Common Shares or shares or equity interests in any significant New Plan

Subsidiary, in each case then outstanding, or all or substantially all the assets of New Plan or any significant New Plan Subsidiary.

  (b) Except as expressly permitted by this Section 7.1 neither the Board of Trustees of New Plan nor any committee thereof shall (i) withdraw or propose publicly to withdraw, or modify or propose to modify in a manner adverse to Excel, the approval or recommendation by such Board of Trustees or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any New Plan Takeover Proposal or
(iii) cause New Plan to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "New Plan Acquisition Agreement") related to any New Plan Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Trustees of New Plan determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending New Plan Takeover Proposal is more favorable to New Plan's shareholders than the Merger and the transactions contemplated hereby, (B) that such New Plan Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the approval of the Merger by holders of New Plan Common Shares will not be obtained due to the pending New Plan Takeover Proposal, and (D) (based on the advice of outside counsel and taking into account the matters in clause (A), (B) and (C) above) that it is necessary to terminate this Agreement to accept such New Plan Takeover Proposal in order to comply with its fiduciary duties to the shareholders of New Plan under applicable law or, as the case may be, its duties under the Declaration of Trust, in each case in the context of the transactions contemplated hereby, the Board of Trustees of New Plan may (subject to this and the following sentences and in compliance with Section 9.3(a)) approve and recommend such New Plan Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of this Agreement and the Merger, provided that in such case it simultaneously therewith terminates this Agreement and concurrently with such termination causes New Plan to enter into a definitive acquisition agreement with respect to such New Plan Takeover Proposal), but only at a time that is after the fifth business day following Excel's receipt of written notice advising Excel that the Board of Trustees of New Plan is prepared to accept a New Plan Takeover Proposal, specifying the material terms and conditions of such New Plan Takeover Proposal and identifying the person making such New Plan Takeover Proposal, provided that (x) at all reasonable times during such five-day period New Plan shall have cooperated with Excel with the objective of providing Excel a reasonable opportunity to propose and negotiate a modification of the terms and conditions of this Agreement so that a business combination may be effected between Excel and New Plan; (y) at the end of such five-day period the Board of Trustees shall continue to believe in good faith that clauses (A), (B), (C) and (D) above apply to the New Plan Takeover Proposal; and (z) simultaneously with any such withdrawal or termination, New Plan pays to Excel the Break-up Fee and Break-up Expenses pursuant to Section 9.5.

  (c) In addition to the obligations of New Plan set forth in paragraphs (a) and (b) of this Section 7.1, New Plan shall immediately cease any current discussions and negotiations with respect to any New Plan Takeover Proposal and hereafter immediately advise Excel orally and in writing of any request for information or of any New Plan Takeover Proposal, the material terms and conditions of such request or New Plan Takeover Proposal and the identity of the person making such request or New Plan Takeover Proposal. New Plan will keep Excel reasonably informed of the status and details (including amendments or proposed amendments) of any such request or New Plan Takeover Proposal.

  (d) Nothing contained in this Section 7.1 shall prohibit New Plan from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to New Plan's shareholders if, in the good faith judgment of the Board of Trustees of New Plan, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither New Plan nor its Board of Trustees nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a New Plan Takeover Proposal, except in accordance with this
Section 7.1.

  (e) Notwithstanding any other provisions of this Section 7.1 to the contrary, or any variation in the duties imposed upon trustees of a Massachusetts business trust from those imposed on directors of a Maryland corporation, the Trustees of New Plan shall be permitted to take any action which they would be permitted to take under this Section 7.1 if they were directors of a Maryland corporation and New Plan was a Maryland corporation.

  7.2. No Solicitation by Excel.

  (a) Unless and until this Agreement shall have been terminated in accordance with its terms, Excel shall not, and shall cause its Subsidiaries and its and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Excel Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding or relating to any Excel Takeover Proposal; provided, however, that prior to the Excel Stockholders Meeting, if the Board of Directors of Excel determines reasonably and in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of Excel under applicable law in the context of the transactions contemplated hereby, Excel may, in response to an Excel Takeover Proposal which was not solicited by it and which did not result from a breach of this Section 7.2(a), and provided Excel shall provide prior written notice of its decision to take such action to New Plan and shall comply with Section 7.2(c), (x) furnish information with respect to Excel and its Subsidiaries to any person making such an Excel Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Excel after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Excel Takeover Proposal. For purposes of this Agreement, "Excel Takeover Proposal" means any proposal made by a third party (other than New Plan) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the shares of Excel Common Stock or shares or equity interests in any significant Excel Subsidiary, in each case then outstanding or all or substantially all the assets of Excel or any significant Excel Subsidiary.

  (b) Except as expressly permitted by this Section 7.2, neither the Board of Directors of Excel nor any committee thereof shall (i) withdraw or propose publicly to withdraw, or modify or propose publicly to modify in a manner adverse to New Plan, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the Excel Stockholder Matters in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Excel Takeover Proposal or (iii) cause Excel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Excel Acquisition Agreement") related to any Excel Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Directors of Excel determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Excel Takeover Proposal is more favorable to Excel's stockholders than the Merger and the transactions contemplated hereby, (B) that such Excel Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the adoption of this Agreement by holders of Excel Common Stock will not be obtained due to the pending Excel Takeover Proposal, and (D) (based upon the advice of outside counsel and taking into account the matters in clause (A),
(B) and (C)) that it is necessary to terminate this Agreement to accept such Excel Takeover Proposal in order to comply with its fiduciary duties to the stockholders of Excel under applicable law in the context of the transactions contemplated hereby, the Board of Directors of Excel may (subject to this and the following sentences and in compliance with Section 9.4(a)) approve and recommend such Excel Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of this Agreement, the Merger and the Excel Stockholder Matters, provided that in such case it simultaneously therewith terminates this Agreement and concurrently with such termination causes Excel to enter into a definitive acquisition agreement with respect to such Excel Takeover Proposal, but only at a time that is after the fifth business day following

New Plan's receipt of written notice advising New Plan that the Board of Directors of Excel is prepared to accept an Excel Takeover Proposal, specifying the material terms and conditions of such Excel Takeover Proposal and identifying the person making such Excel Takeover Proposal, provided that
(x) at all reasonable times during such five-day period Excel shall have cooperated with New Plan with the objective of providing New Plan a reasonable opportunity to propose and negotiate a modification of the terms and conditions of this Agreement so that a business combination may be effected between Excel and New Plan; (y) at the end of such five-day period the Board of Directors of Excel shall continue to believe in good faith that clauses
(A), (B), (C) and (D) above apply to the Excel Takeover Proposal; and (z) simultaneously with any such withdrawal or termination, Excel pays New Plan the Break-up Fee and Break-up Expenses pursuant to Section 9.5.

  (c) In addition to the obligations of Excel set forth in paragraphs (a) and
(b) of this Section 7.2, Excel shall immediately cease any current discussions or negotiations with respect to any Excel Takeover Proposal and hereafter, immediately advise New Plan orally and in writing of any request for information or of any Excel Takeover Proposal, the material terms and conditions of such request or Excel Takeover Proposal and the identity of the person making such request or Excel Takeover Proposal. Excel will keep New Plan reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Excel Takeover Proposal.

  (d) Nothing contained in this Section 7.2 shall prohibit Excel from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Excel's stockholders if, in the good faith judgment of the Board of Directors of Excel, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither Excel nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, or the Excel Stockholder Matters or approve or recommend, or propose publicly to approve or recommend, an Excel Takeover Proposal, except in accordance with this Section 7.2.

  7.3. Conduct of Businesses.

  (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except as set forth in Schedule 7.3 of the New Plan Disclosure Letter or Schedule 7.3 of the Excel Disclosure Letter or as expressly contemplated by this Agreement, unless the other party has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Excel and New Plan:

    (i) shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees subject to the restrictions set forth in this Agreement;

    (ii) subject to the other provisions of this Section 7.3, shall confer on a regular basis with one or more representatives of the other to report material operational matters and, subject to Sections 7.1 and 7.2, respectively, any proposals to engage in material transactions;

    (iii) shall coordinate the record date for the quarterly dividends payable with respect to the Excel Common Stock, Excel Series A Preferred Stock, Excel Series B Preferred Stock and New Plan Common Shares and New Plan Preferred Shares, and

    (iv) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

  (b) During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as set forth in the New Plan Disclosure Letter, or as expressly contemplated by this Agreement, unless Excel has consented in writing thereto which consent shall not be unreasonably withheld or delayed, New Plan:

    (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement below;

    (ii) shall not, and shall cause each of its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct (other than (A) tenant improvements, reimbursements and allowances in the ordinary course of business in accordance with past practice and (B) the Pending New Plan Transactions), retail shopping center properties or other real estate projects, in an amount (together with acquisitions permitted under clause (xi) of this Section 7.3(b)) which exceeds $150,000,000 in the aggregate;

    (iii) shall not amend its Declaration of Trust (except for the Trust Amendments) and shall cause each of its Subsidiaries not to amend its articles of incorporation, by laws, partnership agreement, articles of organization or other governing documents, as the case may be;

    (iv) shall not, and shall cause its Subsidiaries to not (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof or pursuant to New Plan's dividend reinvestment plan and disclosed pursuant to this Agreement, issue any shares of its capital stock (except to New Plan), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (2) grant, confer or award any option, warrant, conversion or other right to acquire any shares of its capital stock, or amend or permit the acceleration of vesting of any New Plan Options, (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by this Agreement (and except for the Employment Agreements contemplated by Schedule 7.3(b)(iv) of the New Plan Disclosure Letter providing for certain terms of employment for, and waiver of loan acceleration for, certain officers of New Plan) or (4) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

    (v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends on the New Plan Common Shares and regular quarterly dividends on the Depositary Shares representing one-tenth of a share of New Plan Preferred Shares, as well as any other required dividends, distributions or payments with respect to such New Plan Preferred Shares, (which, with respect to the New Plan Common Shares, shall have record dates to the extent occurring prior to the Effective Time of June 30, 1998 and September 30, 1998 and corresponding payment dates of July 10, 1998 and October 10, 1998), and (y) a dividend in an amount equal to the greater of (I) the regular quarterly dividend per share of the New Plan Common Shares pro-rated for the period from July 1, 1998 (or October 1, 1998 if the Effective Time has not yet then occurred) up to and including the Closing Date and (II) the sum of (A) New Plan's estimated undistributed real estate investment trust taxable income (calculated without regard to the dividends paid deductions as defined in Section 561 of the Code and by excluding net capital gain) within the meaning of
  Section 857(b)(2) of the Code for New Plan's 1999 taxable year ending on the Closing Date and (B) New Plan's estimated undistributed net capital gain within the meaning of Section 857(b)(3) of the Code for New Plan's 1999 taxable year ending on the Closing Date, and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of New Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (it being understood and agreed that for purposes of the foregoing, New Plan's regular quarterly dividend shall include increases to prior quarterly dividend amounts consistent with New Plan's past practice);

    (vi) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of, except by leasing in the ordinary course of business, (i) any material New Plan Properties or any of its capital stock of or other interests in its Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate;

    (vii) shall not, and shall not permit any of its Subsidiaries to, (i) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of (A) $150,000,000, which amounts will be applied to pay down outstanding borrowings under New Plan's existing credit facilities or to matters specified in Section 7.3(b)(ii) and (B) the amount necessary to consummate the Pending New Plan Transactions, in each case in a manner consistent with New Plan's past practice, (ii) assume, guarantee, endorse (other than items for collection) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or (iii) make any loans, advances or capital contributions to, or (except as permitted by Section 7.3(b)(xi)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

    (viii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of New Plan included in the New Plan Reports or incurred in the ordinary course of business consistent with past practice;

    (ix) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding which may result in total payments or liability by or to it in excess of $200,000, except (1) tenant reimbursements and allowances and leases entered into in the ordinary course consistent with past practice and (2) capital expenditures incurred in the ordinary course consistent with past practice;

    (x) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding with any officer, director, consultant or affiliate of New Plan or any of its Subsidiaries (i) which is not in the ordinary course of business and consistent with past practices or (ii) where the amount involved exceeds $50,000.

    (xi) shall not acquire, enter into any contract, arrangement or understanding (whether or not binding) to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets, of another entity which has net assets in excess of $25,000,000, subject to the limitation in clause (ii) of this Section 7.3(b);

    (xii) shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

    (xiii) shall maintain, and cause its Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like New Plan; and

    (xiv) shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

  (c) During the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, except as set forth in the Excel Disclosure Letter or as contemplated by this Agreement, unless New Plan has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Excel:

    (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement;

    (ii) shall not, and shall cause each of its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct (other than (A) tenant improvements reimbursements and other allowances in the ordinary course of business consistent with past practice and (B) the Pending Excel Transactions), retail shopping center properties or other real estate projects, in an amount (together with acquisitions permitted under clause (xi) of this Section 7.3(c)) which exceeds $150,000,000 in the aggregate;

    (iii) shall not and shall cause each of its Subsidiaries not to amend its Charter (except for the Excel Charter Amendment) or Bylaws, partnership agreement, articles of organization or other governing documents, as the case may be;

    (iv) shall not and shall cause its Subsidiaries not to (1) except pursuant to the exercise of options, warrants, conversion rights, Down REIT units and other contractual rights existing on the date hereof or pursuant to its dividend reinvestment plan and disclosed pursuant to this Agreement or pursuant to the Excel Stock Dividend, issue any shares of its capital stock (except to Excel), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (2) other than the issuance of the Excel Rights, grant, confer or award any option, warrant, conversion or other right to acquire any shares of its capital stock or amend the terms or permit the acceleration of any such option (except the issuance of Down REIT units in Pending Excel Transactions), (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by this Agreement or (4) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans and except for changes proposed in the Excel Proxy Statement for its 1998 Annual Meeting;

    (v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends of $.50 per share on the Excel Common Stock and regular quarterly dividends on the Excel Series A Preferred Stock and Excel Series B Preferred Stock as well as any other required dividends, distributions or payments with respect to such Excel Preferred Stock (which, with respect to the Excel Common Stock, shall have record dates, to the extent occurring prior to the Effective Time of June 30, 1998 and September 30, 1998, and corresponding payment dates of July 10, 1998 and October 10, 1998) (y) a dividend in an amount equal to the greater of (I) the regular quarterly dividend per share of Excel Common Stock pro-rated for the period from July 1, 1998 (or October 1, 1998 if the Effective Time has not yet then occurred) up to and including the Closing Date and (II) the sum of (A) Excel's estimated undistributed real estate investment trust taxable income (calculated without regard to the dividends paid deductions as defined in Section 561 of the Code and by excluding net capital gain) within the meaning of Section 857(b)(2) of the Code for Excel's 1998 taxable year ending on the Closing Date, (B) Excel's estimated undistributed net capital gain within the meaning of Section 857(b)(3) of the Code for Excel's 1998 taxable year ending on the Closing Date and (z) dividends determined by Excel to be necessary to maintain Excel's status as a REIT under the Code and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Excel, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

    (vi) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of, except by leasing in the ordinary course of business, (i) material Excel Properties or any of its capital stock of or other interests in its Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate;

    (vii) shall not, and shall not permit any of its Subsidiaries to, (i) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of (A) $150,000,000, which amounts will be applied to pay down outstanding borrowings under Excel's existing credit facilities or to matters specified in Section 7.3(c)(ii) and (B) the amount necessary to consummate the Pending Excel Transactions, in each case in a manner consistent with Excel's past practice, (ii) assume, guarantee, endorse (other than items for collection) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or (iii) make any loans, advances or capital contributions to, or (except as permitted by Section 7.3(c)(xi)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

    (viii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Excel included in the Excel Reports or incurred in the ordinary course of business consistent with past practice;

    (ix) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding which may result in total payments or liability by or to it in excess of $200,000, except (1) tenant reimbursements and allowances and leases entered into in the ordinary course consistent with past practice and (2) capital expenditures incurred in the ordinary course of business consistent with past practice;

    (x) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding with any officer, director, consultant or affiliate of Excel or any of its Subsidiaries (i) which is not in the ordinary course of business and consistent with past practices or (ii) where the amount involved exceeds $50,000.

    (xi) shall not acquire, enter into any contract, arrangement or understanding (whether or not binding) to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets, of another entity which has net assets in excess of $25,000,000, subject to the limitations in clause (ii) of this Section 7.3(c).

    (xii) shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

    (xiii) shall maintain, and cause its Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like Excel;

    (xiv) Notwithstanding anything to the contrary herein contained, neither Excel nor any of its Subsidiaries shall make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with Legacy. Excel will fully enforce and not waive the provisions of each material agreement between Excel and Legacy in effect on the date hereof; and

    (xv) shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

  (d) Except as required by law, Excel and Sub, on the one hand, and New Plan, on the other hand, shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in, except as contemplated by Sections 7.1 and 7.2, any of the conditions to the Merger set forth in Article 8 not being satisfied.

  7.4. Meetings of Stockholders. Each of New Plan and Excel will take all action necessary in accordance with applicable law and its Declaration of Trust and Charter and Bylaws, as applicable, to convene a meeting of its shareholders or stockholders, as the case may be, as promptly as practicable to consider and vote upon, in the case of New Plan (including any adjournment thereof, the "New Plan Shareholders Meeting") the approval of the Trust Amendments, this Agreement, the Merger and the other transactions contemplated hereby, and, in the case of Excel (including any adjournment thereof, the "Excel Stockholders Meeting") the approval of the Excel Stockholder Matters. The Board of Directors of Excel and the Board of Trustees of New Plan shall each recommend such approval and Excel and New Plan shall each take all lawful, commercially reasonable action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.8). Excel and New Plan shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable efforts to hold such meetings on the same day. If on the date of the meetings of Excel and New Plan established pursuant to this paragraph, either Excel or New Plan has respectively received less than the requisite vote and neither a New Plan Takeover Proposal nor an Excel Takeover Proposal has been publicly disclosed and not withdrawn prior to the date of such meeting, then both parties shall recommend the adjournment of their respective meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of such meetings or (ii) the date on which duly executed proxies for the requisite number of votes approving the Merger (in the case of New Plan) or the Excel Stockholder Matters (in the case of Excel) shall have been obtained. Notwithstanding the foregoing, New Plan and Excel and their respective Boards of Trustees and Boards of Directors may take and disclose to shareholders or stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law. It shall be a condition to the mailing of the Proxy Statement/Prospectus that (i) Excel shall have received a "comfort" letter from Coopers & Lybrand L.L.P., independent public accountants for New Plan, dated as of a date within two business days before the date on which the Form S-4 (as defined in Section 7.8) shall become effective, with respect to the financial statements of New Plan included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Excel, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement/Prospectus, and (ii) New Plan shall have received a "comfort" letter from Coopers & Lybrand L.L.P., independent public accountants for Excel, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Excel included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to New Plan, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement/Prospectus.

  7.5. Filings; Other Action. Subject to the terms and conditions herein provided, New Plan, Excel and Sub shall: (a) to the extent required, promptly make their respective filings with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seek all such consents, approvals, permits or authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to New Plan and Excel necessary to effectuate the Merger; and (d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Excel and Sub, and New Plan shall take all such necessary action. If any "fair price" or "control share acquisition" statute or similar statute or regulation shall become applicable to the transactions contemplated hereby, New Plan, Excel and Sub and their respective Boards of Trustees or Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to minimize or eliminate the effects of any such statute or regulation on the transactions contemplated hereby. Excel and New Plan shall promptly advise each other of and confer and consult with respect to any communications from governmental agencies with respect to the transactions contemplated by this Agreement. Each of New Plan and Excel shall use its reasonable efforts to cause to be delivered by its accountants the "comfort letters" referred to in Sections 7.4, 8.2 and 8.3.

  7.6. Inspection of Records. Until the earlier of the Effective Time or the date in which this Agreement is terminated in accordance with its terms, each of New Plan, Excel and Sub shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of New Plan and Excel and their respective Subsidiaries for purposes related to an evaluation of the transactions contemplated hereby, subject to any restrictions arising under applicable law. All information furnished under this Section 7.6 is subject to the Confidentiality Agreement (as herein defined).

  7.7. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter New Plan and Excel shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  7.8. Registration Statement. Excel and New Plan shall cooperate and promptly prepare and Excel shall file with the SEC as soon as practicable but no later than June 10, 1998, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Merger Consideration issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the New Plan Shareholders Meeting and the Excel Stockholders Meeting (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of New Plan and Excel shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Excel shall use its reasonable best efforts, and New Plan will cooperate with Excel, to have the Form S-4 declared effective by the SEC as promptly as practicable. Excel shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Excel agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Excel and New Plan, and, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Excel in reliance upon and in conformity with information concerning New Plan furnished to Excel by New Plan in writing specifically for use in the Proxy Statement/Prospectus. New Plan agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the New Plan Shareholders Meeting and Excel Stockholders Meeting, respectively, and, in the case of information provided by New Plan in writing for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Excel will advise New Plan, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Excel Common Stock or Excel Series D Preferred Stock (represented by Depositary Shares) issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon (which Excel agrees to promptly respond to) and responses thereto or requests by the SEC for additional information (which Excel agrees to promptly provide).

  7.9. Listing Application. Excel shall promptly prepare and submit to the NYSE a listing application covering the Excel Common Stock and the Excel Series D Depositary Shares representing shares of Excel Series D Preferred Stock issuable in the Merger and issuable upon exercise of the New Plan Options being assumed hereunder and new symbols, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Excel Common Stock and such Depositary Shares, subject to official notice of issuance.

  7.10. Affiliates of New Plan.

  (a) At least 30 days prior to the Closing Date, New Plan shall deliver to Excel a list of names and addresses of those persons who were, in New Plan's reasonable judgment, at the record date for the New Plan Shareholders' Meeting "affiliates" (each such person, an "Affiliate") of New Plan within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). New Plan shall provide Excel such information and documents as Excel shall reasonably request for purposes of reviewing such list. New Plan shall use all reasonable efforts to deliver or cause to be delivered to Excel, on or prior to the Closing

Date, from each of the Affiliates of New Plan identified in the foregoing list, an Affiliate Letter in customary form reasonably acceptable to Excel. Excel shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of the Merger Consideration to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Merger Consideration, consistent with the terms of such Affiliate Letters.

  (b) Excel shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of New Plan may reasonably request, all to the extent required from time to time to enable each Affiliate to sell (subject to Section 7.22 hereof) the Merger Consideration received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

  7.11. Expenses. Subject to Section 9.5 and whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, in particular (a) the filing fees in connection with the filing of the Form S-4 and Proxy Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by New Plan and Excel.

  7.12. Indemnification.

  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a trustee, officer, employee, fiduciary or agent of New Plan (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a trustee, officer, employee or agent of New Plan, or is or was serving at the request of New Plan as a trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (and including with respect to any matters occurring at the Effective Time), the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that New Plan shall indemnify and hold harmless, and after the Effective Time Excel shall indemnify and hold harmless, as and to the full extent permitted by applicable law or the Declaration of Trust of New Plan, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time (and including with respect to any matters occurring at the Effective Time)); (i) New Plan, and Excel after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, provided such counsel is reasonably satisfactory to Excel, and New Plan, and Excel after the Effective Time, shall promptly pay all fees and expenses of such counsel for the Indemnified Parties after reasonably detailed statements therefor are received, and (iii) New Plan and Excel will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither New Plan nor Excel shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that Excel shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this
Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify New Plan and, after the Effective Time, Excel, thereof, provided that the failure to so notify shall not affect the obligations of New Plan or Excel except to the extent such failure to notify materially prejudices such party.

  (b) Excel agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in New Plan's Declaration or Trust or similar organizational documents as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time are contract rights and shall survive the Merger and shall continue in full force and effect thereafter.

  (c) From and after the Effective Time, Excel and the Surviving Trust shall and Excel shall cause the Surviving Trust to keep in effect provisions in their respective charters and Declaration of Trust providing for exculpation of director liability and indemnification of Trustees, directors, officers, employees and agents at New Plan to the extent that such persons are entitled thereto thereunder on the date hereof (or, if more favorable to such persons, at the Effective Time as contemplated by Articles 2 and 3 hereof), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals unless such modification is required by law.

  (d) For a period of six years after the Effective Time, the Surviving Trust shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by New Plan (provided that the Surviving Trust may substitute therefor policies of at New Plan the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Trust be required to expend pursuant to this Section 7.12(b) more than an amount equal to 200% of current annual premiums paid by New Plan for such insurance. In addition, Excel shall, from and after the Effective Time, carry directors' and officers' liability insurance which is no less favorable than the foregoing.

  (e) In the event that Excel or the Surviving Trust or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 7.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party.

  (f) From and after the Effective Time, Excel guarantees all obligations of the Surviving Trust under this Section 7.12. This Section 7.12 is intended to be for the benefit of, and to grant third party rights to, the Indemnified Parties, their heirs and personal representatives and shall be binding on Excel, the Surviving Trust and their respective representatives, successors and assigns. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12 and Excel and the Surviving Trust each acknowledges and agrees that each Indemnified Party would suffer irreparable harm in the event of and that no adequate remedy at law exists for a breach of such covenants.

  (g) To the extent reasonably requested by New Plan, (i) Excel will amend its Bylaws to make more favorable to the persons covered thereby the indemnification, exculpation and similar provisions of the Bylaws and (ii) if requested reasonably in advance of the effectiveness of the Form S-4, adopt and include on Schedule 3.1 and in the Excel Charter Amendment, amendments to the Charter to make more favorable to the persons covered thereby the indemnification, exculpation and similar provisions of the Charter.

  7.13. Employees.

  (a) Subject to considerations relating to the particular geographic region in which the employee is located, it is the intent of the parties hereto that the employees of New Plan employed by the Surviving Trust after the Effective Time (the "Former New Plan Employees") shall in general receive credit with respect to each employee benefit plan, program, policy or arrangement of the Surviving Trust or Excel, for service with New Plan or any of its Subsidiaries (as applicable) for purposes of determining eligibility to participate (including waiting periods, and without being subject to any entry date requirement after the waiting period has been satisfied), vesting (as applicable) and entitlement to benefits.

  (b) For purposes of this Section 7.13, the term "employees" shall mean all current employees of New Plan and its Subsidiaries (including those on disability or approved leave of absence, paid or unpaid).

  7.14. Reorganization. Neither Excel nor New Plan nor any of their respective Subsidiaries or other Affiliates shall take any action, or omit to take any action if such action taken or such omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  7.15. Advice of Changes. Excel and New Plan shall each promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a New Plan Material Adverse Effect or Excel Material Adverse Effect, as the case may be, or a material adverse effect on the ability of the conditions set forth in Article 8 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

  7.16. REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit New Plan or Excel from taking, and New Plan and Excel hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of the Board of Trustees of New Plan or Board of Directors of Excel, as the case may be, upon advice of counsel, is legally necessary for New Plan or Excel, as the case may be, to maintain its qualification as REIT or to eliminate or reduce income or excise taxes under Sections 856-860 and 4981 of the Code (and similar provisions of state or local tax law) for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of New Plan or stockholders of Excel, as the case may be. Following the Merger, Excel shall use its best efforts to take any such actions as may be necessary to maintain New Plan's status as a REIT for any period or portion thereof ending on or prior to the Effective Time (including, without limitation, the mailing of stockholder demand letters as required by Treasury Regulations Section 1.857-8).

  7.17. Governance. Excel's Board of Directors shall take all action necessary to cause the number of directors comprising the Board of Directors of Excel at the Effective Time to be increased by eight Directors to a total of fifteen Directors and shall take all such action necessary to cause the Trustees of New Plan immediately prior to the Effective Time to be selected as Directors of Excel at the Effective Time in accordance with Section 3.1 and Schedule
3.1. Prior to the Merger, the Board of Directors of Excel will designate a four-person Investment Committee which, as of the Effective Time, will consist of the four Directors with an (I) next to their names in Schedule 3.1. Under Excel's Bylaws as in effect at the Effective Time, subject to the requirements of Board of Directors or stockholder approval for certain matters under the MGCL, the Investment Committee will have the power and authority (i) but only by the consent of at least three members, to approve on behalf of Excel any acquisition or disposition with a purchase price (taking into account purchase money financing and assumption of existing mortgage indebtedness) of less than five percent (5%) of the total assets (before accumulated depreciation and amortization) of Excel and its consolidated Subsidiaries determined in accordance with generally accepted accounting principles at the time such transaction is entered into and (ii) also to approve any such transaction in an amount in excess of five percent (5%), but less than ten percent (10%), of total assets (before accumulated depreciation and amortization) of Excel and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles, by the consent of all four members of the Investment Committee and two additional members of the Board of Directors of Excel. Any such foregoing consent shall be valid whether or not it is obtained at a formal meeting. The Investment Committee shall not have the power or authority to approve any refinancing, unsecured financing or new financing, other than purchase money financing or debt assumed as described above. At the Effective Time, Sabin shall be appointed to serve as Chairman of the Investment Committee. In addition, all committee members of Excel committees, other than as contemplated with respect to the Investment Committee as contemplated above, shall resign or be removed as of the Effective Time.

  7.18. Corporate Headquarters. The Surviving Trust and Excel will have their corporate headquarters in New York, New York, with operational headquarters in both New York, New York, and San Diego, California, following the Merger. The office of the Chairman and Chief Executive Officer will be located in New York, New York.

  7.19. Amendments to Excel DRIP. The Board of Directors of Excel will take all action necessary in accordance with applicable law to cause the following to occur with respect to the Excel Dividend Reinvestment Plan (the "Excel DRIP"): (a) file and have declared effective at or prior to the Effective Time a registration statement (the "DRIP Registration Statement") covering the issuance and sale of 5,000,000 shares of Excel Common Stock under the Excel DRIP as amended in accordance with this Section 7.19; (b) include with the letter of transmittal sent pursuant to Section 4.2 hereof, the prospectus included in the DRIP Registration Statement for the Excel DRIP as so amended and an enrollment form with instructions as to how to become a participant in the Excel DRIP; (c) amend the Excel DRIP to (i) provide that at the time of effectiveness of the DRIP Registration Statement all dividends reinvested shall be reinvested as new shares of Excel at 95% of the market price as defined in the New Plan DRIP and (ii) permit any participants in the Excel DRIP to purchase shares of Excel Common Stock at 100% of "market value" as so defined and as is currently provided as to New Plan Common Shares in the New Plan DRIP (collectively (i) and (ii), the "Excel DRIP Amendments").

  7.20. Legacy Arrangements. Excel shall use its reasonable best efforts to enter into, and cause Legacy to enter into as soon as reasonably practical but not later than June 1, 1998: (i) an amendment to the Administrative Services Agreement dated March 31, 1998 substantially in the form of Exhibit D-1 hereto (the "Legacy Services Amendments"), and (ii) an agreement between Excel and Legacy with respect to the matters set forth as Exhibit D-2 hereto in form and substance reasonably satisfactory to New Plan (the "Legacy Agreement").

  7.21. Consulting Agreement. Excel shall enter into a consulting agreement with William Newman to become effective as of the Effective Time which shall contain the terms set forth on Exhibit E hereto and such other terms not inconsistent therewith which are reasonably acceptable to Excel and Mr. Newman (the "Newman Consulting Agreement").

  7.22. No Sale Agreements. New Plan and Excel shall each use their respective reasonable best efforts to obtain from their respective executive officers and directors an agreement in favor of Excel, effective as of the Effective Time, restricting their right to sell their respective shares of Excel Common Stock, including shares received in the Merger, for a period of 180 days following the Effective Time in a form reasonably acceptable to New Plan and Excel.

  7.23. Dividends. Excel and New Plan agree that it will be the policy of the Board of Directors of Excel effective as of the Effective Time subject to the exercise of its fiduciary duties to the Excel stockholders under applicable law that cash dividends on the Excel Common Stock for the first year following the Effective Time will be payable at the annual rate equal to the greater of
(a) $1.60 with anticipated minimum increases of $.0025 per share per quarter until the current quarterly dividend (expressed as an annual rate) is $1.67 per share and (b) the amount necessary to maintain Excel's status as a REIT and to avoid or reduce income and excise taxes under the Code (and similar provisions of state and local tax law).

  7.24. Executive Employment Agreements. New Plan and Excel shall, each acting reasonably, establish the terms of employment with Excel and the Surviving Trust following the Effective Time of such of their respective officers as are jointly agreed by New Plan and Excel; such terms will be reflected in written employment agreements substantially in the form of composite Exhibit F hereto, provided, however, that the level of salary and bonus for any such individual will not be less than his salary as of the date hereof and last year's bonus, respectively. New Plan and Excel each acting reasonably shall establish the fringe benefits for all such individuals which are consistent in the aggregate with the fringe benefits currently enjoyed by such individuals as a group. The provisions of this Section 7.24 do not apply to Laubich or Sabin whose employment arrangements are set forth on Exhibit A-1 and A-2 hereto.

  7.25. Certain Agreements. Without the prior written consent of New Plan, Excel shall not amend, waive or fail to fully enforce any provision of or permit or suffer to occur any activity prohibited by, the Support Agreement or Legacy Intercompany Amendment.

                                  ARTICLE 8.

                                  Conditions

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment on or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by the parties hereto, to the extent permitted by applicable law:

    (a) This Agreement and the transactions contemplated hereby shall have been approved by the New Plan Required Vote, with respect to the Merger and Trust Amendments, and by the Excel Required Vote, with respect to the Excel Stockholder Matters.

    (b) None of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction, and there shall not have been enacted any statute or regulation, which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order, ruling or injunction lifted, stayed or reversed.

    (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect and no proceedings for that purpose shall have been initiated or, to the knowledge of Excel or New Plan, threatened by the SEC.

    (d) Excel shall have obtained the approval for the listing of the Excel Common Stock and Excel Series D Depositary Shares issuable in the Merger or upon exercise of the New Plan Options assumed by Excel hereunder, in each case on the NYSE, subject to official notice of issuance.

    (e) All consents, authorizations, order and approvals of (or filings of registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have been material adverse effect on the business, results of operations or financial condition of Excel or New Plan (together with their respective Subsidiaries), taken as a whole, following the Effective Time.

  8.2. Conditions to Obligations of New Plan to Effect the Merger. The obligation of New Plan to effect the Merger and the other transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by New Plan:

    (a) Excel shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Excel contained in this Agreement that are qualified as to an Excel Material Adverse Effect shall be true and correct and any of such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have an Excel Material Adverse Effect, in each case, as of the Effective Time as if made as of the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and New Plan shall have received a certificate of the President or a Vice President of Excel on behalf of Excel, dated the Closing Date, certifying to such effect.

    (b) New Plan shall have received the opinion dated the Closing Date of Altheimer & Gray or another nationally recognized law firm selected by New Plan, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that New Plan and Excel will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of New Plan, Excel and others. Excel and its counsel shall cooperate with such firm in its investigation as to factual matters.

    (c) New Plan shall have received the opinion of Latham & Watkins dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1993, Excel was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, Latham & Watkins may rely on representations of Excel and others.

    (d) New Plan shall have received the (i) opinion of Ballard Spahr Andrews & Ingersoll, LLP, which is acting as Maryland counsel to Excel, to the effect that assuming due authorization and approval of the Merger and the Articles of Merger by New Plan and its shareholders, the effectiveness of the Merger under Massachusetts law and other matters customarily assumed in opinions with respect to transactions such as the Merger, upon filing of the Articles of Merger with the SDAT, the Merger will be effective as a matter of Maryland law, and as to such other matters of Maryland law as are customary in a transaction such as the Merger and (ii) the opinion of Goodwin, Procter & Hoar, LLP, which is acting as Massachusetts counsel to New Plan to the effect that, assuming the due authorization and approval of the Merger and the Articles of Merger by Excel and by Sub, the effectiveness of the Merger under Maryland law and other matters customarily assumed in opinions with respect to transactions such as the Merger, upon filing of the Certificate of Amendment and Merger with the Secretary of the Commonwealth of Massachusetts in accordance with this Agreement, the Merger will be effective under the Declaration of Trust of New Plan and Massachusetts law, and as to such other matters of Massachusetts law as are customary in a transaction such as the Merger.

    (e) New Plan shall have received a "comfort" letter from Coopers & Lybrand L.L.P., dated the Closing Date, with respect to the financial statements of Excel included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.4.

    (f) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Excel and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an Excel Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either New Plan or Excel operate and that affects both New Plan and Excel in a substantially similar manner.

    (g) The Charter of Excel shall have been amended as provided in Section
  3.1 hereof, and the Bylaws of Excel shall have been amended as provided in
  Section 3.2 hereof, and such amendments shall be in full force and effect.

    (h) The Board of Directors of Excel shall have been reconstituted as provided in Section 3.3 hereof and the officers of Excel shall have been appointed in accordance with Section 3.4 hereof.

    (i) Sabin shall be serving as President of Excel as of the Effective Time in accordance with the Employment Agreement attached as Exhibit A-2 hereto.

    (j) Excel shall have executed and delivered the Newman Consulting
  Agreement.

    (k) The Excel DRIP Amendments shall be effective, the Legacy Intercompany Amendment shall have remained in full force and effect without waiver or modification of any of its provisions and the Legacy Services Amendment and Legacy Agreement shall each have been executed and delivered by Excel and Legacy and be in full force and effect.

  8.3. Conditions to Obligation of Excel to Effect the Merger. The obligations of Excel to effect the Merger and the transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Excel:

    (a) New Plan shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of New Plan contained in this Agreement that are qualified as to a New Plan Material Adverse Effect shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct except where the failure to be true and correct individually or in the aggregate would not have a New Plan Material Adverse Effect in each case, as of the Effective Time as if made as of the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Excel shall have received a certificate of the President or a Vice President of New Plan, on behalf of New Plan, dated the Closing Date, certifying to such effect.

    (b) Excel shall have received the opinion dated the Closing Date of Latham & Watkins or another nationally recognized law firm selected by Excel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Excel and New Plan will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of New Plan, Excel and others. New Plan and its counsel shall cooperate with such firm in its investigation as to factual matters.

    (c) Excel shall have received the opinion of Altheimer & Gray dated the Closing Date, to the effect that, commencing July 31, 1993, New Plan was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, Altheimer & Gray may rely on representations of New Plan and others.

    (d) Excel shall have received the opinion of Ballard Spahr Andrews & Ingersoll, LLP, which is acting as Maryland counsel to Excel, to the effect that assuming due authorization and approval of the Merger and the Articles of Merger by New Plan and its shareholders, the effectiveness of the Merger under Massachusetts law and other matters customarily assumed in opinions with respect to transactions such as the Merger, upon filing of the Articles of Merger with the SDAT, the Merger will be effective as a matter of Maryland law, and as to such other matters of Maryland law as are customary in a transaction such as the Merger.

    (e) Excel shall have received a "comfort" letter from Coopers & Lybrand L.L.P., dated the Closing Date, with respect to the financial statements of New Plan included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.4.

    (f) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of New Plan and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a New Plan Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either New Plan or Excel operate and that affects both New Plan and Excel in a substantially similar manner.

                                  ARTICLE 9.

                                  Termination

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the New Plan Shareholders Meeting or Excel Stockholders Meeting by the mutual written consent of Excel and New Plan.

  9.2. Termination by Either Excel or New Plan. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Trustees of New Plan or the Board of Directors of Excel before or after the New Plan Shareholders Meeting or Excel Stockholders Meeting if:

    (a) the Merger shall not have been consummated by December 31, 1998 provided however that the right to terminate this Agreement under this clause (a) shall not be available to the party whose failure to fulfill any covenant or other obligation under this Agreement has caused the failure of the Merger to occur on or before such date; or

    (b) a meeting of New Plan's shareholders shall have been duly convened and held and the approval of New Plan's shareholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof; or

    (c) a meeting of Excel's stockholders shall have been duly convened and held and the approval of Excel's stockholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof; or

    (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used its best efforts to remove or appeal such order, decree, ruling or injunction or there shall have been enacted any statute or regulation which makes consummation of the Merger illegal.

  9.3. Termination by New Plan. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the New Plan Shareholders Meeting, by action of the Board of Trustees of New Plan:

    (a) in accordance with Section 7.1(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 9.3(a) to be deemed effective, New Plan shall have complied with all provisions contained in Section 7.1, including the payment of all amounts due under
  Section 9.5; or

    (b) if Excel shall knowingly and materially breach Section 7.2, including as a result of any action by the persons or entities referred to in the first sentence of Section 7.2(a); or

    (c) if there has been a breach by Excel of any representation or warranty contained in this Agreement which is qualified by Excel Material Adverse Effect or if not so qualified which individually or in the aggregate with any such other breaches, would have or would be reasonably likely to have an Excel Material Adverse Effect, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by New Plan to Excel; or

    (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Excel, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by New Plan to Excel; or

    (e) if Sabin shall not be serving as both the Chairman and Chief Executive Officer of Excel.

Notwithstanding the foregoing, any termination pursuant to Section 9.3(a) shall only be effective if, simultaneously with such termination, all sums, if any, that New Plan is required to pay to Excel or deposit with the escrow agent pursuant to Section 9.5 have been paid or deposited in immediately available funds.

  9.4. Termination by Excel. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Excel Stockholders Meeting, by action of the Board of Directors of Excel:

    (a) in accordance with Section 7.2(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 9.4(a) to be deemed effective, Excel shall have complied with all provisions contained in Section 7.2, including the payment of all amounts due under Section 9.5; or

    (b) if New Plan shall knowingly and materially breach Section 7.1, including as a result of any action by the person or entities referred to in the first sentence of Section 7.1(a); or

    (c) if there has been a breach by New Plan of any representation or warranty contained in this Agreement which is qualified as to New Plan Material Adverse Effect or if not so qualified which individually or in the aggregate with any such other breaches, would have or would be reasonably likely to have a New Plan Material Adverse Effect, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Excel to New Plan; or

    (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of New Plan, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Excel to New Plan.

Notwithstanding the foregoing, any termination pursuant to Section 9.4(a) shall only be effective if, simultaneously with such termination, all sums, if any, that Excel is required to pay to New Plan or deposit with the escrow agent pursuant to Section 9.5 have been paid or deposited in immediately available funds.

  9.5. Certain Fees and Expenses Upon Effect of Termination and Abandonment.

  (a) If this Agreement shall be terminated (i) pursuant to Section 9.3(a) or 9.4(b), then New Plan will pay Excel (provided New Plan was not entitled to terminate this Agreement at the time of such termination) a fee equal to the Break-up Fee (as defined below) or (ii) pursuant to Section 9.4(c) or 9.4(d), then New Plan will pay Excel (provided New Plan was not entitled to terminate this Agreement at the time of such termination) an amount equal to the Break-Up Expenses (as defined below).

  (b) If this Agreement shall be terminated (i) pursuant to Section 9.4(a) or 9.3(b), then Excel will pay New Plan (provided Excel was not entitled to terminate this Agreement at the time of such termination) a fee equal to the Break-up Fee or (ii) pursuant to Sections 9.3(c) or 9.3(d), then Excel will pay New Plan (provided Excel was not entitled to terminate this Agreement at the time of such termination) an amount equal to the Break-Up Expenses.

  (c) If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 9.1, 9.2(c) or 9.3(b) or Excel's failure to perform its obligations under this Agreement in such a manner so as to entitle New Plan to terminate this Agreement pursuant to Section 9.3(c) or 9.3(d)) and at the time of the termination of this Agreement a New Plan Takeover Proposal has been received by New Plan, and either prior to the termination of this Agreement or within twelve (12) months thereafter New Plan enters into any written New Plan Acquisition Agreement which is subsequently consummated (whether or not such New Plan Acquisition Agreement is related to the New Plan Takeover Proposal which had been received at the time of the termination of this Agreement), then New Plan shall pay the Break-Up Fee to Excel. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 9.1, 9.2(b) or 9.4(b) or New Plan's failure to perform its obligations under this Agreement in such a manner so as to entitle Excel to terminate this Agreement pursuant to Section 9.4(c) or 9.4(d)) and at the time of the termination of this Agreement an Excel Takeover Proposal has been received by Excel, and either prior to the termination of this Agreement or within twelve (12) months thereafter Excel enters into any written Excel Acquisition Agreement which is subsequently consummated (whether or not such Excel Acquisition Agreement is related to the Excel Takeover Proposal which had been received at the time of the termination of this Agreement), then Excel shall pay the Break-Up Fee to New Plan. Any and all amounts to be paid pursuant to this Section 9.5 shall be paid, except as provided in 9.5(d), by New Plan to Excel or Excel to New Plan (as applicable), immediately upon the occurrence of the event giving rise to such fee in immediately available funds.

  (d) As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $32,500,000 plus Break-Up Expenses (the "Base Amount") and
(ii) the maximum amount that can be paid to Excel or New Plan, as applicable, without causing it to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code (the "REIT Income Requirements") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code ("Qualifying Income"), as determined by independent accountants to the party hereto which becomes entitled to the Break-Up Fee (the "Fee Recipient"). Notwithstanding the foregoing, in the event the Fee Recipient receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") or ruling from the IRS (the "IRS Fee Ruling") to the effect that the Fee Recipient's receipt of the Base Amount would either constitute Qualifying Income or would otherwise not cause the Fee Recipient to fail to meet the REIT Income Requirements, the Break-Up Fee shall be an amount equal to the Base Amount and shall be payable in full within three business days after receipt of such opinion or IRS Ruling. The obligation of the party required to pay the Break-Up Fee to pay any unpaid portion of the Break-Up Fee not payable by reason of clause (ii) above shall terminate five years from the date of this Agreement. In the event that the Fee Recipient is not able to receive the full Base Amount by reason of clause
(ii), the other party shall place the unpaid portion of the Base Amount in escrow by wire transfer within three days of termination (except as otherwise provided in Section 9.3), and the escrow agent shall not release any portion thereof to the Fee Recipient, and such portion shall not be payable, except in accordance with, and unless and until the other party receives, either one or a combination of the following: (iii) a letter from the Fee Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Fee Recipient without causing the Fee Recipient to fail to meet the REIT Income Requirements or (iv) a Break-Up Fee Tax Opinion or IRS Fee Ruling, in either of which events the escrow agent or the other party shall pay to the Fee Recipient the lesser of the unpaid portion of the Base Amount or in the case of clause (iii), the maximum amount stated in the letter referred to in clause (iii) above. Each of New Plan and Excel agrees to amend this Section 9.5 at the request of the Fee Recipient in order to (x) maximize the portion of the Base Amount that may be paid to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the REIT Income Requirements or (y) improve the Fee Recipient's chances of securing a Break-Up Fee Tax Opinion or IRS Fee Ruling, provided that no such amendment may result in any additional cost or expense to the other party other than reasonable attorneys' fees. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Fee is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

  (e) The "Break-Up Expenses" payable to Excel or New Plan, as the case may be (the "Expenses Recipient"), shall be an amount equal to the lesser of (i) $2,500,000 and (ii) the maximum amount that can be paid to the Expenses Recipient without causing it to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Expenses Recipient. Notwithstanding the foregoing, in the event the Expenses Recipient receives a letter from outside counsel (the "Break-Up Expenses Tax Opinion") or a ruling from the IRS (the "IRS Expense Ruling") to the effect that the Expenses Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would otherwise not cause the Expenses Recipient to fail to meet the REIT Income Requirements, the Break-Up Expenses shall be determined without regard to clause (ii) above. The obligation of Excel or New Plan, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses not payable by reason of clause (ii) above shall terminate five years from the date of this Agreement. In the event that the Expenses Recipient is not able to receive the full Break-Up Expenses by reason of clause (ii) above, the Payor shall place the unpaid amount of the Break-Up Expenses in escrow, and the escrow agent shall not release any portion thereof to the Expenses Recipient, and such portion shall not be payable, except in accordance with, and unless and until the Payor receives any one or a combination of the following: (iii) a letter from the Expenses Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Expenses Recipient without causing the Expenses Recipient to fail to meet the REIT Income Requirements or (iv) a Break-Up Expenses Tax Opinion or IRS Expense Ruling, in either of which events the escrow agent or the Payor shall pay to the Expenses Recipient the lesser of the unpaid Break-Up Expenses or, in the case of clause (iii), the maximum amount stated in the letter referred to in clause (iii) above. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Expenses is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

  (f) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement shall forthwith become void without any liability hereunder and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this
Section 9.5 and Section 7.12 and
except for the provisions of Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.13, and 10.14, provided that nothing in this paragraph (f) shall relieve any party from liability for a wilful and material breach of this Agreement. In the event either party is required to file suit to seek all or a portion of the Break-up Fee and/or Break-up Expenses, and it ultimately succeeds, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

  9.6. Investigation. The right of any party hereto to terminate this Agreement pursuant to this Article 9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, trustees, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

                                  ARTICLE 10.

                              General Provisions

  10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Effective Time and shall not survive the Merger; provided, however, that the agreements contained in Article 4, the penultimate sentence of Section 7.5 and Sections 7.10, 7.12 and 7.13, and this Article 10 shall survive the Merger and nothing herein contained shall limit any covenant or agreement which contemplates performance at or after the Effective Time.

  10.2. Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

    If to Excel:                          Gary B. Sabin
                                          Chairman and Chief Executive Officer
                                          Excel Realty Trust, Inc.
                                          1955 Via Del Campo, Suite 110
                                          San Diego, California 92127
                                          Facsimile: (619) 485-8530

    With a copy to:                       Scott N. Wolfe, Esq.
                                          Latham & Watkins
                                          701 "B" Street, Suite 2100
                                          San Diego, CA 92101
                                          Facsimile: (619) 696-7419

    If to New Plan:                       Arnold Laubich
                                          President and Chief Executive
                                          Officer
                                          New Plan Realty Trust
                                          1120 Avenue of the Americas
                                          New York, New York 10036
                                          Facsimile: (212) 869-9585

    With a copy to:                       Norman M. Gold, Esq.
                                          Altheimer & Gray
                                          10 South Wacker Dr., Suite 4000
                                          Chicago, IL 60606
                                          Facsimile: (312) 715-4800

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered or delivery is refused.

  10.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 9 and Sections 7.12, 7.13, and 7.24 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

  10.4. Entire Agreement. This Agreement, the Exhibits, the New Plan Disclosure Letter and the Excel Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto except that the Confidentiality Agreement (as hereinafter defined) shall remain in effect and, except as inconsistent with the terms of this Agreement, shall be binding upon New Plan and Excel in accordance with its terms.

  10.5. Confidentiality. Except to the extent that any of the provisions of that certain confidentiality agreement dated March 26, 1998 between Excel and New Plan (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement.

  10.6. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or Board of Trustees, at any time before or after receipt of the approvals to be obtained at the New Plan Shareholders Meeting or Excel Stockholders Meeting in accordance with this Agreement and prior to the filing of the Articles of Merger with the SDAT; provided, however, that after any such approval is obtained, no amendment shall be made which by law requires the further approval of stockholders or shareholders, as the case may be, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.7. Governing Law. This Agreement shall be governed, by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws, except that the validity of the Merger shall be governed by the MGCL in the case of Excel and Sub, and by Massachusetts law in the case of New Plan. Each of New Plan, Sub and Excel hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. The parties hereby waive any right to trial by jury in connection with this Agreement and the transactions contemplated hereby.

  10.8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  10.9. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.10. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships, and vice versa.

  10.11. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.6, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  10.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.14. Interpretation and Certain Definitions. As used in this Agreement:
(a) "Subsidiary" when used with respect to any party means any corporation, partnership, limited liability company, joint venture, business trust or other entity, (i) of which such party directly or indirectly owns or controls at New Plan a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) as to which such party owns, directly or indirectly, a majority of the equity interests therein it being understood that Excel Development Corporation is a "subsidiary" of Excel for all purposes of this Agreement; (b) "knowledge" or "best knowledge" of any person means the actual knowledge of such person or of such person's directors and executive officers after reasonable inquiry; and (c) "including" means "including without limitation" and the words "herein" and "hereof" mean "in this Agreement" and "of this Agreement".

  10.15. Limitation of Liability. This agreement and all documents, agreements, understandings and arrangements relating to this transaction have been negotiated, executed and delivered on behalf of New Plan by the Trustees or officers thereof in their representative capacity under the Declaration of Trust, and not individually, and bind only the trust estate of New Plan, and no Trustee, officer, employee, agent or shareholder of New Plan shall be bound or held to any personal liability in connection with the obligations of New Plan thereunder, and any person or entity dealing with New Plan in connection therewith shall look solely to the trust estate for the payment of any claim or for the performance of any obligation thereunder. The foregoing shall also apply to any future documents, agreements, understandings, and arrangements which may relate to this transaction.

  In Witness Whereof, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

Attest:                                   New Plan Realty Trust

By: /s/ Steven F. Siegel                  By: /s/ Arnold Laubich
  -----------------------------              ----------------------------------
Title: Secretary                          Name: Arnold Laubich
                                          Title: President

Attest:                                   Excel Realty Trust, Inc.

By: /s/ Richard B. Muir                   By: /s/ Gary B. Sabin
  -----------------------------              ----------------------------------
Title: Secretary                          Name: Gary B. Sabin
                                          Title: President

Attest:                                   ERT Merger Sub, Inc.

By: /s/ Richard B. Muir                   By: /s/ Gary B. Sabin
  -----------------------------              ----------------------------------
Title: Secretary                          Name: Gary B. Sabin
                                          Title: President

                                                                      ANNEX I-A

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of August 7, 1998, by and between Excel Realty Trust, Inc., a Maryland corporation ("Excel"), ERT Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Excel ("Sub"), and New Plan Realty Trust, a Massachusetts business trust ("New Plan").

                                   RECITALS

  WHEREAS, Excel, Sub and New Plan entered into that certain Agreement and Plan of Merger dated as of May 14, 1998 (the "Agreement");

  WHEREAS, Excel, Sub and New Plan now desire to amend certain terms and provisions of the Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Excel, Sub and New Plan hereby agree as follows:

  1. Relation to Agreement. Except as amended hereby, the Agreement shall continue in full force and effect.

  2. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Agreement.

  3. Trust Amendments. Schedule 1.1 to the Agreement is hereby amended by deleting the current Schedule 1.1 in its entirety and substituting therefor a new Schedule 1.1 in the form attached hereto.

  4. Excel Charter Amendment. Schedule 3.1 to the Agreement is hereby amended by deleting the current Schedule 3.1 in its entirety and substituting therefor a new Schedule 3.1 in the form attached hereto.

  5. Excel Series D Preferred Stock. Schedule 4.1(b) to the Agreement is hereby amended by deleting the current Schedule 4.1(b) in its entirety and substituting therefor a new Schedule 4.1(b) in the form attached hereto.

  6. Effect on Capital Stock. Section 4.1(b) of the Agreement is hereby amended by deleting the current Section 4.1(b) in its entirety and replacing it with the following:

    "At the Effective Time, each 7.8% Series A Cumulative Step-Up Premium Rate Preferred Share, par value $1.00 per share, of New Plan (a "New Plan Preferred Share") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Excel or the holders of any of the securities of either of these entities, be canceled and converted into the right to receive one share of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, par value $.01 per share, of Excel ("Excel Series D Preferred Stock"), and each depositary share representing a one-tenth fractional interest in a New Plan Preferred Share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of New Plan, Excel or the holders of any of the securities of either of these entities, be canceled and converted into the right to receive one voting depositary share representing a one-tenth fractional interest in a share of Excel Series D Preferred Stock with a liquidation preference of $50.00 per depositary share. The Excel Series D Preferred Stock shall have the same economic terms as the New Plan Preferred Shares and such other terms which are reflected on Schedule 4.1(b) hereto and which other terms are hereafter approved by New Plan, shall have ten (10) votes per share, with each depositary share representing a one-tenth fractional interest in a share of Excel Series D Preferred Stock (an "Excel Series D Depositary Share") having one vote per share (voting together with

                                     I-A-1
  the Excel Common Stock) and shall accrue dividends from the end of the last period with respect to which the New Plan Preferred Shares received a dividend payment (it being agreed that Excel shall cooperate with New Plan to address such other terms promptly hereafter). The shares of Excel Common Stock to be issued to holders of New Plan Common Shares and the Excel Series D Depositary Shares to be issued in the Merger to holders of New Plan Preferred Shares are sometimes referred to collectively herein as the "Merger Consideration."

  7. Comfort Letters. The Agreement is hereby amended as follows:

    (a) Section 7.4 of the Agreement is hereby amended by deleting the sixth sentence thereof at the end of Section 7.4 in its entirety.

    (b) Section 7.5 of the Agreement is hereby amended by deleting the sixth sentence thereof at the end of Section 7.5 in its entirety.

    (c) Section 8.2(e) of the Agreement is hereby amended by deleting Section 8.2(e) in its entirety.

    (d) Section 8.3(e) of the Agreement is hereby amended by deleting Section 8.3(e) in its entirety.

  8. Conduct of Business. Section 7.3 of the Agreement is hereby amended as follows:

    (a) Section 7.3(b)(v) of the Agreement is hereby amended by deleting the current Section 7.3(b)(v) in its entirety and replacing it with the following:

      "(v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends on the New Plan Common Shares and regular quarterly dividends on the depositary shares representing a one-tenth fractional interest in a New Plan Preferred Share, as well as any other required dividends, distributions or payments with respect to such New Plan Preferred Shares (which, with respect to the New Plan Common Shares, the declaration date, record date and payment date may be accelerated by New Plan at its discretion for any such regular quarterly dividend payable prior to the Effective
    Time) and (y) an additional one-time partial dividend (the "New Plan Pre-Merger Dividend") with respect to the New Plan Common Shares in the amount that is necessary or appropriate to satisfy the dividend payment requirements imposed on New Plan as a REIT, and to eliminate or reduce federal income or excise taxes imposed on New Plan as a REIT, for New Plan's taxable year ending on or before the Effective Time and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of New Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (it being understood and agreed that for purposes of the foregoing, New Plan's regular quarterly dividend shall include increases to prior quarterly dividend amounts consistent with New Plan's past practice);"

    (b) Section 7.3(c)(v) of the Agreement is hereby amended by deleting the current Section 7.3(c)(v) in its entirety and replacing it with the following:

      "(v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1) (x) regular quarterly dividends of $.50 per share on the Excel Common Stock and regular quarterly dividends on the Excel Series A Preferred Stock, Excel Series B Preferred Stock and Excel Series C Preferred Stock as well as any other required dividends, distributions or payments with respect to such Excel Preferred Stock,
    (y) if New Plan elects to accelerate the declaration date, record date and payment date of any regular quarterly dividend prior to the Effective Time as provided for in Section 7.3(b)(v) hereof, a regular quarterly dividend in respect of the Excel Common Stock, the declaration date, record date and payment date of which shall be correspondingly accelerated, as well as any dividends, distributions, or payments, or the setting aside thereof, with respect to the Excel Series A Preferred Stock, Excel Series B Preferred Stock and Excel Series C Preferred Stock required as a result of or as a condition to any such acceleration in the payment of any regular quarterly dividend in respect of the Excel Common Stock and (z) to the extent New Plan is required to declare and pay the New Plan Pre-Merger Dividend, a dividend per share of

                                     I-A-2

    Excel Common Stock in an amount equal to 1.20 times the New Plan Pre-Merger Dividend per New Plan Common Share to be declared and paid prior to the declaration and payment of the Excel Stock Dividend and prior to the Effective Time, as well as any other dividends, distributions or payments, or the setting aside thereof, with respect to the Excel Series A Preferred Stock, Excel Series B Preferred Stock or Excel Series C Preferred Stock or required as a result of or as a condition to the declaration or payment of such dividends in respect of the Excel Common Stock and (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Excel, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;"

  9. Amendments to Excel DRIP. Section 7.19 of the Agreement is hereby amended by deleting the current Section 7.19 in its entirety and replacing it with the following:

    "Excel will take all action necessary in accordance with applicable law to cause the following to occur with respect to the Excel Dividend Reinvestment Plan (the "Excel DRIP"): (a) file and have declared effective promptly after the Effective Time a registration statement (the "DRIP Registration Statement") covering the issuance and sale of 5,000,000 shares of Excel Common Stock under the Excel DRIP as amended in accordance with this Section 7.19 and (b) amend the Excel DRIP to or adopt a substitute plan which will (i) provide that at the time of effectiveness of the DRIP Registration Statement all dividends reinvested shall be reinvested as new shares of Excel at 95% of the market price as defined in the New Plan DRIP and (ii) permit any participants in the Excel DRIP to purchase shares of Excel Common Stock at 100% of "market value" as so defined and as is currently provided as to New Plan Common Shares in the New Plan DRIP (collectively (i) and (ii), the "Excel DRIP Amendments")."

  10. Dividends. Section 7.23 of the Agreement is hereby amended by adding the following phrase to the end of that section:

  "provided that the amount of the initial quarterly dividend to be paid on the Excel Common Stock following the Effective Time (i.e., $.40 per share) shall be reduced by the amount of the New Plan Pre-Merger Dividend (however, such reduced dividend when aggregated with the amount of the New Plan Pre-Merger Dividend will equal the full $.40 per share initial quarterly dividend)."

  11. Conditions to Obligations of New Plan to Effect the Merger. Section 8.2(k) of the Agreement is hereby amended by deleting the following from the first line thereof:

    "Excel DRIP Amendments shall be effective, the"

  12. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     I-A-3

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ATTEST:                                   New Plan Realty Trust

       /s/ Steven F. Siegel                     /s/ James M. Steuterman
By: _________________________________     By: _________________________________
Title: Secretary                          Name: James M. Steuterman
                                          Title:Executive Vice President

ATTEST:                                   Excel Realty Trust, Inc.

         /s/ Richard B. Muir                       /s/ Gary B. Sabin
By: _________________________________     By: _________________________________
Title: Secretary                          Name: Gary B. Sabin
                                          Title:President

ATTEST:                                   ERT Merger Sub, Inc.

         /s/ Richard B. Muir                       /s/ Gary B. Sabin
By: _________________________________     By: _________________________________
Title: Secretary                          Name: Gary B. Sabin
                                          Title:President

                                     I-A-4

                                                                       ANNEX II

                           NEW PLAN TRUST AMENDMENTS

The following new Section 13.4 is added to the New Plan Declaration of Trust:

  Section 13.4 Alternative Business Combination.

  13.4.1 General. In lieu of a reorganization or business combination followed by the termination of the Trust and the distribution of the securities of the successor organization among the Shareholders in redemption of their Shares according to their respective rights pursuant to Section 13.3, the Trustees may cause the Trust to merge with another entity in a reorganization or business combination transaction ("Alternative Business Combination Transaction") pursuant to which (a) the Shares of the Trust are exchanged for such securities of a Person of which such other entity is a subsidiary or for such other consideration as is provided for in the agreement among the Trust, such other entity and such Person, and (b) the Trust is not terminated but remains in existence as a subsidiary of such Person.

  13.4.2 Excel Realty Trust, Inc. Merger Approved. Specifically, the Trustees may implement the merger provided for in the Agreement and Plan of Merger among New Plan Realty Trust, ERT Merger Sub, Inc. and Excel Realty Trust, Inc., as amended as of August 7, 1998, approved by the affirmative vote of 66 2/3% or more of all outstanding Shares of the Trust having the right to vote thereon at the meeting of Shareholders held on [September 25,] 1998, a copy of which is attached as an Annex to the notice and proxy statement for such meeting (such merger and agreement hereinafter the "Excel Merger" and the "Excel Merger Agreement," respectively). Upon effectiveness of the Excel Merger as provided in the Excel Merger Agreement, (a) the outstanding Shares of Beneficial Interest and the outstanding Preferred Shares of the Trust shall be exchanged for the securities or rights to securities of Excel Realty Trust, Inc. (whose name may thereupon be changed to New Plan Excel Realty Trust, Inc. (hereinafter referred to as "Surviving REIT")) as provided in the Excel Merger Agreement; (b) Surviving REIT shall become the sole holder of Shares of Beneficial Interest of the Trust as provided in the Excel Merger Agreement, with the Trust thereupon becoming a wholly-owned subsidiary of Surviving REIT; and (c) the number and identity of the Trustees shall be as set forth in the Excel Merger Agreement. The Trustees shall have full power and authority to, and shall, take or authorize such actions as they determine to be appropriate or convenient to carry out and to implement the Excel Merger Agreement and to effect the Excel Merger.

  13.4.3 Approval of Shareholders. This Section 13.4 has been added to the Declaration of Trust by an amendment thereto approved by the Trustees and by the affirmative vote of 66 2/3% or more of all outstanding Shares of the Trust having the right to vote thereon at the meeting of Shareholders held on [September 25,] 1998, as a part of the same meeting and/or vote that approved the Excel Merger provided for in Section 13.4.2. Accordingly, the Excel Merger having been approved by the affirmative vote of 66 2/3% or more of all outstanding Shares of the Trust having the right to vote thereon, no further action by the Shareholders is necessary to approve and effect the Excel Merger. However, in the event that the Excel Merger should not be effected for any reason and the Trustees recommend an Alternative Business Combination Transaction of the type authorized in Section 13.4.1 with some other Person, the authority of the Trustees to implement such other Alternative Business Combination Transaction shall be subject to the prior approval by the affirmative vote of 66 2/3% or more of all outstanding Shares of the Trust having the right to vote thereon at a meeting of Shareholders the notice for which includes a description of the principal terms of such Alternative Business Combination Transaction.

  13.4.4 Consummation of Alternative Business Combination Transaction. Notwithstanding any other provision hereof, including without limitation any provision with respect to shareholder ownership limitations or REIT status, any Alternative Business Combination Transaction (including the Excel Merger) may be consummated in accordance with this Section 13.4.

                                                                      ANNEX III

                             ARTICLES OF AMENDMENT

  Excel Realty Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

  FIRST: The Corporation hereby amends its Charter as currently in effect by deleting therefrom in their entirety Articles FIRST through NINTH of the Articles of Amendment and Restatement of the Corporation filed with the Department on May 23, 1995 and inserting in lieu thereof, the following:

                                   ARTICLE I

                                 INCORPORATOR

  The undersigned, Daniel T. Howard, whose address is 701 "B" Street, Suite 2100, San Diego, California 92101-8197, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                  ARTICLE II

                                     NAME

  The name of the corporation (which is hereinafter called the "Corporation") is New Plan Excel Realty Trust, Inc.

                                  ARTICLE III

                                    PURPOSE

  The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust qualifying under Section 856 through 860 of the Code.

                                  ARTICLE IV

                 PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

  The post office address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, 19th Floor, Baltimore City, Maryland 21202, Attention: Douglas
M. Fox. The name of the resident agent of the Corporation in the State of Maryland is Douglas M. Fox, c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, 19th Floor, Baltimore City, Maryland 21202. The resident agent is an individual resident of the State of Maryland.

                                   ARTICLE V

                                     STOCK

  Section 1. Authorized Shares. The total number of shares of stock that the Corporation has authority to issue is 275,000,000 shares, of which 250,000,000 are shares of Common Stock, $.01 par value per share ("Common Stock"), and 25,000,000 are shares of Preferred Stock ("Preferred Stock"), $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,750,000.


                                     III-1

  Section 2. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote.

  Section 3. Issuance of Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series or classes as authorized by the Board of Directors. Prior to issuance of shares of each series or class, the Board of Directors by resolution shall designate that series or class to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series or class and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series or class of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series or class of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series or class of Preferred Stock.

  Section 4. Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws of the Corporation.

                                  ARTICLE VI

                     PROVISIONS FOR DEFINING, LIMITING AND
                 REGULATING CERTAIN POWERS OF THE CORPORATION
                     AND OF THE STOCKHOLDERS AND DIRECTORS

  Section 1. Number and Classification. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be fifteen (15), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum required by the Maryland General Corporation Law nor more than twenty-one (21). The directors may increase the number of directors and may fill any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, subject, however, to any limitations imposed thereupon in the Bylaws of the Corporation, and subject further to the limitation on the maximum number of directors as set forth hereinabove.

  The directors shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class, to be designated as Class I, to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class, to be designated as Class II, to hold office initially for a term expiring at the second succeeding annual meeting of stockholders, and another class, to be designated as Class III, to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualified.

  At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified.

  Section 2. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director or the entire Board of Directors may be removed from office at any time, but only for cause.

  Section 3. Authorization by Board of Stock Issuance. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such

                                     III-2
consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

  Section 4. No Preemptive Rights. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to
Section 3 of Article V, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation that it may issue or sell.

  Section 5. Indemnification. The Corporation may, and may obligate itself to, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

  Section 6. Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

  Section 7. Related Party Transactions. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement of the character described in Section 6 of this
Article VI or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

  Section 8. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in

                                     III-3
determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

  Section 9. Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

  Section 10. REIT Qualification. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

  Section 11. Stockholder Approval. Notwithstanding any provision of law requiring the affirmative vote of the holders of a greater number of votes, the affirmative vote of a majority of all votes entitled to be cast on any matter or act requiring approval of the stockholders of the Corporation (including, but not limited to, any amendment to the charter, merger, consolidation, share exchange, transfer of assets or dissolution) shall be sufficient, valid and effective, after due authorization, approval or advice of the Board of Directors.

                                  ARTICLE VII

                           RESTRICTION ON TRANSFER,
                     ACQUISITION AND REDEMPTION OF SHARES

  Section 1. Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

  "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock under Section 542(a)(2) of the Code either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

  "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3(g) of this Article VII, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code.

  "Constructive Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such shares of Equity Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

  "Equity Stock" shall mean stock which is either Common Stock or Preferred
Stock.

  "Excess Transfer" has the meaning specified in Section 3(a) of this Article
VII.

  "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the applicable class or series of Equity Stock, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of the applicable class or series of

                                     III-4

Equity Stock, on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the applicable class or series of Equity Stock, may be traded, or if not then traded over any exchange or quotation system, then the market price of the applicable class or series of Equity Stock, on the relevant date as determined in good faith by the Board of Directors of the Corporation.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Ownership Limit" shall mean 9.8% of the outstanding Equity Stock determined separately on a class by class and series by series basis and in each case without regard to any other class or series of stock comprising a portion of the outstanding Equity Stock; provided, however, that as respects the Series A Preferred Stock and the Series D Preferred Stock the Ownership Limit shall mean 9.8% of the outstanding Equity Stock considered together and shall not be determined separately on a class by class or series by series basis; and provided further that determination as to the Ownership Limit shall be by value or number of shares, whichever is more restrictive, except in the case of the Series A Preferred Stock and the Series B Preferred Stock, as respects each of which the determination as to the Ownership Limit shall be by value. The number and value of shares of outstanding Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Equity Stock provided that the ownership of such shares of Equity Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) that results in a transfer to a Trust as described in Section 3 of this Article VII, the Purported Record Transferee unless the Purported Record Transferee would have acquired or owned shares of Equity Stock, for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

  "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) that results in a transfer to the Trust as described in Section 3 of this Article VII, the record holder of Equity Stock if such Transfer had been valid under Section 2 of this Article VII.

  "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

  "Series A Preferred Stock" shall mean the 8 1/2% Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of the Corporation as now or hereafter classified by the Board of Directors.

  "Series B Preferred Stock" shall mean the 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation, as now or hereafter classified by the Board of Directors.

  "Series D Preferred Stock" shall mean the 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, par value $.01 per share, of the Corporation, as now or hereafter classified by the Board of Directors.

  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or Beneficially or

                                     III-5

Constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Stock), and whether such transfer has occurred by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

  "Trust" shall mean the trust created pursuant to Section 3 of this Article
VII.

  "Trustee" shall mean a Person unaffiliated with either the Corporation, the Purported Beneficial Transferee or the Purported Record Transferee, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee appointed by the Corporation.

  Section 2. Ownership Limitation.

  (a) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, no Person shall Beneficially Own or
Constructively Own shares of Equity Stock in excess of the Ownership Limit.

  (b) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock that would be otherwise Beneficially Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Equity Stock.

  (c) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Stock that would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

  (d) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise to fail to qualify as a REIT, as the case may be; and the intended transferee shall acquire no rights in such shares of Equity Stock.

  (e) A Transfer of a share of Equity Stock that is null and void under
Section 2(b), Section 2(c) or Section 2(d) of this Article VII because it could, if effective, result in (i) the ownership of Equity Stock in excess of the Ownership Limit, (ii) the Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution),
(iii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Equity Stock in the same or any other related transaction.

  Section 3. Transfers to Trust.

  (a) If, notwithstanding the other provisions contained in this Article VII, at any time prior to the Restriction Termination Date there is a purported Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation or other event (an "Excess Transfer") (i) such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit or (ii) that, if effective, would cause the Corporation (1) to become "closely held" within the meaning of Section 856(h) of the Code or (2) otherwise to fail to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that

                                     III-6
is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), then, except as otherwise provided in Section 10 of this Article VII, (x) in the case of an event described in clause (i) of this Section 3(a), such shares of Equity Stock in excess of the Ownership Limit or (y) in the case of an event described in clause (ii)(1) or clause (ii)(2) of this Section 3(a), the shares of Equity Stock being Transferred that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to the Trustee in his or its capacity as trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of the Excess Transfer giving rise to (I) the potential violation of the Ownership Limit or (II) the event described in clause (ii)(1) or clause
(ii)(2) of this Section 3(a).

  (b) The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

  (c) Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 3(e) of this Article VII, neither the Purported Beneficial Transferee nor the Purported Record Transferee shall have any rights in the Equity Stock held by the Trustee, and neither the Purported Beneficial Transferee nor the Purported Record Transferee shall benefit economically from ownership of any shares held in trust by the Trustee, have any rights to dividends or possess any rights to vote or other rights attributable to the shares held in the Trust.

  (d) The Trustee shall have all voting rights and rights to dividends with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Subject to Maryland law and provided that the Corporation has not already taken irrevocable corporate action on the basis thereof, any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer giving rise to (i) a potential violation of the Ownership Limit or (ii) the event described in clause (ii)(1) or clause (ii)(2) of Section 3(a) of this Article VII shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock for the benefit of the Charitable Beneficiary. Notwithstanding any provision hereof to the contrary, until the Corporation has received notification of the transfer of Equity Stock into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

  (e) The Trustee of the Trust may transfer the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Limit or the other limitations of Section 2 of this
Article VII. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Beneficial Transferee and to the Charitable Beneficiary as provided in this Section 3(e). The Purported Record Transferee shall have no right or interest in any such proceeds. The Purported Beneficial Transferee shall receive the lesser of (1) the price paid by the Purported Beneficial Transferee for the shares or, if the Purported Beneficial Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Purported Beneficial Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 3(e) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Purported Beneficial Transferee and the Purported Record Transferee may be

                                     III-7
deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Equity Stock as to which such restrictions would, by their terms, apply, and to hold such Equity Stock on behalf of the Corporation.

  (f) Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer occurred.

  (g) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Purported Beneficial Transferee and Purported Record Transferee if (i) the shares of Equity Stock held in the Trust would not violate the Ownership Limit in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code.

  Section 4. Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of stock of the Corporation in violation of Section 2 of this
Article VII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of
Section 2(b), Section 2(c) or Section 2(d) of this Article VII shall (i) be void ab initio and (ii) automatically result in the transfer to the Trust described in Section 3, irrespective of any action (or non-action) by the Board of Directors; provided, further, that the provisions of this Section 4 shall be subject to the provisions of Section 5 of this Article VII.

  Section 5. Settlement. Nothing in Section 3 of this Article VII shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

  Section 6. Notice To Corporation. Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VII, or any Person who is a transferee such that a transfer to the Trust results under Section 3 of this Article VII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

  Section 7. Information For Corporation. Prior to the Restriction Termination
Date:

  (a) every Beneficial Owner or Constructive Owner of 5.0% or more (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares Beneficially or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation's status as a REIT; and

  (b) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                                     III-8

  Section 8. Other Action by Board. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

  Section 9. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

  Section 10. Exemptions by Board.

  (a) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a Transferee prior to the proposed Transfer that, if consummated, would result in the intended Transferee Beneficially Owning shares in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may exempt a Person from the Ownership Limit.

  (b) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors, may exempt a Person from the limitation on a Person Constructively Owning shares of Equity Stock in excess of the Ownership Limit, if such Person does not and represents that it will not own, directly or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B)) in a tenant of the Corporation and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such shares of Equity Stock in excess of the Ownership Limit being transferred to the Trust in accordance with Section 3 of this Article VII.

  Section 11. Legend. The Board may elect that each certificate for shares of Common Stock and for shares of Preferred Stock shall bear substantially the following legend:

    The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the charter of the Corporation, no Person may Beneficially Own or Constructively Own shares of any class or series of the Corporation's Common or Preferred Stock in excess of 9.8% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the value or number of shares outstanding (whichever is more restrictive) of such class or series of the Corporation's Common or Preferred Stock. Any Person who attempts or proposes to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitation must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the securities represented hereby may be automatically transferred to a trust for the benefit of one or more charitable organizations to be designated by the Corporation.

  Section 12. Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

  Section 13. Discretion of Board of Directors. Anything to the contrary in this Article VII notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing, restricting or redefining the Ownership Limit in the event of a change in law.


                                     III-9

                                 ARTICLE VIII

                                  AMENDMENTS

  The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. Any amendment to the charter of the Corporation shall be valid only if such amendment shall have been approved by the affirmative vote of a majority of all the votes of stockholders entitled to be cast on the matter. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation; provided, however, that: (i) neither the repeal or amendment of Section 5 of Article VI of the charter nor the adoption or amendment of any other provision of the charter inconsistent with said Section 5 shall adversely affect the rights of any person entitled to indemnification or advancement of expenses under said Section 5 or Article XII of the Bylaws of the Corporation with respect to any act or omission to act which occurred prior to such repeal, amendment or adoption; and (ii) neither the repeal or amendment of Article XII of the Bylaws of the Corporation nor the adoption or amendment of any other provision of the Bylaws inconsistent with said Article XII shall adversely affect the rights of any person entitled to indemnification or advancement of expenses under said Article XII or Section 5 of Article VI of the charter with respect to any act or omission to act which occurred prior to such repeal, amendment or adoption.

                                  ARTICLE IX

                            LIMITATION OF LIABILITY

  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

  SECOND: These Articles of Amendment of the Corporation as hereinabove set forth have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

  THIRD: Immediately prior to the foregoing amendments, the Corporation had the authority to issue One Hundred Ten Million (110,000,000) shares of the Corporation's stock, consisting of Ten Million (10,000,000)shares of Preferred Stock, par value One Cent ($.01) per share, and One Hundred Million (100,000,000) shares of Common Stock, par value One Cent ($.01) per share. The aggregate par value of all such shares of stock which the Corporation had authority to issue being One Million One Hundred Thousand Dollars ($1,100,000).

  FOURTH: After giving effect to the foregoing amendments, the Corporation will have authority to issue Two Hundred Seventy Five Million (275,000,000) shares of the Corporation's stock, consisting of Twenty Five Million (25,000,000) shares of Preferred Stock, par value One Cent ($.01) per share and Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value One Cent ($.01) per share. The aggregate par value of all such shares of stock which the Corporation has authority to issue being Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).

  FIFTH: The Articles Supplementary filed with the Department on February 4, 1997, in respect of the Corporation's 8 1/2% Series A Cumulative Convertible Preferred Stock, on January 12, 1998, in respect of the Corporation's 8 5/8% of Series B Cumulative Redeemable Preferred Stock, on June 5, 1998, in respect of the Corporation's Series C Junior Participating Preferred Stock, and on
               , 1998 in respect of the

                                    III-10

Corporation's 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, and in each case setting forth with respect to the such stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption applicable thereto remain in full force and effect without modification or amendment hereby, and the information required by
Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendments.

  SIXTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

  In Witness Whereof, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by
its Secretary as of this     day of             , 1998.

Attest:

                                          Excel Realty Trust, Inc.

-------------------------------           By: _________________________________
  Richard B. Muir, Secretary                     Gary B. Sabin, President

                                    III-11

                                                                       ANNEX IV
                           EXCEL REALTY TRUST, INC.

                      ARTICLES SUPPLEMENTARY CLASSIFYING
                   7.80% SERIES D CUMULATIVE VOTING STEP-UP
                         PREMIUM RATE PREFERRED STOCK

  Pursuant to Section 2-105 of the Maryland General Corporation Law ("MGCL"), Excel Realty Trust, Inc., a corporation organized and existing under the laws of the State of Maryland and having its principal office in the State of Maryland located at c/o The Prentice Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation's Charter (inclusive of these Articles Supplementary) and Section 2-105 of the MGCL, the Board of Directors has adopted resolutions (i) classifying a separate class of authorized but unissued Preferred Stock of the Corporation to consist of not more than 150,000 shares, (ii) designating the aforesaid class of Preferred Stock as 7.80% Series D Cumulative Voting Step-up Premium Rate Preferred Stock (the "Series D Preferred Stock"), (iii) setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications and terms and conditions of redemption of the Series D Preferred Stock and (iv) authorizing the issuance of 150,000 shares of Series D Preferred Stock.

  SECOND: The class of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications, terms and conditions of redemption and other terms and conditions:

  Section 1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

  "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Stock.

  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

  "Capital Gains Amount" shall have the meaning set forth in Section (2)(c) hereof.

  "Carry-Over Distribution" shall have the meaning set forth in Section 2(c) hereof.

  "Carry-Over Distribution Date" shall have the meaning set forth in Section 2(c) hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Corporation.

  "Depositary Shares" shall mean the Depositary Shares each representing a one-tenth ( 1/10) fractional interest in a share of Series D Preferred Stock.

  "Distribution Payment Date" shall mean, with respect to each Distribution Period, as applicable, the fifteenth (15th) day of January, April, July and October in each year, commencing with the first Distribution

Payment Date following the Effective Date; provided, however, that if the Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the Business Day immediately following such Distribution Payment Date.

  "Distribution Periods" shall mean quarterly distribution periods commencing January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than (i) the first Distribution Period following the Effective Date, which shall commence on the day immediately following the Carry-Over Distribution Payment Date in the event that the Carry-Over Distribution accrues pursuant to Section 2(c)(w) hereof, or on the day following the last New Plan Distribution Date immediately preceding the Effective Date in the event that the Carry-Over Distribution does not accrue pursuant to Section 2(c)(w) hereof, and will in either event end on and include the initial Distribution Payment Date, and (ii) the Distribution Period immediately succeeding the first Distribution Period following the Effective Date, which shall commence on the day immediately following the first Distribution Period following the Effective Date and will end on and include the day preceding the first day of the next succeeding Distribution Period). The length or term of any Distribution Period occurring in whole or in part prior to the Effective Date will not be affected by the fact that the Distribution period is deemed hereunder to have commenced prior to the Effective Date.

  "Effective Date" shall mean the effective date of the Merger under applicable law.

  "Excel Distribution Period" shall mean, with respect to the Series A Preferred Stock and the Series B Preferred Stock, quarterly distribution periods commencing January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Excel Distribution Period.

  "Junior Stock" shall have the meaning set forth in Section 2(b) hereof.

  "Merger" shall mean the merger of ERT Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Corporation ("Merger Sub"), with and into New Plan Realty Trust, a Massachusetts business trust ("New Plan"), as contemplated by the Merger Agreement.

  "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of May 14, 1998, by and among the Corporation, New Plan and Merger Sub, as amended as of August 7, 1998, as such Agreement may be further amended from time to time.

  "New Plan Distribution Date" shall mean the fifteenth (15th) day, or if not a Business Day, the next succeeding Business Day, of March, June, September and December of any year.

  "Preferred Stock" shall mean the Preferred Stock, par value $0.01 per share, of the Corporation.

  "Preferred Stock Director" shall have the meaning set forth in Section 2(f) hereof.

  "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a distribution is declared; provided, however, that (i) except as provided below, such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date occurs in the case of a distribution made with respect to a Distribution Period, or such other date designated by the Board of Directors for the payment of distributions that is not more than thirty (30) days nor less than ten (10) days prior to such Distribution Payment Date; (ii) in the case of any Carry-Over Distribution and in the case of the distribution made with respect to the initial Distribution Period such Record Date shall not be prior to the Effective Date nor less than ten (10) nor more than thirty (30) days preceding the Carry-Over Distribution Date or the initial Distribution Payment Date, as the case may be, except in the event that the Effective Date is less than ten
(10) days prior to the Carry-Over Distribution Date or the initial Distribution Payment Date, as the case may be, in which case the applicable Record Date may be less than ten (10) days prior.

  "REIT" shall mean a Real Estate Investment Trust under Section 856 of the
Code.

  "Series A Preferred Stock" shall mean the 8 1/2% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  "Series B Preferred Stock" shall mean the 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

  "Series C Preferred Stock" shall mean the Series C Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation.

  "Series D Redemption Date" shall have the meaning set forth in Section 2(e) hereof.

  "Series D Redemption Price" shall have the meaning set forth in Section 2(e) hereof.

  "Total Dividends" shall have the meaning set forth in Section 2(c) hereof.

  Section 2. Series D Preferred Stock.

  (a) Number. The maximum number of shares of the Series D Preferred Stock shall be 150,000.

  (b) Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding-up of the Corporation, the Series D Preferred Stock shall rank pari passu with any other Preferred Stock of the Corporation, including without limitation the Series A Preferred Stock and the Series B Preferred Stock, unless the terms of such other Preferred Stock provide otherwise, and will rank senior to the Common Stock, the Series C Preferred Stock and any other class or series of capital stock of the Corporation ranking, as to distributions and upon liquidation, dissolution or winding-up, junior (collectively, the "Junior Stock") to the Series D Preferred Stock. The Corporation may authorize or increase any class or series of shares ranking on a parity with or junior to the Series D Preferred Stock as to distribution rights and upon liquidation, dissolution or winding-up, without the vote or consent of the holders of the Series D Preferred Stock.

  (c) Distributions. The holders of the then outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor

    (w) provided that the Effective Date occurs during the period following the date on which a distribution is made in respect of the most recently ended Excel Distribution Period and preceding or concurrently with the immediately following New Plan Distribution Date, a special cumulative carry-over distribution (the "Carry-Over Distribution") at the rate of $39.00 per share per year (or $9.75 per share quarterly) in cash on the first New Plan Distribution Date following the Effective Date (the "Carry-Over Distribution Payment Date"), which shall constitute the distribution payable for the full quarterly period commencing on the last New Plan Distribution Date immediately preceding the Effective Date and ending on the Carry-Over Distribution Payment Date; and

    (x) in any event, a special cumulative distribution at the rate of $39.00 per share per year (or $9.75 per share quarterly) in cash on the first Distribution Payment Date following the Effective Date, with such distribution to be made in respect of the first applicable Distribution Period, and with the amount of such distribution to be pro rated and computed on the basis of a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months); and

    (y) a special cumulative distribution at the rate of $39.00 per share per year (or $9.75 per share quarterly) in cash on the Distribution Payment Date first succeeding the first Distribution Payment Date following the Effective Date, with such distribution to be made in respect of the Distribution Period immediately succeeding the first Distribution Period following the Effective Date, and with the amount of such distribution to be pro rated and computed on the basis of a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months); and

    (z) cumulative distributions thereafter in respect of each successive Distribution Period, at the rate of $39.00 per share per year through September 15, 2012 and at the rate of $49.00 per share per year thereafter, payable in equal amounts of $9.75 per share quarterly in arrears in cash through September 15, 2012 and in equal amounts of $12.25 per share quarterly in arrears in cash thereafter, on the applicable Distribution Payment Date, beginning on the second Distribution Payment Date to occur following the first Distribution Payment Date following the Effective Date, as referred to in (x) above;

in each case, to stockholders of record at the close of business on the Record Date for such distribution. The amount of any distribution payable for any Distribution Period shorter than a full Distribution Period shall be pro rated and computed on the basis of a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months). Distributions on each share of Series D Preferred Stock shall accrue and be cumulative from and including the date of original issue thereof (or in the case of the Carry Over Distribution or, if the Carry Over Distribution does not accrue under subparagraph (w) above, in the case of the distribution otherwise occurring under subparagraph (x) above, from and including the last New Plan Distribution Date immediately preceding or concurrently with the Effective Date), whether or not (i) the Corporation has earnings, (ii) on any Distribution Payment Date (or on the Carry-Over Distribution Payment Date, as the case may be) there shall be funds legally available for the payment of distributions, or (iii) such distributions are authorized. Distributions paid on shares of Series D Preferred Stock in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Accrued but unpaid distributions on shares of Series D Preferred Stock will not bear interest and holders of the Series D Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. Any distribution payment on shares of Series D Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

  The amount of any distributions accrued on any shares of Series D Preferred Stock at any date shall be the amount of any unpaid distributions accumulated thereon, to and including such date, whether or not earned or declared, and in the case of any period other than a full Distribution Period shall be equal to the sum of the amount of any distributions accumulated thereon to and including the most recently ended Distribution Period (or the Carry-Over Distribution Payment Date, as the case may be) and remaining unpaid, plus an amount, calculated on the basis of the applicable annual distribution rate, for the period after the ending of such last preceding Distribution Period (or the Carry-Over Distribution Payment Date, as the case may be) to and including the date on which the calculation is made, based on a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months).

  If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of classes of stock (the "Total Dividends"), then that portion of the Capital Gains Amount that shall be allocable to holders of the Series D Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series D Preferred Stock for the year bears to the Total Dividends.

  Except as provided in these Articles Supplementary, the Series D Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

  (d) Liquidation Rights.

    (i) Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the holders of the shares of Series D Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Stock, the amount of $500.00 per share of Series D Preferred Stock, plus accrued and unpaid distributions thereon to the date of such dissolution, liquidation or winding-up.

    (ii) After the payment to the holders of the Series D Preferred Stock of full preferential amounts provided for in these Articles Supplementary, the holders of the Series D Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

    (iii) If, upon any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the amounts payable with respect to the preference value of the Series D Preferred Stock and any other shares of capital stock of the Corporation ranking as to any such distribution on a parity with the Series D Preferred Stock are not paid in full, the holders of shares of Series D Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled. The Series D Preferred Stock will rank on a parity with the Series A Preferred Stock and the Series B Preferred Stock as to liquidation rights.

    (iv) Neither (A) the sale or other disposition of all or substantially all of the property or business of the Corporation, (B) the merger or consolidation of the Corporation into or with any other entity, nor (C) the dissolution, liquidation, winding-up or reorganization of the Corporation immediately followed by organization of another entity to which the assets in such dissolution, liquidation or winding-up are distributed, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes of this subsection (d); provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D Preferred Stock.

    (v) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation, whose preferential rights upon dissolution are superior to those receiving the distribution.

  (e) Redemption.

    (i) Optional Redemption. On and after June 15, 2007, the Corporation may, at its option, redeem in whole or in part, at any time or from time to time, the Series D Preferred Stock at a price per share (the "Series D Redemption Price"), of $500.00 per share of Series D Preferred Stock, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series D Redemption Date").

    (ii) Procedures for Redemption.

      (A) Notice of any redemption will be given by publication in an edition of The Wall Street Journal or The New York Times published in the City of New York, or if neither newspaper is then being published in the City of New York, any other daily newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series D Redemption Date. A similar notice of any redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series D Redemption Date, addressed to the holders of record of the Series D Preferred Stock to be redeemed at their addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom the notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, such notice shall state: (1) the Series D Redemption Date; (2) the Series D Redemption Price; (3) the number of shares of Series D Preferred Stock to be redeemed; (4) the place or places where certificates representing such shares are to be surrendered for payment of the Series D Redemption Price; and (5) that distributions on the shares to be redeemed will cease to accrue on the Series D Redemption Date. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

      (B) If notice has been mailed in accordance with subsection
    (e)(ii)(A) above and provided that on or before the Series D Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of shares of Series D Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series D Redemption Date, distributions on the shares of Series D Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Series D Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares of Series D Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series D Preferred Stock shall be redeemed by the Corporation at the Series D Redemption Price. In case fewer than all of the shares of Series D Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series D Preferred Stock without cost to the holder thereof.

      (C) Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series D Preferred Stock shall be irrevocable except that:

        (1) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

        (2) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Stock entitled thereto at the expiration of two years from the applicable Series D Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

      (D) No shares of Series D Preferred Stock may be redeemed except with funds legally available for the payment of the Series D Redemption Price. The Series D Redemption Price (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sales proceeds of other capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

      (E) Unless full accumulated distributions on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no shares of Series D Preferred Stock shall be redeemed (unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series D Preferred Stock as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of shares of Series D Preferred Stock pursuant to Article VII of the Corporation's Charter or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

      (F) If the Series D Redemption Date occurs after a Record Date and before the related Distribution Date, the distribution payable on such Distribution Date shall be paid to the holder in whose name the shares of Series D Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Distribution Date or the Corporation's default in the payment of the distribution due.

      (G) In case of redemption of less than all of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series D Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method, including without limitation pro rata from the holders of record of Depositary Shares representing interests in shares of Series D Preferred Stock in proportion to the number of such Depositary Shares held by such holders, determined by the Corporation.

      (H) All shares of Series D Preferred Stock which have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without further designation as to series or class. The Corporation may also retire any unissued shares of Series D Preferred Stock and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without further designation as to series or class.

  (f) Voting Rights.

    (i) The Series D Preferred Stock shall have voting rights as provided herein. In any matter in which the Series D Preferred Stock is entitled to vote, including any action by written consent, each share of Series D Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder), except that when any other class or series of Preferred Stock shall have the right to vote together with the Series D Preferred Stock as if they were a single class on any matter, then the Series D Preferred Stock and such other class or series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference and fractional votes shall be ignored. With respect to each share of Series D Preferred Stock, the holder thereof may designate up to that number of proxies equal to the number of votes represented thereby, with each such proxy having the right to vote a whole number of votes.

    (ii) The holders of the Series D Preferred Stock shall have the right to vote with the Common Stock on all matters on which the holders of the Common Stock are entitled to vote, or give written consent in lieu of a vote, as though part of the same class as holders of the Common Stock. The holders of the Series D Preferred Stock shall receive all notices of meetings of the holders of the Common Stock, and all other notices and correspondence to the holders of the Common Stock provided by the Corporation, and shall be entitled to take such actions, and shall have such rights, as are set forth in these Articles Supplementary or are otherwise available to the holders of the Common Stock in the Charter and in the Bylaws of the Corporation as are in effect on the date hereof and from time to time hereafter.

    (iii) Whenever distributions on any shares of Series D Preferred Stock shall be in arrears for six or more Distribution Periods, the holders of the Series D Preferred Stock, voting separately as a class with all other series or classes of Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of the Corporation at a special meeting called by the Secretary of the Corporation upon the written request (addressed to the Secretary at the principal office of the Corporation) of any holder of any series or class of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders or special meeting held in place thereof, and at each subsequent annual meeting until all distributions accumulated on such shares of Series D Preferred Stock for the past Distribution Periods and the then current Distribution Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any such holder may call such meeting, upon the notice provided, and for that purpose shall have access to the stock books of the Corporation. In such case, the entire Board of Directors of the Corporation will be increased by two directors. If and when all accumulated distributions on the Series D Preferred Stock have been declared and paid or set aside for payment in full, the holders of the Series D Preferred Stock shall be divested of the special voting rights provided by this subsection (f)(iii). Upon termination of such special voting rights attributable to all holders of the Series D Preferred Stock, the term of office of each director elected by the holders of the Series D Preferred Stock and all other series of Preferred Stock upon which like voting rights had been conferred (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Except as provided in the immediately preceding sentence, any Preferred Stock Director may be removed only by the vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and all other series of Preferred Stock of the Corporation upon which like voting rights had been conferred, voting together as a separate class, at a meeting called for such purpose.

    So long as any shares of Series D Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of the Series D Preferred Stock and the holders of Preferred Stock of the Corporation upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above will not contravene any provision of the Corporation's Charter or Bylaws restricting the number of directors which may constitute the entire Board of Directors.

    Any vacancy in the office of a Preferred Stock Director shall be filled for the remainder of the term of the Preferred Stock Director creating the vacancy, by vote of the Board of Directors, upon the nomination of the then remaining Preferred Stock Director or the successor of such remaining Preferred Stock Director.

    (iv) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (A) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior or senior to the Series D Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized shares of capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (B) amend, alter or repeal the provisions of the Corporation's Charter or these Articles Supplementary whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (B) above, so long as the shares of Series D Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series D Preferred Stock and provided further that (X) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other shares of Series D Preferred Stock, or (Y) any increase in the amount of authorized Series D Preferred Stock or any other Preferred Stock, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    (v) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

  (g) Conversion. The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

  (h) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series D Preferred Stock constitutes a class of Preferred Stock of the Corporation and Preferred Stock constitutes Equity Stock of the Corporation. Therefore, the Series D Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of the Charter of the Corporation applicable to the Equity Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article

VII of the Charter applicable to Equity Stock. The foregoing sentence shall not be construed to limit to the Series D Preferred Stock the applicability of any other term or provision of the Charter.

  In addition to the legend contemplated by Article VII, Section 11 of the Charter, each certificate for Series D Preferred Stock shall bear substantially the following legend:

  "The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series or classes, (i) the difference in the relative rights and preferences between the shares of each series and class to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series and classes. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

  Section 3. Exclusion of Other Rights. Except as may otherwise be required by law, the Series D Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in these Articles Supplementary and in the Corporation's Charter (as such Articles Supplementary or Charter may be amended from time to time). The Series D Preferred Stock shall have no preemptive or subscription rights.

  Section 4. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred Stock and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred Stock and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series D Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall remain in full force and effect and shall not be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of the Series D Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

  Section 5. Registration as Depositary Shares. Shares of Series D Preferred Stock may be registered in the form of Depositary Shares each representing a one-tenth ( 1/10) fractional interest in a share of Series D Preferred Stock on such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation or business entity).

  THIRD: The shares of Series D Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

  FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

  FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

  In Witness Whereof, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and
attested to by its Assistant Secretary on this     day of       , 1998.

Attest:                                   Excel Realty Trust, Inc.


-------------------------------           By: _________________________________
        S. Eric Ottesen                   Name: Gary B. Sabin
      Assistant Secretary                 Title: President and Chief Executive
                                           Officer

                                     LOGO
                                                                        ANNEX V
May 13, 1998

Board of Trustees
New Plan Realty Trust
1120 Avenue of the Americas
New York, New York 10036

Board of Trustees:

  New Plan Realty Trust, a Massachusetts business trust ("New Plan" or the "Company"), and Excel Realty Trust, Inc., a Maryland corporation ("Excel") propose to enter into an Agreement and Plan of Merger, dated May 13, 1998 (the "Agreement"), pursuant to which Excel will create a wholly-owned subsidiary ("Sub") which will merge with and into New Plan, with New Plan as the surviving trust in the merger (the "Transaction"). New Plan will survive as a wholly-owned subsidiary of Excel (for purposes herein the surviving entity will be referred to as the "Combined Company"). Under the terms of the Agreement (and as a result of the West Stock Dividend as defined in the Agreement), each outstanding share of common stock of New Plan, no par value, together with each associated share purchase right attached thereto, shall be converted into 1.00 share of common stock, $.01 par value of Excel (the "Exchange Ratio").

  You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to New Plan and Excel which we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of New Plan and Excel furnished to us by New Plan and Excel;

  (3) Conducted discussions with members of senior management and representatives of New Plan and Excel concerning the matters described in clauses (1) and (2) above, as well as the businesses and prospects of New Plan and Excel before giving effect to the Transaction;

  (4) Reviewed the market prices and valuation multiples for New Plan and Excel and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of New Plan and Excel and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we deemed to be relevant;

  (7) Participated in certain discussions and negotiations among representatives of New Plan and Excel and their respective financial and legal advisors;

  (8) Reviewed a draft dated May 11, 1998 of the Agreement; and

  (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of New Plan or Excel or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of New Plan or Excel. With respect to the financial forecast information furnished to or discussed with us by New Plan or Excel, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of New Plan's or Excel's management as to the expected future financial performance of New Plan or Excel. Merrill Lynch has assumed that there are no synergies resulting from the Transaction. For purposes of this opinion, we have assumed that the surviving trust will be a qualified REIT subsidiary and Excel will continue to qualify as a REIT, under all relevant provisions of the Internal Revenue Code of 1986, as amended. We have also assumed that the final form of the Agreement will be substantially similar to the last draft thereof reviewed by us.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

  We are preparing a fairness opinion for the Company in connection with the Transaction and will receive a fee from the Company or Excel for our services rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and Excel and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Company or Excel, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Trustees of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction.

  We are not expressing any opinion herein as to the prices at which the shares of New Plan or Excel's common stock will trade following the announcement or the Combined Company's common stock will trade following the consummation of the Transaction.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholder of the Company.

                                          Very truly yours,


                                                                           LOGO
                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

LOGO                                                                       LOGO
                                                                       ANNEX VI
May 13, 1998

The Board of Directors
Excel Realty Trust, Inc.
16955 Via Del Campo, Suite 110
San Diego, CA 92127

Members of the Board:

  We understand Excel Realty Trust, Inc. ("Excel" or the "Company"), ERT Merger Sub, Inc., a wholly owned subsidiary of Excel, and New Plan Realty Trust ("New Plan") propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, ERT Merger Sub, Inc. shall be merged with and into New Plan (the "Merger"). In the Merger, each outstanding share of beneficial interest, no par value, of New Plan ("New Plan Shares") will be converted into the right to receive 1.0 share of common stock, par value $.01 per share, of Excel ("Excel Common Stock") (the "Exchange Ratio"). Prior to the consummation of the Merger, Excel shall declare and pay on each share of Excel Common Stock a dividend of 0.2 shares of Excel Common Stock.

  You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the Company. In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

  (i) a draft dated May 13, 1998 of the Agreement;

  (ii) certain publicly-available historical financial and operating data of the Company including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K of the Company for the three fiscal years ended December 31, 1997, 1996 and 1995, (b) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, (c) the Proxy Statement for the Annual Meeting of Shareholders to be held on May 28, 1998, (d) the Form 10 dated December 12, 1997 relating to the spin-off of Excel Legacy Corporation from the Company,
       (e) the Prospectus dated January 7, 1998 relating to the sale of 6,000,000 depositary shares of Excel Series B Cumulative Redeemable Preferred Stock, (f) the Prospectus dated December 12, 1996 relating to the sale of 2,600,000 shares of Excel Common Stock and (g) the Prospectus dated June 20, 1995 relating to the sale of 2,000,000 shares of Excel Common Stock;

  (iii) certain publicly-available historical financial and operating data for New Plan including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K of New Plan for the three fiscal years ended July 31, 1997, 1996 and 1995, (b) the Quarterly Report on Form 10-Q for the quarter ended January 31, 1998, (c) the Proxy Statement for the Annual Meeting of Shareholders held on December 10, 1997 and (d) the Prospectus dated November 8, 1995 relating to the sale of 4,000,000 New Plan Shares;

  (iv) certain information relating to New Plan, including financial forecasts for the fiscal years ending July 31, 1998 and 1999 prepared by the management of New Plan and a schedule of future investment projects and acquisitions;

  (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the Company and New Plan, respectively, or otherwise relevant to our inquiry,

  (vi) the financial terms of certain recent comparable transactions we deemed relevant to our inquiry;

  (vii) the historical stock prices and trading volumes of the Excel Common Stock and New Plan Shares; and

  (viii) such other financial studies, analyses and investigations as we deemed appropriate.

LOGO
  We have assumed, with your consent, the draft of the Agreement which we reviewed (as referred to above) will conform in all material respects to that document when in final form.

  We have met with the senior management of the Company and New Plan to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies, and (iv) such other matters as we deemed relevant.

  In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and New Plan and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or New Plan. With respect to certain financial forecasts provided to us by the management of New Plan, we have assumed such information (and the assumptions and bases therefor) represents the best currently available estimates and judgments of New Plan's management as to the future financial performance of New Plan. Our opinion is predicated on the Merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Further, our opinion is necessarily based on economic, financial, and market conditions as they exist and can only be evaluated as of the date hereof.

  Our opinion does not address nor should it be construed to address the relative merits of the Merger and alternative business strategies. In addition, this opinion does not in any manner address the prices at which Excel Common Stock will actually trade following consummation of the Merger.

  As you know, we have been retained by the Company to render this opinion in connection with the Merger and will receive a fee for such services. In addition to having underwritten Excel's and New Plan's common stock offerings, in the ordinary course of business we may actively trade the shares of Excel Common Stock and New Plan Shares for our own account and for the accounts of customers and we may, therefore, at any time hold a long or short position in such securities.

  This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent, except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's shareholders.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,


                                                                           LOGO
                                          Prudential Securities Incorporated

SKU# NP-952-PS-98SP